As filed with the Securities and Exchange Commission on March 31, 2021

Registration No. 333–249659

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lianluo Smart Limited

(Exact name of registrant as specified in its charter)

British Virgin Islands	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 1003B, 10th Floor, Beikong Technology Building

No. 10 Baifuquan Road, Changping District

Beijing 102200, People’s Republic of China

Telephone: +86-10-89788107

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Tel: 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Kevin (Qixiang) Sun, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, Suite 500 Washington, DC 20036 (202) 868-0888 (ext. 101)	Joan Wu, Esq. Louis Taubman, Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, NY 10022 (212) 530-2208	Barry I. Grossman, Esq. Sarah E. Williams, Esq. Jessica Yuan, Esq. Ellenoff Grossman & Schole LLP 1345 6th Ave New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.	☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act	☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)
Common Shares, par value $0.021848 per share (2)	[●]	[●]	$30,000,000	$3,273
Total	[●]	[●]	$30,000,000	$3,273

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act.

(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Common Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

As submitted to the Securities and Exchange Commission on March 31, 2021

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED [●], 2021

[●] Common Shares

Lianluo Smart Limited/Newegg Commerce, Inc.

This prospectus relates to a public offering (the “Offering”) of [●] shares of Common Shares of Lianluo Smart Limited (which will be changed to Newegg Commerce, Inc. upon completion of this offering) in connection with simultaneous restructure transactions consisting of a proposed merger, which is a business combination under common control, (the “Merger”) and a proposed disposition (the “Disposition”, together with the Merger, the “Restructure”).

Pursuant to the terms of the Merger, our wholly owned subsidiary, Lightning Delaware Sub, Inc., a Delaware company (the “Merger Sub”) will merge into Newegg Inc. (“Newegg”), a company incorporated under the laws of Delaware. Upon consummation of the Merger, Newegg will be the surviving entity and our wholly owned subsidiary. At the same time, pursuant to the terms of Disposition, we will sell all of the business, assets and liabilities of our wholly owned subsidiary, Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd. (“Lianluo Connection”), a PRC company, to Beijing Fenjin Times Technology Development Co., Ltd. (“Fenjin Times”).

The closing of the Restructure and this Offering is contingent on the closing of each other transaction. In connection with the Restructure and the Offering, we will amend our Memorandum and Articles of Associations to reflect, among other things, the share redesignation, the share combination, the share increase, certain rights of certain of our principal shareholders, and the name change upon the consummation of this Offering and Restructure (the Memorandum and Articles of Associations as amended, “Fifth Amended and Restated Memorandum and Articles of Association”). We anticipate that the public offering price of our Common Shares will be $[●].

In addition, upon closing of the Restructure and immediately prior to the Offering, Mr. Zhitao He and Mr. Fred Chang will own approximately 60.91% and 35.98%, respectively, of the voting power of our issued and outstanding common shares, and 96.90%, collectively, based on the number of our Class A Common Shares and Newegg stock outstanding as of March 31, 2021. Mr. Zhitao He and Mr. Fred Chang, both of whom will both serve as our directors upon closing, will be able to exercise substantial influence over our business and operations. They may also have a conflict of interest with the minority shareholders. Where such a conflict exists, the minority shareholders will be dependent upon Mr. He, Mr. Chang, and other directors exercising, in a manner fair to all of our shareholders, their fiduciary duties. Also, Mr. He and Mr. Chang will have the ability to control the outcome of most corporate actions requiring shareholder approval, including the sale of all or substantially all of our assets and amendments to our Memorandum and Articles of Association. Moreover, such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which may, in turn, have an adverse effect on the market price of our shares or prevent our minority shareholders from realizing a premium over the then-prevailing market price for their shares.

Moreover, substantially all of Mr. He’s shares are pledged as collateral to Bank of China (“BOC”) as collateral to support working capital loans and letters of credit provided by BOC to Hangzhou Lianluo. The total amount owed under these loans is RMB400 million in RMB denominated loans, plus $66.5 million in U.S. dollar loans, plus interest, fees and penalties on such amounts. In May 2020, BOC filed several lawsuits in the Hangzhou Intermediate People’s Court in China alleging that Hangzhou Lianluo has failed to repay the loans when due and is in breach of the loan agreements. This litigation is ongoing. BOC could sell, or force Mr. He to sell, some or all of his shares of Newegg and the Company at any time while the BOC loan remains delinquent. Mr. He could also choose to voluntarily sell some or all of his shares at any time to satisfy the BOC loan. See additional disclosures relating to the shares held by Mr. He under “Risk Factors — A majority of Newegg’s capital shares are, and upon completion of the merger, a majority of our common shares will be, pledged as collateral to support delinquent indebtedness of our parent company and could be sold to satisfy that indebtedness.”

Upon the completion of the Restructure and this Offering, we will continue to be a “controlled company” as defined under the NASDAQ Listing Rules because Mr. Zhitao He, the chairman of the board of directors of the post-closing issuer, will beneficially own [●] of our Common Shares and will be able to exercise [●]% of our total voting power assuming the underwriters do not exercise their over-allotment option, or [●]% of our total voting power if the underwriters exercise their over-allotment option in full. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors or that we have to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Upon the completion of the Restructure and this Offering, we will also continue to be a “foreign private issuer” as defined under rule 3b-4(c) of the Exchange Act. As such, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers.

Furthermore, upon the completion of the Restructure and this Offering, the board of the post-closing issuer shall consist of up to seven directors. Initially, four of the directors shall be appointed by Digital Grid (Hong Kong) Technology Co., Limited, which will own approximately [●]% of our total voting power upon completion of this Offering, and three of the directors shall be appointed by a “Minority Representative” which is selected by a majority of Newegg’s stockholders other than Digital Grid (the “Legacy Shareholders”). The Legacy Shareholders will collectively own approximately [●]% of our total voting power upon completion of this Offering. The initial Minority Representative is Fred Chang. The number of directors that Digital Grid and the Minority Representative are entitled to appoint will decrease proportionately with the decrease of the respective voting power of Digital Grid and the Legacy Shareholders pursuant to our Fifth Amended and Restated Memorandum and Articles of Association. Any director positions which neither Digital Grid nor the Legacy Shareholders are entitled to appoint shall be appointed by the remaining directors, or by any other means allowed under the Fifth Amended and Restated Memorandum and Articles of Association. Immediately upon closing of the Offering, you will have no right to appoint any director to our board.

On October 21, 2020, we filed the Fourth Amended and Restated Memorandum and Articles of Association (the “Fourth Amended and Restated Memorandum and Articles of Association”) to effectuate an one-for-eight reverse stock split of its authorized share capital, effective on October 21, 2020. Pursuant to the Fourth Amended and Restated Memorandum and Articles of Association, we are authorized to 6,250,000 common shares of par value of $0.021848 each, of which 4,736,111 would be designated as Class A Common Shares of par value of $0.002731 each, and 1,513,889 be designated as Class B Common Shares of par value of $0.021848 each. In this registration statement, unless explicitly stated, such one-for-eight reverse stock split has been reflected in the shares numbers.

Our Class A Common Shares are listed on the NASDAQ Capital Market under the symbol “LLIT”. We are applying to change our symbol of our Common Shares to “NEGG”, effective upon the closing of this Offering. On March 30, 2021, the closing price of our Class A Common Shares was $9.29 per share.

Investing in our Common Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 13 to read about factors you should consider before buying our Common Shares.

	Per Share	Total
Public offering price	$	$
Underwriter discount	$	$
Proceeds to the Company	$	$

(1)	See “Underwriting” in this prospectus for more information regarding our arrangements with the underwriters.

(2)	The total estimated expenses related to this Offering are set forth in the section entitled “Discounts, Commissions and Expenses.”

The underwriters are selling our Common Shares in this Offering on a firm commitment basis.

We do not intend to close this Offering unless the Restructure closes and the Common Shares are qualified for listing on NASDAQ.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is [●], 2021.

i

About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Common Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Common Shares is made to the public in the British Virgin Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Other Pertinent Information

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“Beijing Dehaier” or “BDL” are to Beijing Dehaier Medical Technology Company Limited, a PRC company;

●	“BTL” are to Beijing Dehaier Technology Company Limited, a PRC company;

●	“BVI” are to the British Virgin Islands;

●	“Class A Common Shares” are to the Company’s Class A Common Shares, par value $0.021848 per share;

●	“Class B Common Shares” are to the Company’s Class B Common Shares, par value $0.021848 per share;

●	“Class A Common Stock” is to Newegg’s Class A Common Stock, par value $0.001 per share;

●	“Class B Common Stock” is to Newegg’s Class B Common Stock, par value $0.001 per share;

●	“Common Shares” are to the post-closing issuer’s Common Shares, par value $0.021848 per share;

●	“Companies Act” are to the BVI Business Companies Act, 2004;

●	“Exchange Act” are to the U.S. Securities Exchange Act of 1934, as amended;

●	“Hong Kong” or “H.K.” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“Offering” are to the sale of [●] of Common Shares;

●	“Lianluo Smart”, “LLIT,” “we,” “us,” “our” and the “Company” are to Lianluo Smart Limited, a BVI company;

●	“Lianluo Connection” or “LCL” are to Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd., a PRC company;

●	“Lianluo Technology” is to Hangzhou Lianluo Technology Co., Ltd., a wholly owned PRC subsidiary of LLIT.

●	“Merger Sub” is to Lightning Delaware Sub, Inc., a company organized under the laws of Delaware and a wholly owned subsidiary of LLIT;

●	“Newegg” is to Newegg Inc., a company organized under the laws of Delaware;

●	“Newegg Shares” are to the issued and outstanding shares of Newegg, including its Class A Common Stock, Class B Common Stock, Series A Preferred Stock and Series AA Preferred Stock;

●	“Hangzhou Lianluo” is to Hangzhou Liaison Interactive Information Technology Co., Ltd., a company organized under the laws of PRC;

●	“Digital Grid” is to Digital Grid (Hong Kong) Technology Co., Limited, a fully owned subsidiary of Liaison and the major shareholder of Newegg prior to the Restructure;

●	“PRC” and “China” are to the People’s Republic of China;

●	“Renminbi” and “RMB” are to the legal currency of China;

●	“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;

●	“Securities and Exchange Commission,” “SEC,” “Commission” or similar terms are to the United States Securities and Exchange Commission;

●	“Securities Act” are to the U.S. Securities Act of 1933, as amended;

●	“Series A Preferred Stock” is to Newegg’s Series A Preferred Stock, par value $0.001 per share;

●	“Series AA Preferred Stock” is to Newegg’s Series AA Preferred Stock, par value $0.001 per share;

●	“United States,” “U.S.” and “US” are to the United States of America;

●	“$,” “U.S. $,” “U.S. dollars,” “dollars,” “$” and “USD” are to United States dollars.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. A forward-looking statement is a projection about a future event or result, and whether the statement comes true is subject to many risks and uncertainties. These statements often can be identified by the use of terms such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “approximate” or “continue,” or the negative thereof. The actual results or activities of the Company will likely differ from projected results or activities of the Company as described in this prospectus, and such differences could be material.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results and performance of the Company to be different from any future results, performance and achievements expressed or implied by these statements. In other words, our performance might be quite different from what the forward-looking statements imply. You should review carefully all information included in this prospectus.

You should rely only on the forward-looking statements that reflect management’s view as of the date of this prospectus. We undertake no obligation to publicly revise or update these forward-looking statements to reflect subsequent events or circumstances. You should also carefully review the risk factors described in other documents we file from time to time with the SEC. The Private Securities Reform Act of 1995 contains a safe harbor for forward-looking statements on which the Company relies in making such disclosures. In connection with the “safe harbor,” we are hereby identifying important factors that could cause actual results to differ materially from those contained in any forward-looking statements made by us or on our behalf. Factors that might cause such a difference include, but are not limited to, those discussed in the section entitled “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights certain information that appears elsewhere in this prospectus or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein. As an investor or prospective investor, you should also review carefully the sections entitled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.

Overview

The Restructure

Description of the Proposed Merger

Effective as of October 23, 2020, LLIT, Merger Sub, and Newegg entered into a merger agreement (the “Merger Agreement”). If the transactions contemplated by the Merger Agreement (“Merger”) are completed, Merger Sub will merge into Newegg and Newegg will be the surviving entity. LLIT will become the 100% owner of the surviving entity. Pursuant to the Merger Agreement, LLIT will issue an aggregate of approximately 363,325,542 Common Shares of the Company (the “Exchange Shares”) to the stockholders of Newegg. Each issued and outstanding share of Newegg (excluding any shares owned by any stockholder of Newegg who has validly exercised its appraisal rights pursuant to Section 262 of the Delaware General Corporation Law) will be exchanged for a certain number of the Exchange Shares based on the LLIT Conversion Ratio. The “LLIT Conversion Ratio” shall be equal to a calculated “Newegg Per Share Value” divided by a calculated “LLIT Per Share Value”. The “Newegg Per Share Value” shall equal $880,000,000 divided by the number of outstanding Newegg Shares on the date hereof. The “LLIT Per Share Value” shall equal (i) the volume-weighted average trading price of Class A Common Shares for the consecutive twenty (20) Trading Days immediately preceding October 16, 2020 minus (ii) (A) $3,500,000 (which shall be deposited into an escrow account) divided by (B) the number of Class A Common Shares and Class B Common Shares issued and outstanding on the execution date of the Merger Agreement.

In addition, as an inducement and a condition to the willingness of LLIT, Merger Sub and Newegg to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, two entities controlled by Zhitao He, Hangzhou Lianluo and Hyperfinite Galaxy Holding Limited, agreed to enter into a certain support agreement with LLIT and Newegg to vote in the LLIT’s special shareholder meeting all their shares of LLIT, which represents 80.4% of the total voting power as of the date of this registration statement, in favor of the Merger, the Disposition, and several amendments to LLIT’s current Memorandum and Articles of Association including the Share Redesignation, the Share Increase, the Share Combination, the Name Change and certain rights of the Principal Shareholders as discussed below. Ping Chen, who holds 201,692 outstanding Class A Common Shares, which represent approximately 5.9% of the outstanding voting power which is not controlled by Hangzhou Lianluo as of the date of this registration statement, also agreed to enter into the same support agreement separately with LLIT and Newegg. Mr. Chen also holds options exercisable for an additional 65,733 Class A Common Shares at exercise prices ranging from $11.60 to $42.48 per share.

The Company has placed $3,500,000 into a U.S. bank account designated by a third-party escrow agent mutually selected by the Company and Newegg. The escrow amount will be used solely to (i) defend, indemnify and hold harmless the parties to the merger agreement and each of their respective affiliates and representatives against, and satisfy any liabilities relating to, any actions relating to the securities purchase agreements dated February 12, 2020, February 21, 2020 and February 27, 2020 between the Company and certain investors or the Class A common share purchase warrants issued on February 12, 2020, February 25, 2020, and March 2, 2020, in each case as amended or restated and (ii) pay the amount of any fee that is payable from the Company to Newegg for termination of the Merger Agreement.

Prior to the Merger, Hangzhou Lianluo, through its wholly owned subsidiary Digital Grid (Hong Kong) Technology Co., Ltd. (“Digital Grid”), owns 60.91% of the equity interests of Newegg. In addition, prior to the Merger, Hangzhou Lianluo also holds 1,388,888 of our Class B Common Shares issued and outstanding, representing approximately 86.3% of the voting power of our Common Shares, as well as warrants exercisable for 125,000 Class B Common Shares. Hangzhou Lianluo is controlled by Mr. Zhitao He, our former Chairman and CEO, who currently serves as a director of Newegg and will be the chairman of the board of directors of the post-closing issuer.

Description of the Proposed Disposition

Lianluo Smart Limited, through its wholly owned PRC subsidiaries, has been engaged in the medical device business, currently focusing on the development, production and marketing of sleep respiratory analysis systems in China (the “Medical Device Business”). As previously disclosed in the Form 6-K filed on August 14, 2020, Lianluo Connection on August 13, 2020 entered into that certain agreement with China Mine United Investment Group Co., Ltd. (“China Mine”), pursuant to which Lianluo Connection agreed to transfer its 100% equity interests in its wholly-owned PRC subsidiary, Beijing Dehaier, to China Mine for cash consideration of RMB 0. As of the date of this registration statement, Lianluo Connection, Lianluo Technology, and Merger Sub are the only subsidiaries of LLIT.

Effective as of October 23, 2020, the Company entered into an equity transfer agreement (the “Disposition Agreement”) with Beijing Fenjin Times Technology Development Co., Ltd. If the transactions contemplated by the Disposition Agreement are completed, the Company will sell all of the business, assets and liabilities of Lianluo Connection to Beijing Fenjin Times Technology Development Co., Ltd. (“Fenjin Times”) for cash consideration of $0. Fenjin Times also agreed to make contribution of RMB87.784 million to Lianluo Connection’s registered capital by September 23, 2023 and the Company agreed to convert the debt owed by Lianluo Connection to it in an aggregate amount of $11,255,188.47 into additional paid-in capital of Lianluo Connection. Upon completion of this Disposition, Lianluo Connection will be 100% owned by Fenjin Times. The Disposition will be completed and become effective immediately following completion of the Merger. The Disposition will close upon satisfaction of the closing conditions of the Disposition Agreement, including but not limited to the closing of the Merger and this Offering, approval by the Company’s shareholders of the Disposition Agreement and the transactions contemplated thereunder and receipt of a fairness opinion in respect of the fairness of the Disposition to the Company’s shareholders from a financial point of view.

Share Ownership upon Consummation of the Proposed Merger and Proposed Disposition

Immediately after consummation of the Merger and Disposition, we will own 100% of Newegg. The stockholders of Newegg who receive Common Shares in the Merger will own approximately 98.68% of the Company and our existing shareholders will own approximately 1.32% of the Company.

We estimate that we may issue approximately 363,325,542 Common Shares  to Newegg stockholders upon completion of the Merger, based on the number of shares of Newegg issued and outstanding as of March 31, 2021. Based on the number of our Common Shares and Newegg stock outstanding as of such date, immediately following the completion of the Merger, our shareholders immediately prior to the Merger are expected to own approximately 1.32% of our outstanding Common Shares and former Newegg stockholders are expected to own approximately 98.68% of our outstanding Common Shares (on a fully-diluted basis).

In addition, Mr. Zhitao He and Mr. Fred Faching Chang will own approximately 60.91% and 35.98%, respectively, of the voting power of our issued and outstanding Common Shares, and 96.90%, collectively, based on the number of our Common Shares and Newegg stock outstanding as of March 31, 2021. Moreover, Mr. Zhitao He and Mr. Fred Chang, both of whom will serve as our directors upon closing, will be able to exercise substantial influence over our business and operations. They may also have a conflict of interest with the minority shareholders. Where such a conflict exists, the minority shareholders will be dependent upon Mr. He, Mr. Chang, and other directors exercising, in a manner fair to all of our shareholders, their fiduciary duties. Also, Mr. He and Mr. Chang will have the ability to control the outcome of most corporate actions requiring shareholder approval, including the sale of all or substantially all of our assets and amendments to our Memorandum and Articles of Association. Moreover, such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which may, in turn, have an adverse effect on the market price of our shares or prevent our minority shareholders from realizing a premium over the then-prevailing market price for their shares.

See additional disclosures relating to the shares held by Mr. He under “Risk Factors – A majority of our Common Shares will be pledged as collateral to support delinquent indebtedness of our parent company and could be sold to satisfy that indebtedness.”

Simultaneous Closing of the Restructure and Offering and Our Business upon Consummation of the Restructure

The closing of the Restructure and the Offering are closing conditions to each other. Upon consummation of the Merger and Disposition and the simultaneous closing of the Offering, our business will solely be the business of Newegg.

Newegg’s Business Overview

Newegg is a tech-focused e-commerce company in North America, and ranked second after Best Buy as the global top electronics online marketplace according to Web Retailer’s report, as measured by 32.4 million visits per month in 2019. Through Newegg.com, the company’s flagship business-to-consumer (“B2C”) platform, business-to-business (“B2B”) operations, and other online platforms, it operates both direct sales and Marketplace models (the “Marketplace”) for IT computer components, consumer electronics (“CE”), entertainment, smart home and gaming products and provides certain third party logistics services globally. Newegg has received numerous awards and accolades for its services since its inception, among which, the company was ranked No. 5 on Newsweek’s 2020 List of Best Online Shops – Consumer Electronics.

Newegg’s Competitive Strengths

Newegg believes that it maintains its market leading position through the following continual refinement of key competitive advantages.

●	Strong brand recognition. Newegg has operated for over twenty years and built an excellent reputation among technology enthusiasts. Newegg has earned consistent recognition as one of the strongest brands in IT/CE ecommerce. Our operating history has given us strong brand equity and authority in this segment. Many consumers consider us the best retailer for PC components and high end PC systems.

●	Robust platform of Marketplace sellers. Newegg’s large customer base allows the platform to attract top tier Marketplace sellers. These sellers provide their product assortment, competitive pricing, fulfillment and marketing thus increasing the value of the Newegg platform to our customers. Marketplace sellers are responsible for the vast majority of the SKUs available for sale on Newegg. Additionally, Newegg offers its Sponsored Product Ads (SPA) Program to its seller partners which strengthens visibility and sales of key seller items.

●	Vendor Relationships. Newegg has built robust, long term relationships with many of the most important brands in IT/CE including Nvidia, AMD and Intel. These relationships allow Newegg to secure inventory at competitive pricing. As a trusted partner to top manufacturers, Newegg is able to match supply to consumer demands.

●	Excellence in supply chain management. Newegg has adopted cost-effective, automated solutions which provide accuracy and speed in fulfillment including Bastian’s OPEX Perfect Pick and Pick to Light. These warehouse automation systems allow Newegg to achieve 99+ percent same-day e-commerce fulfillment (defined in this prospectus as the processing of an order for shipment) and inventory accuracy rates. Newegg’s highly efficient logistics allow the Company to offer its capabilities to many of its Marketplace sellers and vendors via Newegg Logistics. Newegg Logistics has expanded its third-party logistics (“3PL”) portfolio over time to include a variety of services including Shipped by Newegg (SBN.) In 2020, Newegg added two additional service offerings as part of its portfolio including Newegg Bridge, a turnkey customer service outsourcing solution and Newegg Staffing, a seasonal and direct placement employment firm.

●	Industry leading customer service. Newegg’s customer service is well known, consistently earning industry accolades. Its proven track record of delivering excellent customer service for nearly two decades particularly qualifies Newegg to serve as the customer service gateway for its 3PL clients via its new Newegg Bridge service.

Newegg’s Growth Strategies

Newegg’s goal is to enhance its position as a leading tech-focused e-commerce company and to continue to expand globally and into new related business. Newegg plans to achieve this through the following:

●	Further strengthen its position as a leading tech-focused e-commerce company. Newegg has cultivated a strong and loyal customer base. Newegg intends to further expand and engage with its customer base by increasing the efficiency of its platforms and implementing new features to augment its platforms’ mobile functionality. Newegg also plans to continue enhancing its award-winning customer service function. Newegg intends to engage in brand promotion campaigns and other marketing activities across online and offline channels to further drive its growth and enhance its brand recognition worldwide. Newegg plans to continue engaging its existing customers and reaching out to new customers utilizing social media, customer interactions on its platforms and offline marketing events in both domestic and overseas markets.

●	Increase Newegg’s product assortment and introduce new product categories. Newegg will continue to grow its direct sales and Marketplace business by increasing its product assortment and introducing new product categories. Newegg is confident that its suppliers and Marketplace sellers will increase their offerings on its platforms if it continues to offer a compelling value proposition and further develop its data-led insights, real-time visibility of customer preference shifts and improved fulfillment and logistics capabilities. Newegg also intends to attract new third-party sellers to its Marketplace by providing them with access to its growing customer base, the majority of whom are tech-savvy, and its ancillary e-commerce solutions. This will enable it to further enhance its sourcing capabilities, expand the diversity and availability of its merchandise and penetrate into additional information technology/consumer electronics (“IT/CE”) related categories, such as lifestyle electronics, health tech, tech toys, maker components and kits and Internet of Things (“IoT”) products.

●	Expand private label business. Newegg intends to further expand its Rosewill and ABS private labels assortment by continuing to offer high quality, feature rich, value priced products. As of December 31, 2020, private label products (consisting of Rosewill and ABS products) across all Newegg platforms (Newegg.com, Newegg.ca and NeweggBusiness.com) constituted collectively about 0.002% of Newegg’s total active SKU count, while products offered by Newegg’s Marketplace sellers constituted 99.670% of Newegg’s total active SKU count. Newegg plans to further expand its offerings under its Rosewill brand in targeted categories which it believes provide strong growth potential and higher margins, including DIY components, gaming accessories, gaming chairs, headsets, home automation and IoT connected devices. Under its ABS brand, its goal is to continue to drive significant growth in its line of gaming and business grade PCs’ by leveraging its large audience of gamers and business customers who seek a high quality, high powered PC. Both brands are offered globally through its cross border initiative and will be included in all future cross border expansion.

●	Grow its small and medium sized business and public sector segments. Newegg seeks to expand its B2B business by further penetrating into small- and mid-sized businesses and public sector institutions and continuously enhancing its value proposition tailored to meet the needs of its target verticals. Newegg plans to provide enhanced access to its staff of account executives dedicated to helping B2B customers tackle industry-specific challenges, as well as to offer additional electronic tools and content that allow B2B customers to troubleshoot issues on their own before without having to wait for a customer representative. Newegg is also expanding its broad assortment of business class products from top brands at competitive prices, which it offers with rapid delivery options and seamless customer and technical services. Newegg aims to continue to attract new customers and increase existing customers’ retention and repeat purchase rates by emphasizing its personal touch in customer relationships and focusing on comprehensive online and offline marketing campaigns, effective customer engagement via social media and referrals, deals and promotions and efficient conversion of high-value accounts from Newegg.com.

●	Further develop its IT infrastructure and expand globally and into new businesses. Newegg plans to capitalize on its leading technology and infrastructure to enter into new markets and new businesses. Newegg expects to further develop its IT infrastructure, and mobile e-commerce platform to include big data applications, supply chain management systems and AI-driven analytical capabilities by integrating commercial software packages and open-source components into its software and systems. Newegg also aims to build on its success in selective countries, such as Canada, and apply its model to expand into fast-growing markets where there are attractive opportunities.

●	Pursue selective strategic partnership, investments and acquisition opportunities. Newegg intends to selectively pursue strategic alliances and strategic partnership that are complementary to its business and operations, including opportunities that can help us further promote its brand to new customers, increase its product offerings, improve its technology and fulfillment infrastructure, and expand its presence to more markets.

●	Increase Service Offerings. Newegg aims to expand its offering of a variety of value-added Direct to Consumer (“D2C”) platform services and solutions. It believes by providing these services, Newegg creates additional value for its business partners and customers and ultimately benefit the Newegg ecosystem and all its participants. Currently, Newegg offers 3PL, including Shipped by Newegg® Service, Newegg Logistics, Newegg Staffing, Pure Facility Solutions, Inc., Newegg Bridge, a PC Builder tool, and expects to launch a Newegg personal computer assembly service in the near future.

Proposed Amendment to the M&A

In connection with the Restructure, the Board of the Company has recommended the shareholders to approve the several proposals to reclassify our authorized share capital to eliminate the dual class structure, to effectuate a share combination of the issued and outstanding Common Shares, to increase the number of authorized shares following the share combination, to change the Company’s name, to give certain shareholders rights to appoint and remove a certain number of the post-Restructure entity’s directors in proportion to such shareholders’ voting percentage in the post-Restructure entity (subject to the compliance with applicable laws and NASDAQ’s rules), and to adopt an amended and restated Memorandum and Articles of Association of the Company (the “Fifth Amended and Restated Memorandum and Articles of Association”)  to reflect the share combination, the removal of automatic conversion, the share increase and the change of Company’s name.

Description of the Share Redesignation

Immediately prior to the closing of the Restructure, each Class B Common Share issued and outstanding will be converted into one Class A Common Share and the outstanding warrant to purchase 125,000 Class B Common Shares will be converted to a warrant to acquire 125,000 Class A Common Shares. As a result, there will be no outstanding Class B Common Shares or any other outstanding securities that are convertible into Class B Common Shares upon the closing of the Restructure.

In connection with the Restructure and the Offering, we are seeking our shareholders’ approval to redesignate all of our issued and unissued Class A Common Shares of par value of $0.021848 each and Class B Common Shares of par value of $0.021848 each into Common Shares of par value of $0.021848 each on a one to one basis (the Common Shares of LLIT after the Share Redesignation, “Common Shares”) thus eliminating the Company’s dual class structure (the “Share Redesignation”);

Description of Share Combination

NASDAQ rules require the post-Merger entity to comply with the initial listing standards of the applicable NASDAQ market to continue to be listed on such market following a change of control transaction. The NASDAQ Capital Market’s initial listing standards require a company to have, among other things, a $4.00 per share minimum bid price or a lower minimum per share closing price if additional financial requirements are met. As the Company’s current share price is far less than $4.00, the share combination is necessary to meet the minimum bid price listing requirement. The Board of the Company recommends the shareholders to approve a share combination by a ratio of not less than one-for-two and not more than one-for-fifty, on or prior to June 30, 2021 (the “Share Combination”), with the exact ratio to be set at a whole number within this range, as determined by the Company’s board of directors in its sole discretion. At the time the share combination is effective, our authorized Common Shares will be consolidated at the same combination ratio.

Description of the Share Increase

The Board believes that it is necessary and advisable to increase the number of Common Shares that the Company is authorized to issue to allow for adequate shares to be issued to the stockholders of Newegg for the consummation of the Merger and adequate shares to be offered in this concurrent Offering. In addition, the Board considers that the increase of the numbers of the Common Shares that the Company is authorized to issue will provide the Company with flexibility for other potential acquisitions and capital raising activities in the future, if any. As a result, the Board of the Company is seeking its shareholders’ approval for the increase of the number of Common Shares that the Company is authorized to issue unlimited Common Shares (the “Share Increase”) following the Share Combination and the Share Redesignation.

Description of Certain Principal Shareholders’ Rights (the “Rights of Principal Shareholders”)

The Fifth Amended and Restated Memorandum and Articles of Association, effective upon the closing of the Restructure and this Offering and subject to compliance with applicable laws and NASDAQ rules, provides, among other things, Digital Grid and Newegg’s stockholders other than Digital Grid (the “Legacy Shareholders”, collectively with Digital Grid “Principal Shareholders”) with the rights to appoint a certain number of directors of the post-closing issuer. The Legacy Shareholders holding a majority of Exchange Shares issued to all the Legacy Shareholders in the Merger shall select a representative (“Minority Representative” which initially is Fred Chang) and have the power to remove and reselect a different Minority Representative from time to time.

Pursuant to Article 8.1(i) of the Fifth Amended and Restated Memorandum and Articles of Association and subject to compliance with applicable laws and NASDAQ rules, the board of the post-closing issuer shall consist of up to seven directors. Initially, four of the directors shall be appointed by Digital Grid, and three of the directors shall be appointed by the Minority Representative.

If the number of Common Shares or other Equity Interests (as defined in the Fifth Amended and Restated Memorandum and Articles of Association) of the post-closing issuer held by the Legacy Shareholders represents (i) more than two sevenths (2/7) of the total voting power of all outstanding Common Shares or other Equity Interests of the post-closing issuer, then the Minority Representative shall be entitled to appoint and replace three directors, (ii) less than or equal to two sevenths (2/7) and more than one seventh (1/7) of the total voting power of all outstanding Common Shares or Equity Interests of the post-closing issuer, then the Minority Representative shall be entitled to appoint and replace two directors, and (iii) less than or equal to one seventh (1/7) and more than five percent (5%) of the total voting power of all outstanding Common Shares or other Equity Interests of the post-closing issuer, then the Minority Representative shall be entitled to appoint and replace one director; and (iv) less than or equal to five percent (5%) of the total voting power of all outstanding Common Shares or other Equity Interests of the post-closing issuer, then the Minority Representative shall no longer be entitled to appoint any directors under the Article 8.1(i) of the Fifth Amended and Restated Memorandum and Articles of Association.

If the number of Common Shares or other Equity Interests held by Digital Grid or its affiliates represents (i) more than fifty percent (50%) of the total voting power of all outstanding Common Shares or other Equity Interests of the post-closing issuer, then Digital Grid shall be entitled to appoint and remove four directors, (ii) less than or equal to fifty percent (50%) and more than two sevenths (2/7) of the total voting power of all outstanding Common Shares or other Equity Interests of the post-closing issuer, then Digital Grid shall be entitled to appoint and remove three directors, (iii) less than or equal to two sevenths (2/7) and more than one seventh (1/7) of the total voting power of all outstanding Common Shares or other Equity Interests of the post-closing issuer, then Digital Grid shall be entitled to appoint and replace two directors (iv) less than or equal to one seventh (1/7) and more than five percent (5%) of the total voting power of all outstanding Common Shares or other Equity Interests of the post-closing issuer, then Digital Grid shall be entitled to appoint and replace one director, and (v) less than or equal to five percent (5%) of the total voting power of all outstanding Common Shares or other Equity Interests of the Company, then Digital Grid shall no longer be entitled to appoint any directors under the Article 8.1(i) of the Fifth Amended and Restated Memorandum and Articles of Association.

Of the directors appointed by the Minority Representative, one shall be designated by the Minority Representative to be the “Primary Minority Board Appointee” from time to time by delivering written notice thereof to the board. The initial Primary Minority Board Appointee shall be Fred Chang.

Any director positions which neither Digital nor the Minority Representative is entitled to appoint under the Fifth Amended and Restated Memorandum and Articles of Association shall be appointed by a majority of the remaining directors, or by any other means allowed under the Fifth Amended and Restated Memorandum and Articles of Association and the BVI Business Companies Act, 2004.

In addition, the Fifth Amended and Restated Memorandum and Articles of Association also provides that, if Legacy Shareholders hold more than ten percent (10%) of the Equity Interests of the post-closing issuer, then neither the post-closing issuer, nor any officer or agent of the post-closing issuer can take, or permit our subsidiaries to take, certain actions, without the approval of the affirmative vote of not less than a majority (50%) of the number of votes represented by the directors (excluding vacancies), which majority must include the Primary Minority Board Appointee, including but not limited to, initiating any liquidation, dissolution, bankruptcy filing or similar action, recapitalization, restructuring or reorganization, purchasing or otherwise acquiring all or any part of the assets or business of, or equity interest or other evidences of beneficial ownership of, invest in or participate in any joint venture, partnership or similar arrangement with, any person (other than the post-closing issuer or any of its subsidiaries), in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000, entering into any related-party transactions, and appointing or removing the chief executive officer of the post-closing issuer.

Description of the Name Change

Immediately prior to the closing of the Restructure and this Offering, and subject to shareholders’ approval, the Company will change its name to “Newegg Commerce, Inc.” (the “Name Change”). The Company also plans to change its trading symbol to “NEGG” to better reflect the Company’s business following the consummation of the Restructure.

Based on the foregoing, to effectuate and reflect the Share Redesignation, the Share Combination, the Share Increase, the Rights of Principal Shareholders, and the Name Change, the Company will adopt the Fifth Amended and Restated Memorandum and Articles of Association upon obtaining shareholders’ approval.

Implication of Being a Foreign Private Issuer and a Controlled Company

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Upon the completion of the Offering and the Merger, our business will be administered through Newegg principally in the U.S. Nevertheless, we expect that we will continue to be a foreign private issuer within the meaning of rule 3b-4(c) of the Exchange Act, because we are organized under the laws of the British Virgin Islands and more than 50% of our outstanding voting securities will be held by residents outside of the United States.

As a foreign private issuer, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the British Virgin Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NASDAQ listing standards. Following this Offering, we intend to rely on home country practice to be exempted from some of NASDAQ’s corporate governance requirements. For instance, unlike the requirements of NASDAQ, we are not required, under the corporate governance practice requirements in the British Virgin Islands, to have our board consist of a majority of independent directors, nor are we required to have a compensation committee or a nomination and corporate governance committee consisting entirely of independent directors, or have regular executive sessions with only independent directors each year. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the NASDAQ listing standards. In the future, we expect to rely on available NASDAQ exemptions that would allow us to follow our home country practice.

Additionally, upon the completion of the Restructure and this Offering, we will be a “controlled company” as defined under the NASDAQ Listing Rules because Mr. Zhitao He, who will be the chairman of the board of directors of the post-closing issuer, will beneficially own [●] of our Common Shares and will be able to exercise [●]% of our total voting power assuming the underwriters do not exercise their over-allotment option, or [●]% of our total voting power if the underwriters exercise their over-allotment option in full. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors or that we have to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Summary of Risk Factors

Investing in our Common Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Common Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk factors.”

●	The proposed Restructure is subject to a number of conditions.

●

Upon consummation of the Merger, Mr. Zhitao He and Mr. Fred Chang will beneficially own approximately 60.91% and 35.98%, respectively, of the voting power of our issued and outstanding Common Shares, and 96.90%, collectively, of the voting power of our issued and outstanding Common Shares. They will exert significant influence on our business and operations and may have a conflict of interest with the minority shareholders.

●	We will be a “controlled company” within the meaning of the NASDAQ Capital Market rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

●	The Fifth Amended and Restated Memorandum and Articles of Association which provides certain rights to the Principal Shareholders of the post-closing issuer will limit your ability to appoint directors and influence corporate matters and could discourage others from pursuing any change of control transactions that minority holders of Common Shares may view as beneficial.

●	Following the Restructure, the Company’s business may suffer as a result of the lack of public company operating experience of new management.

●	Newegg is not a publicly traded company, making it difficult to determine the fair market value of Newegg. Also, we may fail to uncover all liabilities of Newegg’s business through the due diligence process prior to the proposed Merger, exposing us to potentially large, unanticipated costs.

●	Our future results following the proposed Restructure may differ materially from the unaudited pro forma financial information included in this registration statement.

●	Certain provisions of Newegg’s Amended Shareholders Agreement may delay or prevent us from raising funding in the future and may have an adverse impact on us and the liquidity and market price of our Common Shares.

●	Newegg faces risks related to system interruption, including failures caused or experienced by third-party service providers, and lack of redundancy and timely upgrades.

●	Newegg’s business faces intense domestic and international competition.

●	A decline in demand for IT and CE products could adversely affect Newegg’s operating results.

●	The loss of key employees or the failure to attract qualified personnel could have a material adverse effect on Newegg’s ability to run its business.

●	If Newegg is unable to provide a satisfactory customer experience, its reputation would be harmed and it could lose customers.

●	Newegg depends on its vendors to source sufficient quantities of merchandise on favorable terms. If Newegg fails to maintain strong vendor relationships or if its vendors are otherwise unable to supply products that meet its standards in a timely manner, its net sales and net income could suffer.

●	Newegg’s international sales and operations require access to international markets and are subject to applicable laws relating to trade, export and import controls and economic sanctions, the violation of which could adversely affect its operations.

●	Newegg has incurred net loss in the past and may continue to experience losses in the future.

●	The successful operation of Newegg’s business depends upon the performance, reliability and security of the internet infrastructure in the countries where it operates.

●	Because many of the products that Newegg sells are manufactured abroad, Newegg may face delays, increased cost or quality control deficiencies in the importation of these products, which could reduce its net sales and profitability.

●	Assertions, claims and allegations, even if not true, that Newegg has infringed or violated intellectual property rights could harm Newegg’s business and reputation. Also, Newegg may be subject to product liability claims, which could be costly and time-consuming to defend.

●	Newegg may incur additional costs due to tax assessments resulting from ongoing and future audits by tax authorities.

●	Significant developments stemming from recent U.S. government actions and proposals concerning tariffs and other economic proposals could have a material adverse effect on us.

●	Newegg and certain of its subsidiaries are parties to a revolving credit agreement, which contain a number of covenants that may restrict Newegg’s current and future operations and could adversely affect Newegg’s ability to execute business needs.

●	If we fail to maintain compliance with NASDAQ Listing Rules, we may be delisted from the NASDAQ Capital Market, which would result in a limited public market for trading our shares and make obtaining future debt or equity financing more difficult for us.

●	The trading price of the Common Shares is likely to be volatile and could fluctuate widely due to multiple factors, some of which are beyond our control.

●	Our directors, officers and we may be involved in investigations or other forms of regulatory or governmental inquiry which may cause reputational harm to the Company, result in additional expenses, and distract our management from our day-to-day operations.

●	Because our offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

●	Certain types of class or derivative actions generally available under U.S. law may not be available as a result of the fact that we are incorporated in the BVI. As a result, the rights of shareholders may be limited.

●	As a company incorporated in the British Virgin Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NASDAQ’S corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with NASDAQ’s corporate governance listing standards.

●

We are a foreign private issuer and as such we are exempt from certain provisions applicable to U.S. domestic public companies such as quarterly reporting, current reports, and certain compensation disclosure requirements.

THE OFFERING

Common Shares offered by us	[●] Common Shares.

Price per Common Share	We currently estimate that the public offering price will be $[●] per Common Share.

Over-allotment	We have granted the underwriters an option for a period of up to [●] days to purchase up to additional Common Shares.

Number of the Common Shares issued and outstanding prior to completion of this Offering (assuming that the Share Redesignation is completed and the Exchange Shares for the Merger have not been issued)	3,465,683 Common Shares

Number of the Common Shares outstanding immediately after this Offering (assuming that the Share Redesignation is completed and the Exchange Shares for the Merger have been issued)	[●] Common Shares

Listing	Our Class A Common Shares currently trade on the NASDAQ under the symbol “LLIT” and we have applied to change the trading symbol to be “NEGG” upon closing of this Offering.

Use of proceeds	We intend to use the net proceeds from this Offering for working capital, to fund incremental growth and other general corporate purposes, including possible acquisitions. However, we do not currently have any definitive or preliminary plans with respect to the use of proceeds for such purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products, websites or technologies or to enter into strategic relationships with third parties. We have no present understandings, commitments or agreements to enter into any acquisitions or investments. The amount actually expended for the purposes listed above will depend upon a number of factors, including the growth of our sales and customer base, competitive developments in e-commerce, the actual cost of capital expenditures and our cash flow from operations and the growth of our business. The amount of what, and timing of when, we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in “Risk Factors.”

Risk factors	The Common Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 13 for a discussion of factors to consider before deciding to invest in our Common Shares.

Lock-Up Agreements	Subject to certain exceptions, we, all of our executive officers and directors and affiliates that own [●]% or more of our outstanding Common Shares, as of the effective date of the registration statement have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of any Common Shares, or otherwise dispose of or transfer any of our Common Shares or other securities convertible into or exercisable or exchangeable for our Common Shares for a period of [●] days after this Offering is completed without the prior written consent of the underwriters.

Summary Financial Data

The following summary financial data for the year ended December 31, 2020 are derived from our unaudited pro forma combined financial statements included elsewhere in this registration statement. Our historical results for the year ended December 31, 2020 are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this registration statement.

For the Year Ended December 31, 2020
(In thousands) (Unaudited)

	Newegg	Company	Pro Forma Adjustments	Pro Forma Combined
Net sales	$2,114,872	$359	$(359)	$2,114,872
Cost of sales	1,841,243	647	(647)	1,841,243
Gross profit (loss)	273,629	(288)	288	273,629
Selling, general, and administrative expenses	250,239	2,687	(1,037)	251,889
Income (loss) from operations	23,390	(2,975)	1,325	21,740
Interest income	1,124	1	(1)	1,124
Interest expense	(664)	-	-	(664)
Other income (expense), net	5,320	(23)	22	5,319
Unrealized loss on securities	-	130	-	130
Change in fair value of warrants liabilities	-	(129)	-	(129)
Gain from sale of and equity income from equity method investments	3,197	-	-	3,197
Loss on disposal of a subsidiary	-	(245)	-	(245)
Income (loss) before provision for income taxes	32,367	(3,241)	1,346	30,472
Provision for income taxes	1,941	-	-	1,941
Net income (loss)	$30,426	$(3,241)	$1,346	$28,531

December 31, 2020

(In thousands) (Unaudited)

	Newegg	Company	Pro Forma Adjustments	Pro Forma Combined
Cash and cash equivalents	$156,635	$1,816	$(10)	$158,441
Other assets	400,833	4,232	(440)	404,625
Total assets	557,468	6,048	(450)	563,066
Total liabilities	429,971	3,236	(2,453)	430,754
Total temporary equity	187,801	-	(187,801)	-
Total equity (deficit)	$(60,304)	$2,812	$189,804	$132,312

RISK FACTORS

In addition to the other information contained or incorporated by reference in this registration statement, including those risk factors related to our business set forth in our Annual Report on Form 20-F for the year ended December 31, 2019, filed on May 15, 2020, you should carefully consider the following risk factors:

Risks Relating to the Proposed Restructure

The proposed Restructure is subject to a number of conditions.

Completion of the proposed Merger is conditioned upon, among other matters, (i) the approval of the Merger proposal and all other proposals included in the proxy statement/prospectus filed on a Form F-4, as amended, by our shareholders, (ii) receipt of all consents from all governmental authorities or third parties, (iii) the absence of any order by any governmental authority which has the effect of making the transactions or agreements contemplated by the Merger Agreement or the Disposition Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the merger agreement, (iv) the absence of any pending claim, action, suit, proceeding, arbitration, mediation or investigation brought by a third-party non-affiliate to enjoin or otherwise restrict the consummation of the Merger or the Disposition, (v) the registration statement of which the proxy statement/prospectus filed on a Form F-4, as amended, shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, (vi) the registration statement on Form F-1 relating to a public offering of OUR Common Shares shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; (vii) the approval for listing on NASDAQ, subject to official notice of issuance, of the Common Shares to be issued in the Merger, (viii) subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of the parties contained in the Merger Agreement and the compliance by each party with the covenants contained in the Merger Agreement, (ix) the absence of a material adverse effect with respect to each of the parties thereto, and (x) a public offering of our Common Shares for $30 million, or such other amount necessary to meet NASDAQ’s initial listing requirements; shall have simultaneously closed along with the Merger, with the Disposition closing immediately after the Merger.

The Disposition Agreement contains the following closing conditions, (i) obtaining any requisite regulatory approvals for the Disposition, (ii) no law or order prohibiting or preventing consummation of the Disposition; (iii) no litigation to enjoin or otherwise restrict consummation of the Disposition; (iv) our shareholders’ approval of the Disposition; (v) the consummation of the Merger with Newegg; and (vi) the conversion of debt that Lianluo Connection owes to us into additional paid-in capital of Lianluo Connection.

The required satisfaction (or waiver) of the foregoing conditions could delay the completion of the Merger and the Disposition for a significant period of time or prevent it from occurring. Any delay in completing the Merger or the Disposition could cause us not to realize some or all of the benefits that the parties expect the Company to achieve. Further, there can be no assurance that the conditions to the closing of the Merger or the Disposition will be satisfied or waived or that the Merger will be completed.

Our shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger. In addition, our shareholders’ ownership interests in the Company may be further diluted as a result of the Offering.

If we are unable to realize the full strategic and financial benefits anticipated from the Merger, our shareholders will have experienced substantial dilution of their ownership interests in the Company without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent we are able to realize only part of the strategic and financial benefits anticipated from the Merger.

In addition, as a condition to the closing of the Merger, the Company shall have consummated a public offering of our Common Shares for $30 million, or such other amount necessary to meet NASDAQ’s initial listing requirements simultaneously along with the Merger. There can be no assurance as to what the per share offering price will be in the public offering. As a result of the completion of the Offering, our existing shareholders’ ownership interests in the Company could be further diluted.

Certain of our directors, executive officers and major shareholders have interests in the proposed Restructure that are different from, and may potentially conflict with, our interests and the interests of our unaffiliated shareholders.

Certain of our directors, executive officers and major shareholders have interests in the proposed Restructure that may be different from, or in addition to, the interests of our unaffiliated shareholders and that may create potential conflicts of interest. Ms. Yingmei Yang, our Chief Financial Officer and a director, also serves on the board of Newegg. In addition, Mr. Zhitao He, our former Chairman and former Chief Executive Officer, controls approximately 86.6% of our total voting power through Hangzhou Lianluo, consisting of 58,937 Class A Common Shares held by Hyperfinite Galaxy Holding Limited and 1,388,888 Class B Common Shares held by Hangzhou Lianluo. Through Digital Grid, Mr. He also holds 490,706 shares of Newegg’s Class A Common Stock and 24,870,027 shares of Newegg’s Series AA Preferred Stock and 12,782,546 shares of Newegg’s Series A Preferred Stock, which collectively represents 60.91% of all issued and outstanding shares of Newegg. See additional disclosures relating to the shares held by Mr. He below “– A majority of our Common Shares will be pledged as collateral to support delinquent indebtedness of our parent company and could be sold to satisfy that indebtedness.” Also, because the closing of the Disposition is contingent upon the completion of the Merger, Mr. Zhitao He and Ms. Yingmei Yang may also have interests in the Disposition that may be different from, or in addition to, the interests of our unaffiliated shareholders. Hangzhou Lianluo has indicated that one of the reasons it would like to complete the Merger is that it believes it is the best way for Newegg to become publicly listed, which will provide it and other Newegg stockholders better liquidity for their Newegg investment. Nevertheless, the interests of our major shareholders and some of our directors and officers in the proposed Restructure may be different from, and may potentially conflict with, our interests and the interests of our unaffiliated shareholders.

Upon consummation of the Merger, Mr. Zhitao He and Mr. Fred Chang will beneficially own approximately 60.91% and 35.98%, respectively, of the voting power of our issued and outstanding Common Shares, and 96.90%,  collectively, of the voting power of our issued and outstanding Common Shares. They will exert significant influence on our business and operations and may have a conflict of interest with our other shareholders.

Upon the consummation of merger, Mr. Zhitao He and Mr. Fred Chang will own approximately 60.91% and 35.98%, respectively, of the voting power of our issued and outstanding Common Shares, and 96.90%, collectively, based on the number of our Common Shares and Newegg stock outstanding as of March 31, 2021. Additionally, Mr. Zhitao He and Mr. Fred Chang, both of whom will serve as our directors upon closing, will be able to exercise substantial influence over our business and operations. They may also have a conflict of interest with our other shareholders. Where such a conflict exists, our other shareholders will be dependent upon Mr. He, Mr. Chang, and other directors exercising, in a manner fair to all of our shareholders, their fiduciary duties. Also, Mr. He and Mr. Chang will have the ability to control the outcome of most corporate actions requiring shareholder approval, including the sale of all or substantially all of our assets and amendments to our Memorandum and Articles of Association. Moreover, such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which may, in turn, have an adverse effect on the market price of our shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their shares.

A majority of Newegg’s capital shares are, and upon completion of the Merger, a majority of our Common Shares will be, pledged as collateral to support delinquent indebtedness of our parent company and could be sold to satisfy that indebtedness.

Digital Grid is the record owner of 38,143,279 shares of Newegg stock that will be converted into 222,821,591 of our Common Shares upon completion of the Merger. This will represent approximately 60.5% of our outstanding shares, based on our and Newegg’s capitalization on March 31, 2021. All of these shares have been pledged by Digital Grid to Bank of China Limited Zhejiang Branch, or BOC as collateral to support working capital loans and letters of credit provided by BOC to Hangzhou Lianluo. The loans have been guaranteed jointly and severally by Beijing Digital Grid Technology Co., Ltd., a subsidiary of Hangzhou Lianluo, and Mr. Zhitao He. The total amount owed under these loans is RMB400 million in RMB denominated loans, plus $66.5 million in U.S. dollar loans, plus interest, fees and penalties on such amounts. In May 2020, BOC filed several lawsuits against Hangzhou Lianluo, Digital Grid, Beijing Digital Grid Technology Co., Ltd. and Mr. He in the Hangzhou Intermediate People’s Court in China alleging that Hangzhou Lianluo has failed to repay the loans when due and is in breach of the loan agreements. This litigation is ongoing.

BOC could sell, or force Digital Grid to sell, some or all of its shares of Newegg and ours at any time while the BOC loan remains delinquent. Digital Grid could also choose to voluntarily sell some or all of its shares at any time to satisfy the BOC loan. Any such sale or attempted sale could:

●	Occur at a discount to our public trading price and over a short time period;
●	Result in a change of control of us to the buyer of such shares; or
●	Result in litigation over the ownership and title to those shares.

Each of these risks could cause our share price to fall significantly and is described further below.

Digital Grid’s Newegg stock certificates are physically in the possession of BOC. As a result, BOC could sell those shares at any time. Any such sale could be done quickly and without regard for maximizing the sale price, other than to enable BOC to recover the amount of indebtedness owed to it by Hangzhou Lianluo. In such a case, the sale price would likely be significantly less than the public trading price of our shares, which would likely cause our share price to fall significantly.

In addition, any transfer of those shares to a non-affiliate of Digital Grid would be subject to our amended and restated shareholders agreement. The shareholders agreement gives a right of first refusal in favor of Newegg (or, after the Merger, us), and a right of second refusal in favor of the current Newegg stockholders (which primarily includes Mr. Fred Chang), to purchase all shares being transferred.

Because Digital Grid will control approximately 60.5% of our outstanding shares, we expect that it will be the controlling shareholder of us after completion of the Merger. However, any sale of Digital Grid’s shares by BOC or otherwise could result in a change of control of us. For example, if Newegg repurchased 17,669,000 Newegg shares (or 103,216,997 of our shares) from Digital Grid under the right of first refusal, then Mr. Fred Chang would become our controlling shareholder. As another example, if Mr. Chang purchased 8,834,481 Newegg shares (or 51,608,385 of our shares) from Digital Grid under the right of second refusal, then Mr. Chang would become our controlling shareholder. Even if the right of first refusal and second refusal are not exercised, Digital Grid could still sell a controlling interest in the Company, and the buyer would thereafter control the Company. Any such change in control could result in instability to us which could cause our share price to fall.

In addition, the shareholders agreement may not be recognized or enforceable in China’s courts, because the agreement is governed by the laws of Delaware currently and the laws of the British Virgin Islands after the merger, and China courts generally do not recognize court decisions from those jurisdictions. As a result, BOC or Digital Grid could try to sell some or all of Digital Grid’s shares without complying with those agreements. Any such sale could result in significant litigation and uncertainty over the ownership of those shares, which could cause our share price to fall.

We are a “controlled company” within the meaning of the NASDAQ Capital Market rules and, as a result, qualify for exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

Currently and after completion of this Offering, Mr. Zhitao He, through Hangzhou Lianluo, Hyperfinite Galaxy Holding Limited, and Digital Grid, is and will continue to control a majority of the voting power of our outstanding Common Shares. As a result, we are and will continue to be a “controlled company” within the meaning of NASDAQ’s corporate governance standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company.” For so long as we remain a controlled company under this definition, we are permitted to elect to rely on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

The Fifth Amended and Restated Memorandum and Articles of Association which provide certain rights to the Principal Shareholders of the post-closing issuer will limit your ability to appoint directors and influence corporate matters and could discourage others from pursuing any change of control transactions that minority holders of Common Shares may view as beneficial.

Upon the completion of the Restructure and this Offering, the board of the post-closing issuer shall consist of up to seven directors. Initially, four of the directors shall be appointed by Digital Grid, which will control approximately 60.91% of our total voting power upon completion of this Offering, and three of the directors shall be initially appointed by Mr. Fred Chang, acting as a “Minority Representative” which is selected by a majority of the Legacy Shareholders, who collectively will own approximately 35.98% of our total voting power upon completion of this Offering. The number of directors that Digital Grid and the Minority Representative are entitled to appoint will decrease proportionately with the decrease of the respective voting power of Digital Grid and the Legacy Shareholders. Any director positions which neither Digital Grid nor the Minority Representative is entitled to appoint shall be appointed by the remaining directors, or by any other means allowed under the Fifth Amended and Restated Memorandum and Articles of Association.

Immediately upon Closing of the Offering you will have no right to appoint or elect any director to our board. The Fifth Amended and Restated Memorandum and Articles of Association will limit your ability to appoint or elect persons for service on the post-closing entity’s board of directors and may discourage proxy contests for the election of directors and purchases of substantial blocks of shares by making it more difficult for a potential acquirer to gain control of post-closing entity’s board of directors.

Failure to complete the proposed Restructure could negatively impact our business, financial condition, results of operations or share price.

Completion of the proposed Restructure is conditioned upon the satisfaction of certain closing conditions, including those discussed above, and other closing conditions customary for a transaction of this size and type. The required conditions to closing may not be satisfied in a timely manner, if at all. If the proposed Restructure is not consummated for these or any other reasons, we may be subject to a number of adverse effects, including:

●	we may be required under certain circumstances to pay Newegg a termination fee;

●	the price of our Common Shares may decline to the extent that the current market price reflects a market assumption that the proposed Restructure will be completed;

●	our operations may continue to incur loss;

●	we may have difficulty maintaining compliance with NASDAQ continued listing rules, and as a result, be delisted from NASDAQ Capital Market; and

●	costs related to the Restructure, such as legal, accounting, financial advisory and printing fees, must be paid even if the Restructure is not completed.

Furthermore, if the Restructure is not completed, there can be no assurance that we will be able to find another target business on terms as favorable as those of the Merger Agreement.

There can be no assurances that Newegg stockholders will not be required to recognize gain for U.S. federal income tax purposes upon the exchange of Newegg stock for Common Shares of the Company stock in the Merger.

The Company and Newegg have structured the Merger with the intent that it will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, specifically as a “reverse triangular merger” under Section 368(a)(2)(E) of the Code. However, the qualification of the Merger as a reorganization depends on compliance with numerous technical requirements. The Company and Newegg have not sought and will not seek any ruling from the IRS regarding any matter affecting the Merger or any of the United States federal income tax consequences discussed herein, and have not sought and will not seek any tax opinion from their respective legal counsel regarding the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Thus, there can be no assurance that the IRS will ultimately conclude that the Merger does meet all of the requirements for qualification as a “reorganization” within the meaning of Section 368(a) of the Code, and there can be no assurance that any of the other statements made herein would not be challenged by the IRS and, if so challenged, would be sustained upon review in a court. A successful challenge by the IRS could result in taxable income to Newegg and its stockholders.

Following the Restructure, the Company’s business may suffer as a result of the lack of public company operating experience of new management.

Prior to the completion of the Restructure, Newegg has been a privately-held company. Most members of Newegg’s management will become members of the Company’s management after the Restructure but have limited experience managing a publicly-traded company and complying with reporting and other obligations under securities law. The new management may not successfully manage Newegg’s transition into a public company which will be subject to significant regulatory oversight, reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new responsibilities may require significant attention from Newegg’s management and could divert their attention and resources from the management of Newegg’s business, which could negatively affect the new management’s ability to achieve the anticipated benefits of the proposed Restructure.

The transition to becoming the subsidiary of a public company will require changes in the way that Newegg operates its business and incur additional expenses pertaining to SEC reporting obligations and SEC compliance matters, and the post-closing issuer’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Private companies often have less regulated methods of operation than public companies. This results in less transparency and presents greater risks of noncompliance with rules and regulations. In anticipation of the proposed transactions, Newegg’s management has begun to implement a variety of measures to ensure that the company follows the rules applicable to public companies in the United States. To the extent these new procedures and policies could not change historical behaviors that might be inconsistent with the rules regulating U.S. public company, Newegg could be at risk of violation or poor reporting as a public company following this transaction. In the event Newegg’s directors or executive officers inadvertently fail to identify, review or disclose a new relationship or arrangement causing the post-closing issuer to fail to properly disclose any related party transaction or in the event that it fails to comply with SEC reporting and internal controls and procedures, the post-closing issuer may be subject to securities laws violations that may result in additional compliance costs or costs associated with SEC judgments or fines, both of which will increase our costs and negatively affect our potential profitability and our ability to conduct our business.  The public reporting requirements and controls are new for the management of the post-closing issuer, and may require the post-closing issuer to obtain outside assistance from legal, accounting or other professionals that will increase the costs of doing business.

Newegg is not a publicly traded company, making it difficult to determine the fair market value of Newegg.

The outstanding capital stock of Newegg is privately held and is not traded on any public market, which makes it difficult to determine the fair market value of Newegg. There can be no assurance that the Merger consideration to be issued to Newegg stockholders will not exceed the actual value of Newegg.

We may fail to uncover all liabilities of Newegg’s business through the due diligence process prior to the proposed Merger, exposing us to potentially large, unanticipated costs.

Prior to completing the proposed Merger, we have and expect to continue to perform, certain due diligence reviews of Newegg’s business. In view of timing and other considerations relevant to our successfully achieving the closing of the proposed Merger, our due diligence reviews will necessarily be limited in nature and may not adequately uncover all of the contingent or undisclosed liabilities we may incur as a consequence of the proposed Merger. Any such liabilities could cause us to potentially experience significant losses, which could materially adversely affect our business, results of operations and financial condition.

We have incurred and expect to continue to incur substantial transaction-related costs in connection with the proposed Restructure.

We have incurred, and expect to continue to incur, a number of non-recurring transaction-related costs associated with completing the Restructure. These fees and costs have been, and will continue to be, substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred, which may be higher than expected and could have a material adverse effect on the new business’s financial condition and operating results.

The market price of our Common Shares may decline as a result of the proposed Restructure.

We could encounter larger than anticipated transaction-related costs, may fail to realize some or all of the benefits anticipated from the proposed Restructure or be subject to other factors that may adversely affect preliminary estimates of the results of the proposed Restructure. Any of these factors could delay the expected accretive effect of the proposed Restructure and contribute to a decrease in the price of our Common Shares.

In addition, we are unable to predict the potential effects of the issuance of Common Shares as the purchase price for the Merger of Newegg and in the concurrent Offering on the trading activity and market price of our Common Shares. The Common Shares issued in connection with the concurrent Offering can be freely traded on NASDAQ Capital Market following the lapse of applicable lock-up periods. Sales of a substantial number of our Common Shares in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our Common Shares.

Certain of our current shareholders will have reduced ownership and voting power after the proposed Restructure.

As consideration for the proposed Merger, we will issue to the stockholders of Newegg in aggregate approximately 363,325,542 Common Shares, which will entitle the holders thereof to one vote per share on any matter submitted to a vote of the post-closing issuer’s shareholders. Upon consummation of the Restructure and immediately prior to the closing of Offering, these shares would represent approximately 98.68%  of the total voting power. Our current shareholders will, therefore, have proportionately less ownership and voting power in us following the proposed Merger than they have now.

Our future results following the proposed Restructure may differ materially from the unaudited pro forma financial information included in this registration statement.

The unaudited pro forma financial information contained in this prospectus is presented for purposes of presenting our historical consolidated financial statements with the historical financial statements of Newegg, as adjusted to give effect to the proposed Restructure, and is not necessarily indicative of the financial condition or results of operations of the business following the proposed Restructure. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition and results of operations following the proposed Restructure. Any change in our financial condition or results of operations may cause significant variations in the price of our Common Shares. See the section of this registration statement captioned “Unaudited Pro Forma Financial Information” for more information.

NASDAQ may not list our Common Shares on its exchange, which could prevent consummation of the Restructure or limit investors’ ability to make transactions in our shares. Consequently, we may be subject to additional trading restrictions.

It is a closing condition to the Merger that our Common Shares are listed on NASDAQ. The post-Merger entity will be required to meet the initial listing standards of NASDAQ. We may not be able to meet those initial listing requirements. Even if our securities are so listed, we may be unable to maintain the listing of our securities in the future. If we fail to meet the initial listing requirements, neither we nor Newegg would be required to consummate the Merger. In the event that we and Newegg elected to waive this condition, our Company and the shareholders could face significant material adverse consequences, including:

●	limited availability of market quotations for our securities;

●	limited amount of news coverage for the Company; and

●	decreased ability to issue additional securities or obtain additional financing in the future.

Newegg may not realize anticipated growth opportunities.

Newegg expects that it will realize growth opportunities and other financial and operating benefits as a result of the Restructure. Newegg cannot predict with certainty if or when these growth opportunities and benefits will occur, or the extent to which they actually will be achieved. For example, the benefits from the Restructure may be offset by costs incurred as a result of being a public company. See “Risks Relating to Newegg’s Business” below for more discussion of the risks relating to Newegg following the Restructure.

Certain provisions of Newegg’s Amended Shareholders Agreement may delay or prevent us from raising funding in the future and may have an adverse impact on us and the liquidity and market price of our Common Shares.

Prior to the Restructure and this Offering, Newegg’s shareholders have entered into a certain shareholders agreement, dated March 30, 2017 (the “Shareholders Agreement”). In connection with the Merger Agreement, Newegg, Digital Grid, the Principal Shareholders and we agreed to enter into a certain amendment to the Shareholders Agreement, dated October 23, 2020 (such amendment, the “Amended Shareholders Agreement”), pursuant to which we agreed to assume all of the rights and obligations of Newegg under the Shareholders Agreement upon the closing of the Restructure.

Under the Amended Shareholders Agreement, the Principal Shareholders will have pre-emptive rights to acquire additional shares when the post-closing issuer issues or sells additional securities in the future, except for the “excluded issuance” as defined in the Amended Shareholders Agreement or Common Shares offered pursuant to a registration statement filed with the SEC.

In addition, the post-closing issuer and the Principal Shareholders also have rights of first refusal over transfers of the Common Shares by the Principal Shareholders, pursuant to the Amended Shareholders Agreement and subject to compliance with applicable laws and NASDAQ’s rules. If any Principal Shareholder receives a bona fide offer from any person other than its affiliate to acquire any of the Principal Shareholder’s Common Shares (the “ROFR Shares”), then the post-closing issuer has a right of first refusal, but not the obligation, to elect to purchase all (and not less than all) of the ROFR Shares, at the same price, and on the same terms and conditions offered by the purchaser (the “ROFR Terms”). In the event the post-closing issuer does not decide to purchase all such ROFR Shares, then each of the Principal Shareholders  other than the selling Principal Shareholder shall have a right of first refusal to elect to purchase all (and not less than all) of its Pro Rata Share of the ROFR Shares on the ROFR Terms. For the purpose of this Amended Shareholders Agreement, “Pro Rata Share” means the percentage which corresponds to the ratio which each selling Principal Stockholder’s “Percentage Interest” (which is calculated by dividing (i) the number of the Common Shares owned by such Principal Stockholder, by (ii) total number of the then outstanding shares of the Common Shares held by all Principal Shareholders) bears to the total Percentage Interests of all Principal Shareholders exercising their right of first refusal. In the event that the ROFR Shares are in exchange for non-cash consideration, then such right of first refusal shall be exercisable based on the fair market value determined in good faith by the board of such non-cash consideration.

Such right of first refusal and pre-emptive rights may delay or prevent us from raising funding in the future and may have an adverse impact on the liquidity and market price of our Common Shares.

Risks Relating to Newegg’s Business

The impact of COVID-19 may adversely affect Newegg’s business and financial results.

The spread of the novel coronavirus (“COVID-19”), which was declared a pandemic by the World Health Organization in March 2020, has caused different countries and cities to mandate curfews, including “shelter-in-place” and closures of most non-essential businesses as well as other measures to mitigate the spread of the virus.

Newegg’s online business and warehouse operations have remained active to serve its customers during the COVID-19 outbreak, and to-date the Newegg has seen increased demand for its products and services during the outbreak. By contrast, some of the Newegg’s brick-and-mortar competitors have been forced to close down at least some of their retail locations temporarily, while some competitors have de-emphasized certain lines of business, such as computers and electronics, which represent Newegg’s core business. Both of these industry trends have contributed to increased sales and market share for Newegg. However, the course of the outbreak remains uncertain, and a prolonged global economic slowdown and increased unemployment could have a material adverse impact on economic conditions, which in turn could lead to a reduced demand for Newegg’s products and services.

As a consequence of the COVID-19 outbreak, Newegg has experienced occasional supply constraints, primarily in the form of delays in shipment of inventory. Newegg has also experienced some increases in the cost of certain products, as well as a decrease in promotions by some manufacturers. While it considers such events to be relatively minor and temporary, continued supply chain disruptions could lead to delayed receipt of, or shortages in, inventory and higher costs, and negatively impact sales in fiscal year 2020 and beyond.

COVID-19 impacted the supply chain of Newegg’s brand partners and Marketplace sellers, and Newegg’s ability to timely fulfill orders and deliver such orders to its customers, particularly as a result of mandatory shutdowns in different countries and cities to mitigate the spread of the virus.

Although Newegg cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may have an adverse effect on the results of future operations of Newegg. The potential negative impact of COVID-19 on Newegg’s operations remains uncertain and potentially wide-spread, including:

●	Newegg’s ability to successfully forecast sales and execute its long-term growth strategy during these uncertain times;

●	the build-up of excess inventory as a result of lower consumer demand;

●	supply chain disruptions experienced by brand partners and Marketplace sellers, resulting from closed factories, reduced workforces, scarcity of raw materials, and scrutiny or embargoing of goods produced in infected areas, along with increased freight costs for Newegg;

●	Newegg’s ability to access capital sources and maintain compliance with its credit facilities, as well as the ability of its key customers, suppliers, and vendors to do the same in regard to their own obligations;

●	Newegg’s ability to collect outstanding receivables from its customers;

●	Newegg’s ability to attend and participate in industry and trade shows; and

●	diversion of management and employee attention and resources from key business activities and risk management outside of COVID-19 response efforts, including cybersecurity and maintenance of internal controls, with resulting potential loss of employee productivity.

The COVID-19 pandemic remains highly volatile and continues to evolve on a daily basis and therefore, there can be no assurance that these potential negative impacts will not materialize, and these and other impacts of COVID-19 may adversely affect Newegg’s future business, financial condition, cash flow, liquidity and results of operations.

Newegg faces risks related to system interruption, including failures caused or experienced by third-party service providers, and lack of redundancy and timely upgrades.

Newegg’s success depends on its ability to successfully receive and fulfill orders and to promptly deliver such orders to its customers. It could lose existing customers or fail to attract new customers, potentially resulting in a decline in net sales, if its online platforms are inaccessible or if its transaction processing systems, order fulfillment processes or network infrastructure are not operational or performing to its customers’ satisfaction.

Any internet network interruptions, latency or problems with its online platforms’ availability could prevent customers from accessing, browsing and placing orders on its online platforms, and impact its ability to fulfill orders or bill customers, which may cause customer dissatisfaction and damage its reputation and brand. Newegg has experienced brief computer system interruptions in the past, and it believes that others will occur from time to time in the future. Its systems and operations potentially are vulnerable to damage or interruption from a number of sources, including the following:

●	natural disaster or other catastrophic event such as earthquake, fire, power loss or interruption, telecommunications failure, hurricane, volcanic eruption, flood or terrorist attack. For example, its headquarters and the majority of its infrastructure, including some of its servers, are located in Southern California, a seismically active region. In addition, California has in the past experienced power outages as a result of limited electric power supply;

●	diseases or pandemics (including COVID-19) that have affected and may continue to affect the supply chain of its brand partners and Marketplace sellers, and its logistics in the future due to inconsistent and unanticipated order patterns, other diseases or pandemics or unforeseen natural disasters;

●	computer malware, physical or electronic break-ins and similar disruptions;

●	security breaches and hacking attacks;

●	failure by third-party vendors, including data center and bandwidth providers, to provide steady and high-speed access to its online platforms and systems. Any disruption in its network access or co-location services, which are the services that house some of its servers and provide internet access to them, provided by these third-party providers or any failure of these third-party vendors to handle existing or higher volumes of use could significantly harm its business. Any financial or other difficulties these vendors face could also adversely affect its business; and

●	incidents of fraud.

Newegg has not yet created sufficient redundancy for its information technology systems and data, and it does not presently maintain backup copies of all of its data. Newegg has a limited disaster recovery plan in effect and may not have sufficient insurance for losses that may occur from natural disasters, catastrophic events or the resulting business interruption. Newegg is generally self-insured outside the United States. Any substantial damage to, or disruption of, its technology infrastructure could cause interruptions or delays, loss of data, or reduced system availability, which could have a material adverse effect on its business, financial condition and results of operations.

Newegg may be unable to accurately project the rate or timing of traffic flow, including any traffic increases, or successfully and cost-effectively upgrade its systems and infrastructure in a timely manner to accommodate higher traffic levels on its online platforms. If the volume of traffic on its online platforms or the number of purchases made by its customers increases substantially, it may experience unanticipated system disruptions, slower response times, reduced levels of customer service and impaired quality and delays in reporting accurate financial information. For example, it experiences surges in online traffic and orders associated with promotional activities and holiday seasons, especially during the Christmas season, which can put additional demands on its technology platform at specific times.

Additionally, Newegg must continue to upgrade and improve its technology and infrastructure to support its business growth, and failure to do so could impede its growth. However, Newegg cannot assure you that it will be successful in executing these system upgrades and improvement strategies. Any such upgrades to its systems and infrastructure could require substantial investments. In particular, its systems may experience interruptions during upgrades, and the new technologies or infrastructures may not be fully integrated with the existing systems on a timely basis, or at all. If its existing or future technology and infrastructure do not function properly, it could cause system disruptions and slow response times, affecting data transmission, which in turn could materially and adversely affect its business, financial condition and results of operations.

Newegg relies on third-party payment processors to process deposits and withdrawals made by users of its Marketplace, and if Newegg cannot manage its relationships with such third parties and other payment-related risks, its business, financial condition and results of operations could be adversely affected.

Newegg relies on a limited number of third-party payment solutions to process deposits and withdrawals made by users of its Marketplace. If any third-party payment solution terminates its relationship with Newegg or refuses to renew its agreement with Newegg on commercially reasonable terms, Newegg would need to find an alternate payment solution, and may not be able to secure similar terms or replace such payment solution in an acceptable time frame. Further, the software and services provided by Newegg’s third-party payment solutions may not meet its expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause Newegg to lose its ability to accept online payments or other payment transactions or make timely payments to users of its Marketplace, any of which could make Newegg’s Marketplace less trustworthy and convenient and adversely affect its ability to attract and retain its users.

Nearly all of Newegg’s users’ payments are made by credit card, debit card or through other third-party payment services, which subjects Newegg to certain regulations and to the risk of fraud. Newegg may in the future offer new payment options to users that may be subject to additional regulations and risks. Newegg is also subject to a number of other laws and regulations relating to the payments Newegg accepts from its users, including with respect to money laundering, money transfers, privacy and information security. If it fails to comply with applicable rules and regulations, Newegg may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose its ability to accept online payments or other payment card transactions, which could make its Marketplace less convenient and attractive to the users. If any of these events were to occur, Newegg’s business, financial condition and results of operations could be adversely affected.

Additionally, card organizations, including Visa, require Newegg to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit Newegg from providing certain offerings to some users, be costly to implement or difficult to follow. Newegg has agreed to reimburse its payment processors for fines, penalties or assessments they are assessed by card organizations, if Newegg or the users on its Marketplace violate these rules. Any of the foregoing risks could adversely affect its business, financial condition and results of operations.

Newegg’s business faces intense domestic and international competition.

The e-commerce market is intensely competitive with limited barriers to entry. Newegg’s current and potential competitors include retailers, manufacturers and distributors that offer a wide range of similar product categories and companies that provide D2C platform services, fulfillment and logistics services and other e-commerce related services. It is expected that the competition in this market will intensify in the future as companies develop new business models and enhanced technologies, new competitors enter the market, competitors forge new business combinations or alliances, and established companies in other market segments expand to become competitive with the business of Newegg.

Many of Newegg’s current and potential online and brick-and-mortar competitors have larger bases of customers and Marketplace sellers, better brand recognition and greater financial, marketing, technical, management and other resources than it does. In addition, some of its competitors have used and may continue to use aggressive pricing or promotional strategies, may have stronger supplier relationships with more favorable terms and inventory allocation and may devote substantially greater resources to their online platforms and system development than it does. Increased competition may result in reduced operating margins, reduced profitability, loss of market share and diminished brand recognition for Newegg.

Newegg competes with online retailers such as Amazon and traditional retailers like Best Buy and Walmart, who sell through brick-and mortar stores and their online websites. In addition, Newegg also faces competition in the international markets it participates in or may enter in the future. Certain other competitors in countries where it operates are subsidiaries of e-commerce competitors in the United States with established local operations and brands and with greater experience and resources than Newegg has. In other countries that Newegg may enter, there may be incumbent online and multi-channel online or brick-and-mortar competitors presently selling IT and CE products. These incumbents may have advantages that could impede Newegg’s expansion and growth in these markets.

Newegg could also experience significant competitive pressure if any of its manufacturers or distributors were to initiate or expand their own online retail operations. Because Newegg’s manufacturers and distributors have access to merchandise at a lower cost than Newegg, they could sell products at lower prices and maintain a higher gross margin on their product sales than Newegg can, and they may have the ability to directly connect with buyers at relatively low cost. This could result in Newegg’s current and potential buyers deciding to purchase directly from these manufacturers and distributors instead of from Newegg. Increased competition from any manufacturer or distributor capable of maintaining high sales volumes and acquiring products at lower prices than Newegg could significantly reduce Newegg’s market share and adversely impact Newegg’s operating results.

There is no assurance that Newegg will be able to compete successfully against current and future competitors. Competitive pressures may materially and adversely affect Newegg’s business, financial condition and results of operations.

A decline in demand for IT and CE products could adversely affect Newegg’s operating results.

Newegg and its Marketplace sellers primarily sell IT and CE products that are often discretionary purchases rather than necessities for consumers. Consequently, Newegg’s results of operations tend to be sensitive to changes in macroeconomic conditions and their impact on consumer spending. Factors including customer confidence, employment levels, conditions in the residential real estate and mortgage markets, access to credit, interest rates, tax rates, customer debt levels and fuel and energy costs could reduce customer spending or change customer purchasing habits in ways that materially and adversely affect demand for the products that Newegg and its Marketplace sellers offer.

There could be declines in the sales of the products offered by Newegg and its Marketplace sellers due to several factors, including:

●	decreased demand for IT or CE products, particularly computer components and parts that have historically generated a significant portion of Newegg’s net sales;

●	poor economic conditions and any related decline in customers’ demand for the products Newegg and its Marketplace sellers offer;

●	increased price competition from Newegg’s competitors; or

●	technological obsolescence of the products that Newegg and its Marketplace sellers offer.

Additionally, it is expected that some of Newegg’s future growth should be driven by product releases or upgrades that may occur in the near future. If such product releases do not occur or do not drive sales of IT products to the extent expected, Newegg’s future sales may be less than predicted, negatively impacting Newegg’s net sales and net income.

The loss of key employees or the failure to attract qualified personnel could have a material adverse effect on Newegg’s ability to run its business.

The loss of any of Newegg’s current executives, key employees or key advisors, or the failure to attract, integrate, motivate and retain additional key employees, could have a material adverse effect on Newegg’s business. Although Newegg has employment agreements with its executive officers, all of its executive officers are employed “at-will” and could terminate their employment at any time. If Newegg loses one or more of its executive officers or other key employees, its ability to implement its business strategy successfully could be seriously harmed. Furthermore, replacing executive officers or other key employees with other highly skilled and qualified candidates may be difficult and may take an extended period of time. Recruiting skilled personnel is highly competitive. There can be no assurance that it will continue to attract and retain the personnel needed for its business. The failure to attract or retain qualified personnel could have a material adverse effect on Newegg’s business.

If Newegg is unable to provide a satisfactory customer experience, its reputation would be harmed and it could lose customers.

The success of Newegg’s business depends largely on its ability to provide a superior customer experience to maintain and grow its customer base and keep its customers highly engaged on its online platforms, which in turn depends on a variety of factors. These include Newegg’s ability to continue to maintain a wide range of product offerings with attractive pricing, provide timely and reliable order fulfillment and provide high-quality customer support and service. If Newegg’s customers are not satisfied with its platforms, products or services, or its online platforms are severely interrupted or otherwise fail to meet its customers’ requests, Newegg’s reputation could be adversely affected.

As an e-commerce company, Newegg has limited ability to allow buyers to touch, test and feel products, personally interact with sales and customer service representatives, and receive or return products without waiting or paying for the products to be shipped, like brick-and-mortar retailers or online retailers that have brick-and-mortar operations do. Therefore, it is important that Newegg continues to improve its online platforms, including efforts to encourage the creation of more high-quality and useful user-generated content, such as reviews and commentary, on the products Newegg and its Marketplace sellers offer. If Newegg does not continue to make investments in the development of its online platforms and customer service operations and, as a result, or due to other reasons, fails to provide a high-quality customer experience, Newegg may lose customers, which could adversely impact its operating results.

Newegg currently operates customer service centers in California and Texas and has customer service representatives working remotely in California, Indiana, Nevada, New Jersey and Texas, focusing on serving North American buyers. To enhance its service capabilities and maintain increased access, Newegg operates an Asia-based multilingual customer service center that is available 24 hours a day, seven days a week via e-mail and instant messaging. Any material disruption or slowdown in its customer support services resulting from telephone or internet failures, power or service outages, natural disasters, labor disputes or other events could make it difficult or impossible for Newegg to provide adequate customer support. In addition, the future volume of customer complaints and inquiries may exceed Newegg’s present system capacities. If this occurs, Newegg could experience delays in responding to customer inquiries and addressing customer complaints and concerns. Newegg’s current level of customer support may also fail to meet the expectations of customers. Failure to provide satisfactory levels of customer service may harm Newegg’s reputation, causing potential loss of existing customers and difficulty in acquiring new customers.

Newegg may not succeed in promoting and strengthening its Newegg brand, which may materially and adversely affect its business and results of operations.

Brand recognition is a primary competitive factor in the e-commerce market and will be a key factor in maintaining and expanding Newegg’s customer base, market position and bargaining power with vendors. Any loss of trust in Newegg’s brand could harm its reputation and result in consumers, sellers, brands, vendors and other participants reducing their activity level in Newegg’s business, which could materially reduce its profitability.

If Newegg does not, or is unable to continue to, promote and strengthen the Newegg brand, or if the brand fails to continue to be viewed favorably, Newegg may not be successful in attracting new customers and Marketplace sellers, which could have a material adverse effect on its financial condition and results of operations. Additionally, Newegg competes not only for customers and Marketplace sellers, but also for favorable product allocations and cooperative advertising support from its vendors. If Newegg fails to maintain favorable recognition of its brand, it may not be successful in maintaining and strengthening its relationships with vendors in existing and new product categories or in maintaining existing offerings and sourcing new products at competitive prices and with adequate levels of inventory.

Adverse publicity about Newegg may arise from time to time. Negative comments about its online platforms, the products and services offered by it and its Marketplace sellers or its management may appear in internet postings and other media sources from time to time, and there is no assurance that other types of negative publicity of a more serious nature will not arise in the future. For example, if Newegg’s customer service representatives fail to satisfy the individual needs of the customers, the customers may become disgruntled and disseminate negative comments about Newegg’s customer service. In addition, Newegg’s Marketplace sellers and brand partners may also be subject to negative publicity for various reasons, such as customers’ complaints about the quality of their products and related services or other public relations incidents, which may adversely affect the sales of their products through Newegg and indirectly affect Newegg’s reputation. Moreover, negative publicity about other online retailers or the e-commerce industry in general may arise from time to time and cause customers to lose confidence in the products and services Newegg offers. Any such negative publicity, regardless of veracity, may have a material adverse effect on its business, reputation and financial condition.

Newegg is, or may become, subject to risks associated with its international operations, principally in Canada, which may harm its business.

Newegg began operations on its Canadian retail website, www.newegg.ca, in October 2008. Newegg also has a physical presence in China, Taiwan and the UK. While Newegg is investing in building its business in other markets, it may not be able to successfully manage the challenges associated with its current and future international operations due to risks, such as:

●	international economic and political conditions;

●	changes in, or impositions of, legislative or regulatory requirements on e-commerce businesses and companies, such as U.S. sanctions laws and regulations, and limitations on its ability to directly own or control key assets, such as overseas warehouses;

●	the legal and regulatory environment in foreign jurisdictions, including with respect to consumer privacy and data protection laws, tax, law enforcement, network security, trade compliance and intellectual property matters, as well as consumer litigation;

●	tax laws, regulations and treaties, including U.S. taxes on foreign operations and repatriation of funds;

●	difficulties in identifying, attracting, hiring, training and retaining qualified personnel, and overseeing international operations, including the efficient management of its international operations;

●	delays or additional costs resulting from import/export controls, duties, tariffs or other barriers to trade; and

●	currency exchange controls or changes in exchange rates, which could make its pricing less competitive or reduce its profit margins.

Any one of the foregoing factors could cause Newegg’s business, financial condition and results of operations to suffer.

Newegg’s expansion into new product categories, services, technologies and geographic regions subjects it to additional business, legal, financial and competitive risks.

An important element of Newegg’s business strategy is to expand into new product categories, services, technologies and regions, such as its expansion into Canada and other countries, and its plans to offer various D2C platform services for third parties. In directing its focus into these new areas, Newegg faces numerous risks and challenges, including alienating its core customer base, facing new competitors, having the increased need to develop new strategic relationships and straining its management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. There is no assurance that Newegg’s strategy will result in increased net sales or net income. Furthermore, growth into new business areas may require changes to its existing business model and cost structure, modifications to its infrastructure, and exposure to new regulatory and legal risks related to operating in new jurisdictions, any of which may require expertise in areas in which it has little or no experience. These risks may pose a material adverse risk to Newegg’s business, financial condition and results of operations.

Any interruption in Newegg’s fulfillment operations may have an adverse impact on its business.

Newegg’s ability to process and fulfill orders accurately and provide high-quality customer service depends on the smooth operation of its fulfillment infrastructure, including its warehouses and order processing centers. If it does not optimize and operate its fulfillment infrastructure successfully and efficiently, it could result in excess or insufficient fulfillment capacity, an increase in costs or impairment charges and a reduction in its gross profit margin, or harm its business in other ways. If Newegg does not have sufficient fulfillment capacity or experiences a problem fulfilling orders in a timely manner or if certain products are out of stock, its customers may experience delays in receiving their orders, which could harm its reputation and its relationship with its customers.

Newegg’s fulfillment infrastructure may be vulnerable to damage caused by fire, floods, power outages, telecommunications failures, break-ins, earthquakes, human error and other events. For example, its warehouse located in Indianapolis experienced a significant fire in January 2019, causing damage to its inventory. Its fulfillment infrastructure and processes may also contain undetected errors or design flaws that may cause its fulfillment operations to fail and materially impact its business and results of operations. If, for example, any of its warehouses were rendered incapable of operations, Newegg may be unable to fulfill any orders in areas that rely on that warehouse. The occurrence of any of the foregoing risks could have a material adverse effect on Newegg’s business, prospects, financial condition and results of operations.

Newegg depends on its vendors to source sufficient quantities of merchandise on favorable terms. If Newegg fails to maintain strong vendor relationships or if its vendors are otherwise unable to supply products that meet its standards in a timely manner, its net sales and net income could suffer.

Newegg’s contracts or arrangements with vendors generally do not guarantee the availability of merchandise or provide for the continuation of particular pricing or other practices. Newegg’s vendors may not continue to sell their inventory to it on current terms or at all, and, if the terms are changed, Newegg may not be able to establish new supply relationships on similar or better terms. In most cases, Newegg’s relationships with its vendors do not restrict them from selling their products through its competitors. Newegg competes with other retailers for favorable product allocations and vendor incentives from product manufacturers and distributors, including marketing dollars and volume-based sales incentive programs. Some of Newegg’s competitors could enter into exclusive or favorable distribution arrangements for certain products with its vendors, which would deny Newegg complete or partial access to those products and marketing and promotional resources. In addition, some vendors whose products are offered on Newegg’s online platforms also sell their products directly to customers. If Newegg is unable to develop and maintain relationships with vendors that permit it to obtain sufficient quantities of desirable merchandise on favorable terms, Newegg’s business, financial condition and results of operations could be adversely impacted.

Newegg’s relationship with any particular vendor is dependent on its sales of products manufactured or distributed by that vendor. For certain products, Newegg does not currently, and in the future may not be able to, meet the sales volumes or other requirements necessary to receive favorable treatment from the manufacturer of that product. As a result, Newegg may not receive favorable pricing, vendor incentives or other considerations from those vendors. During times of short supply for highly desirable products, Newegg may not receive adequate, or any, allocation of a popular product, leading to lost sales and customer dissatisfaction.

Certain products help create and maintain customer loyalty to the Newegg brand. Failing to maintain an adequate supply of these products could damage its ability to retain customers. Newegg currently does not carry the full product portfolio of, and in some cases does not carry any products of, certain well-known brands. As a result, consumers who are searching for those brands may not be able to purchase products from Newegg or purchase them at the most favorable prices, leading to potentially reduced net sales and net income.

Certain vendors provide a significant portion of Newegg’s merchandise. In the United States and Canada, for the year ended December 31, 2020, ASI Corporation, an IT and CE product distributor, and Newegg’s 10 largest suppliers (including ASI Corporation) accounted for approximately 12.8% and 70.6% of the merchandise Newegg purchased, respectively. Failure to maintain a positive relationship with these key suppliers could impact Newegg’s ability to sell to customers the products they want.

Newegg’s vendors’ financial performance, liquidity and access to capital may be materially adversely affected by many factors, including but not limited to general economic factors, such as a continued slowdown in the U.S. or global economy or an uncertain economic outlook; political or financial instability; merchandise quality issues; product safety concerns; trade restrictions; work stoppages; tariffs; international trade war; foreign currency exchange rates; transportation capacity and costs; inflation; or outbreak of pandemics. These and other issues may affect their ability to maintain their inventories, production levels and/or product quality and could cause them to raise prices, lower production levels or cease their operations, all of which may in turn materially adversely affect Newegg’s net sales and net income.

If Newegg fails to attract, retain and engage appropriately skilled personnel, including senior management and technology and fulfillment professionals, Newegg’s business may be harmed.

Newegg’s future success depends on its retention of executives. Competition for well-qualified and skilled employees is intense globally, and Newegg’s future success also depends on its continuing ability to attract, develop, motivate and retain highly qualified and skilled employees, including, in particular, software engineers, data scientists and technology and fulfillment professionals. Newegg’s continued ability to compete effectively depends on its ability to attract new employees and to retain and motivate existing employees. All of its senior management and key personnel are employees at will and, as a result, any of these employees could leave with little or no prior notice. If any member of its senior management team or other key employees leave Newegg, its ability to successfully operate its business and execute its business strategy could be adversely affected. Newegg may also have to incur significant costs in identifying, hiring, training and retaining replacements of departing employees.

Newegg’s international sales and operations require access to international markets and are subject to applicable laws relating to trade, export and import controls and economic sanctions, the violation of which could adversely affect its operations.

Newegg must comply with all applicable U.S. export and import laws and regulations. Such laws and regulations include, but are not limited to, the Export Administration Act and the Export Administration Regulations. Newegg must also comply with U.S. sanctions laws and regulations, which are primarily administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, as well as other U.S. government agencies. U.S. sanctions generally prohibit transactions by U.S. persons, including us, involving sanctioned countries, entities and persons, without U.S. government authorization (which will rarely be granted). Non-U.S. subsidiaries of U.S. companies are required to comply with U.S. sanctions against Cuba and Iran.

Violations of U.S. laws and regulations relating to trade, export and import controls and economic sanctions could result in significant civil and/or criminal penalties on Newegg or on its foreign subsidiaries, including fines, prohibitions on exporting and importing, prohibitions on receiving government contracts or other government assistance and other trade-related restrictions. U.S. enforcement of such laws and regulations continues to increase.

Newegg must also comply with applicable foreign laws relating to trade, export and import controls and economic sanctions. Newegg may not be aware of all of such laws applicable in the markets in which it does business, which subjects it to the risk of potential violations.

Newegg conducts marketing activities to help attract visitors to its online platforms, and if it is unable to attract these visitors or convert them into customers in a cost-effective manner, Newegg’s business and results of operations could be harmed.

Newegg’s success depends on its ability to attract visitors to its online platforms and convert them into customers in a cost-effective manner. Newegg relies on search engines, social media, shopping comparison sites and other affiliate networks to provide content, advertising banners and other links that direct visitors to its online platforms. As of December 31, 2020, approximately 36% of its website and mobile app visitors were referred to it through paid and unpaid search engine listings, shopping comparison sites and other affiliate networks that provide links to its online platforms. In particular, Newegg relies on search engines, such as Google, Microsoft Bing and Yahoo!, as important marketing channels. If search engines change their search engine algorithms periodically or penalize Newegg for non-compliance with their guidelines while using their algorithms, terms of service, or display and featuring of search results, or if competition increases for advertisements, Newegg may be unable to cost-effectively drive visitors to its websites and mobile apps. Newegg also sometimes pays these third parties to include or highlight its websites in their search results. If such third parties modify or terminate their relationship with Newegg or increase the price they charge to Newegg, if Newegg’s competitors offer them greater fees for traffic, or if any free third-party platforms on which Newegg relies begin charging fees for listing or placement, Newegg’s expenses could rise and traffic to its websites could decrease, resulting in harm to its operations.

Newegg’s success also depends on its ability to convert its visitors to its websites and mobile apps into paying customers, a process which is partially reliant upon its ability to identify and purchase relevant keyword search terms, provide relevant content on its online platforms and effectively target its other marketing programs, such as internet portal referrals, e-mail campaigns and affiliate programs. If Newegg is unable to attract visitors to its websites and mobile apps and convert them into customers cost-effectively, its business and financial results may be harmed.

Newegg is partially dependent on third parties to perform a number of its e-commerce functions. If such third parties are unwilling or unable to continue providing these services, Newegg’s business could be harmed.

As of December 31, 2020, approximately 5.7% of Newegg’s Gross Merchandise Value (“GMV”) was generated by the sale of products fulfilled through third parties. These third parties provide various services on Newegg’s behalf, including inventory maintenance and order processing. Newegg has no effective means to ensure that these third parties will continue to perform these services to its satisfaction, in a manner satisfactory to its customers or on commercially reasonable terms. Newegg’s customers may become dissatisfied and cancel their orders or decline to make future purchases if these third parties fail to deliver products on a timely basis. If Newegg’s customers become dissatisfied with the services provided by these third parties, Newegg’s reputation and brand could suffer.

If Newegg fails to manage its inventory effectively, its financial condition, results of operations and liquidity may be materially and adversely affected.

Newegg’s scale and business model require it to manage a large volume of inventory effectively. As Newegg may continue expanding its product offerings, Newegg expects to include more SKUs in its inventory, which could make it more challenging for Newegg to manage its inventory effectively and put more pressure on its warehousing system.

Newegg purchases most of the merchandise that it sells directly to customers on its online platforms from manufacturers or distributors. Newegg assumes inventory damage, theft, obsolescence, and price erosion risks for its inventory. These risks are especially significant as most of the merchandise sold on its online platforms is characterized by rapid technological change, obsolescence and price erosion. For the year ended December 31, 2020, Newegg recorded inventory write-offs or write-downs totaling $4.7 million, or 0.3% of its cost of goods sold. Newegg may sell obsolete or dated merchandise at a discount or loss. If there were unforeseen product developments or if vendors were to change their terms and conditions, Newegg’s inventory risks could increase. Newegg also periodically takes advantage of cost savings associated with certain opportunistic bulk inventory purchases offered by its vendors. These bulk purchases increase Newegg’s exposure to inventory obsolescence. Newegg’s success depends on its ability to sell its inventory rapidly, purchase inventory at attractive prices relative to its resale value and manage customer returns and the shrinkage resulting from theft, loss and misrecording of inventory. If Newegg is unsuccessful in any of these areas, it may be forced to write down or write off substantial amounts of inventory, or sell it at a discount or loss, which could materially and adversely impact Newegg’s business, financial condition and results of operations.

Newegg depends on its demand forecasts for various kinds of products to make purchase decisions and to manage its inventory. Newegg is exposed to inventory risks as a result of seasonality, new product launches, rapid changes in product cycles and pricing, defective merchandise, changes in consumer demand, tastes and spending patterns, and other factors. While Newegg endeavors to accurately predict these trends and avoid overstocking or understocking products it sells, the demand for products can change significantly between the time inventory is ordered and the date of sale, and Newegg may be unable to sell products in sufficient quantities as it expects. Furthermore, Newegg may in the future open additional warehouses and duplicate part of the inventory for its direct sales business that is stored at its current warehouses to increase its overall fulfillment efficiency as it grows its business, which will also increase the inventory risks its direct sales business faces. Failure to effectively manage its inventory risk could have a material adverse effect on Newegg’s business, financial condition and results of operations.

Newegg has incurred net loss in the past and may continue to experience losses in the future.

Newegg incurred a net loss of $17.0 million and $33.6 million in 2019 and 2018, respectively. We cannot assure you that Newegg will be able to generate net profits or positive cash flow from operating activities in the future. Newegg’s ability to achieve and maintain profitability will depend in large part on its ability to, among other things, source and sell higher margin products, grow and diversify its supplier base, and optimize its cost structure. Newegg may not be able to achieve any of the above. As Newegg continues to grow and expand its business, its operating expenses may increase further. As a result of the foregoing, we believe that Newegg may incur net losses in the future.

If Newegg fails to adopt new technologies or adapt its websites, mobile apps and systems to changing customer requirements or emerging industry standards, its business may be materially and adversely affected.

To remain competitive, Newegg must continue to enhance and improve the responsiveness, functionality and features of its online platforms, including its websites and mobile apps. The internet and the e-commerce industry are characterized by rapid technological evolution, frequent introductions of new products and services embodying new technologies and the emergence of new industry standards and practices, and changes in customer requirements and preferences, any of which could render Newegg’s existing technologies and systems obsolete. Newegg may be required to devote substantial resources to developing proprietary technologies or license technologies, enhancing its existing websites and mobile apps, developing new services and technology that address the increasingly sophisticated and varied needs of its current and prospective customers and adapting to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner. The development of proprietary technology entails significant technical and business risks. There can be no assurance that Newegg’s efforts to develop proprietary technologies will succeed or that any technology licenses will be available on commercially reasonable terms. Substantial investments will be required to remain technologically competitive, and Newegg’s failure to do so may harm its business and results of operations.

The seasonality of Newegg’s business places increased strain on its operations.

Newegg historically experiences higher sales in the fourth quarter due to the holiday season. If Newegg does not stock or restock popular products in sufficient amounts such that it fails to meet customer demand, it could significantly affect its revenue and future growth. If Newegg overstocks products, Newegg may be required to take significant inventory markdowns or write-offs and incur commitment costs, which could reduce profitability. Newegg may experience an increase in its net shipping cost due to complimentary upgrades, split-shipments and additional long-zone shipments necessary to ensure timely delivery for the holiday season. If too many customers access its online platforms within a short period of time due to increased holiday demand, Newegg may experience system interruptions that make its online platforms unavailable or prevent it from efficiently fulfilling orders, which may reduce the volume of goods sold through its online platforms and the attractiveness of its products and services. In addition, Newegg may be unable to adequately staff its fulfillment and customer service capability during these peak periods.

As Newegg tends to experience higher sales in the fourth quarter, Newegg experiences an increase in its cash position at year-end, as compared to the first, second and third quarters when sales are lower. As of December 31 of each year, Newegg’s cash, cash equivalents, and marketable securities balances typically reach their highest level (other than as a result of cash flows provided by or used in investing and financing activities). In anticipation of higher sales during the holiday season, Newegg typically begins building up inventory levels in the later part of the third quarter. As a result of this inventory build-up and faster inventory turnover during the fourth quarter, Newegg’s accounts payable are typically at their highest levels at year-end. As sales begin to slow in the first and second quarters, inventory levels decrease, inventory turnover lengthens, and accounts payable and cash balances decrease as Newegg pays its vendors. The COVID-19 pandemic has resulted in an increased cash and accounts payable balances due to an increased demand in Newegg’s products. Inventory levels increased and turned faster than normal as a result of increased sales.

The successful operation of Newegg’s business depends upon the performance, reliability and security of the internet infrastructure in the countries where it operates.

Newegg’s business depends on the performance, reliability and security of the telecommunications and internet infrastructure in the countries where it operates. Newegg has several servers located in China providing development, testing and quality control services. Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology of the People’s Republic of China, or the MIIT. In addition, the national networks in China are connected to the internet through state-owned international gateways, which are the only channels through which a domestic user can connect to the internet outside China. Newegg may face similar or other limitations in other countries in which it operates. Newegg may not have access to alternative networks in the event of disruptions, failures or other problems with the internet infrastructure in China or elsewhere. In addition, the internet infrastructure in the countries in which it operates may not support the demands associated with continued growth in internet usage.

The failure of telecommunications network operators to provide Newegg with the requisite bandwidth could also interfere with the speed and availability of Newegg’s websites and mobile apps. If the prices that Newegg pays for telecommunications and internet services rise significantly, Newegg’s gross margins could be adversely affected. In addition, if internet access fees or other charges to internet users increase, Newegg’s user traffic may decrease, which in turn may significantly decrease its revenues.

If Newegg is unable to manage its growth or execute its strategies effectively, Newegg’s business and prospects may be materially and adversely affected.

Newegg’s success depends upon its ability to manage the growth of its operations effectively. Newegg anticipates expanding further as it pursues its growth strategies. Newegg’s expansion increases the complexity of its business and places a significant strain on its management, operations, technical systems, financial resources and internal control over financial reporting functions. Newegg’s current and planned personnel, systems, procedures and controls may not be adequate to support and effectively manage its future operations, especially as it employs personnel in several geographic locations. In addition, Newegg’s growth will require it to improve its operational and financial systems, procedures and controls, successfully manage international operations and hire additional personnel. These efforts may not be successful, and Newegg may be unable to improve its systems, procedures and controls in a timely manner. Delays or problems associated with any of these initiatives could harm its business and operating results. These initiatives will also cause its operating expenses to increase. If Newegg fails to accurately estimate and assess its growth or fails to increase net sales to match its increased operating expenses, Newegg’s financial condition and results of operations could suffer.

An adverse change in the vendor payment terms and conditions may have a material adverse effect on Newegg’s business, financial condition and results of operations.

Newegg purchases its inventory from vendors on trade accounts typically requiring payment between 15 and 45 days after the date the inventory is shipped to Newegg. As of December 31, 2020, its accounts payable balance was approximately $241.5 million with 40 days of payables outstanding. Newegg’s accounts payable balances as of December 31, 2020 represented 54.6% of its liabilities, temporary equity and stockholders’ equity. An adverse change in its vendors’ payment terms and conditions would significantly increase its working capital requirements and have a material adverse effect on Newegg’s business, financial condition and results of operations.

Because many of the products that Newegg sells are manufactured abroad, Newegg may face delays, increased cost or quality control deficiencies in the importation of these products, which could reduce its net sales and profitability.

Many of the products that Newegg purchases for direct sale on its online platforms are manufactured in countries outside the United States. These imported products subject Newegg to the risk of changes in import duties or quotas, new restrictions on imports, work stoppages, delays in shipment, freight cost increases, product cost increases due to foreign currency fluctuations or revaluations and economic uncertainties (including the imposition of antidumping or countervailing duty orders, safeguards, remedies or compensation and retaliation due to illegal foreign trade practices) and instability in the political and economic environments of the countries in which the manufacturers of these products operate. If any of these or other factors were to cause a disruption of trade from these countries, Newegg may be unable to obtain sufficient quantities of these imported products to satisfy its requirements or its cost of obtaining such products may increase. Historically, instability in the political and economic environments of the countries in which Newegg’s suppliers operate has not had a material adverse effect on its operations. However, the effect that future changes in economic or political conditions in the foreign countries where Newegg’s supplying manufacturers are located may have on its operations cannot be predicted. Potential disruptions or delays in supply due to economic or political conditions in foreign countries could adversely affect Newegg’s results of operations unless and until alternative supply arrangements are made.

Newegg may not be able to adequately protect its intellectual property rights.

Newegg relies on trademark and copyright law, trade secret protection and confidentiality or licensing agreements with employees, buyers, third-party sellers, brand partners and others to protect its proprietary rights. These steps may be inadequate, agreements may be violated or there may be inadequate remedies for a violation of such agreements. Newegg’s competitors may independently develop equivalent proprietary information and rights or may otherwise gain access to Newegg’s trade secrets or proprietary information, which could affect Newegg’s ability to compete in the market. There is no assurance that the steps that Newegg has taken will adequately protect its proprietary rights, especially in countries where the laws or enforcement of the laws may not protect its rights to the same extent or in the same way as in the United States.

In addition, third parties may infringe or misappropriate Newegg’s proprietary rights, and Newegg could be required to enforce its intellectual property rights, which could require expenditure of significant financial and managerial resources. Newegg has registered and common law trademark rights in the United States and certain foreign jurisdictions, as well as pending trademark applications for a number of marks and associated domain names. Even if it obtains approval for such pending applications, the resulting registrations may not adequately cover its trademarks or protect it against infringement or dilution by others. Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every country or jurisdiction in which Newegg’s products may be made available online, which may cause Newegg’s business and operating results to suffer. In addition, Newegg may be unable to acquire or protect relevant domain names in the United States and in other countries. If Newegg is not able to acquire or protect its trademarks, domain names or other intellectual property, it may experience difficulties in achieving and maintaining brand recognition and customer loyalty.

Assertions, claims and allegations, even if not true, that Newegg has infringed or violated intellectual property rights could harm Newegg’s business and reputation.

Third parties have, and likely will in the future, assert allegations and claims of intellectual property infringement against Newegg on the items or their descriptions listed on Newegg’s websites and mobile apps. Any such claims, disputes or litigation, even if resolved in Newegg’s favor or not true, could be time-consuming and costly to defend, and could divert its management’s efforts from growing its business. Newegg has intellectual property complaint and take-down procedures in place to address communications alleging that items listed on online platforms, including the Newegg Marketplace, infringe third-party copyrights, trademarks or other intellectual property rights. Newegg follows these procedures to review complaints and relevant facts to determine the appropriate action, which may include removal of the item from its online platforms and, in certain cases, discontinuing its relationship with a Marketplace seller or brand partner who violates Newegg’s policies. However, these rules and procedures may not effectively reduce or eliminate Newegg’s liability. In particular, Newegg may be subject to civil or criminal liability for activities carried out, including products listed, by sellers or brands on its online platforms.

If any third parties prevail in their intellectual property rights claims against Newegg, Newegg may be required to pay significant licensing fees, damages and attorney’s fees, and may even be liable for punitive damages if Newegg is found to have willfully infringed third parties’ proprietary rights. Newegg may have to stop using certain technology or solutions and need to develop or acquire alternative, non-infringing technology or solutions, which could require significant time and resources. Newegg could even be required to obtain a license to use certain technologies, although such licenses may not be available on reasonable terms or at all, which may result in substantial payments and royalties and significantly increase its operating expenses. If Newegg cannot develop non-infringing technology or license the appropriate technology at commercially reasonable rates, an intellectual property claim successfully asserted against it could cause significant business interruptions in Newegg’s operations, which could restrict Newegg’s ability to compete effectively and have a material adverse effect on its financial condition and results of operations.

Newegg may be subject to product liability claims, which could be costly and time-consuming to defend.

The majority of the products sold on Newegg’s online platforms are manufactured by third parties, and some of them may be defectively designed or manufactured. If any product Newegg sells were to cause physical injury or injury to property, an injured party could bring claims against Newegg as the retailer of the product. Furthermore, Newegg also offers IT components and peripherals under its private labels on its platforms or through other e-commerce platforms, such as eBay, which could potentially create more exposure for Newegg with respect to product liability than if Newegg simply acted as a retailer of third-party products. Newegg’s insurance coverage may not be adequate against such product liability claims. If a successful claim were brought against Newegg in excess of its insurance coverage, it could adversely affect Newegg’s financial condition and results of operations. Even unsuccessful claims could result in the expenditure of significant funds and management time in defending them and could have a negative impact on Newegg’s reputation and business.

Some of Newegg’s software and systems contain open source software, which may pose particular risks to Newegg’s proprietary software and solutions.

Newegg has incorporated open source software code into some of its internal software and systems and expects to continue to use this open source software in the future. The licenses applicable to open source software typically require that the source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. From time to time, Newegg may face intellectual property infringement claims from third parties, demands for the release or license of the open source software or derivative works that Newegg developed using such software (which could include Newegg’s proprietary source code) or claims that otherwise seek to enforce the terms of the applicable open source license. These claims could result in litigation and could require Newegg to purchase a costly license, publicly release the affected portions of Newegg’s source code, be limited in the licensing of Newegg’s technologies or cease offering the implicated solutions unless and until Newegg can re-engineer them to avoid infringement or change the use of the implicated open source software. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties, indemnities or other contractual protections with respect to the software (for example, non-infringement or functionality). Newegg’s use of open source software may also present additional security risks because the source code for open source software is publicly available, which may make it easier for hackers and other third parties to determine how to breach Newegg’s websites, mobile apps and systems that rely on open source software. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have a material adverse effect on Newegg’s business, financial condition and results of operations.

Newegg and its Marketplace sellers’ pricing strategy may not meet customers’ price expectations or result in net income.

Demand for Newegg’s products is generally highly sensitive to price. Its pricing strategies have had, and may continue to have, a significant impact on its net sales and net income. Newegg often offers discounted prices, free or discounted shipping or bundled products as a means of attracting customers and encouraging repeat purchases. Such offers and discounts may reduce its margins. Moreover, Newegg’s competitors’ pricing and marketing strategies are beyond its control and can significantly impact the results of its pricing strategies. If Newegg fails to meet its customers’ price expectations in any given period, or if its competitors decide to engage in aggressive pricing strategies, its business and results of operations would suffer.

In addition, under applicable federal and state unfair competition laws, including the California Consumer Legal Remedies Act, and U.S. Federal Trade Commission regulations, Newegg is required to accurately identify product offerings, not make misleading claims on its platforms, and use qualifying disclosures where and when appropriate. Newegg is particularly subject to the risks associated with its discounting pricing practices as a result of the aggressive judicial interpretations of deceptive pricing laws, particularly in California, which has led to numerous class action settlements by online and brick-mortar retailers over the past few years. For example, Newegg was named as the defendant in a putative class action accusing it of violating the False Advertising Law, the Unfair Competition Law and the Consumer Legal Remedies Act by using allegedly deceptive list prices with allegedly overstated discounts for its electronic products. While the trial court had sustained without leave to amend Newegg’s demurrer to such lawsuit, in July 2018, a California appellate panel reversed the trial court’s judgment and reinstated the action against it. This matter is still pending as of the date of this registration statement. There can be no assurance that Newegg will be able to prevail in the foregoing action or that we will be able to settle the dispute on terms favorable to us. Any adverse outcome of the foregoing class action or other lawsuits challenging deceptive pricing against it could have a material adverse effect on Newegg’s reputation, business and financial condition.

Newegg does not control the pricing strategies of its Marketplace sellers, which could affect its net income and its ability to effectively compete on price with other e-commerce retailers and brick-and-mortar stores. Its Marketplace sellers may determine that they can more competitively price their products through other distribution channels and may choose such other channels instead of listing products on Newegg’s Marketplace, which could adversely affect its business, financial condition, results of operations and prospects. Additionally, retailers and brands often employ different pricing based on the geographical location of consumers, which is accomplished online through geo-blocking that blocks a consumer’s ability to access certain websites based on geography. Legislation in the European Union removed certain types of geo-blocking in the European Union. This could allow Newegg’s consumers registered in the European Union to access and make purchases through its Marketplace at the prices listed in different European geographies irrespective of their country of residence in Europe. This could adversely affect Newegg’s business, financial condition, results of operations and prospects.

Newegg may incur additional costs due to tax assessments resulting from ongoing and future audits by tax authorities.

In the ordinary course of business, Newegg is subject to tax examinations by various governmental tax authorities. The global and diverse nature of its business means that there could be additional examinations by governmental tax authorities and the resolution of ongoing and other probable audits which could impose a future risk to the results of Newegg’s business. For example, in February 2018, Newegg received from the Commonwealth of Massachusetts Department of Revenue a notice of intent to assess sales and use taxes relating to a prior tax period, which subsequently resulted in an assessment of $295,910.68, including penalties and interest. In May 2020, Newegg received from the Commonwealth of Massachusetts Department of Revenue another notice of assessment for sales and use taxes for additional prior tax periods in the amount of a total assessment of $2,721,369.77, including penalties and interest. Newegg has appealed these assessments and Newegg intends to vigorously protest the assessments. The outcome of the matter or the timing of such payment, if any, cannot be predicted at this time. However, the ultimate results, if unfavorable, could have a material impact on Newegg’s consolidated financial position, cash flows, and results of operations.

Significant developments stemming from recent U.S. government actions and proposals concerning tariffs and other economic proposals could have a material adverse effect on us.

As of December 31, 2020, approximately 61% of Newegg’s products that were sold through its platforms were manufactured in China. Recent U.S. government actions are imposing greater restrictions and economic disincentives on international trade impacting imports and exports. The U.S. government has adopted changes, and may adopt further changes, to trade policy and in some cases, to renegotiate, or potentially terminate, certain existing bilateral or multi-lateral trade agreements. It has initiated the imposition of additional tariffs on certain foreign goods, including steel and aluminum, semiconductor manufacturing equipment and spare parts thereof. The government has amended export regulations regarding sales to companies on the U.S. Entity List. These changes prevent sales of foreign produced direct product of the U.S. that is manufactured using controlled U.S.-origin equipment, technology, and software located outside the United States to companies on the U.S. Entity List.

Examples of recent actions are tariffs on steel and aluminum product imports announced by the U.S. Department of Commerce in March 2018, the scope of which increased on February 8, 2020, and a 25% tariff on certain products that originate in China announced by the United States Trade Representative (“USTR”) in June 2018. The USTR also announced in June and July 2018 two additional supplemental lists of products that are subject to tariffs if the goods imported into the United States originate in China, which would increase the cost of imported products. These supplemental lists issued by the USTR added an additional 25% tariff on certain semiconductor equipment and parts originating in China that are sold by it or used in its business in the United States. In August 2018, the second list was made effective with a 25% tariff and in September 2018 the third list was made effective with a 10% tariff, increasing to 25% in May 2019. A fourth list was proposed by USTR in May 2019 for all remaining items originating in China. A portion of the fourth list (“4a”), was made effective September 1, 2019, with an additional tariff of 15%, reduced to 7.5% on February 14, 2020. The remainder of the fourth list (“4b”) was scheduled to have an additional tariff of 15% go into effect on December 15, 2019; however on December 13, 2019, the tariffs for list 4b were suspended after the U.S. announced it would enter into a trade agreement with China (the “Phase 1 Agreement”). Although the Phase 1 Agreement was signed January 15, 2020, implementation has been delayed due to COVID-19; however, Phase 1 will have no impact on the tariffs imposed on Company products. A Phase 2 Agreement has not been announced as of the date of this prospectus. Any increase in the cost of importing such goods and parts could decrease its margins, reduce the competitiveness of its products, or inhibit its ability to sell products or purchase necessary parts, which could have a material adverse effect on Newegg’s business results, results of operations, or financial condition.

On April 28, 2020 the U.S. Department of Commerce issued new rules that (1) expand the definition of military end use and (2) eliminate the applicability of certain license exceptions for exports to countries on Country Group D of Supplement No. 1 to part 740 of the Export Administration Regulations. These changes expand export license requirements for U.S. companies to sell certain items to companies in China that have operations that could support military end uses, even if the items sold by the U.S. companies are for civilian end use and they reduce the applicability of license exceptions for exports to those countries listed on Country Group D, including China. Additionally, amendments have been made to General Prohibition Three (Foreign-Produced Direct Product Rule) and the Entity List, the most recent of which were effective August 17, 2020. These amendments expand the restrictions on the sale of foreign-made goods that are based on U.S. technology, and software located outside the United States to companies on the U.S. Entity List, and regulate the use of U.S. origin semiconductor manufacturing equipment that produces semiconductor devices for companies on the U.S. Entity List. The rule changes for export controls may reduce or impair Newegg’s customers’ ability to sell products internationally, which could in turn decrease the demand for its products and have a material adverse effect on Newegg’s revenues and profitability. At this time, the additional proposed rule changes are not anticipated to impact the Company’s sales of non-U.S. products; however, any unpredicted rule changes could adversely affect Newegg’s business results, operations, or financial condition.

Changes in U.S. trade policy could result in one or more U.S. trading partners adopting responsive trade policy making it more difficult or costly for Newegg to export its products to those countries. As indicated above, these measures could also result in increased costs for goods imported into the U.S. This in turn could require Newegg to increase prices to its customers which may reduce demand, or, if Newegg is unable to increase prices, result in lowering its margin on goods and services sold. To the extent that trade tariffs and other restrictions imposed by the U.S. increase the price of semiconductor equipment and related parts imported into the U.S., the cost of its materials may be adversely affected and the demand from customers for products and services may be diminished, which could adversely affect Newegg’s revenues and profitability.

We cannot predict future trade policy, the terms of any renegotiated trade agreements or additional imposed tariffs and their impact on Newegg’s business. The adoption and expansion of trade restrictions, the occurrence of a trade war, or other governmental action related to tariffs or trade agreements or policies has the potential to adversely impact demand for its products, its costs, its customers, its suppliers, and the U.S. economy, which in turn could adversely impact Newegg’s business, financial condition and results of operations.

Changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories and countries where it currently develops and sells products, and any negative sentiments towards the United States as a result of such changes, could adversely affect Newegg’s business. In addition, negative sentiments towards the United States among non-U.S. customers and among non-U.S. employees or prospective employees could adversely affect sales or hiring and retention, respectively.

Employment laws in some of the countries in which Newegg operates are relatively stringent.

As of December 31, 2020, Newegg had 1,789 full-time employees, of whom approximately 55% were located in the United States, 37% in China, 7% in Taiwan, 2% in Canada and 0% in other countries and regions. In some of the countries in which it operates, employment laws may grant significant job protection to employees, including rights on termination of employment and setting maximum number of hours and days per week that a particular employee is permitted to work. In addition, in certain countries in which it operates, Newegg is or may be required to consult and seek the advice of employee representatives and/or unions. These laws, coupled with the requirement to consult with any relevant employee representatives and unions, could impact its ability to react to market changes and the needs of its business.

Newegg and certain of its subsidiaries are parties to a revolving credit agreement, which contain a number of covenants that may restrict Newegg’s current and future operations and could adversely affect Newegg’s ability to execute business needs.

Newegg and certain of its subsidiaries have entered into a credit agreement with financial institutions which contain a number of covenants that limit its ability and its subsidiaries’ ability to, among other things, incur indebtedness, create liens, make investments, merge with other companies, dispose of its assets, prepay other indebtedness and make dividends and other distributions. The obligations under the credit agreements are also guaranteed by assets of Newegg or those of Newegg’s subsidiaries. The terms of the credit agreements may restrict Newegg’s current and future operations and could adversely affect Newegg’s ability to finance its future operations or capital needs or to execute business strategies in the means or manner desired. In addition, complying with these covenants may make it more difficult for it to successfully execute its business strategy, invest in its growth strategy and compete against companies who are not subject to such restrictions. The credit agreements also contain financial covenants that require Newegg to maintain certain minimum financial ratios and maintain an operating banking relationship with the financial institutions. Although Newegg has been in compliance with the financial covenants, it cannot guarantee that it will continue to be able to generate sufficient cash flow or sales to meet the financial covenants or pay the principal or interest under the credit agreements.

If Newegg is unable to comply with its payment requirements, the financial institutions may accelerate Newegg’s obligations under the credit agreement and foreclose upon the collateral, or it may be forced to sell assets, restructure its indebtedness or seek additional equity capital, which would dilute shareholders’ interests. If Newegg fails to comply with any covenant it could result in an event of default under the agreement and the lenders could make the entire debt immediately due and payable. If this occurs, Newegg might not be able to repay the debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to Newegg.

Risks Relating to the Common Shares and this Offering

If we fail to maintain compliance with NASDAQ Listing Rules, we may be delisted from the NASDAQ Capital Market, which would result in a limited public market for trading our shares and make obtaining future debt or equity financing more difficult for us.

Our Class A Common Shares are traded and listed on the NASDAQ Capital Market under the symbol “LLIT.” On September 11, 2019, we received a notification letter from the NASDAQ Listing Qualifications Staff of NASDAQ notifying us that the minimum bid price per share for our Class A Common Shares had been below $1.00 for a period of 30 consecutive business days and we therefore no longer met the minimum bid price requirements set forth in NASDAQ Listing Rule 5550(a)(2). We were granted a compliance period of 180 days, or until March 9, 2020 to regain compliance.

On January 2, 2020, we received another notification letter from the NASDAQ Listing Qualifications Staff notifying us that we no longer complied with the minimum of $2.5 million in stockholders’ equity for continued listing on NASDAQ under NASDAQ’s Listing Rule 5550(b)(1) and that we also did not comply with either of the two alternative standards of Listing Rule 5550(b), the market value standard and the net income standard. We thereafter submitted a plan to regain compliance with NASDAQ’s applicable listing standards. On March 10, 2020, in consideration of our three financings during the first quarter of 2020, from which we received gross proceeds of approximately $8.08 million, the NASDAQ Listing Qualifications Staff determined that we complied with the stockholders’ equity requirement set forth in Listing Rule 5550(b)(1). On that date, we met all applicable requirements for initial listing on NASDAQ, other than the minimum bid price requirement. The NASDAQ Listing Qualifications Staff recognized our intention of curing the minimum bid price deficiency by effecting a reverse stock split, and granted a second compliance period of 180 days, or until September 8, 2020, to regain compliance. The second compliance period was thereafter extended to November 20, 2020 by NASDAQ per SR-NASDAQ-2020-021. On October 21, 2020, we effectuated a share combination of our Common Shares at a ratio of one-for-eight in order to increase the per share trading price of our Class A Common Shares to satisfy the $1.00 minimum bid price requirement. We regained compliance with the minimum bid price rule on November 10, 2020.

However, there is no assurance that we will be able to continue to maintain our compliance with NASDAQ continued listing requirements. If we fail to do so, our Class A Common Shares may lose their status on Nasdaq Capital Market and they would likely be traded on the over-the-counter market, including the Pink Sheets market. As a result, selling our Common Shares could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event our Common Shares are delisted, broker dealers would bear certain regulatory burdens which may discourage broker dealers from effecting transactions in our Common Shares and further limit the liquidity of our shares. These factors could result in lower prices and larger spreads in the bid and ask prices for our Common Shares. Such delisting from NASDAQ and continued or further declines in our common share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions.

An active trading market for our Common Shares may not develop and the trading price for the Common Shares may fluctuate significantly.

Prior to the completion of this Offering, our Class A Common Shares are trading on NASDAQ. The post-Merger entity will be required to meet the initial listing standards of NASDAQ, which are generally more stringent than NASDAQ’s continued listing standards. We have applied to NASDAQ to list our Common Shares upon the consummation of the Restructure and this Offering when our dual class structure is eliminated, but we cannot assure you that a liquid public market for our Common Shares will develop, especially given that our Principal Shareholders will own approximately [●]% of the Company’s Common Share assuming gross proceeds of $30 million from this Offering. If an active public market for our Common Shares does not develop following the completion of this Offering, the market price and liquidity of our Common Shares may be materially and adversely affected. The offering price for our Common Shares shall be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our Common Shares after this Offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their Common Shares.

The trading price of the Common Shares is likely to be volatile and could fluctuate widely due to multiple factors, some of which are beyond our control.

This may happen because of broad market and industry factors. In addition to market and industry factors, the price and trading volume for the Common Shares may be highly volatile due to other factors, including the following:

●	variations in our revenues, operating costs and expenses, earnings, and cash flow;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements about our earnings that are not in line with analysts’ expectations;

●	announcements of new products and services by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our shareholders, affiliates, directors, officers or employees, our product offerings, our business model, or our industry;

●	announcements of new regulations, rules or policies relevant for our business;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Our directors, officers and we may be involved in investigations or other forms of regulatory or governmental inquiry which may cause reputational harm to the Company, result in additional expenses, and distract our management from our day-to-day operations.

From time to time, our directors, officers and we may be involved in investigations or other forms of regulatory or governmental inquiry covering a range of possible issues including but not limited to securities laws compliance. These inquiries or investigations could lead to administrative, civil or criminal proceedings involving us and could result in fines, penalties, restitution, other types of sanctions, or the need for us to undertake remedial actions, or to alter our business, financial or accounting practices. Our practice is to cooperate fully with regulatory and governmental inquiries and investigations.

For example, on August 6, 2020, Hangzhou Lianluo and Mr. Zhitao He received an investigation notice from the China Securities Regulatory Commission (“CSRC”) for alleged violation of laws and regulations regarding information disclosures of Hangzhou Lianluo. Hangzhou Lianluo is a PRC company with shares listed on the Shenzhen Stock Exchange. Mr. He is the Chairman and Chief Executive Officer of Hangzhou Lianluo. Hangzhou Lianluo is also the largest shareholder of the Company and Mr. He was the former Chairman and the former Chief Executive Officer of LLIT and will be appointed as the chairman of the board of the post-closing issuer immediately prior to the completion of this Offering. Hangzhou Lianluo announced this investigation on August 7, 2020 and stated that it will fully cooperate with CSRC in the investigation. As the investigation is still at a relatively early stage, the Company is currently unable to assess the likely outcomes of such proceedings. On October 19, 2020, Hangzhou Lianluo announced that it has received a notice of administrative punishment from the Zhejiang Regulatory Bureau of CSRC, which provides, among other things, that (i) Hangzhou Lianluo is receiving a warning and required to correct its unlawful acts and pay a fine of RMB 300,000, and (ii) Mr. Zhitao He is receiving a warning and required to pay a fine of RMB 400,000. The unfavorable ultimate outcome regarding this investigation could cause reputational harm to us.

Legal proceedings, inquiries and regulatory investigations are often unpredictable, and it is possible that the ultimate resolution of any such matters, if unfavorable, may be material to the our results of operations in any future period, depending, in part, upon the size of the loss or liability imposed and the operating results for the period, and could have a material adverse effect on our business. In addition, regardless of the ultimate outcome of any such legal proceeding, inquiry or investigation, any such matter could cause us to incur additional expenses, which could be significant, and possibly material, to our results of operations in any future period.

Any of these factors may result in large and sudden changes in the volume and price at which the Common Shares will trade.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Because our offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Common Shares in this Offering, you will pay more for the Common Shares than the amount paid by our existing shareholders for their Common Shares on a per-Common Share basis. As a result, you will experience immediate and substantial dilution of approximately $[●] per Common Share, based on an assumed offering price of $[●] per Common Share, being the midpoint of the estimated range of the offering price shown on the cover of this prospectus. See “Dilution” for a more complete description of how the value of your investment in the Common Shares will be diluted upon the completion of this Offering.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the Common Shares, the market price for the Common Shares and trading volume could decline.

The trading market for the Common Shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the Common Shares, the market price for the Common Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the Common Shares to decline.

Techniques employed by short sellers may drive down the market price of our Common Shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks appear to have, in the past, led to selling of our shares in the market. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. We may not be able defend against any such short seller attacks, and may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

Investors may have difficulty enforcing judgments against us, our directors and management.

We are incorporated under the laws of the BVI and many of our directors and some of our officers reside outside the United States. Moreover, many of these persons do not have significant assets in the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon these persons, or to recover against us or them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

The courts of the BVI would not automatically enforce judgments of U.S. courts obtained in actions against us or our directors and officers, or some of the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws, or entertain actions brought in the BVI against us or such persons predicated solely upon U.S. federal securities laws. Further, there is no treaty in effect between the United States and the BVI providing for the enforcement of judgments of U.S. courts in civil and commercial matters, and there are grounds upon which BVI courts may decline to enforce the judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including remedies available under the U.S. federal securities laws, may not be allowed in the BVI courts if contrary to public policy in the BVI. Because judgments of U.S. courts are not automatically enforceable in the BVI, it may be difficult for you to recover against us or our directors and officers based upon such judgments.

In addition, under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As currently there exists no treaty or other form of reciprocity between China and the U.S. governing the recognition and enforcement of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

Certain types of class or derivative actions generally available under U.S. law may not be available as a result of the fact that we are incorporated in the BVI. As a result, the rights of shareholders may be limited.

Shareholders of BVI companies may not have standing to initiate a shareholder derivative action in a court of the United States. The BVI courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law or to impose liabilities against us, in original actions brought in the BVI, based on certain liability provisions of U.S. securities laws that are penal in nature.

You may have more difficulty protecting your interests than you would as a shareholder of a U.S. corporation.

Our corporate affairs will be governed by the provisions of our memorandum and articles of association, as amended and restated from time to time, and by the provisions of applicable BVI law. The rights of shareholders and the fiduciary responsibilities of our directors and officers under BVI law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law.

These rights and responsibilities are to a large extent governed by the British Virgin Island Business Companies Act, 2004 as amended from time to time (the “BVI Act”) and the common law of the BVI. The common law of the BVI is derived in part from judicial precedent in the BVI as well as from English common law, which has persuasive, but not binding, authority on a court in the BVI. In addition, BVI law does not make a distinction between public and private companies and some of the protections and safeguards (such as statutory pre-emption rights, save to the extent expressly provided for in the memorandum and articles of association) that investors may expect to find in relation to a public company are not provided for under BVI law.

There may be less publicly available information about us than is regularly published by or about U.S. issuers. Also, the BVI regulations governing the securities of BVI companies may not be as extensive as those in effect in the United States, and the BVI law and regulations regarding corporate governance matters may not be as protective of our shareholders as state corporation laws in the United States. Therefore, you may have more difficulty protecting your interests in connection with actions taken by our directors and officers or our Principal Shareholders than you would as a shareholder of a corporation incorporated in the United States.

The laws of BVI provide limited protections for our shareholders, so our shareholders will not have the same options as to recourse in comparison to the United States if the shareholders are dissatisfied with the conduct of our affairs.

Under the laws of the BVI there is limited statutory protection of our shareholders other than the provisions of the BVI Act dealing with shareholder remedies. The principal protections under BVI statutory law are derivative actions, actions brought by one or more shareholders for relief from unfair prejudice, oppression and unfair discrimination and/or to enforce the BVI Act or the memorandum and articles of association. Shareholders are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association, and are entitled to payment of the fair value of their respective shares upon dissenting from certain enumerated corporate transactions.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the BVI is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to seek to have the affairs of the company conducted properly according to law and the constitutional documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (i) a company is acting or proposing to act illegally or beyond the scope of its authority; (ii) the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; (iii) the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or (iv) those who control the company are perpetrating a “fraud on the minority.”

These rights may be more limited than the rights afforded to our shareholders under the laws of states in the United States.

Shareholders of British Virgin Islands exempted companies like us have no general rights under British Virgin Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association that will become effective immediately prior to completion of this Offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the BVI Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

Techniques employed by short sellers may drive down the market price of the Common Shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

Because we do not expect to pay dividends in the foreseeable future after this Offering, you must rely on a price appreciation of the Common Shares for a return on your investment.

We currently intend to retain most, if not all, of our funds and any future earnings after this Offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the Common Shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of British Virgin Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under British Virgin Islands law, a British Virgin Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions, and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the Common Shares will likely depend entirely upon any future price appreciation of the Common Shares. There is no guarantee that the Common Shares will appreciate in value after this Offering or even maintain the price at which you purchased the Common Shares. You may not realize a return on your investment in the Common Shares and you may even lose your entire investment in the Common Shares. Additionally, because we are a holding company, our ability to pay dividends on our Common Shares may be limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us, including restrictions that are imposed under the terms of the agreements governing our subsidiaries’ loan and credit facilities. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of such dividend.

You may experience dilution of your holdings due to the inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of Common Shares unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of Common Shares, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of Common Shares may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

As a company incorporated in the British Virgin Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NASDAQ’S corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with NASDAQ’s corporate governance listing standards.

As a British Virgin Islands company listed on NASDAQ Capital Market, we are subject to NASDAQ’s Capital Market corporate governance listing standards. However, NASDAQ Capital Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the British Virgin Islands, which is our home country, may differ significantly from NASDAQ’s corporate governance listing standards. We intend to follow British Virgin Islands corporate governance practices in lieu of the following corporate governance requirements of NASDAQ that listed companies must have for as long as we qualify as a foreign private issuer: (i) a majority of independent directors; (ii) a nominating/corporate governance committee composed entirely of independent directors; and (iii) a compensation committee composed entirely of independent directors. To the extent we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would enjoy under NASDAQ’s corporate governance listing standards applicable to U.S. domestic issuers.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under Regulation FD governing selective disclosure rules of material nonpublic information.

We are and will continue to be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, upon closing of the Offering we intend to publish our results on a semi-annual basis as press releases, distributed pursuant to the rules and regulations of NASDAQ. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in the Common Shares.

In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income; or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Cash is a passive asset for these purposes. Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of the Common Shares in this Offering, we do not expect to be a PFIC for our current taxable year. Because we will hold a substantial amount of cash following this Offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of the Common Shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current or any future taxable year. If we were a PFIC for any taxable year during which a U.S. taxpayer holds Common Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. taxpayer. See “Taxation—U.S. Federal Income Taxation—Passive Foreign Investment Company Rules.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our ability to compete in an industry with low barriers to entry;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract customers, and further enhance our brand recognition; and

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in the e-commerce industry;

●	Uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s products, supply chains, and economic activity in general; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

INDUSTRY

Upon the closing of this Offering and the Restructure, our sole business will be the business of Newegg. Therefore, this section analyzes the e-commerce industry and the IT/CE segments of such industry, in which Newegg operates. All the information and data presented in this section have been derived from Frost & Sullivan (“Frost & Sullivan”)’s industry report commissioned by Newegg in September 2020 titled “The E-Commerce Industry Landscape” (the “Frost & Sullivan Report”) unless otherwise noted. Frost & Sullivan has advised Newegg that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

Overview of the Global and North American E-Commerce Market

Global and North American Retail E-Commerce Market

E-commerce’s share of retail spend has steadily been on the rise, growing from 10.5% in 2016 to 16% in 2019. We expect this steady growth to continue and that the market size of the global retail e-commerce market will be able to generate $8.56 trillion in revenue in 2025.

In addition, the ongoing COVID-19 pandemic has simultaneously forced millions of retailers to accelerate their digital transformation and invest in e-commerce in order to survive and caused a significant change in consumer behavior towards online Marketplaces for groceries, home goods etc. Even as brick and mortar retail re-opens around the world, we expect e-commerce to be an integral and increasing portion of retail in the years to come.

Global and North American B2B E-Commerce Market

The global B2B e-commerce industry accounted for $12.2 trillion in 2019, driven by the increased adoption of digital technology by businesses worldwide with the goal of saving costs and improving efficiencies. COVID-19 has also accelerated the B2B transformation to e-commerce in an unprecedented way. 80% of business leaders are expected to retain their new, digital selling models, even after the pandemic ends.

North America formed 12% of the global e-commerce market in terms of the revenue,  as greater numbers of businesses relied on e-commerce for their procurement needs. North American B2B e-commerce will grow at a compound annual growth rate of 20.7% from $1.77 trillion in 2020 to $4.53 trillion in 2025.

Overview of the Global and North American IT/CE E-Commerce Market

As global lockdowns were announced during the COVID-19 pandemic, there were significant jumps reported across the world for B2C and B2B IT/CE sales.

Global and North American IT/CE Retail E-Commerce Market

There have been significant spikes in e-commerce activity for IT/CE since March 2020 with a peak in April/May. A large chunk of the growth in consumer electronics was led by the new “normal” whereby millions of people adjusted to working from home during the COVID-19 pandemic.

North American households are expected to significantly contribute to the increase in e-commerce spend for IT/CE products, resulting from the need to work from home and enable distance learning for students. Apart from IT/CE products for learning and work productivity, in-home entertainment CE products (such as for gaming and video streaming) have also gained significantly during the pandemic as US parents tried to keep children occupied through the summer.

Global and North American IT/CE B2B E-Commerce Market

We believe the B2B IT/CE e-commerce industry has the following market drivers:

Companies use experience in B2C e-commerce to drive sales in B2B market. E-commerce solutions provide intuitive, self-service platforms that enable easy price comparisons as well as better relationship management with buyers. B2B companies are increasingly being run by millennials who are also B2C consumers. A higher affinity for shopping online, supported by convenience and best-offer prices, is expected to drive a similar trend in enterprise procurement. B2B sellers can significantly increase conversion rates and drive up overall sales through effective engagement and serving the needs of enterprise customers.

Increasing office automation and newer technology offerings driving IT/CE purchases in businesses. Release of newer products and technology upgrades such as 5G and AI/ML accelerates the office automation trend, spurring the need to upgrade existing enterprise IT/CE equipment. 5G networks for instance will enable IoT office environments, boosting the demand for smarter conference rooms with real-time communications, AR/VR devices and AI-integrated office automation products. B2B IT/CE e-commerce will benefit as a result. In the COVID-19 era, technologies that support employees as they work from home are the biggest priority in the short and medium term as we await a rebound in 2021.

COVID-19 induced shift to digital in B2B enterprises. Digital channels have taken center stage as a must-have for B2B companies during COVID-19 with more than 90% of B2Bs having transitioned to a virtual sales model during the pandemic. According to B2B research from McKinsey, customers are showing a strong preference for digitally enabled sales interactions with suppliers’ mobile app downloads and social media apps seeing a strong spike since the pandemic began. Buyers also strongly preferred self-service options.

Competitive Landscape of the North American IT/CE E-Commerce Market

The COVID-19 pandemic has shifted buying habits around the world, driving many to shop online for the first time ever. In order to survive, most brick and mortar stores have taken their businesses online, accelerating the growth of an already booming e-commerce industry. Increased industry competition and continually evolving online shopping behavior translates into a need for differentiation to remain relevant and maximize success during an unprecedented time.

The IT/CE retail e-commerce marketplace in North America is dominated by a handful of companies, including but not limited to: Amazon, BestBuy, Wal-Mart, eBay, Newegg, Costco, AliExpress, and Wish. Apart from these retailers, there are many other IT/CE companies such as Apple, Samsung, and Dell that have a significant portion of their sales coming from selling direct to consumers online.

According to Frost & Sullivan’s survey among 515 consumers in the US and Canada, Amazon leads in the e-commerce retailer selection process and is the first choice for over half of the consumers. Newegg comes fifth, after other key players, yet is considered by almost half of consumers, and its rejection rate is very low. Newegg is also perceived as a trusted retailer that evokes a positive purchasing experience. The products offered are of attractive pricing and variety.

We believe the following are the key success factors in the e-commerce industry:

Data-driven personalization. Data-driven personalization serves as a key factor of success, providing consumers with a customized experience. Online transactions by nature lack traditional retail’s benefits of human touch points. E-commerce vendors can mimic this behavior by personalizing the customer’s online journey through targeted recommendations based on browsing and purchasing history, and personal preferences and other demographic data.

Interactive product visualization. In-person retail offers an interactive, intuitive experience and enables customers to touch, see, listen to, and test merchandise before making a purchasing decision. E-commerce can closely replicate this experience through interactive product visualization, allowing customers to fully interact with and visually customize products, and learn product feature and specification details. Positive pre-purchase interaction in a digital setting can increase brand loyalty and consumer mindshare. Interactive product visualization can be achieved through ever evolving 3-D, virtual reality, and augmented reality technologies.

Excellent user experience. A user friendly interface and ease of navigation provide the foundation for a simple, enjoyable, and successful purchasing experience. User experience is influenced by a combination of factors, namely the look and feel of the online storefront; the ease of finding the desired item or obtaining recommendations for alternate/additional products; the ability to access product details, specifications, and peer reviews; and buyer confidence in a secure checkout experience. Increasingly, e-commerce vendors have been offering free/low-cost and fast shipping, providing customers near instantaneous gratification as if purchasing from a physical store.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands as an exempted company with limited liability. We changed our domicile to the British Virgin Islands because of certain benefits associated with being a British Virgin Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands have a less developed body of securities laws that provides significantly less protection to investors as compared to the securities laws of the United States. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

According to our local British Virgin Islands counsel, there is uncertainty as to whether the courts of the British Virgin Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a competent federal or state court of the United States of America against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the British Virgin Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the British Virgin Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the British Virgin Islands; and (f) there is due compliance with the correct procedures under the laws of the British Virgin Islands

British Virgin Islands counsel further advised that, although there is no statutory enforcement in the British Virgin Islands of final and conclusive monetary judgments obtained in a competent federal or state court of the United States for a definite sum (and the British Virgin Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), such a judgment obtained in such jurisdiction can be expected to be recognized and enforced in the courts of the British Virgin Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the British Virgin Islands, provided such judgment (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; (v) is not inconsistent with a British Virgin Islands judgment of the same matter; (vi) was not obtained on grounds of fraud; and (vii) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the British Virgin Islands. However, the British Virgin Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the British Virgin Islands to give rise to obligations to make payments that are penal or punitive in nature.

USE OF PROCEEDS

We estimate that the net proceeds from this Offering will be approximately $[●], or $[●] if the underwriters exercise their option to purchase additional Common Shares in full, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this Offering are to satisfy the listing requirements of NASDAQ, facilitate access to the public equity markets, increase our visibility in the marketplace, as well as to obtain additional capital.

We plan to use the net proceeds of this offering to expand our business operations as follows:

●	approximately 30% to enhance and expand our Marketplace seller recruitment and platform services for Marketplace sellers;

●	approximately 35% to enhance our technological capabilities, including our technology infrastructure;

●	approximately 25% to expand and improve our fulfillment facilities; and

●	the balance for general corporate purposes, which may include funding working capital needs and potential strategic investments and acquisitions, although we have not identified any specific investments or acquisition opportunities at this time.

Pending any use described above, we may also use a portion of the net proceeds to acquire or invest in complementary businesses, products, websites or technologies or to enter into strategic relationships with third parties. We have no present understandings, commitments or agreements to enter into any acquisitions or investments. The amount actually expended for the purposes listed above will depend upon a number of factors, including the growth of our sales and customer base, competitive developments in e-commerce, the actual cost of capital expenditures and our cash flow from operations and the growth of our business. The amount of what, and timing of when, we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in “Risk Factors.” Accordingly, we will have broad discretion in deploying the net proceeds of this Offering.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this Offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this Offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

To date, we have not paid any cash dividends on our shares. As a BVI company, we may only declare and pay dividends if our directors are satisfied, on reasonable grounds, that immediately after the distribution (i) the value of our assets will exceed our liabilities and (ii) we will be able to pay our debts as they fall due. We currently anticipate that we will retain any available funds to finance the growth and operation of our business and we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our cash held in foreign countries may be subject to certain control limitations or repatriation requirements, limiting our ability to use this cash to pay dividends.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2020:

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2020
	Actual	As Adjusted
	(in $)
Equity:
Class A Common Share, $0.021848 par value, 4,736,111 shares authorized, 2,210,683 shares issued and outstanding on an actual basis and [ ] Shares outstanding on an as adjusted basis	48,299
Class B Common Share, $0.021848 par value, 1,513,889 shares authorized, 1,388,888 shares issued and outstanding on an actual basis and [ ] Shares outstanding on an as adjusted basis	30,345
Additional paid-in capital	47,995,772
Retained earnings (accumulated deficit)	(47,848,895)
Accumulated other comprehensive income	2,586,870
Total shareholders’ equity	2,812,391
Total capitalization	2,812,391

DILUTION

If you invest in our Common Shares, your interest will be diluted for each Common Shares you purchase to the extent of the difference between the offering price per Common Shares and our net tangible book value per Common Shares after this Offering. Dilution results from the fact that the offering price per Common Shares is substantially in excess of the net tangible book value per Common Shares attributable to the existing shareholders for our presently outstanding Common Shares.

The following table illustrates this per share dilution:

As of December 31, 2020
Public Offering price per share	$
Net tangible book value per share as of December 31, 2020
Increase in net tangible book value per share attributable to existing shareholders
Pro forma net tangible book value per share after this Offering
Dilution per share to new investors

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. The additional or unforeseen effects from the COVID-19 pandemic amplify many of these risks. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those set forth in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus. We have prepared our financial statements in accordance with U.S. GAAP.

Pursuant to the Merger Agreement and the Disposition Agreement, upon consummation of the Restructure, Merger Sub will merge into Newegg and LLIT will dispose of Lianluo Connection. Upon closing of the Merger, Newegg will then be the wholly owned Subsidiary of the Company. Pursuant to the Merger Agreement the Company will issue a certain number of Common Shares to Newegg Stockholders based on the LLIT Conversion Ratio. As a result, Newegg Stockholders will become the controlling shareholder of the Company. The Merger is accounted for as a reverse merger under common control effected by a share exchange, wherein Newegg is considered the acquirer for accounting and financial reporting purposes.

Newegg’s Business Overview and COVID-19 Update

Newegg is a tech-focused e-commerce company in North America, and ranked second after Best Buy as the global top electronics online marketplace according to Web Retailer’s report, as measured by 32.4 million visits per month in 2019. Through Newegg.com, its flagship retail site, and other online platforms, Newegg connects its global customer base to a wide and increasing assortment of tech products and a massive pool of brands, sellers, suppliers, manufacturers, distributors and third-party service providers.

Headquartered in California, Newegg’s reach is global. Leveraging its extensive fulfillment and warehousing network and the global footprint of its suppliers and sellers, Newegg is able to offer merchandise sourced from over 30 countries and regions to customers located in over 20 countries and regions, and deliver customer services in multiple languages.

Newegg has built a massive base of loyal and highly engaged customers. As of December 31, 2020, Newegg had 4.7 million active customers (defined as unique email addresses with at least one item purchased on its platforms in the past 12 months), with a 32.5% repeat purchase rate, as measured by the percentage of customers who made at least two purchases in the preceding year, and an average order value of $301, as calculated by dividing sales by transactions during the relevant 12-month measurement period. Newegg achieves this through its deep understanding of its customers’ needs, preferences and tastes and its ability to offer an extensive product assortment, superior customer service, flexible payment options, and speedy, reliable and efficient shipping and fulfilment. As of December 31, 2020, Newegg offered 40.5 million SKUs across over 1,748 categories, which Newegg believes makes it one of the top online shopping destinations for tech consumers. Newegg also maintains a global fulfilment network that ensures speedy and reliable delivery, supported by its seven strategically located warehouses in the United States and Canada. Newegg has the capacity to deliver goods to essentially 100% of the population in the United States and to approximately 84% of the population in Canada within just two business days using multiple service level offerings.

Newegg maintains longstanding and extensive relationships with its suppliers, sellers and business partners to source merchandise at competitive pricing with early or preferential access to the latest, highly sought-after tech products, fulfilling its promise to provide its customers with all things tech. Newegg is a trusted partner and the go-to channel for many leading tech product brands and is increasingly establishing relationships with brands in a growing number of other product categories. As of December 31, 2020, Newegg sourced merchandise from at least 2,501 brand partners for its direct sales business, and Newegg featured the official online stores of various brand partners, including some of the most well-known IT/CE brands, such as Intel, AMD, HP, Asus, Acer, Lenovo, MSI, Nvidia, and Samsung.

Newegg strategically employs a dynamic mix of its established direct sales business and a scalable Marketplace model. Built upon its success in direct sales, Newegg Marketplace has grown in recent years and significantly complements its direct sales business. As the number of sellers and brands on its Marketplace continues to grow, the choices available to customers should also increase, generating a strong momentum for its continued growth. As of December 31, 2020, the Newegg Marketplace connected its customers to over 16,618 third-party sellers from over 30 countries and regions offering approximately 40.3 million SKUs.

For the year ended December 31, 2020, Newegg’s total GMV was approximately $2.6 billion, an increase of approximately $0.7 billion or 36% when compared with GMV for the year ended December 31, 2019.

For the years ended December 31, 2018, 2019, and 2020, Newegg recorded net sales of $2.0 billion, $1.5 billion, and $2.1 billion, respectively. For the same periods, its total GMV was approximately $2.4 billion, $1.9 billion, and $2.6 billion, respectively. Newegg recorded net loss of $33.6 million, and $17.0 million for the years ended December 31, 2018 and 2019, and net income of $30.4 million   for the year ended December 31, 2020. For the same periods, its adjusted EBITDA was $(17.8) million, $1.4 million, and $39.3 million, respectively. See “—Non-GAAP Financial Measures.”

The spread of COVID-19, which was declared a pandemic by the World Health Organization in March 2020, has caused different countries and cities to mandate curfews, including “shelter-in-place” orders and closures of most non-essential businesses as well as other measures to mitigate the spread of the virus.

Newegg’s online business and warehouse operations have remained active to serve its customers during the COVID-19 outbreak, and to-date, the Company has seen increased demand for its products and services during the outbreak. By contrast, some of the Company’s brick-and-mortar competitors have been forced to close down at least some of their retail locations temporarily, while some competitors have de-emphasized certain lines of business, such as computers and electronics, which represent the Company’s core business. However, the course of the outbreak remains uncertain, and a prolonged global economic slowdown and increased unemployment could have a material adverse impact on economic conditions, which in turn could lead to a reduced demand for its products and services.

As a consequence of the COVID-19 outbreak, Newegg has experienced occasional supply constraints, primarily in the form of delays in shipment of inventory. The Company has also experienced some increases in the cost of certain products, as well as a drop in promotions by some manufacturers. While the Company considers such events to be relatively minor and temporary, continued supply chain disruptions could lead to delayed receipt of, or shortages in, inventory and higher costs, and negatively impact sales in fiscal year 2020.

COVID-19 impacted the supply chain of Newegg’s brand partners and Marketplace sellers, and its ability to timely fulfill orders and deliver such orders to its customers, particularly as a result of mandatory shutdowns in different countries and cities to mitigate the spread of the virus.

Although Newegg cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may have an adverse effect on the Company’s results of future operations. The potential impact of COVID-19 on its operations remain uncertain and potentially wide-spread.

Newegg’s Business Model

GMV is the primary driver of Newegg’s net sales, as it derives a significant majority of net sales from the GMV transacted on its online platforms, net of cancellations and returns. Newegg defines GMV as the total dollar value of products sold on Newegg’s websites, directly to customers and by its Marketplace sellers through Newegg Marketplace, net of returns, discounts, taxes, and cancellations. Newegg generates GMV and net sales primarily from the following sources:

●	Direct sales, where Newegg controls inventories sourced from suppliers and directly sells goods to its customers on Newegg platforms or certain other third-party platforms. Newegg’s direct sales revenues include net sales generated from sales of products directly by it to customers on its Newegg platforms (including wholesale where Newegg sells inventories in bulk and mostly at a discount), sales through third-party websites of products Newegg sources from suppliers, and freight revenues from fees Newegg charges for delivery of goods that Newegg directly sells to customers.

●	Newegg Marketplace, where third-party sellers sell products through the Newegg Marketplace, and Newegg recognizes commission and service fees from such third-party sellers in its net sales. The published commission rates are based on a percentage of the GMV transacted, exclusive of the shipping fees charged, which commission rates range from 8% to 15%, depending on the product category. Newegg refers to the net sales generated from Newegg Marketplace as Marketplace revenues.

●	Direct to Consumer (“D2C”) Platform Services, where Newegg generates net sales primarily by charging service fees for a range of e-commerce services and solutions rendered to its vendor partners, Marketplace sellers and various types of customers and businesses, including third-party logistics (3PL) and other fulfilment and logistics services, advertising services, and online marketing services. Newegg refers to such net sales as services revenues.

Factors Affecting Newegg’s Results of Operations

Newegg’s financial condition and results of operations have been, and will continue to be, affected by a number of important factors, including the following:

Newegg’s ability to grow its customer base and increase their engagement level

Newegg believes the principal factors necessary to maintain and grow its GMV and net sales include the number of visits to its online platforms, its ability to convert those visits to orders, and the level of its customers’ engagement with its platforms.

Newegg monitors the following key operating metrics to evaluate its user traffic, its ability to convert visits into orders, and the size and engagement of its customer base:

	For the Year Ended As of December 31,
Key Operating Data:	2020	2019	2018
Total visits(1)	382.2 million	262.8 million	261.6 million
Number of customers(2)	37.3 million	34.4 million	32.7 million
Number of active customers(3)	4.7 million	3.2 million	3.9 million
Conversion rate(4)	2.4%	2.4%	3.2%
Repeat purchase rate(5)	32.5%	30.0%	30.9%
Average Order Value(6)	301	310	299

Note:

(1)	Measured by total traffic across all Newegg platforms, excluding search bots from competitors by filtering visits of less than three seconds.

(2)	Calculated by the total number of registered accounts on all Newegg platforms.

(3)	Active customers as of a given date are calculated by unique customer ID with at least one transaction purchased on Newegg platforms during the relevant 12-month measurement period.

(4)	Calculated by dividing transactions over the total number of visits across all Newegg platforms, excluding visits less than three seconds.

(5)	Measured by the percentage of customers who made at least two purchases on Newegg platforms during the relevant 12-month measurement period.

(6)	Calculated by dividing sales volume by number of transactions during the relevant 12-month measurement period.

Newegg uses conversion rates to measure its ability to convert visits to orders. Newegg’s conversion rates have varied from time to time, and there are a number of factors that may affect conversion rates, including overall economic trends, product mix, new product releases, the level of competition Newegg faces, its merchandise sourcing ability and the purchasing patterns of consumers. The numbers of customers and active customers and repeat purchase rates are indicators of the size and engagement of its customer base. Total active customers have been relatively stable over the last two years.

Newegg’s product mix

While Newegg is a tech-focused e-retailer, Newegg also offers merchandise in a broad and increasing number of product categories, including apparel and accessories, home furnishings, personal goods and certain other products of IT– adjacent categories. As of December 31, 2020, Newegg offered a total of 40.5 million SKUs across over 1,748 categories. Products are offered on its online platforms across a range of types, brands and price points. Newegg believes that customers are attracted to its online platforms primarily by the breadth and depth of its product offerings, a critical component of its ability to increase sales and drive long-term profitability.

Newegg’s results of operations are affected by its merchandise mix, as products of different categories, brands and price points have a range of margin and profitability profiles. For example, categories where the company holds lower market share and the company strives to grow at an accelerated rate over market may offer relatively lower margins. Newegg’s merchandise mix may shift over time due to the combination of a variety of factors, including consumer demands and preferences, average selling prices, its ability to maintain and expand its supplier relationships, its ability to forecast market trends, and its marketing and promotional efforts. Newegg continuously monitors the GMV and margin mix of its product offerings and Newegg seeks to increase the percentage of GMV and net sales from categories and brands with attractive margin profiles.

Expansion of Newegg Marketplace

A key component of Newegg’s long-term strategy is to continue to grow its Newegg Marketplace, which Newegg believes is an important driver of future profitable growth.

Newegg Marketplace has grown in recent years with an increasing contribution to Newegg’s total sales. In 2018, 2019, and 2020, its Newegg Marketplace generated GMV of $472.1 million, $495.2 million, and $663.7 million, respectively, representing a CAGR of 12%, for the years 2018 to 2020, and accounted for approximately 19.6%, 25.6%, and 25.2%, respectively, of its total GMV. During the same periods, its Newegg Marketplace generated net sales of $43.2 million, $46.0 million, and $58.1 million, respectively, representing a CAGR of 10% for the years 2018 to 2020, and accounted for 2.2%, 3.0%, and 2.7%, respectively, of its total net sales. Over time, Newegg expects its Marketplace GMV, both in absolute amount and as a percentage of total GMV, to continue to grow.

Newegg believes the Marketplace model provides it with a number of benefits. As compared with direct sales, the use of the Marketplace model contributes to its working capital and cash flow as there is no need to maintain inventory. Additionally, as the number of sellers and brands on the Newegg Marketplace continues to expand, the choices available to customers also should grow, generating strong momentum for its continued growth. Newegg believes that the integration of its direct sales and Marketplace operations has created a virtuous, self-reinforcing cycle.

Newegg’s results of operations have been, and will continue to be, influenced by shifts over time in the GMV mix between direct sales and Marketplace. This is primarily due to the difference in revenue recognition - Newegg recognizes revenues from direct sales on a gross basis, while Newegg recognizes revenues from the Newegg Marketplace on a net basis. See “—Key Components of Results of Operations” for details. Accordingly, for the same amount of GMV, direct sales generates more net sales than Marketplace and, therefore, an increase in the GMV contribution of Marketplace as a portion of the total GMV would have a negative impact on its net sales.

Newegg’s ability to forecast consumer needs and preferences

The IT/CE e-commerce market in North America and globally is characterized by rapidly evolving technologies, fast-changing consumer requirements and preferences and frequent releases of new products and introductions of updated industry standards and practices. Newegg must effectively respond to these changes to remain competitive. Newegg may have difficulty anticipating consumer demand and preferences, and the goods offered on its online platforms may not be accepted by the market or may be rendered obsolete or uneconomical. Newegg’s inability to adapt to these developments may lead to excessive or deficient inventories or a failure to attract new customers and retain existing customers, which could materially and adversely affect its financial condition and results of operations.

Newegg’s ability to source products from key suppliers on favorable terms

As of December 31, 2020, Newegg offered over 133,000 direct sales SKUs sourced from at least 405 suppliers globally. Newegg maintains extensive, long-standing and mutually beneficial relationships with many of the biggest tech product brands and distributors globally. However, its contracts or arrangements with such suppliers generally do not guarantee the availability of merchandise, or provide for the continuation of particular pricing or other practices. Newegg’s suppliers may not continue to sell their inventory to it on current terms or at all, and, if the terms are changed, Newegg may not be able to establish new supply relationships on similar or better terms.

Newegg competes with other retailers and direct marketers for favorable product allocations and vendor incentive programs from product manufacturers and distributors. Some of its competitors could enter into exclusive or favorable distribution arrangements for certain products with its vendors, which would deny it complete or partial access to those products and marketing and promotional resources. In addition, some vendors whose products are offered on its online platforms also sell their products directly to customers. If Newegg is unable to develop and maintain relationships with suppliers that permit it to obtain sufficient quantities of desirable merchandise on favorable terms, its results of operations could be adversely impacted.

Segment Information

Newegg’s chief operating decision maker (i.e. chief executive officer) reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue by countries or regions for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Based on qualitative and quantitative criteria established by Accounting Standards Codification (“ASC”) 280, “Segment Reporting”, Newegg considers itself to be operating within one reportable segment.

Key Components of Results of Operations

Net Sales

Newegg’s net sales consist of direct sales revenues, Marketplace revenues and services revenues. See “—Newegg’s Business Model” for more information about these sources of net sales.

Newegg’s net sales are reported net of anticipated discounts, returns, allowances, sales tax and credit card chargebacks, which are all estimated from historical experience. Newegg also offers customer promotional programs, which Newegg records as reductions in sales based on anticipated redemption rates estimated from historical experience.

The following table sets forth the components of its net sales in absolute amounts and as percentages of total net sales, for the periods indicated.

	For the Year Ended December 31,
	2020		2019		2018
	(in millions, except for percentages)
Net sales	Amount	%	Amount	%	Amount	%
Direct sales revenues	$1,974.9	93.4	$1,476.7	96.3	$1,966.3	97.2
Marketplace revenues	58.1	2.7	46.0	3.0	43.2	2.1
Services revenues	81.9	3.9	11.2	0.7	12.9	0.7
Total	2,114.9	100.0	1,533.9	100.0	2,022.4	100.0

Cost of Sales

The largest component of its cost of sales is the purchase price of goods that Newegg directly sells to customers. Cost of sales also includes (i) costs relating to its service revenues, which include personnel expenses and other costs relating to its third-party logistics services; (ii) inbound and outbound freight costs; and (iii) inventory write-offs relating to refurbished, slow-moving and obsolete inventories and adjustments for vendor incentives related to inventory still on hand at the reporting date.

Cost of sales is partially offset by payments Newegg earns under vendor incentive programs, or VIPs, such as purchase rebates, marketing development funds that vendors give it to advertise their products, cooperative marketing programs jointly funded with vendors, and price protection refunds to offset reductions in the manufacturer’s suggested retail price. These VIPs are sometimes tied to the volume of its purchases or sales and represent a reduction of the selling price of the suppliers’ products. Therefore, Newegg treats these program payments as reductions to cost of sales.

The following table sets forth the components of its cost of sales, in absolute amounts and as percentages of total net sales, for the periods indicated.

	For the Year Ended December 31,
	2020		2019		2018
	(in millions, except for percentages)
Cost of sales	Amount	%	Amount	%	Amount	%
Purchase price of goods sold by it directly	$1,678.3	91.2	$1,300.4	95.0	$1,739.5	95.8
Costs related to Marketplace & service revenues	69.9	3.8	1.0	0.1	1.7	0.1
Inbound and outbound freight costs	84.8	4.6	67.2	4.9	71.7	3.9
Inventory write-downs & reserves	8.2	0.4	0.4	0.0	3.9	0.2
Total	$1,841.2	100.0	$1,369.0	100.0	$1,816.8	100.0

Other Operating Income / (Expense)

During 2019, Newegg entered into a sale leaseback transaction for one of its real estate properties in the United States. Newegg sold the property for a gross proceed of $38.5 million, and recognized a gain of $28.8 million from the transaction, which is included as other operating income in its consolidated statement of operations.

Selling, General and Administrative Expenses

The largest component of its selling, general and administrative expenses, or SG&A expenses, is salary and other compensation costs, consisting of expenses relating to the employment of its employees, as well as temporary personnel to meet its needs in areas such as customer service and fulfillment during seasonal peaks in orders.

Other significant components of SG&A expenses include advertising and marketing expenses, payment and credit card processing fees, depreciation, rent expenses, warehouse costs, office expenses, legal expenses and other general corporate costs.

The following table sets forth the components of its SG&A expenses, in absolute amounts and as percentages of net sales, for the periods indicated.

	For the Year Ended December 31,
	2020		2019		2018
	(in millions, except for percentages)
Selling, general and administrative expenses	Amount	%	Amount	%	Amount	%
Salary and other compensation costs	$107.1	42.8	$107.2	46.8	$103.5	41.9
Payment and credit card processing fees	51.5	20.6	37.6	16.4	44.2	17.9
Advertising and marketing	29.0	11.6	25.8	11.3	34.8	14.1
Depreciation and amortization	9.1	3.6	10.7	4.7	10.2	4.1
Others	53.5	21.4	47.9	20.8	54.5	22.0
Total	$250.2	100.0	$229.2	100.0	$247.2	100.0

Interest Income and Expense

Interest income is earned on (i) its loans to affiliates; and (ii) cash invested in money market accounts or certificates of deposit. See “Related Party Transactions—Other Related Party Transactions” for more information about its loans to affiliates. Interest expense represents the interest Newegg is charged on its borrowings, including term loan, line of credit and capital leases.

Other income, net

Newegg recorded other income, net of $5.3 million, $4.2 million, and $1.6 million for the years ended December 31, 2020, 2019, and 2018, respectively. For the year ended December 31, 2020, other income, net, primarily consisted of sales tax rebates and discounts, insurance proceeds, partnership incentives, and property rental income in China. In 2019, its other income mainly consisted of insurance proceeds primarily related to the fire loss in one of Newegg’s warehouses in the U.S., and property rental income in China. Other income, net of $1.6 million in 2018 primarily consisted of property rental income in China.

Gain from Sale of and Equity Income from Equity Method Investments

Newegg accounts for investment under the equity method for investees over which Newegg has the ability to exercise significant influence but does not have a controlling interest. Newegg recorded a gain on equity method investment of $9.6 million, $21.8 million, and $3.2 million respectively, in 2018, 2019 and 2020. Newegg’s gain on equity method investment in 2018 was attributed to the equity income from its equity method investment in Mountain Capital Fund L.P. (“Mountain Capital”). The gain in 2019 primarily included gains from the partial sale of its investment in Mountain Capital. Mountain Capital sold a portion of its investment in One97 Communication Limited (“One97”), a leading Indian e-wallet provider and one of Mountain Capital’s portfolio companies, to various third-party buyers. Newegg’s ownership percentage in Mountain Capital was approximately 11%  as of December 31, 2020 and 8% as of December 31, 2019.

Results of Operations

The following table summarizes its consolidated results of operations in absolute amounts and as percentages of its net sales for the periods indicated. Period-to-period comparisons of historical results of operations should not be relied upon as indicative of future performance.

	For the Year Ended December 31,
	2020		2019		2018
	(in millions, except for percentages, net loss per share, and average number of share)
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$2,114.9	100.0	$1,533.9	100.0	$2,022.4	100.0
Cost of sales	1,841.2	87.1	1,369.0	89.3	1,816.8	89.8
Gross profit	273.7	12.9	164.9	10.7	205.6	10.2
Other operating Income/(expense)	-	-	28.3	1.8	(1.6)	(0.1)
Selling, general and administrative expenses(1)	250.2	11.8	229.2	14.9	247.2	12.2
Gain (Loss) from operations	23.5	1.1	(36.0)	(2.4)	(43.1)	(2.0)
Interest income	1.1	0.1	0.6	0.0	1.5	0.1
Interest expense	(0.7)	(0.0)	(2.9)	(0.2)	(1.6)	(0.1)
Other income, net	5.3	0.3	4.2	0.3	1.6	0.1
Gain from sale of and equity income from equity method investments	3.2	0.2	21.8	1.4	9.6	0.5
Gain (Loss) before provision for income taxes	32.4	1.5	(12.4)	(0.8)	(32.0)	(1.6)
Provision for income taxes	1.9	0.2	4.6	0.3	1.6	0.1
Net income (loss)	$30.4	1.4	$(17.0)	(1.1)	$(33.6)	(1.7)
Less: Undistributed net income allocable to Series A and Series AA convertible Preferred Stock	(30.0)	(1.4)	-	-	-	-
Less: Dividend or deemed dividend paid to Series A convertible Preferred Stock	-	-	-	-	(20.0)	(1.0)
Net income (loss) attributable to common stock	$0.4	0.0	$(17.0)	(1.1)	$(53.6)	(2.6)
Net earnings (loss) per share, basic	$0.49		$(20.01)	—	$(80.68)	—
Net earnings (loss) per share, diluted	0.09		(20.01)	—	(80.68)	—
Weighted average number of common stock outstanding used in computing per share amounts, basic	849,159		849,159	—	663,899	—
Weighted average number of common stock outstanding used in computing per share amounts, diluted	4,561,604		849,159	—	663,899	—

Note:

(1)	Includes share-based compensation expenses of $1.6 million, $0.7 million, and $3.9 million, respectively, in 2020, 2019, and 2018.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Net sales

Net sales increased by 37.9%   for the year end December 31, 2020 compared to the comparable prior year period from $1,533.9 million in 2019 to $2,114.9 million in 2020, which was mainly due to the increase in GMV from its direct sales platforms from $1,438.2 million in 2019 to $1,970.8 million in 2020.

Such increase in GMV was primarily due to (i) a change in buying behavior of consumers from brick-and-mortar stores to online retailers due to the COVID-19 pandemic; and (ii) strong demand in computer components as a result of working and schooling from home.

Cost of Sales& Gross profit

For the year ended December 31, 2020, its cost of sales increased by 34.5% compared to the comparable prior year period from $1,369.1 million in 2019 to $1,841.2 million in 2020, generally reflective of the increase in its net sales. During the same period, its gross profit increased by 66.1% from $164.8 million in 2019 to $273.7 million in 2020.

Newegg’s profit margin increased from 10.7% in 2019 to 12.9% in 2020 primarily due to a strategy change where the company focused on selling high margin categories. There was also a high demand in sales that turned the inventories much faster. There were no aggressive promotions needed to move aged inventories that impacted the margin rate negatively.

Selling, general and administrative expenses

As of December 31, 2020, SG&A expenses increased from $229.2 million in 2019 to $250.2 million in 2020, which mainly resulted from (i) an increase in credit card charges from $37.6 million in 2019 to $51.5 million in 2020, which is directly related to the increase in net sales in 2020, and (ii) an increase in advertising and marketing expenses from $25.8 million in 2019 to $29.0 million in 2020.

Interest income and expense

For the year ended December 31, 2020, interest income increased from $0.6 million in 2019 to $1.1 million in 2020. This increase was primarily driven by an increase of $0.5 million in interest income on its loan to an affiliate.

Interest expense decreased from $2.9 million in 2019 to $0.7 million in 2020, which was generally due to a decrease in the average outstanding debt balance in 2020, as compared to that of 2019.

Other income, net

For the year ended December 31, 2020, Newegg recorded other income, net of 5.3 million, compared to other income, net of $4.2 million in 2019. For the year ended December 31, 2020, other income, net, primarily consisted of partnership incentives of $1.5 million, sales tax rebates and discounts of $1.4 million, and insurance proceeds of $0.8 million. In 2019, its other income mainly consisted of insurance proceeds of approximately $2.0 million primarily related to the fire loss in one of Newegg’s warehouses in the U.S., property rental income of $1.2 million from one of its idle warehouses in China, and government subsidies of an insignificant amount.

Gain from sale of and equity income from equity method investments

For the year ended December 31, 2020, Newegg recorded a gain on equity method investment of $3.2 million on its investment in Mountain Capital. For the year ended December 31, 2019, Newegg recorded a gain on the sale of the equity method investment in Mountain Capital of $21.8 million. Mountain Capital sold a portion of its investment in One97 to various third-party buyers, which resulted in disposal of all of Newegg’s investment in One97 in 2019.

Provision for income taxes

Newegg’s provision for income taxes decreased from $4.6 million in 2019 to $1.9 million in 2020. The decrease in its provision for income taxes was mainly due to the expense of withholding tax in first half of 2019 associated with the sale of its investment in One97 through Mountain Capital.

Net Income/(Loss)

For the year ended December 31, 2020, Newegg recorded a net income of $30.4 million in 2020, as compared to a net loss of $17.0 million for the same period in 2019. The increase in net income is primarily driven by a growth in its net sales and improvement in its gross margin.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Net sales

Net sales decreased by 24.2%, from $2,022.4 million in 2018 to $1,533.9 million in 2019, which was mainly due to a decline in the GMV from its U.S.-focused direct sales platforms from $1,745.3 million in 2018 to $1,293.5 million in 2019. Such decline in GMV was also due to the reduced price competitiveness of its product offerings as Newegg expanded the collection of sales tax in an increasing number of U.S. states in 2019. As of December 31, 2019, Newegg collected sales tax in 42 states whereas as of December 31, 2018 Newegg collected sales tax in 25 states.

The decline in the GMV from its U.S.-focused platforms was primarily due to (i) softening demand in computer components; (ii) increased import tariffs that resulted in price increases; and (iii) shortages in supply, particularly in CPU and VGA graphic cards.

The increase in the GMV contribution by the Newegg Marketplace to the total GMV was mainly due to (i) an increase in the amount of GMV from the Newegg Marketplace on its U.S.-focused platforms from $441.4 million in 2018 to $460.5 million in 2019, reflective of its strategic focus in growing its Marketplace operations and adding new sellers to expand the total product offerings on its platforms; and (ii) a partial shift in orders from the direct sales model to the Newegg Marketplace model.

Cost of Sales & Gross profit

From 2018 to 2019, Newegg’s cost of sales decreased by 24.6% from $1,816.8 million to $1,369.1 million, generally reflective of the decline in its net sales. During the same period, its gross profit decreased by 19.8% from $205.6 million to $164.9 million.

Newegg’s profit margin increased from 10.2% in 2018 to 10.7% in 2019, primarily due to a strategy change where the company focused on selling high margin products such as desktop PCs and gaming notebooks. Newegg also moved over its low margin products, such as TVs, from its direct sale business to Marketplace, where the company can receive a higher commission. Newegg also ceased selling low margin video game console categories and applied a minimum margin policy to components, storage, and memory products.

Selling, general and administrative expenses

SG&A expenses decreased from $247.2 million in 2018 to $229.2 million in 2019, which mainly resulted from (i) a decrease in advertising and marketing expenses from $34.8 million in 2018 to $25.8 million in 2019, which was due to more effective control over marketing and branding efforts; (ii) a decrease in credit card fees from $44.2 million in 2018 to $37.6 million in 2019, which are directly related to the decrease in sales; and (iii) a decrease in stock-based compensation from $3.9 million to $0.7 million due to an adjustment made in 2018 as part of a repurchase of shares. These decreases were partially offset by an increase in bonus from $1.6 million in 2018 to $5.6 million in 2019, primarily due to the profit sharing and bonus related to the sale of its equity investment in Mountain Capital in 2019.

During 2019, Newegg entered into a sale leaseback transaction for one of its real estate properties in United Sates. Newegg sold the property for a gross proceed of $38.5 million, and recognized a gain of $28.8 million from the transaction, which is included as other operating income in its consolidated statement of operations. Newegg concurrently leased back the property from the buyer under a lease agreement for ten years, resulting in right-of-use (“ROU”) lease asset of $14.1 million and a lease liability of $13.9 million as of the lease commencement date.

Interest income and expense

Interest income decreased from $1.5 million in 2018 to $0.6 million in 2019. This decrease was primarily driven by a decrease of $0.9 million in interest income on its loans to affiliates, resulting from significant amounts paid by such affiliate to it under these loans in 2019;

Interest expense increased from $1.6 million in 2018 to $2.9 million in 2019, which was generally due to an increase in the average outstanding debt balance in 2019, as compared to that of 2018. In 2018, Newegg entered into a number of credit agreements and a long-term revolving loan agreement with certain financial institutions; see “—Liquidity and Capital Resources —Cash flows and working capital” and “Contractual Obligation” for more details of these agreements.

Other income, net

Other income, net was $4.2 million in 2019, compared to Other income, net of $1.6 million in 2018. In 2019, its Other income mainly consisted of insurance proceeds of approximately $2.0 million primarily related to the fire loss in one of Newegg’s warehouses in the U.S., property rental income of $1.2 million from one of its idle warehouses in China, and government subsidies of an insignificant amount, while Newegg recorded Other income, net of $1.6 million in 2018 mainly from property rental income of $1.0 million from one of its idle warehouses in China, and government subsidies of an insignificant amount partially offset by other expense of $0.5 million.

Gain from sale of and equity income from equity method investments

Newegg recorded a gain on equity method investment of $21.8 million in 2019, as compared to $9.6 million in 2018. This increase was mainly due to a gain on the sale of equity method investment in Mountain Capital of $21.8 million. Mountain Capital sold a portion of its investment in One97 to various third-party buyers, which resulted in disposal of all of Newegg’s investment in One97. The proceeds from the sale of the investment were distributed to Newegg in 2019. In 2018, Newegg accounted for the Mountain Capital investment under the equity method, and recognized a gain on this equity method investment of $9.6 million.

Provision for income taxes

Newegg’s provision for income taxes increased significantly from $1.6 million in 2018 to $4.6 million in 2019. The increase in its provision for income taxes was mainly due to the expense of withholding tax since Newegg was generating losses and may not be able to use the tax credit. The tax withholding is for the gain from the sale of its investment in One 97 through Mountain Capital and equity income from equity method investments.

Net Loss

As a result of the foregoing, Newegg recorded a net loss of $17.0 million in 2019, as compared to a net loss of $33.6 million in 2018.

Non-GAAP Measures

Newegg has included GMV and Adjusted EBITDA, non-GAAP financial measures, in this prospectus. Newegg believes that these are key measures used by its management and board of directors to evaluate its operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital.

GMV

GMV is the total dollar value of products sold on Newegg’s websites, directly to customers and by its Marketplace sellers through Newegg Marketplace, net of returns, discounts, taxes, and cancellations, and excluding the following: (i) sales by Newegg’s Asia subsidiaries, (ii) service revenues, and (iii) sales of Rosewill and Nutrend products made through third party platforms. It helps Newegg assess and analyze changes in revenues, and if reviewed in conjunction with net sales and other GAAP financial measures, it can provide more information in evaluating Newegg’s current performance and in assessing its future performance. See “Newegg’s Business Model.”

	For the Year Ended December 31,
	2020	2019	2018
	(in millions)
Net Sales	$2,114.9	$1,533.9	$2,022.4
Adjustments:
GMV - Marketplace	663.7	495.2	472.1
Marketplace Commission	(58.1)	(46.0)	(43.2)
Deferred Revenue	16.2	(6.5)	4.5
Service Revenue	(81.8)	(11.2)	(13.0)
Asia Net Sales	(0.0)	(3.9)	(21.7)
Nutrend and Rosewill sales through third party platforms	(40.6)	(31.1)	(29.8)
Other	20.3	2.9	11.6
GMV	$2,634.5	$1,933.4	$2,403.0

Adjusted EBITDA

Adjusted EBITDA is a financial measure that includes the removal of various one-time, irregular, and non-recurring items from EBITDA. Newegg believes that exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and excludes items that Newegg does not consider to be indicative of its core operating performance. Accordingly, Newegg believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under GAAP. Some of these limitations are:

●	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, its working capital needs;

●	Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation;

●	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and

●	Other companies, including companies in its industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, operating profit and its other GAAP results.

The following table reflects the reconciliation of net loss to Adjusted EBITDA for each of the periods indicated.

	For the Year Ended December 31,
	2020	2019	2018
	$	$	$
	(in millions)
Net income (loss)	$30.4	$(17.0)	$(33.6)
Adjustments:
Stock-based compensation expenses	1.6	0.7	3.9
Interest (income) expense, net	(0.5)	2.4	0.1
Income tax provision	1.9	4.6	1.6
Depreciation and amortization	9.1	10.7	10.2
Gain from sale of and equity income from equity method investments	(3.2)	(21.8)	(9.6)
Gain from sale of real estate property	-	(28.8)	-
Adjusted EBITDA	$39.3	$(49.2)	$(27.4)

Liquidity and Capital Resources

Cash flows and working capital

Newegg has historically funded its operations through existing working capital, credit facilities, bank loans, return from investing activities, and equity financings. See Note 7 and 8 to its consolidated financial statements included elsewhere in this prospectus for more information about the line of credit and long-term debt that Newegg obtains from financial institutions and Notes 11 and 12 to its consolidated financial statements included elsewhere in this prospectus for more information about its equity financings.

Newegg’s cash and cash equivalents consist primarily of cash on deposit, certificates of deposit, and money market accounts. Cash equivalents are all highly liquid investments with original maturities of three months or less. Amounts receivable from credit card processors are also considered cash equivalents as they are both short term and highly liquid in nature, and are typically converted to cash within three business days. Amounts due to it from credit card processors that are classified as cash and cash equivalents totaled $17.5 million and $9.2 million at December 31, 2020 and 2019, respectively. Newegg anticipates that its existing cash and funds generated from operations will be sufficient to meet its working capital needs and expected capital expenditures for at least 12 months from the date of the filing of this prospectus. Newegg’s cash and cash equivalents are primarily denominated in U.S. dollars.

Newegg historically experiences higher sales in the fourth quarter due to the holiday season. In anticipation of such higher sales, Newegg typically begins building up its inventory levels in the late third quarter. Such inventory build-up may require it to expend cash faster than Newegg generates by its operations during these periods. Also as a result of this inventory build-up and faster inventory turnover during the fourth quarter, its accounts payable are typically at their highest levels at year-end, as compared to the first, second and third quarters when sales are lower.

Newegg intends to finance its future working capital requirements and capital expenditures from cash generated from operating activities and funds raised from financing activities, including the net proceeds Newegg will receive from this Offering, and return from investing activities. Newegg’s future capital requirements may, however, vary materially from those now planned or anticipated. Changes in its operating plans, lower than anticipated net sales, increased expenses or other events, including those described in “Risk Factors,” may cause it to seek additional debt or equity financing in the future. If its existing cash is insufficient to meet its requirements, Newegg may seek to issue debt or equity securities or obtain additional credit facilities. Financing may not be available on acceptable terms, on a timely basis, or at all, and its failure to raise adequate capital when needed could negatively impact its growth plans and its financial condition and results of operations. Issuance of additional equity securities, including convertible debt securities, would dilute its earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict its operations and its ability to pay dividends to its shareholders. If Newegg is unable to obtain additional equity or debt financing as required, its business operations and prospects may suffer.

Historical Cash Flows

The following table sets forth its selected consolidated cash flow data for the years ended December 31, 2018 2019, and 2020.

	For the Year Ended December 31,
	2020	2019	2018
Summary Consolidated Cash Flow Data:	(in millions)
Net cash provided by (used in) operating activities	$84.5	$(10.1)	$(62.9)
Net cash provided by (used in) investing activities	(5.2)	84.7	(16.0)
Net cash provided by (used in) financing activities	(1.7)	(49.7)	2.0
Foreign currency effect on cash, cash equivalents and restricted cash	(0.3)	(1.1)	(0.8)
Net increase (decrease) in cash and cash equivalents	77.2	23.8	(77.7)
Cash, cash equivalents and restricted cash at beginning of the year	80.5	56.7	134.4
Cash, cash equivalents and restricted cash at end of the year	157.7	80.5	56.7

Operating activities

Net cash provided by operating activities was $84.5 million in 2020. The adjustments for non-cash expenses are primarily comprised of (i) $9.1 million of depreciation and amortization that was associated with property and equipment; (ii) $7.3 million of bad debt expense, and (iii) $4.2 million of provision for obsolete and excess inventory. The changes in operating assets and liabilities represented a $34.4   million increase in cash provided by (i) an increase in accounts payable of $76.2   million; (ii) an increase in accrued liabilities and other liabilities of $35.1  million; and (iii) an increase in deferred revenue of $21.8 million, partially offset by (i) a decrease in accounts receivable of $13.0 million; (ii) an increase in inventory of $76.2   million; and (iii) an increase in prepaid expenses and other assets of $9.6  million.

Net cash used in operating activities was $10.1 million in 2019. Net loss was $17.0 million in 2019. The adjustments for non-cash expenses are primarily comprised of (i) $10.7 million of depreciation and amortization that was associated with property and equipment; (ii) $4.3 million of provision for obsolete and excess inventory; and (iii) $21.8 million of gain on equity method investment. The changes in operating assets and liabilities represented a $42.8 million cash provided by (i) a decrease in accounts receivable and inventory of $33.1 million and $110.1 million, respectively; and (ii) an increase in accrued liabilities and other liabilities of $8.0 million, partially offset by (i) a decrease in accounts payable of $100.7 million, and (ii) a decrease in deferred revenue of $11.2 million.

Net cash used in operating activities was $62.9 million in 2018. Net cash used in operating activities consists of net loss as adjusted for non-cash expenses and changes in operating assets and liabilities. Net loss was $33.6 million in 2018. The adjustments for non-cash expenses are primarily comprised of (i) $10.2 million of depreciation and amortization associated with property and equipment; (ii) $9.6 million of gain on equity method investment; and (iii) $3.9 million of stock-based compensation. Changes in operating assets and liabilities represented a $39.2 million use of cash, primarily comprised of (i) a decrease in accounts payable of $18.5 million; (ii) an increase in inventories of $6.3 million; and (iii) a decrease in the accrued liabilities and other liabilities of $5.9 million, partially offset by a decrease in prepaid expenses and other assets of $2.2 million.

Investing activities

Net cash used in investing activities was $5.2 million for the year ended December 31, 2020, which was primarily attributable to the payments made to acquire property and equipment of $6.2 million partially offset by the proceeds from insurance of $0.8 million and disposal of fixed assets of $0.1 million.

Net cash provided by investing activities was $84.7 million in 2019, which was mainly due to (i) proceeds on disposal of a warehouse of $38.6 million, and (ii) proceeds on sales of equity method investment of $77.5 million, partially offset by (i) payments of $10.3 million made to acquire property and equipment; (ii) equity investments of $7 million; and (iii) loans to an affiliate of $15 million. See “Related Party Transactions-Other Related Party Transactions.”

Net cash used in investing activities was $16.0 million in 2018, which was mainly attributable to (i) equity investments of $58.0 million in connection with its investment in Mountain Capital and Bitmain (ii) loans to an affiliate of $20.0 million; and (iii) payments of $8.0 million made to acquire property and equipment, primarily for ongoing maintenance and upkeep of technology infrastructure, partially offset by loan repayments from an affiliate of $70.0 million. Newegg entered into several term loan agreements with one of its affiliates; as of December 31, 2018, there was no outstanding principal balance receivable from affiliate. See “Related Party Transactions—Other Related Party Transactions.”

Financing activities

Net cash used in financing activities was $1.7 million in 2020, due to the repayment of its line of credit.

Net cash used in financing activities was $49.7 million in 2019, which was mainly due to (i) net repayment under its line of credit of $36.4 million; and (ii) repayment of its long-term debt of $13.3 million.

Net cash provided by financing activities was $2.0 million in 2018, which was mainly due to (i) borrowings under its line of credit of $123.3 million; and (ii) borrowings of long-term debt of $13.0 million, partially offset by (i) repayments under its line of credit of $88.7 million; and (ii) payment for share repurchases of $45.1 million.

Capital Expenditures

Newegg’s capital expenditures are incurred primarily in connection with purchases of property and equipment and leasehold improvements. Newegg’s capital expenditures were $8.0 million, $10.3 million, and $6.2 million in 2018, 2019, and 2020, respectively. Newegg intends to fund its future capital expenditures with its existing cash balance and proceeds from this Offering.

Credit Agreements

In July 2018, Newegg entered into a credit agreement with East West Bank and PNC Bank that provided a revolving credit facility of up to $100.0 million with a maturity date of July 27, 2021. Prior to July 27, 2020 and subject to certain terms and conditions, the Maximum Revolving Advance Amount, as defined in the loan agreement, could be increased up to $140.0 million. The revolving credit facility includes a letter of credit sublimit of $25.0 million, which can be used to issue standby and trade letters of credit, and a $10.0 million sublimit for swingline loans. Advances from this line of credit will be subject to interest at LIBOR plus the Applicable Margin, as defined in the loan agreement, or the Alternate Base Rate (to be defined as the highest of the financial institution’s prime rate, the Overnight Bank Funding Rate plus 0.50%, or the daily LIBOR plus 1.0%) plus the Applicable Margin. For LIBOR loans, Newegg may select interest periods of one, two, or three months. Interest on LIBOR loans shall be payable at the end of the selected interest period. Interest on Alternate Base Rate loans is payable monthly. The line of credit is guaranteed by certain of Newegg’s U.S. subsidiaries and is collateralized by certain of the assets of Newegg. Such assets include all Receivables, equipment and fixtures, general intangibles, Inventory, Subsidiary Stock, securities, investment property, and financial assets, contract rights, and ledger sheets, as defined in the loan agreement. To maintain availability of funds under the loan agreement, Newegg will pay on a quarterly basis, an unused commitment fee of either 0.25% of the difference between the amount available and the amount outstanding under the facility if the difference is less than one-third of the Maximum Revolving Advance Amount or 0.40% of the difference between the amount available and the amount outstanding under the facility if the difference is equal to or greater than one-third of the Maximum Revolving Advance Amount. As of December 31, 2019, there was no balance outstanding under this line of credit. The credit facility contains customary covenants, including covenants that limit or restrict Newegg’s ability to incur capital expenditures and lease payments, make certain investments, enter into certain related-party transactions, and pay dividends. The credit facility also requires Newegg to maintain certain minimum financial ratios and maintain an operation banking relationship with the financial institutions. As of December 31, 2020, Newegg was in compliance with all financial covenants related to the line of credit.

Contractual Obligations

The following table sets forth its contractual obligations and commitments as of December 31, 2020.

	Payments Due by Years Ending
	Total	Less than 1 year	1-3 years	3-5 year	More than 5 years
	(in thousand)
Long-term debt payment	$2,369	$281	$577	$599	$912
Operating Leases	48,738	10,258	15,139	8,863	14,478
Total contractual obligations	$51,107	$10,539	$15,716	$9,462	$15,390

Off-Balance Sheet Commitments and Arrangements

Newegg does not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets, or any obligation arising out of a material variable interest in an unconsolidated entity. Newegg does not have any majority-owned subsidiaries that are not included in its consolidated financial statements.

Quantitative and Qualitative Disclosure about Market Risk

Newegg does not use financial instruments for speculative trading purposes, and does not hold any derivative financial instruments that could expose it to significant market risk. Newegg’s primary market risk exposures are changes in interest rates and foreign currency fluctuations.

Interest rate risk

Newegg’s main interest rate exposure relates to long-term borrowings that Newegg obtains from banks and financial institutions to meet its working capital expenditure requirements. Newegg also has interest-bearing assets, including cash and cash equivalents, restricted cash and loans to affiliates. Newegg manages its interest rate exposure with a focus on reducing its overall cost of debt and exposure to changes in interest rates. As of December 31, 2020 and 2019, Newegg had outstanding long-term borrowings in the aggregate amount of $2.4 million and $2.5 million, respectively, with the majority of its long-term borrowings having floating interest rates.

Newegg has not used derivative financial instruments to hedge the interest rate risk. Newegg has not been exposed to material risks due to changes in market interest rates. However, Newegg cannot provide assurance that Newegg will not be exposed to material risks due to changes in market interest rate in the future.

Foreign currency risk

Newegg has currency fluctuation exposure arising from both sales and purchases denominated in foreign currencies. Significant changes in exchange rates between foreign currencies in which Newegg transacts business and the U.S. dollar may adversely affect its results of operations and financial condition. Historically, Newegg has not entered into any hedging activities, and, to the extent that Newegg continues not to do so in the future, Newegg may be vulnerable to the effects of currency exchange-rate fluctuations.

Newegg expects its exposure to foreign currency risk will increase as Newegg increases its operations and sales in Canada and other countries and regions. Although the effect of currency fluctuations on its financial statements has not been material in the past, there can be no assurance that the effect of currency fluctuations will not be material in the future. For the years ended December 31, 2018, 2019, and 2020, Newegg recorded foreign exchange loss of $1.6 million, loss of $0.5 million, and loss of $0.7 million, respectively. Based on the balance of its foreign-denominated cash and cash equivalents, as of December 31, 2018, 2019, and 2020, an assumed 10% negative currency movement would not have a material impact.

To date, Newegg has not entered into any hedging transactions in an effort to reduce its exposure to foreign currency exchange risk.

Inflation risk

Newegg does not believe that inflation has had a material effect on its business, financial condition or results of operations. Although Newegg does not expect it to have such an impact in the near future, Newegg cannot assure you that its business will not be affected by inflation in the future.

Related Party Transactions

For a description of its related party transactions, see “Related Party Transactions” as discussed in the notes to the consolidated financial statements within this registration statement.

Critical Accounting Policies, Judgments and Estimates

Newegg’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of its financial statements requires it to make estimates and assumptions that affect the reported amounts of assets, liabilities, net sales, costs and expenses, as well as the disclosure of contingent assets and liabilities and other related disclosures. Newegg bases its estimates on historical experience and on various other assumptions that Newegg believes to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of its assets and liabilities that are not readily apparent from other sources. In many instances, Newegg could have reasonably used different accounting estimates. Actual results could differ from those estimates, and Newegg includes any revisions to its estimates in its results for the period in which the actual amounts become known.

Newegg believes the critical accounting policies described below affect the more significant judgments and estimates used in the preparation of its consolidated financial statements. Accordingly, these are the policies Newegg believes are the most critical to aid in fully understanding and evaluating its historical consolidated financial condition and results of operations:

Revenue recognition

Newegg adopted Accounting Standards Update No. 2014-09 Revenue From Contracts with Customers (Topic 606) as of January 1, 2018. Revenue recognition is evaluated through the following five step process:

1.	Identification of the contract with a customer;

2.	Identification of the performance obligations in the contract;

3.	Determination of the transaction price;

4.	Allocation of the transaction price to the performance obligations in the contract; and

5.	Recognition of revenue when or as a performance obligation is satisfied.

Revenue is recognized when control of a promised product or service transfers to a customer, in an amount that reflects the consideration to which Newegg expects to be entitled in exchange for transferring those products or services. Revenue is recognized net of sales taxes and discounts. Newegg primarily generates revenue through product sales on its platforms and through fees earned for facilitating Marketplace transactions and extended warranty sales on its platforms.

Newegg recognizes revenue on product sales at a point in time to customers when control of the product passes to the customer upon delivery to the customer or when service is provided. Newegg fulfills orders with its own inventory or with inventory sourced through its suppliers. The vast majority of the Company’s product sales are fulfilled from its own inventory. The amount recognized in revenue represents the expected consideration to be received in exchange for such goods or services. For orders fulfilled with inventory sourced through its suppliers, and where the products are shipped directly by the supplier to its customer, Newegg evaluates the criteria outlined in ASC 606-10-55, Principal versus Agent Considerations, in determining whether revenue should be recognized on a gross or net basis. Newegg determined that it is the principal in these transactions as it controls the specific good before it is transferred to the customer. Newegg is the entity responsible for fulfilling the promise to provide the specified good to the customer and takes responsibility for the acceptability of the goods, assumes inventory risk before the specified good has been transferred to the customer, has discretion in establishing the price, and selects the suppliers of products sold. Newegg accounts for product sales under these arrangements on a gross basis upon receipt of the product by the customer. Product sales exceeded 95% of consolidated net sales in each of the years ended December 31, 2017, 2018 and 2019. Product sales for the year ended December 31, 2020 decreased to 93.4%  of consolidated sales as Newegg expands its D2C platform services.

Newegg generally requires payment by credit card upon placement of an order, and to a limited extent, grants credit to business customers typically on a 30-day term. Shipping and handling is considered a fulfillment activity, as it takes place before the customer obtains control of the goods. Amounts billed to customers for shipping and handling are included in net sales upon completion of the performance obligation.

Newegg’s product sales contracts include terms that could cause variability in the transaction price such as sales returns and credit card chargebacks. As such, the transaction price for product sales includes estimates of variable consideration to the extent it is probable that a significant reversal of revenue recognized will not occur. Sales are reported net of estimated returns and allowances and credit card chargebacks, based on historical experience.

Newegg also earns fees for facilitating Marketplace transactions and extended warranty sales on its platforms. For Marketplace transactions, its websites host third-party sellers and Newegg also provides the payment processing function. Newegg recognizes revenue upon the sale of products made available through its Marketplace store. Newegg is not the principal in this arrangement and does not control the specific goods sold to the customer. Newegg reports the net amount earned as commissions, which are determined using a fixed percentage of the sales price or fixed reimbursement amount. Newegg also offers extended warranty programs for various products on behalf of an unrelated third party. Newegg reports the net amount earned as revenue at the time of sale, as it is not the principal in this arrangement and does not control the specific goods sold to the customer.

Newegg offers its customers the opportunity to purchase goods and services on its website using deferred financing promotional programs provided by a third-party financing company. These programs include an option to make no payments for a period of six, twelve, eighteen or twenty-four months. The third-party financing company makes all decisions to extend credit to the customer under a separate agreement with the customer, owns all such receivables from the customer, assumes all risk of collection, and has no recourse to Newegg in the event the customer does not pay. The third-party financing company pays Newegg for the purchase price on behalf of the customer, less certain transaction fees. Accordingly, sales generated through these programs are not reflected in Newegg’s receivables once payment is received from the third-party financing company. The transaction fee paid by it to the third-party financing company is recognized as a reduction of revenue. These transaction fees for the years ended December 31, 2018, 2019, and 2020 were immaterial.

To the extent that Newegg sells its products on third-party platforms, Newegg incurs incremental contract acquisition costs in the form of sales commissions paid to the platforms. The commissions are generally determined based on the sales price and an agreed-upon commission rate. Newegg elects the practical expedient under Accounting Standards Update No. 2014-09 Revenue From Contracts with Customers (Topic 606) to recognize sales commission as an expense as incurred, as the amortization period of the asset that Newegg otherwise would have recognized is less than one year.

Newegg has three types of contractual liabilities: (1) amounts collected, or amounts invoiced and due, related to product sales where receipt of the product by the customer has not yet occurred or revenue cannot be recognized. Such amounts are recorded in the consolidated balance sheets as deferred revenue and are recognized when the applicable revenue recognition criteria have been satisfied. For all of the product sales, Newegg ships a large volume of packages through multiple carriers. Actual delivery dates may not always be available and as such, Newegg estimates delivery dates as needed based on historical data; (2) amounts collected for its now discontinued Premier membership services, which were typically paid upfront for membership benefits over a 3-month, 6-month, or 12-month period, including free 3-day shipping, free returns, rush processing and dedicated customers service. Such amounts were initially recorded as deferred revenue and were recognized as revenue ratably over the subscription period. Newegg discontinued its Premier membership services in 2019, resulting in no balance of deferred revenue related to this program as of December 31, 2019. The amount of deferred revenue related to the Premier membership services was immaterial as of December 31, 2018; (3) unredeemed gift cards, which are initially recorded as deferred revenue and are recognized in the period they are redeemed. Subject to governmental agencies’ escheat requirements, certain gift cards not expected to be redeemed, also known as “breakage”, are recognized as revenue based on the historical redemption pattern. These gift cards breakage revenue for the years ended December 31, 2020, 2019, and 2018 were immaterial.

Incentives Earned from Vendors

Newegg participates in various vendor incentive programs that include, but are not limited to, purchasing-based volume discounts, sales-based volume incentives, marketing development funds, including for certain cooperative advertising, and price protection agreements. Vendor incentives are recognized in the consolidated statements of operations as an offset to marketing and promotional expenses to the extent that they represent reimbursement of advertising costs incurred by it on behalf of the vendors that are specific, incremental, and identifiable. Reimbursements that are in excess of such costs and all other vendor incentive programs are accounted for as a reduction of cost of sales, or if the related product inventory is still on hand at the reporting date, inventory is reduced in the consolidated balance sheets.

Equity Investments

Investments are accounted for using the equity method if the investment provides Newegg with the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if Newegg has an ownership interest in the voting stock of the investee between 20% and 50%, although other factors are considered in determining whether the equity method is appropriate. Also, investment in limited partnerships of more than 3% to 5% are generally viewed as more than minor and are accounted for using the equity method.

The investments for which Newegg is not able to exercise significant influence over the investee and which do not have readily determinable fair values were accounted for under the cost method prior to the adoption of ASU 2016-01 Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Subsequent to the adoption of this standard as of January 1, 2018, Newegg has elected the measurement alternative to measure such investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

Stock-based Compensation Expense and Valuation of Shares of its Common Stock

The measurement and recognition of compensation expense for all stock-based payment awards made to employees, consultants and directors, including employee stock options and restricted stock, is based on estimated fair value of the awards on the date of grant. The value of awards that are ultimately expected to vest is recognized as expense on a straight line basis over the requisite service periods in the consolidated statements of operations.

Stock-based compensation includes stock option awards issued under Newegg’s 2005 Incentive Award Plan and restricted stock issued under a Significant Shareholder Incentive Program, which was adopted in 2016. See “Management” for a summary of the key terms and conditions of the Newegg’s 2005 Incentive Award Plan and the Significant Shareholder Incentive Program.

Common Stock Valuations

The exercise prices of stock options granted were determined contemporaneously by Newegg’s Board of Directors, in conjunction with an independent valuation firm, based on its best estimated fair value of the underlying Class A Common Stock as of the date of each option grant, including but not limited to, the following factors: (i) the rights, preferences and privileges of its preferred stock relative to the common stock; (ii) its performance and stage of development; (iii) the prices paid for its preferred stock in recent issuances of its preferred stock; and (iv) the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options.

Valuations of the Class A Common Stock were based on a combination of the income approach and the market approach, which were used to estimate its total enterprise value. The income approach quantifies the present value of the future cash flows that management expects to achieve from continuing operations. These future cash flows are discounted to their present values using a rate corresponding to its estimated weighted average cost of capital. Newegg’s weighted average cost of capital is calculated by weighting the required return on interest-bearing debt and common equity capital in proportion to their estimated percentages in its capital structure. The market approach considers multiples of financial metrics based on acquisition values or quoted trading prices of comparable public companies. An implied multiple of key financial metrics based on the trading and transaction values of publicly traded peers is applied to its similar metrics in order to derive an indication of value. A marketability discount is then applied to reflect the fact that its Class A Common Stock is not traded on a public exchange. The amount of the discount varies based on its management’s expectation of effecting a public offering of its Class A Common Stock within the ensuing 12 months. The enterprise value indications from the income approach and market approach were used to estimate the fair value of Newegg’s Class A Common Stock in the context of its capital structure as of each valuation date. Each valuation was based on certain estimates and assumptions. If different estimates and assumptions had been used, these valuations could have been different.

Preferred Stock Valuations

Valuations of Newegg’s Series A preferred stock and Series AA preferred stock were based on a combination of the income approach and market approach, which were used to estimate its total enterprise value. The income approach quantifies the present value of the future cash flows that management expects to achieve from continuing operations. These future cash flows are discounted to their present values using a rate corresponding to its estimated weighted average cost of capital. Newegg’s weighted average cost of capital is calculated by weighting the required return on interest-bearing debt and common equity capital in proportion to their estimated percentages in its capital structure. The market approach considers multiples of financial metrics based on acquisition values or quoted trading prices of comparable public companies. An implied multiple of key financial metrics based on the trading and transaction values of publicly traded peers is applied to its similar metrics in order to derive an indication of value. A marketability discount is then applied to reflect the fact that Newegg’s Series A preferred stock and Series AA preferred stock are not traded on a public exchange. The enterprise value indications from the income approach and market approach were used to estimate the fair value of its Series A preferred stock and Series AA preferred stock in the context of its capital structure as of each valuation date. Each valuation was based on certain estimates and assumptions. If different estimates and assumptions had been used, these valuations could have been different.

Recent Accounting Pronouncements

For detailed discussion on recent accounting pronouncements, see Note 2 to the consolidated financial statements of Newegg Inc. included elsewhere in this prospectus.

OUR BUSINESS

Pursuant to the Merger Agreement and the Disposition Agreement, upon consummation of the Restructure, LLIT will dispose of its wholly owned subsidiary, Lianluo Connection, and the Merger Sub will merge into Newegg, which will then be the wholly owned Subsidiary of the Company. As a result, LLIT will no longer be engaged in the Medical Device Business. Instead, the business of Newegg will become the post-Restructure issuer’s business. Below is the description of Newegg’s business, which will be the business of the post-Restructure entity.

Overview

Newegg is a tech-focused e-commerce company in North America, and ranked second after Best Buy as the global top electronics online Marketplace according to Web Retailer’s report, as measured by 32.4 million visits per month in 2019. Through Newegg.com, the company’s flagship B2C platform, and other online platforms, it operates direct sales and Marketplace models for IT computer components, consumer electronics (“CE”), entertainment, smart home and gaming products and provides certain third party logistics services globally. Newegg has received numerous awards and accolades for its services since its inception, among which the company was ranked No. 5 on Newsweek’s 2020 List of Best Online Shops – Consumer Electronics.

The Newegg Ecosystem

Newegg takes pride in connecting customers to a wide and increasing selection of tech products and a massive pool of brands, sellers, suppliers, manufacturers, distributors and third-party service providers. Founded in 2001, Newegg has developed a tech-focused e-commerce ecosystem that enables all of its participants to discover, engage and transact with each other.

At the nexus of this e-commerce ecosystem, Newegg takes stewardship in continuously growing it and delivering compelling value propositions to its participants over the long run. On the one hand, Newegg provides customers with access to vast, yet curated tech products sourced globally; on the other hand, Newegg creates value for Newegg’s brand partners, Marketplace sellers and suppliers by connecting them to a wide audience with life-time value. Additionally, Newegg’s platforms offer a comprehensive suite of e-commerce solutions, including product listing, fulfillment, marketing, customer service and other value-added tools and services.

Key Ecosystem Participants and How Newegg Create Value for Them

There are three key participants of Newegg’s ecosystem: the customers, the Marketplace sellers, and the brand partners.

Customers

Newegg has built a large, highly engaged and loyal customer base. As of December 31, 2020, Newegg had 4.7 million active customers (defined as customers who purchased at least one item on Newegg’s platform in the past 12 months).

Newegg’s core customers include both its business-to-consumer, or B2C, customers and Newegg’s business-to-business, or B2B, customers. See “Business —Newegg’s Business Models” for more information about Newegg’s B2C and B2B businesses.

Newegg believes that it offers the following compelling value propositions to Newegg’s customers:

●	Wide range of tech-focused products. With approximately 40.5 million SKUs and 1,748 categories as of December 31, 2020, Newegg is a truly one-stop shop for a vast selection of tech products, ranging from brand-name IT/CE products and in-house brands of computer hardware to peripherals under its private labels. Newegg’s extensive product offerings enable it to meet the diverse needs of a group of sophisticated customers, which is difficult for brick-and-mortar retailers to match due to shelf space constraints.

●	Easy and enjoyable shopping experience.

o	Content-rich, user-friendly interface. Newegg’s platforms are user-friendly and easy to navigate, with features enabling customers to easily discover new products and trends, such as intelligent product recommendations and curated, personalized content supported by its data and analytics capabilities. Newegg also empowers customers to make informed purchasing decisions by offering detailed product information, customer opinions, peer reviews, product tutorials and the opportunity to network with other members of the Newegg community. Newegg has in-house video production capabilities that generate original content to engage and inform customers, and Newegg continues to enhance such capabilities in order to produce more and better content. Newegg’s platforms also provide an extensive portfolio of user-generated content, including over 4.58 million product reviews and approximately 32,000 testimonials about people’s shopping experience with Newegg as of December 31, 2020.

o	Flexible payment options. Newegg accepts a variety of payment options and has sought to add new payment methods to cater to the needs of its customers. Newegg also offers open terms accounts for business and public sector customers. For example, in response to increasing customer demand, Newegg introduced the Bitcoin payment solution in 2014 and Apple Pay in 2016. See also “Business—Payment.”

o	Timely, secure and reliable fulfillment. Leveraging its reliable logistics network and infrastructure, Newegg is able to maintain a high level of shipping accuracy and reliability and timely delivery. See also “—Logistics and Fulfillment.” As of December 31, 2020, Newegg achieved, for orders directly fulfilled by it, an over 99.8% average accuracy rate, an over 97.7% 1-business day fulfillment rate in the United States and Canada if ordered prior to Newegg’s 3PM local time order cut-off, and a 99.6% 2-business day fulfillment rate in the United States and Canada.

●	Vibrant community of tech-savvy customers. While expanding its range of product offerings, Newegg continues to maintain a large and vibrant community of tech-savvy customers, providing inspiration for visitors to discover new tech trends and products and valuable decision-making intelligence typically not found at traditional retailers. We have continued to offer additional functionalities to foster this community by, for example, launching Newegg’s YouTube channel, where like-minded tech enthusiasts can get information about Newegg and tech products.

●

Attractive pricing. Newegg is able to offer competitive pricing across a broad range of categories because of Newegg’s scale and strong supplier and Marketplace seller relationships and the ability to maintain a cost-efficient infrastructure. Newegg’s experienced product management team cost-effectively matches demand with supply, minimizing inventory and allowing it to save infrastructure costs associated with brick-and-mortar retailers. Newegg is also able to find optimized pricing points by leveraging its data and analytics capability and by monitoring its major competitors’ pricing trends.

Marketplace Sellers

On the Newegg Marketplace, third-party sellers offer their products to Newegg’s customers through its platforms and pay it commissions on their sales. See “—Newegg’s Business Models—How Newegg Delivers Its Business Model—Marketplace” for more details. The Newegg Marketplace had 16,618 (both active and inactive) sellers, approximately 40.5 million SKUs and 1,748 categories as of December 31, 2020.

Newegg is a business enabler for the Newegg Marketplace sellers in many ways. Newegg believes the Marketplace sellers choose its platforms not just because Newegg offers a forum for them to build online presence, but also because Newegg delivers the following additional value:

●	Centralized location of tech-focused customers. The Newegg Marketplace connects sellers, whether wholesalers or retailers, to a growing customer base, the majority of whom are tech-savvy, in more than 20 countries and regions as of December 31, 2020, without expanding their physical footprint. In particular, the Newegg Marketplace provides smaller vendors and retailers with access to profitable B2B opportunities that would otherwise be difficult to reach due to their lack of ability to provide specialized support for organizational purchasing needs.

●	Access to premium e-commerce solutions. Sellers, particularly retailers, generally face high barriers entering the global market, including logistics and scalable economics. The Newegg Marketplace addresses these challenges by providing sellers with a comprehensive suite of e-commerce solutions, including an API-enabled portal, on-site promotions, a curated marketing program, and fulfillment and delivery services. Particularly, Newegg provides Marketplace sellers with valuable data insights, which help them to market their products more effectively, generate additional traffic and increase conversion.

●	Human touch. The Newegg Marketplace is a key component of Newegg’s ecosystem. Since Newegg launched the Newegg Marketplace model, Newegg has carefully nurtured Newegg’s relationships with the Newegg Marketplace sellers and has invested in their success, which Newegg believes drives Newegg’s continued growth in the long run. For example, Newegg assigns dedicated account managers to qualified sellers to help them tackle all sorts of challenges associated with operating a virtual storefront.

Brand Partners

Newegg is a trusted partner and the go-to channel for many leading tech product brands and is increasingly establishing relationships with brands in a growing number of other product categories. As of December 31, 2020, Newegg sourced merchandise from over 2,000 brand partners, and featured the official online stores of a number of brand partners, including some of the most well-known brands.

Newegg believes it provides the following benefits for Newegg’s brand partners:

●	Access to a targeted customer base. Enabling brands cost-effectively reach target audiences, its existing, loyal customer base is highly valued by companies targeting ready-to-buy, tech-savvy customers and foreign brands seeking to sell products and build brand awareness in markets in Asia and the Middle East region.

●	Cost-efficient distribution channel. Leveraging Newegg’s customer friendly online platforms, established logistics network and infrastructure and extensive e-commerce experience and expertise, Newegg offers to its brand partners efficient and cost-efficient distribution channels and comprehensive supply chain capabilities, including marketing, warehousing, fulfillment and customer service;

●	Brand building and promotion solutions. Newegg offers its brand partners solutions and support to run special promotions and targeted marketing and brand-building campaigns through its platforms utilizing data and interactive media in ways that cannot be achieved through traditional media. See “Business—Newegg’s Business Models—Other Services—Marketing Services.”

●	Data insights. Newegg collects insights from its customers’ interactions with it through Newegg’s analytics and algorithms. Newegg uses these insights, coupled with customer feedback and Newegg’s knowledge of the e-commerce market, to facilitate its brand partners’ marketing decision-making.

Newegg’s Competitive Strengths

Newegg believes that it maintains its market leading position through the following continual refinement of key competitive advantages.

Strong brand recognition.

Newegg has operated for over twenty years and built an excellent reputation among technology enthusiasts. Newegg has earned consistent recognition as one of the strongest brands in IT/CE ecommerce. Our operating history has given us strong brand equity and authority in this segment. Many consumers consider us the best retailer for PC components and high end PC systems.

Robust platform of Marketplace sellers.

Newegg’s large customer base allows the platform to attract top tier Marketplace sellers. These sellers provide their product assortment, competitive pricing, fulfillment and marketing thus increasing the value of the Newegg platform to its customers. Marketplace sellers are responsible for the vast majority of the SKUs available for sale on Newegg. Additionally, Newegg offers its Sponsored Product Ads (SPA) Program to its sellers’ partners which strengthens visibility and sales of key seller items.

Vendor Relationships.

Newegg has built robust, long term relationships with many of the most important brands in IT/CE including Nvidia, AMD and Intel. These relationships allow Newegg to secure inventory at competitive pricing. As a trusted partner to top manufacturers, Newegg is able to match supply to consumer demands.

Excellence in supply chain management.

Newegg has adopted cost-effective, automated solutions which provide accuracy and speed in fulfillment including Bastian’s OPEX Perfect Pick and Pick to Light. These warehouse automation systems allow Newegg to achieve 99+ percent same-day e-commerce fulfillment (defined in this prospectus as the processing of an order for shipment) and inventory accuracy rates. Newegg’s highly efficient logistics allow the Company to offer its capabilities to many of its Marketplace sellers and vendors via Newegg Logistics. Newegg Logistics has expanded its third-party logistics (“3PL”) portfolio over time to include a variety of services including Shipped by Newegg (SBN.) In 2020, Newegg added two additional service offerings as part of its portfolio including Newegg Bridge, a turnkey customer service outsourcing solution and Newegg Staffing, a seasonal and direct placement employment firm.

Industry leading customer service.

Newegg’s customer service is well known, consistently earning industry accolades. Its proven track record of delivering excellent customer service for nearly two decades particularly qualifies Newegg to serve as the customer service gateway for its 3PL clients via its new Newegg Bridge service.

Newegg’s Growth Strategies

Newegg’s goal is to enhance its position as a leading tech-focused e-commerce company and to continue to expand globally and into new related business. Newegg plans to achieve this through the following:

Further strengthen its position as a leading tech-focused e-commerce company

Newegg has cultivated a strong and loyal customer base. Newegg intends to further expand and engage with its customer base by increasing the efficiency of its platforms and implementing new features to augment its platforms’ mobile functionality. Newegg also plans to continue enhancing its award-winning customer service function.

Newegg intends to engage in brand promotion campaigns and other marketing activities across online and offline channels to further drive its growth and enhance its brand recognition worldwide. Newegg plans to continue engaging its existing customers and reaching out to new customers utilizing social media, customer interactions on its platforms and offline marketing events in both domestic and overseas markets.

Increase Newegg’s product assortment and introduce new product categories

Newegg will continue to grow its direct sales and Marketplace business by increasing its product assortment and introducing new product categories.

Newegg is confident that its suppliers and Marketplace sellers will increase their offerings on its platforms if it continues to offer a compelling value proposition and further develop its data-led insights, real-time visibility of customer preference shifts and fulfillment and logistics capabilities. Newegg also intends to attract new third-party sellers to its Marketplace, with a focus in China, by providing them with access to its growing customer base, the majority of whom are tech-savvy, and its ancillary e-commerce solutions. This will enable Newegg to further enhance its sourcing capabilities, expand the diversity and availability of its merchandise and penetrate into additional IT/CE related categories, such as lifestyle electronics, health tech, tech toys, maker components and kits and Internet of Things (IoT) products.

Expand private label business

Newegg intends to further expand its Rosewill and ABS private label assortment by continuing to offer high quality, feature rich, value priced products. As of December 31, 2020, private label products (consisting of Rosewill and ABS products) across all Newegg platforms (Newegg.com, Newegg.ca and NeweggBusiness.com) constituted collectively about 0.002% of Newegg’s total active SKU count, while products offered by Newegg’s Marketplace sellers constituted 99.670% of Newegg’s total active SKU count.

Newegg plans to further expand its offerings under its Rosewill brand in targeted categories which it believes provide strong growth potential and higher margins, including DIY components, gaming accessories, gaming chairs, headsets, home automation and IoT connected devices. Under its ABS brand, its goal is to continue to drive significant growth in its line of gaming and business grade PCs’ by leveraging its large audience of gamers and business customers who seek a high quality, high powered PC. Both brands are offered globally through its cross border initiative and are expected to be included in future cross border expansion.

Grow its small and medium sized business and public sector segments

Newegg seeks to expand its B2B business by further penetrating into small- and mid-sized businesses and public sector institutions and continuously enhancing its value proposition tailored to meet the needs of its target verticals. Newegg plans to offer additional electronic tools and content that allow B2B customers to troubleshoot issues on their own without having to wait for a customer representative. Newegg is also expanding its broad assortment of business class products from top brands at competitive prices, which it offers with rapid delivery options and seamless customer and technical services.

Newegg aims to continue to attract new customers and increase existing customers’ retention and repeat purchase rates by emphasizing its personal touch in customer relationships and focusing on comprehensive online and offline marketing campaigns, effective customer engagement via social media and referrals, deals and promotions and efficient conversion of high-value accounts from Newegg.com.

Further develop its IT infrastructure and expand globally and into new businesses

Newegg plans to capitalize on its leading technology and infrastructure to enter into new markets and new businesses. Newegg expects to further develop its IT infrastructure and mobile e-commerce platform to include big data applications, supply chain management systems and AI-driven analytical capabilities by integrating commercial software packages and open-source components into its software and systems. Newegg also aims to build on its success in select countries, such as Canada, and apply its model to expand into fast-growing markets where there are attractive opportunities, like Gulf Cooperation Council (GCC) countries.

Pursue selective strategic partnership, investments and acquisition opportunities

Newegg intends to selectively pursue strategic alliances and strategic partnerships that are complementary to its business and operations, including opportunities that can help Newegg further promote its brand to new customers, increase its product offerings, improve its technology and fulfillment infrastructure, and expand its presence to more markets with a focus on Southeast Asia.

Increase service offerings

Newegg aims to expand its offering of a variety of value-added D2C platform services and solutions. It believes by providing these services, Newegg creates additional value for its business partners and customers and ultimately benefits the Newegg ecosystem and all its participants. Currently, Newegg offers the third-party logistics (3PL), including Shipped by Newegg® Service, Newegg Logistic, Newegg Staffing, Pure Facility Solutions, Inc., Newegg Bridge, a PC Builder tool, and expects to launch a Newegg personal computer assembly service in the near future.

Newegg’s Business Models

Newegg’s primary business model is to help customers find and purchase their desired products through its platforms. From a customer base and target audience perspective, Newegg categorizes its business model into B2C and B2B operations. Newegg strives to offer a compelling online shopping experience, reliable and timely order fulfilment and superior customer service across its B2C and B2B operations through its direct sales, market place and D2C platform services.

The following chart sets forth Newegg’s business models:

B2C

Newegg’s B2C business model features selling products directly to consumers. Newegg started as a B2C business since launching Newegg’s e-commerce platform in 2001. As of December 31, 2020, Newegg had approximately 36 million registered B2C customers.

With a focus on selling IT/CE products, Newegg’s B2C business has expanded to include an increasingly wide range of products, including small home appliances, health & fitness, home living, sports, personal grooming, drones, auto electronics & parts, etc.

Newegg’s B2C customers consist primarily of sophisticated IT professionals, gamers, do-it-yourself tech enthusiasts and early tech adopters who generally occupy a well-educated, affluent, and IT trendsetting demographic with relatively high purchase frequency and strong willingness to embrace tech trends and try new products. Newegg believes its success is built upon its ability to cater to the preferences, tastes and habits of this demographic. As of December 31, 2020, through Newegg’s three major platforms, namely Newegg.com, Newegg.ca and Newegg Global, Newegg served customers in over 20 countries and regions, mostly in Asia and the Middle East region. For details of these platforms, see “Business—The Newegg Platforms—B2C Platforms.” Newegg’s B2C operations generated GMV of $2.3 billion and $1.5 billion for the year ended December 31, 2020 and 2019, respectively.

B2B

Although business customers have been able to shop on its Newegg.com platform since its launching in 2001, Newegg did not begin focusing on building its B2B operations until 2009 when Newegg launched NeweggBusiness.com, a dedicated B2B e-commerce platform, to tap into the burgeoning B2B opportunity. With a focus on providing office and IT equipment, NeweggBusiness.com offers an increasingly extensive assortment, including access to account executives with expertise in sourcing technology for business and processing industry specific requirements. Newegg’s B2B operations generated GMV of $349.9 million and $409.8 million for the year ended December 31, 2020 and 2019, respectively.

Newegg’s B2B customers span across a range of verticals, including healthcare providers, K12 and educational institutions, government agencies, and businesses of all sizes, and its B2B operations have been focused on providing specialized support for their industry- and business-specific needs. As a major business development strategy, Newegg focuses its B2B efforts on serving small office / home office, or SOHO, small- and medium-sized businesses, or SMBs, and private and public sector markets which Newegg believes are underserved by other B2B retailers. As of December 31, 2020, Newegg had over 610,000 registered accounts on NeweggBusiness.com.

Currently, while Newegg positions NeweggBusiness.com as its dedicated B2B website, a significant number of its B2B customers also shop via Newegg’s account managers, or on its flagship retail platform, Newegg.com. See “Business—The Newegg Platforms—B2B Platforms” for more information about these platforms.

How Newegg Delivers Its Service

Newegg sells products to its B2C and B2B businesses through direct sales and Marketplace.

For years since it commenced operations, Newegg operated primarily as a direct sales e-commerce platform and built a well-recognized brand, a massive, loyal tech-focused customer base, a reliable logistics network and strong supplier relationships. Leveraging these existing competitive advantages, the know-how and expertise from its direct sales business, in 2010 Newegg launched Newegg Marketplace to complement its direct sales operations. Newegg Marketplace has allowed Newegg to significantly expand its global reach and product assortment that it otherwise couldn’t offer efficiently, while incurring minimal inventory risk and costs associated with building additional supplier relationships. The products sourced by it, together with those offered on the Marketplace, provide Newegg’s customers access to an unparalleled product assortment. Newegg’s online platforms (direct and Marketplace) offered approximately 40.5 million SKUs as of December 31, 2020.

Newegg believes that the integration of its direct sales and Marketplace operations have created a virtuous, self-reinforcing cycle. The Newegg Marketplace is built on the success of its direct sales business, and Newegg believes that many sellers are attracted to the Newegg Marketplace by its direct sales credentials. On the other hand, as the number of sellers and brands on the Newegg Marketplace continues to grow, the choices available to customers also should increase, generating a strong momentum for Newegg’s continued growth. Newegg believes that this self-reinforcement, coupled with its reliable logistics network, has made it a strong player in the e-commerce industry.

Direct Sales

Newegg acquires products directly from its partners that consist of manufacturers, distributors and wholesalers, and sells them directly to its B2C and B2B customers. For its direct sales, Newegg sources the products, takes inventory risk, processes customer payments, prepares packages for shipment and delivery, and provides customer service and support. Newegg stocks and ships from its own warehouses, and also drop ships directly to customers from its partners’ warehouses.

The success of Newegg’s direct sales business depends largely upon its ability to secure a broad selection of products from suppliers at competitive costs. Since the commencement of its operations, Newegg has sought and cultivated deep, longstanding relationships with some of the biggest IT brands in the world and many of the largest, most important IT distributors.  Newegg continuously seeks to build similar relationships with suppliers in new and emerging categories and in new geographies. Due to Newegg’s strong supplier relationships and Newegg’s purchasing volume, Newegg is able to obtain favorable pricing, early allocation of new products, preferential allocation of products in shortage, and funding for product promotion and cooperative marketing. Newegg also enjoys exclusive arrangements with certain suppliers where it is able to offer highly demanded products exclusively on Newegg’s platforms. For more information about merchandise sourced for direct sales, see “—Merchandise Sourcing.”

Direct sales is the basis of Newegg’s business, generating approximately 74% of its GMV for the year ended December 31, 2020. Newegg leverages the traffic, customers, infrastructure, brand promise and overall goodwill generated by its direct sales relationships to enable entry into new models, businesses and geographies. This has allowed Newegg to continuously improve its value proposition to its customers and reach new customers and geographies, while improving its relationships with its partners.

Marketplace

The Newegg Marketplace operations enable customers to discover and purchase products from qualified third-party sellers from 35 countries and regions globally as of December 31, 2020. The Newegg Marketplace operations consist of the Newegg Marketplace launched in 2010, the Newegg B2B Marketplace, the Newegg Canada Marketplace launched in 2014 and the International Seller Program launched in 2011, a cross-border selling program designed to allow qualified international sellers to list products on Newegg’s platforms for sale across at least 20 countries and regions. As of December 31, 2020, the Newegg Marketplace connected B2C and B2B customers to 16,618 third-party sellers offering approximately 40.3 million SKUs. The Newegg Marketplace offers a wide and increasing portfolio of categories, including emerging smart home automation, VR, and lifestyle electronics, health and beauty technology products, and houses online stores of some of the most well-known brands in the tech industry, such as HP, Dyson, and Lenovo.

The Newegg Marketplace sellers can use the Newegg Marketplace Seller Portal, a unified application programming interface enabled system, which enables sellers to manage items, orders, accounts and reports, for the day-to-day operations of their online stores, including product listings, inventory management, order fulfillment, customer service, promotional content and service reviews and returns. Newegg also offers the following additional features and tools to help Marketplace sellers drive traffic and maximize sales:

●	Curated Marketing programs. Newegg has a dedicated marketing team specializing in providing sellers with both highly effective marketing tools as well as curated marketing programs, including sponsored product ads, A+ content, email communication program, social media campaigns, video creation, and more.

●	On-site promotion. Newegg offers Marketplace sellers numerous on-site promotion options, such as homepage banners, placements to showcase flash sales and featured products, as well as personalized post-purchase emails.

●	Shipped by Newegg (SBN) fulfillment. Newegg gives sellers the option to use Shipped by Newegg (SBN), an efficient and price-conscious fulfillment service to have Newegg house inventory and pick, pack, and ship their products.

●	Shipping Label Service. Newegg gives sellers the ability to fulfill their own orders and print a shipping label on their own network or in the office

●	Integration Providers. Newegg partners with a variety of qualified integration service providers to help Marketplace sellers fill the gaps in the integration process with item creation, inventory management, order processing, as well as returns and refunds.

●	Newegg Elite Seller program. Newegg offers the Newegg Elite Seller program, a membership program designed to give qualified sellers premium access to post-purchase customer engagement, Seller Store, and other numerous value-added operational services with significant discounts.

While Newegg encourages Marketplace sellers to offer the most attractive prices, they have the flexibility to price the products sold through the Newegg Marketplace. Due to Newegg’s scale and large visitor traffic, some of the Marketplace sellers also set aside exclusive product supplies for it and offer the most competitive pricing for its customers.

Newegg has a rigorous process in place to assess the Newegg Marketplace sellers. Newegg selects Marketplace sellers based on a number of factors, including service level, logistics capability, operation efficiency, category focus, sales volume, brand assortment, customer rating and market reputation. Newegg also requires third-party sellers to meet its strict standards and protocols in terms of product authenticity, customer services, and delivery and fulfillment so that customers are confident that they receive the same level of buying experience and customer service that they expect when buying directly from Newegg. See also “Customer Service and Support—Marketplace monitoring.” Only those sellers that meet its criteria are selected, and any that fall below its standards will not continue to sell on the Newegg Marketplace.

The Newegg Marketplace sellers pay Newegg commissions on their sales, with published commission rates varying according to the product category from 8% to 15%. Newegg also charges membership fees for the additional value-added services and tools that it provides to sellers based on their enrollment.

Merchandise Sourcing

As of December 31, 2020, Newegg offered over 40.5 million SKUs, consisting of 133,366 direct sales SKUs sourced from at least 405 suppliers globally and 40.3 million SKUs on the Newegg Marketplace from 16,618 third-party sellers globally. As of December 31, 2020, approximately 36.8% of Newegg’s direct sales inventory was purchased from distributors, 61.0% directly from manufacturers and 2.2% from other sources. As of December 31, 2020, the 10 largest suppliers accounted for 70.6% of the merchandise Newegg purchased for direct sales.

The table below shows Newegg’s product categories offered through its platforms and their selected featured brands and the number of SKUs in each category:

Category	Products	Selected Featured Brands	SKUs as of December 31, 2020
Computer System	Desktops, laptops, gaming laptops, peripherals and accessories	Asus, MSI, HP, Lenovo, Dell, Acer, Microsoft, Samsung, LG, Gigabyte, Westinghouse	Approx. 6.7 million
Components	CPU / processors, Graphic Cards, Motherboards, storage devices and computer accessories	Intel, AMD, Asus, MSI, Corsair, Gigabyte, ASRock, EVGA, Western Digital, Seagate, Samsung, G.Skill	Approx. 2.5 million
Electronics	Home Video, Home Audio, Headphones, Pro Audio/Video, Cellphones, Wearables, Digital Cameras	Samsung, LG, Sony, Denon, Yamaha, Beyerdynamic	Approx. 10.3 million
Gaming	Xbox, PlayStation, legacy gaming, gaming titles	Nintendo, Sony Playstation, Microsoft Xbox	Approx. 0.2 million

Networking & Smart Home	Home networking, commercial networking, server & components and smart home products	Asus, TP-Link, Netgear, Linksys, SonicWall, Polycom, Plantronics, Jabra, Yealink, Cisco, Ruckus, Ubiquiti	Approx. 2.8 million
Office Solutions	Display & printing, office technology furniture, office supplies and mailing & inventory supplies	HP, Brother, Epson, Xerox, Lexmark, Zebra, Honeywell, ELO Touch, Sony, Sharp, Asus, Acer, Samsung, Eureka Ergonomic, COUGAR	Approx. 2.5 million
Software & Services	Software, Digital Downloads, Warranty & Services, 3rd Party Gift Cards, and Entertainment Products	Microsoft, Adobe, Norton, Intuit, SquareTrade	Approx. 0.1 million
Automotive & Industrial	Car electronics, Marine and Aviation, Motorcycles and ATV, Performance Parts, Tools and Equipment, Wheels and Tires	Alpine, Kenwood, 3M, Garmin, Pioneer, Boss Audio, BFGoodrich, Continental Tires, Firestone, Goodyear, Hankook, Michelin, Toyo	Approx. 1.4 million
Home & Tools	Home improvement tools, home appliances, kitchen utensils, outdoor & garden furniture, and pet supplies, Generators	Dyson, Cuisinart, Frigidaire, iRobot, Hoover, Ninja, Shark, Keurig, Caterpillar, DEWALT, Makita, Bosch, Milwaukee	Approx. 7.3 million
Health & Sports	Fitness, sports and health and beauty supplies	Huffy, Vilano, Razor, Garmin, Barska, Tactical Scorpion Gear, Intex, GoPowerBike, Callaway Golf, BestMassage	Approx. 1.3 million
Apparel & Accessories	Clothing, Costumes, Maternity, Shoes, Socks, Men & Women Clothing	Adidas, Converse, Levis, Skechers, Timberland, UGG, Under Armour, Crocs, DC Shoes	Approx. 2.7 million
Hobbies & Toys	Drones, learning & educational materials, Action Figures, Collectibles, Board Games, Stem Toys, Science and Nature Toys	Disney, Funko, Lego, Bandai, Banzai, Hasbro, Razor, Spin Master, Little Tikes	Approx. 2.4 million

To ensure a steady supply of products and optimized pricing and allocation, Newegg maintains multiple sourcing arrangements for most of its products. Newegg deploys a flexible sourcing model, utilizing different distribution channels when economically and logistically beneficial while maintaining its reseller authorizations and relationships with its brand partners. As Newegg increases in scale in new or emerging product categories, it endeavors to increase its purchases directly from manufacturers and, where appropriate, to become an authorized reseller, which Newegg believes provides improved product pricing and better access to preferred product allocation.

Newegg’s tech savvy customer base, its online marketing and merchandising expertise and its ability to quickly and efficiently launch new products make it the go-to channel for many manufacturers and distributors. Newegg is particularly strong in the components categories where Newegg is one of the largest channels online or offline and it continues to gain significant traction with suppliers in other categories, such as desktop PCs, laptops, and input/output devices.

Newegg maintains extensive and longstanding relationships with many of the biggest tech product brands and distributors globally. Newegg employs a team of merchandising professionals consisting of 53 employees as of December 31, 2020, specifically trained to cultivate and manage relationships with large international IT brands, such as Gigabyte, MSI, Asus, G.Skill, Acer, Corsair, Coolermaster, AMD, Intel, WD, Seagate, Samsung, Nvidia, HP, Lenovo, Microsoft and EVGA. Its merchandising professionals review Newegg’s product categories and brands on a regular basis to assess demand and trends so that Newegg offers its customers access to the most current and desirable products. Newegg purchases its inventory from vendors on trade accounts typically requiring payment between 15 and 45 days after the date the inventory is shipped to us.

Leveraging its scale, brand and global footprint, Newegg seeks to enter into exclusive agreements with selected suppliers and third-party distributors for some or all of their products with favorable terms. Newegg has created a manufacturer portal where its suppliers can access reports regarding inventory and purchase history of the manufacturers’ products, view Newegg’s vast record of customer reviews, and analyze information about its customer purchases of their products. Newegg’s suppliers can access this information to assist in their marketing and product development efforts.

Private Labels

In 2004, Newegg began to offer its private label products by launching Rosewill, its first private label brand on Newegg.com. The private label assortment is primarily focused around categories where Newegg believes that it can compete at higher than average margins while delivering lower cost, high quality options to its customers. Newegg offers its private label products both across its platforms and on other e-commerce platforms, such as Walmart, Amazon, and eBay.

Newegg’s major private labels currently include Rosewill which is focused on offering feature rich computer components, gaming peripherals and home electronics, and ABS, a private label launched in 2014 that offers high-end gaming PCs for consumers and custom configured computers for business applications requiring the performance of a gaming GPU.

Other Services and Solutions

In addition to online retail sales, Newegg also generates revenues from a range of ancillary value-added D2C platform services and solutions. Newegg believes by providing these services, Newegg creates additional value for its business partners and customers and ultimately benefits the Newegg ecosystem and all its participants.

Supply Chain Third-party (3PL) Services

●	Shipped by Newegg® Service. Newegg began to offer Shipped by Newegg, a comprehensive suite of warehousing and fulfillment services, to the Newegg Marketplace sellers in 2013. Enrolled Newegg Marketplace sellers deliver their products to one of Newegg’s fulfillment centers, and Newegg handles the fulfillment of orders placed in the sellers’ online stores and charges service fees based on the size of the products and the shipping methods requested.

●

Newegg Logistics. Newegg launched Newegg Logistics in 2014, a division dedicated to providing end-to-end e-commerce logistics and supply chain solutions covering warehousing, inventory management, order processing, packing and shipping, designed to reduce inventory costs and streamline supply chain efficiencies, to Newegg’s other business partners, manufacturers, whole-sellers, Marketplace sellers and B2B clients. Newegg typically enters into a master service agreement with its Newegg Logistics customers and charge service fees at a fixed rate.

●	Newegg Staffing: Newegg launched Newegg Staffing in 2020 with a focus on providing both direct placement and seasonal placement of employees to help its partners, offering clerical, manufacturing and logistics employee placement. Offices have been launched in Southern California, Indiana, New Jersey and Texas.

●	Newegg Bridge: Newegg launched Newegg Bridge in 2020 offering turnkey customer service outsourcing solutions with 24/7 support. The outsourcing solutions include Phone, Chat, and Email support, as well as Social Media monitoring. Newegg Bridge is a scalable solution that can assist “small, medium, and larger” customers year round or seasonally.

●	Pure Facility Solutions: Newegg launched a cleaning service business named Pure Facility Solutions in 2020 offering commercial facilities cleaning and sanitizing services to businesses.

●	Newegg PC Assembly Service: Newegg has launched a PC building service which offers professional assembly service, custom skins, and liquid cooling loops assembly service. This service primarily will operate in two kind of builds, BTS (Build To Stock) & BTO (Build To Order).

Marketing Services

Newegg offers flexible marketing packages consisting of advertising sales, event organization and other marketing campaigns to its brand partners. Newegg helps brands reach a potential audience by leveraging its online portals, marketing affiliates and promotional emails. Newegg has a global professional marketing team consisting of 60 people as of December 31, 2020, who help its brand partners and Marketplace sellers design marketing activities with highly effective cost of sales. In addition, Newegg also utilizes social media to market its brand partners to over three million social fans across various internet platforms, including Facebook, Twitter, YouTube and Instagram, by offering promotions, sweepstakes, and reviews in order to maximize Newegg’s brand partners’ exposure.

The Newegg Platforms

Newegg’s websites and mobile applications, which it refers to as the “Newegg platforms,” are the foundation of the Newegg ecosystem. While each Newegg platform is strategically focused on differential market segments, customers and/or product categories, the platforms share a common Newegg brand and are supported by its integrated logistics and fulfillment capability, operational expertise and technology infrastructure, and Newegg offers the same level of customer service and dedication across all these platforms.

B2C Platforms

●	Newegg.com. Launched in 2001 in the United States, Newegg.com is Newegg’s first online platform and currently its flagship e-commerce platform. Newegg.com offers a typical range of IT/CE categories with the continuous addition of emerging categories across the internet of things (IoT), home automation, robotics, drones, auto electronics and more. While Newegg.com operates predominantly as a B2C e-commerce platform, Newegg.com supports both direct sales where Newegg sells merchandise directly to customers and the Marketplace model where third-party sellers offer their inventory to Newegg’s customers. As of December 31, 2020, Newegg.com fulfilled orders originating from various countries, mostly in Asia and the Middle East region.

●	Newegg.ca. Newegg launched Newegg.ca in 2008 to sell IT/CE products in Canada with a business model similar to that of Newegg.com. Newegg.ca is a leading e-commerce platform focusing on IT and CE products in Canada, with approximately 1.5 million customers as of December 31, 2020, and GMV of $181.1 million for the year ended December 31, 2020. Currently, nearly half of orders on Newegg.ca are fulfilled from Newegg warehouses. Newegg also delivers to its Canadian customers via Shipped by Newegg or other third-party shipping companies. Orders for merchandise offered by Canada-based Marketplace sellers are fulfilled locally by such sellers in Canada as well.

●	Newegg Global. Newegg launched Newegg Global in 2017 as an expansion of its footprint in the global ecommerce market. Newegg Global can automatically detect a customer’s IP address and offer the customer an option to go to their local website or to use the U.S. website. Newegg Global currently fulfills orders originated from 20 countries or regions and offers five payment methods and one to seven business day door-to-door delivery services. Newegg Global had approximately 0.8 million registered customers outside North America as of December 31, 2020, and had a GMV of $63.9 million for the year ended December 31, 2020.

●	Mobile apps. Since the launch of Newegg’s first mobile app in 2008, Newegg has accumulated millions of downloads of its mobile apps. Newegg currently has a mobile app for Apple devices and for Android devices, and Newegg launches updated versions of its apps periodically. As of March 31, 2021, Newegg’s mobile app for Apple devices has a customer rating of 4.8 out of 5.0, and a customer rating for its Android mobile app of 4.6. For more details, see “Business—Technology—Newegg’s IT Capability—Mobile Apps.”

B2B Platforms

In 2009, Newegg launched NeweggBusiness.com, a site that currently supports substantially all of its B2B operations. Over the years, Newegg has built NeweggBusiness.com into a dedicated B2B e-commerce platform offering a full range of IT, office and industrial products and solutions with a wide customer base ranging from government agencies, healthcare institutions, and education institutions to other businesses of all sizes. NeweggBusiness.com supports both direct sales and a B2B Marketplace that connects its B2B customers with over 2,000 third-party sellers globally.

Other Platforms

In addition to the major Newegg platforms discussed above, Newegg also operates Newegglogistics.com, a platform dedicated to providing reliable logistics and supply chain solutions through 3PL operations. For details of Newegg’s 3PL services, see “Business—Newegg’s Business Models—Other Services—Third-party Logistics (3PL) Services.”

Logistics and Fulfillment

Newegg has a reliable logistics network and infrastructure designed to ensure timely and accurate shipment of a massive amount of orders. This has allowed it to handle seamless delivery of over 32,956 parcels per day on average, with an average accuracy rate of over 99.8%, an over 97.7% 1-business day fulfillment rate in the United States and Canada if ordered prior to Newegg’s 3PM local time order cut-off and a 99.6% 2-business day fulfillment rate in the United States and Canada, as of December 31, 2020.

Newegg stocks and ships the vast majority of its direct sales products. Fulfillment of orders from the Newegg Marketplace is executed by the sellers except for orders shipped through its Shipped by Newegg (SBN) services, where the items will be shipped from one of Newegg’s warehouses.

Newegg’s logistics and fulfillment infrastructure and capabilities include:

●	Warehouses. Newegg believes the best approach in serving its customers is to maintain reasonable inventory levels and to ship directly from its own inventory. As of December 31, 2020, Newegg operated eight strategically-located fulfillment centers, including seven warehouses located in North America and one in China, covering more than 1.5 million square feet in total. Each of Newegg’s warehouses is able to process 13,000 inbound pieces and 10,000 outbound pieces on average per day. Newegg also maintains regional warehouses in Southern California, New Jersey and Indiana and Ontario, Canada to fulfill customer orders in the United States and Canada. The geographical placement of its warehouses and its warehouses in North America enable it to reach approximately 95% of the North American population in two business days.

●	Cooperation with reliable logistics service providers. Newegg capitalizes on a robust transportation framework that connects international air and sea transport, domestic over-the-road carriers, and last mile delivery to residential consumers such as United States Postal Service, Purolator, OnTrac and UPS. Newegg has also engaged and is working with multiple logistics partners to offer a wide array of flexible delivery options.

●	Virtual fulfillment. Newegg ships certain products to customers directly from vendors and distributors who meet its quality fulfillment standards without going through its warehouses, a practice which Newegg refers to as virtual fulfillment. Virtual fulfillment is fully utilized to broaden Newegg’s product assortment and avoid loss of sales when SKUs are out of stock. In the United States, virtual fulfillment accounted for approximately 7.7% of direct sales for the year ended December 31, 2020.

Its logistics and fulfillment focus on reliable, efficient and flexible delivery.

●	Reliability. Newegg has a reliable technology platform and order process flows for its fulfillment operation. Each order is verified at least twice before being shipped. Customers can track the shipping status of their purchases through links to Newegg e-mail and/or its websites and mobile applications. Newegg’s inventory management and tracking also have redundant capabilities to enable each facility, if necessary, to fulfill most U.S. orders. This redundancy could allow it to continually fulfill most orders, albeit less efficiently, as long as a single warehouse is operational.

●	Efficiency. Newegg has a well-designed, fully-customized warehousing management software system that is adopted by all warehouses, featuring smart categorization of inventory assortment in various warehouse locations to maximize logistics efficiency. When Newegg orders product from a supplier, it tracks the receipt of the merchandise and can “material optimize,” or direct, the inventory to a specific warehouse to match customer demand in a geographical area; when a purchase order is received, Newegg matches the order to its inventory, and distributes a specific order fulfillment assignment to one or more warehouses for processing. Newegg uses advanced, “pick-to-light” conveyer systems to allow its warehouse staff to fulfill orders quickly.

●	Flexibility. Newegg’s customers may choose various shipping methods including basic ground delivery and expedited overnight shipping, and Newegg has continuously optimized its delivery options available to upgrade the shopping experience of its customers. For example, in 2019, in collaboration with UPS, Newegg introduced an option allowing customers to pick up the products they purchase at a nearby UPS location instead of having them delivered at their own addresses. This is a safe and convenient shipping option and reduces the waiting time customers would otherwise experience between the time an order is placed and their products are received.

Customer Service and Support

Newegg has built its brand on the principle of superior customer service. Newegg provides high-quality customer service and support throughout its customers’ entire engagement with us, from purchase to returns.

●	Customer service. Newegg’s in-house customer service staff are trained to resolve customers’ inquiries as quickly as possible. Newegg currently operates multilingual customer service centers in California and Texas, and has customer service representatives working remotely in California, Indiana, Nevada, New Jersey and Texas, focusing on serving North American buyers, and a multilingual customer service centers in China that is available 24 hours a day, seven days a week via e-mail and instant messaging. As of December 31, 2020, Newegg employed over 212 experienced customer service representatives responsible for handling general customer inquiries, taking orders and investigating the status of orders, shipments and payments. Newegg’s multilingual customer service representatives are available by phone, live-chat, chatbot or email. During Christmas and other peak sales periods, Newegg also hires part-time personnel to meet increased sales and customer inquiries.

●	Marketplace monitoring. When customers purchase items from the Newegg Marketplace sellers, Newegg wants them to be confident that they receive the same level of customer service they expect from Newegg direct sales. With that in mind, Newegg closely monitors the performance of the Newegg Marketplace sellers to ensure they abide by the Newegg Marketplace rules, provide customers with quality customer support, ship orders on time, and respond to customer queries in a timely fashion. Newegg has adopted a zero-tolerance policy on counterfeit products and has rules in place to take down allegedly counterfeit or pirated products and disqualify sellers selling counterfeit or pirated products. For more information, see “Risk Factors—Risks Related to Newegg’s Business and Industry—Newegg’s reputation and business may be harmed if Newegg or the Newegg Marketplace sellers sell pirated, counterfeit, illegal or “gray market” items.”

●	Newegg Marketplace Guarantee service. Newegg also offers a special customer service program, Newegg Marketplace Guarantee, for Marketplace orders. With Newegg Marketplace Guarantee, if a Marketplace seller fails to reimburse the customer for products that are damaged, defective or materially different from what was displayed on the Newegg platform by that seller, the customer can submit a claim directly to Newegg and may be eligible for reimbursement of the purchase price of any product they purchase from a Newegg Marketplace seller, up to $1,000.

●	Return policy. Newegg’s standard return policy generally allows certain items that are directly sold and shipped by it to be returned within 30 days of the original invoice date for a full refund or for a replacement, with restocking fees charged in both cases.

From a customer service perspective, in addition to customers, Newegg broadly defines its customers to also include the Newegg Marketplace sellers, from whom Newegg earns commissions, and purchasers of its 3PL services and other ancillary e-commerce solutions and services. See “—The Newegg Ecosystem—Key Ecosystem Participants and How Newegg Creates Value for Them—Marketplace Sellers” and “—Newegg’s Business Models—Other Services—Third-party logistics (3PL) services” for more information about Newegg’s engagement with these customers.

Payment

Newegg provides its customers with the flexibility to choose from a number of traditional online payment options, along with certain creative payment solutions that are popular with tech enthusiasts.

●	B2C payment options. Newegg offers various mainstream online payment options to customers on its B2C platform, including credit cards, debit cards and pre-paid gift cards. Newegg offers customers the opportunity to pay for items purchased on its platforms with Newegg Store Credit Card, a private label credit card that Newegg launched in partnership with Synchrony Financial, a U.S. consumer financial services company. Newegg Store Credit Card has a revolving credit line and offers numerous attractive financing options, including, for example, zero interest for everyday purchases for up to 12 months, and up to 36 months on purchases of certain items on its platforms, which Newegg believes improves customer loyalty and purchase frequency and results in increased sales. In addition, Newegg allows customers to use Bitcoin and Bitcoin cash to pay for purchases made on its platforms.

●	B2B payment options. B2B customers can make payment during checkout or request credit and pay on terms via the above-mentioned online payment options or via ACH, wire transfer or bank check. Newegg also offers open terms accounts for business and public sector customers. In most cases, the payment term that Newegg grants to its B2B customers is 30 days.

Sales and Marketing

Newegg’s marketing strategy includes generating customer traffic, increasing its brand recognition, acquiring customers cost-efficiently, building customer loyalty and maximizing repeat purchases. Newegg’s integrated marketing framework represents a core competency that it regards as essential to the success of its platform. Newegg is focused on continuing to enhance Newegg’s brand awareness through a variety of online and offline marketing and brand promotion activities, meanwhile leveraging technology to drive scalability and sustainability and eventually achieve optimal return on investment and highly effective cost of traffic as well as sales.

Referral

Newegg benefits significantly from word-of-mouth referrals and positive product reviews, and Newegg believes its reputation as a one-stop-tech-shop has led to strong word-of-mouth promotion, especially among the tech-savvy. Newegg also provides live-streaming product reviews on its platforms, through which its customers can see other people’s thoughts on the product in a more straightforward way. As of December 31, 2020, Newegg attracted 53% of its visitors without incurring a referral, click-through or advertising fee.

Online Marketing

Newegg conducts the majority of its marketing efforts online through targeted marketing via affiliates, search engines, promotional emails, social media traffic, targeting and personalization and online promotion campaigns.

●	Paid search engine marketing. Search engine marketing is a major driver of its traffic and customer acquisition. For the year ended December 31, 2020, its spending on paid search engine marketing represented approximately 59% of its total marketing spending. Newegg bids for specific keywords and products on search engine sites, such as Google, Yahoo! and Microsoft Bing, for optimum visibility in the displayed results. Newegg’s broad and evolving product selection enables it to utilize a large quantity of keywords that Newegg frequently tests and measure for their effectiveness. Newegg also uses sophisticated software to strategically manage its keyword and SKU level bids to maximize marketing performance at an efficient rate.

●	Affiliate Marketing. Newegg also engages in affiliate marketing programs where Newegg offers affiliated websites commissions for sales resulting from directing customer traffic to its websites through embedded hyperlinks. Such affiliates are typically deal sites that advertise retailer deals to their audiences. Affiliate marketing is Newegg’s second largest paid marketing channel and represents approximately 20% of Newegg’s total marketing expense for the year ended December 31, 2020.

●	Targeting and personalization Marketing. Targeting and personalization have proved to be highly effective in terms of conversion and customer acquisition. Newegg’s CRM Marketing Team run various and highly diversified marketing programs through personalization and segmentation on multiple channels including website, email, social, paid search engine, and more. Based on customers’ onsite behavioral data and purchase history data, Newegg is able to identify prospect customers (that is, visitors sharing a same shopping pattern with Newegg customers) as well as existing customers and display its brand and product advertising ads to them when they are on social media or Google search or other affiliate sites.

●	Others. Other online marketing channels include click-through based advertising on shopping comparison engines, targeted messages, email distribution, banner advertisements on high-traffic portals, social networking via major social media sites and Newegg’s own branded portal, and onsite promotions and cross-selling opportunities on its websites, such as Daily Deals and Marketplace Spotlight. Newegg had over 18 million email subscribers as of December 31, 2020 and successfully delivered over 1.7 billion emails to targeted customers, which is way ahead of industry benchmarks.

Offline Marketing

Newegg also devotes marketing resources to various offline formats, including displaying offline advertisement through multiple channels and sponsoring or organizing offline events.

●	Newegg events. Newegg also leverages offline events as a way to engage its customers, vendors and brand partners to extend its brand recognition. Newegg has launched various offline events to enhance the interaction among IT enthusiasts and to promote its products and brands, including the Newegg Triple Crown Royal at HyperX Esports Arena in Las Vegas, Intel Extreme Masters in Chicago and the CLG Fortnite Challenge in New York. For example, Newegg held its 15th annual Eggie Awards gala in January, 2019 at the Hakkasan, a renowned Asian-fusion eatery & club in Las Vegas, honoring key partner companies and individuals that are important to Newegg’s success. Other events included the Newegg Triple Crown Royal at HyperX Esports Arena Las Vegas, Caltopia at UC Berkeley, Intel Extreme Masters at Chicago, CLG Fortnite Challenge event in New York, and CLG Tailgate event in West Hollywood.

Technology

Newegg’s technology systems are a critical component of its success and are designed to enhance efficiency and scalability. Newegg’s research and development team, coupled with its proprietary technology infrastructure and the large volume of data generated and collected on its platforms, have created opportunities for continuous improvements in Newegg’s technology capabilities, empowering reliability, scalability and flexibility. Newegg’s technology strategy is to develop Newegg’s own proprietary software and license technologies from third parties as appropriate in order to simplify and improve the shopping experience, as well as facilitate Newegg’s fulfillment, financial and customer service operations.

IT Infrastructure

Newegg has built its technology platform relying primarily on software and systems that Newegg has developed in-house and to a lesser extent on third-party software. Its global research and development team consists of more than 450 IT professionals and engineers as of December 31, 2020, working to design and maintain Newegg’s IT infrastructure to support its growth. Newegg’s technology infrastructure is designed for scalability and reliability to support business growth. It utilizes high-availability clusters comprising groups of servers to provide sufficient redundancy and ensure continued service in the event of single point server failure due to hostile attacks, systematic errors or other reasons. Newegg’s high-availability data system ensures that back-up servers are connected to its network instantly once master servers experience technical difficulties.

Newegg currently has two self-owned data centers in City of Industry, California and two co-located data centers at facilities in Los Angeles, California, and New Jersey to provide redundancy for its e-commerce data. Newegg maintains over 1,500 servers stored in its data centers and 300 network devices. Newegg’s IT infrastructure enables it to support 54 million page views and with the capability to process up to 0.75 million orders per day. Newegg’s platform obtained PCI Level 1 certification in 2010.

Newegg’s IT Capability

●	Websites. Newegg’s website incorporates proprietary technology internally developed on a primarily Microsoft .NET platform. It provides product descriptions, search and ordering functionalities and product reviews.

●	Mobile site and apps. Customer activity on mobile devices is growing, and Newegg is investing significantly in mobile technology to increase sales to customers using mobile devices. Newegg’s mobile app aims to create a convenient shopping experience for its customers by, for example, enabling users to save their profiles and payment information for future purchases, and to provide helpful tools to Marketplace sellers by, for example, offering a mobile dashboard allowing them to better manage their inventory and orders on the go. As of December 31, 2020, the orders placed on its mobile site and apps accounted for approximately 24.5% of its total B2C orders.

●	Data and analytics. Data collected from Newegg’s operations, including inventory data, behavioral and transactional data and pricing data, are housed in Newegg’s data centers. Newegg has deployed commercial business intelligence software to analyze this data and improve the shopping experience. Newegg applies various AI capabilities and deep learning technologies across its platforms to enhance the shopping experience. Newegg’s sophisticated user behavior analysis system leverages its large customer database to create customized product recommendations, allowing it to efficiently acquire new customers and increase sales. Also, Newegg has leveraged its AI capabilities to do category extraction for different products based on the unstructured content and images, the results of which have been used to do miscategorization correction and site search relevancy improvement.

●	Inventory management. Newegg’s supply chain management system includes price optimization, inventory balancing, and inventory forecasting and other subsystems. It enables effective sales forecasting and inventory management that increase the efficiency of Newegg’s supply chain and help it control costs. Newegg’s inventory availability is coordinated through Newegg’s technology platform. Newegg has added functionality to update Newegg’s platforms on a real-time basis when items become out of stock in Newegg’s fulfillment centers. This feature limits the number of orders placed for out-of-stock items, allowing it to better manage aging inventory and minimize customer dissatisfaction by eliminating backorder merchandise.

●	Transaction management. Newegg has developed and deployed a scalable back office platform that allows it to monitor transactions and changes to financial data as well as provide Newegg’s management with daily updates. Newegg utilizes both proprietary and third-party applications for accepting and validating purchase orders, placing and tracking orders with suppliers, managing inventory and assigning it to purchase orders and ensuring proper shipment of products to customers.

●	Fulfillment management. Newegg has software for its fulfillment operations that tracks customer orders from placement through packing and shipping. Newegg has installed sophisticated, “pick-to-light” conveyor systems and associated software. Newegg has also developed software modules that efficiently manage the sorting and picking process of its products. Newegg’s systems are integrated with those from its primary U.S. shipping vendor to facilitate tracking of the orders after shipment.

●	Anti-fraud monitoring. Online fraud is a constant threat to the security and reliability of e-commerce retailers. Newegg works with third-party vendors to monitor its network security devices and to secure its online payment systems. Newegg has developed proprietary tools in-house to monitor its online traffic for suspicious activities. Newegg’s websites have earned certifications from organizations and agencies like Tevora, based on its meeting their information protection and fraud prevention standards.

Research & Development Team

●	Newegg’s global research and development team, consisting of more than 450 IT professionals and engineers as of December 31, 2020, is focused on innovation through software development, algorithm design and development and IT infrastructure design and maintenance. Newegg’s research and development personnel constantly upgrade its platforms and continuously test new features to improve its customer experience. Newegg’s research and development team also develops custom-built proprietary and engages third-party solutions to support its specific customer, vendor and the Newegg Marketplace seller requirements, including handling heavy traffic on its platforms and providing quick and efficient fulfillment services to meet customer expectations. In 2010, Newegg was granted a CMMI Level 4 maturity certification from the Capability Maturity Model Integration Institute for its research center in China.

Security and Privacy Policy

Newegg is committed to protecting information security across all Newegg platforms. Newegg uses a variety of techniques to protect the integrity of its networks and the confidential data it collects and stores. Confidential information concerning Newegg’s customers, sellers and suppliers is encrypted and is protected using SSL encryption software. In addition, Newegg uses multiple layers of network segregation and hierarchical levels of firewall technology to protect against attacks or unauthorized access to its networks, servers and databases. Newegg also continues to build new procedural safeguards as part of its comprehensive privacy program. Newegg operates in a secured and locked facility that requires all of its employees to check in and wear valid ID badges.

Newegg has adopted a detailed privacy policy that describes in plain language its data use practices and how privacy is protected at Newegg, including the extent to which other Newegg users may have access to this information. Newegg requires users to acknowledge and expressly agree to this policy when registering with its platforms. For more information, see “Risk Factors—Risks Related to Newegg’s Business and Industry—Failure to protect confidential information of Newegg’s customers and network against security breaches could damage its reputation and brand and substantially harm its business and results of operations.”

Intellectual Property

Newegg relies on a combination of trademark, trade secret and other intellectual property laws as well as confidentiality agreements with its employees and suppliers for the purpose of protecting the proprietary rights associated with the products branded under Newegg’s private labels. Newegg controls access to use and distribution of its intellectual property through license agreements, confidentiality procedures, non-disclosure agreements with third parties and its employment and contractor agreements.

Newegg’s intellectual property portfolio includes numerous domain names for websites that it uses in its business. Newegg has registered the domain names newegg.com, newegg.ca and neweggbusiness.com and their variations. Newegg’s “Newegg” trademark and logo have also been registered with the relevant authorities in the United States, Canada and China (as well as in other regions, such as the European Union and Brazil. Furthermore, Newegg has also registered the trademarks and logos of its major private labels, such as Rosewill and ABS.

In addition to the protection of its intellectual property, Newegg is focusing on ensuring that its product offerings (especially its private label products) do not infringe on the intellectual property of others. Generally, its agreements with suppliers contain provisions to safeguard it against potential intellectual property infringement by its suppliers and impose penalties in the event of any infringement. Newegg reserves the right to refuse to work with or terminate its relationship with suppliers where it comes to its attention that they are violating the intellectual property rights of a third party.

Competition

The worldwide market in which Newegg competes is evolving rapidly and intensely competitive, and Newegg faces a broad array of competitors from many different industry sectors around the world. Newegg’s current and potential competitors include: (i) online, offline and multichannel retailers, publishers, vendors, distributors, manufacturers, and producers of the products Newegg offers and sells to customers; (ii) companies that provide ancillary D2C platform services and solutions, including website development, advertising, customer service and payment processing; (iii) companies that provide fulfillment and logistics services for themselves or for third parties, whether online or offline; and (iv) companies that design, manufacture, market, or sell consumer electronics, telecommunication, and electronic devices.

Newegg believe the principal competitive factors in Newegg’s market are:

●	breadth and quality of product offerings;

●	pricing;

●	fulfillment capabilities;

●	brand recognition and reputation;

●	customer service;

●	ability to respond more quickly to changing consumer preferences;

●	ability to reach a geographically broader set of customers; and

●	ability to be more flexible in marketing to a specific set of potential customers.

Some of Newegg’s current and potential competitors have greater resources, longer histories, more customers, greater brand recognition, and greater control over inputs critical to Newegg’s various businesses. They may secure better terms from suppliers, adopt more aggressive pricing, pursue restrictive distribution agreements that restrict Newegg’s access to supply, direct consumers to their own offerings instead of its, lock-in potential customers with restrictive terms, and devote more resources to technology, infrastructure, fulfillment, and marketing. Each of Newegg’s businesses is also subject to rapid change and the development of new business models and the entry of new and well-funded competitors. Other companies also may enter into business combinations or alliances that strengthen their competitive positions.

In the United States, Newegg competes with retail stores and resellers, including superstores such as Best Buy, Costco and Walmart, hardware and software vendors that sell directly to end users, online retailers such as Amazon, and other marketers and resellers of IT and CE products. Newegg also faces competition in the international markets Newegg participates in, such as Mongkok Computer Centre (HK), Umart (Australia) Best Bargain Computer (Singapore), and Noon in the Middle East, or may enter in the future.

See also “Risk Factors - Risks Relating to Newegg’s Business and Newegg’s Industry - Newegg faces intense domestic and international competition.”

Awards and Accolades

Since Newegg first launched its business, its customers have submitted a large number of positive reviews relating to their shopping experiences with us, many of which are posted on popular consumer review sites such as ResellerRatings. Newegg has also been rated a number of times as a top e-commerce site for IT and electronics products. For example, Newegg’s overall customer satisfaction rating is 9.3 out of 10 on Internet retail rating site www.ResellerRatings.com. Newegg’s success in pleasing its customers has also been validated in third-party survey. Newegg has been recognized as a “Google Trusted Store” with a rating of 4.5 out of 5. Newegg also became a Better Business Bureau Accredited business since September 2011 with a rating of A+.

In 2019 and 2020, Newegg received a number of national awards and ratings for its excellent customer service, including:

●	No. 4 Forrester’s 2019 Net Promoter Score for Digital Retailers;

●	No. 8 on 2019 Twice Top 100 CE Retailers;

●	No. 7 on the Multiorders 2019 Most Popular Online Marketplaces;

●	No. 26 on the Digital Commerce 360 2020 Top 1000 E-retailers;

●	No. 33 on the Digital Commerce 360 2020 Online Marketplaces Report;

●	No. 5 on Newsweek’s 2020 List of Best Online Shops – Consumer Electronics;

●	Included in Multichannel Merchant’s 2020 Top 3PL Providers; and

●	Included in Supply & Demand Chain Executive 2020 Green Supply Chain Awards

Employees

As of December 31, 2018, 2019 and 2020 Newegg employed a total of 2,081, 1,561 and 1,789 full-time employees. The following tables give breakdowns of its full-time employees as of December 31, 2020 by function and by region.

Function	Number of Employees
ABS	7
Capital Markets and Investment	7
CEO Office	6
Customer Service	212
Facilities	14
Fulfillment	304
Global BSA	9
Global IT	27
Global MIS	48
Global Marketing	60
Global Platform	124
North Am Internal Audit	4
North Am Info. Security	2
3PL Operations	23
North Am B2B	25
North Am Finance	46
North Am Human Resources	12
North Am Legal	5
Newegg Canada	18
Newegg Logistics	19
Operations & Other Services	42
Planning & Analytics	2
Private Label	12
Tech	1
APAC Human Resources	14
APAC Business	106
APAC Finance	21
APAC Facilities	9
APAC Operations	194
APAC Tech	397
APAC Fulfillment	2
APAC Private Label	7
APAC Management Office	5
APAC Legal	1
APAC Internal Audit	4
1,789

Region	Number of Employees
United States	982
China	654
Taiwan	123
Canada	30
Total	1,789

During the holiday season, Newegg has historically added temporary workers to augment its full-time work force.

Facilities

As of December 31, 2020 Newegg leased the following principal facilities:

Description of Use	Approximate Square Footage	Geographic Location	Lease Expirations
	(in thousands)
Corporate office facilities	149,057	North America	12/31/2022 through 11/30/2029
Fulfillment and warehouse operations	1,578,999	North America	From 10/31/2021 through 11/30/2029

As of December 31, 2020, Newegg owned the following principal facilities:

Description of Use	Approximate Square Footage	Geographic Location
Corporate office facilities	362,044	China
Corporate office facilities	3,369	Taiwan
Fulfillment and warehouse operations	109,473	China

Newegg’s corporate headquarters is located in City of Industry, California. Newegg also leases additional corporate office facilities and fulfillment and warehouse operations throughout North America, principally in California, Indiana and New Jersey in the United States, and Toronto in Canada. Outside of North America, Newegg also owns or leases corporate office facilities and fulfillment and warehouse operations, principally in China, Taiwan and the United Kingdom. Newegg’s Asia headquarters is in Shanghai. Newegg periodically evaluates its facility requirements as necessary and believes its existing and planned facilities will be sufficient for its needs for at least the next twelve months.

Seasonality

Newegg’s business performance is subject to seasonal fluctuations. It has undergone and expects to continue to undergo an increase in activity during the year-end holiday period. These seasonal effects cause differences in revenues and expenses among the various quarters of any financial year, which means that the individual quarters should not be directly compared with each other or be used to predict annual financial results. This intra-year seasonal fluctuation in demand is in accord with historic experience in the retail and e-commerce industries, with increased volumes during the fourth calendar quarter of the year.

Government Regulations

Newegg is subject to U.S. federal and state consumer protection laws, including laws protecting the privacy of customer personal information and regulations prohibiting unfair and deceptive trade practices. Other existing and future laws cover issues such as user privacy, spyware and the tracking of consumer activities, marketing e-mails and communications, other advertising and promotional practices, money transfers, pricing, content and quality of products and services, taxation, electronic contracts and other communications and information security.

Particularly, under applicable federal and state laws and regulations addressing privacy and data security, Newegg must provide notice to consumers of its policies with respect to the collection and use of personal information, and its sharing of personal information with third parties, and notice of changes to its data handling practices. In some instances, Newegg may be obligated to give customers the right to prevent sharing of their personal information with third parties. Under applicable federal and state laws, Newegg also is required to comply with a number of requirements when sending commercial email to consumers, including identifying advertising and promotional emails as such, ensuring that subject lines are not deceptive, giving consumers an opportunity to opt-out of further communications and clearly disclosing its name and physical address in each commercial email. Regulation of privacy and data security matters is an evolving area, with new laws and regulations enacted frequently. For example, California recently enacted legislation that, among other things, requires new disclosures to California consumers, and affords such consumers new abilities to opt out of certain sales of personal information, effective January 1, 2020. In addition, under applicable federal and state unfair competition laws, including the California Consumer Legal Remedies Act, and U.S. Federal Trade Commission, or FTC, regulations, Newegg must accurately identify product offerings, not make misleading claims on its platforms, and use qualifying disclosures where and when appropriate.

There is also great uncertainty over whether or how existing laws governing issues such as property ownership, sales and other taxes, auctions, libel and personal privacy apply to the Internet and commercial online services. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject Newegg to additional state sales and income taxes. Additionally, new state legislation may also subject it to other types of taxes. New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to its business or the application of existing laws and regulations to the Internet and commercial online services could result in significant additional taxes or regulatory restrictions on its business or may necessitate changes to its business practices. These obligations or changes could have an adverse effect on Newegg’s financial position and results of operations.

Newegg’s international operations are subject to foreign laws and regulations addressing topics such as customs duties and taxes, advertising and marketing practices, privacy, data protection and information security and consumer rights, as well as additional laws and regulations, including restrictions on imports from, exports to, and services provided to persons located in certain countries and territories, any of which might apply by virtue of Newegg’s operations in foreign countries and territories or its contacts with consumers in such foreign countries and territories. For example, in Canada, Newegg is subject to labor and employment laws, laws governing advertising, privacy and data security laws, safety regulations and other laws, including consumer protection regulations that apply to online retailers and/or the promotion and sale of merchandise and the operation of stores and warehouse facilities. Newegg monitors changes in these laws, regulations, treaties and agreements, and believes that Newegg is in material compliance with applicable laws.

Legal Proceedings

From time to time, Newegg may be involved in legal proceedings in the ordinary course of its business. Except as disclosed below, Newegg is currently not a party to any material legal or administrative proceedings.

In February 2018, the Commonwealth of Massachusetts Department of Revenue issued a notice of intent to assess (“NIA”) sales/use taxes on Newegg for the period from October 1, 2017 through October 31, 2017 for a total assessment of $652,254.68 including penalties and interest. The Department of Revenue subsequently reduced this amount to $295,910.68. In May 2020, Newegg received from the Commonwealth of Massachusetts Department of Revenue another notice of assessment for sales and use taxes for the months of November 2017 through September 2018 in the amount of $2,721,369.77, including penalties and interest. Newegg has appealed these assessments and Newegg intends to vigorously protest them. The outcome of this matter or the timing of such payments, if any, cannot be predicted at this time.

In 2017, Newegg, along with two of its subsidiaries and various third parties, were named as defendants in a case brought by four South Korean banks in U.S. District Court for the Central District of California. The complaint alleged claims for intentional and negligent misrepresentation, negligent supervision and unfair competition, and sought damages against, among other entities, Newegg and two of its subsidiaries. In April 2018, the Court dismissed all claims against Newegg Trading Limited without prejudice. In October 2018, the court granted Newegg’s motion to dismiss all claims against Newegg and its remaining subsidiary without leave to amend.

In December 2014, an individual plaintiff sued Newegg’s subsidiary, Newegg.com Americas Inc. (“Newegg.com Americas”), in Superior Court in Los Angeles County, California, alleging that Newegg.com Americas had engaged in deceptive advertising practices and seeking to certify a class action. In 2016, the trial court sustained Newegg.com Americas’ demurrer to the plaintiff’s claims without leave to amend. The plaintiff appealed, and in July 2018 an appellate court reversed the decision of the trial court, thus allowing the case to proceed. The matter is now pending in the trial court, with Newegg Inc. having been added as a defendant. Newegg does not believe that a loss is probable and intends to vigorously defend itself and its subsidiaries. Depending on the amount and timing, an unfavorable result could materially affect Newegg’s business, consolidated results of operations, financial position or cash flows.

MANAGEMENT

Set forth below is information concerning our directors, executive officers and other key employees as of the date of this prospectus and upon consummation of the Restructure and this Offering.

Name	Age	Position(s)
Bin Lin(1)	56	Chairman and Chief Executive Officer
Yingmei Yang(1)(2)	51	Director and Interim Chief Financial Officer
Richard Zhiqiang Chang(1)	58	Independent Director
Bin Pan(1)	48	Independent Director
Fuya Zheng	54	Independent Director
Ping Chen(1)	58	Founder and former Chief Executive Officer of the Company, and President and Legal Representative of Lianluo Connection
Zhitao He(2)	39	Chairman
Fred Faching Chang(2)	63	Director
Gregory Moore(2)	70	Independent Director
Paul Wu(2)	50	Independent Director
Anthony Chow(2)(3)	55	Director and Chief Executive Officer
Robert Chang(3)	52	Chief Financial Officer
Jamie Spannos(3)	43	Chief Operating Officer
Montaque Hou(3)	40	Chief Technology Officer
Matt Strathman(3)	51	General Counsel

(1)	Each of Mr. Bin Lin, Mr. Richard Zhiqiang Chang, Mr. Bin Pan, and Mr. Ping Chen will resign from their current positions with us, effective immediately prior to the closing of this Offering. Ms. Yingmei Yang will resign her position of Interim Chief Financial Officer, effective immediately prior to the closing of this Offering.

(2)	To be appointed as a director effective immediately prior to the closing of this Offering.

(3)	To be employed as an officer effective immediately prior to the closing of this this Offering

Mr. Bin Lin. Mr. Lin became the our chairman of the board and chief executive officer on August 25, 2020, to fill in the vacancy created by the resignation of Mr. Zhitao He. Mr. Lin has been acting as the chairman of the board of Beijing Huitu Information Technology Co., Ltd. (“Huitu”) since December 2013. Huitu, a company based in Beijing, China, develops and sells water resources application software and related products. From January 2006 to December 2013, he was the chief executive officer of China Fire & Security Group, a company engaged in the design, development, manufacturing and sale of industrial fire protection products and services, whose common stock was listed on The NASDAQ Stock Market from 2007 to 2011. From January 2000 to December 2005, he was the general manager of Beijing Linkehaide Technology Co., Ltd, a provider of software and hardware development platforms and solutions for telecom equipment manufacturers and value-added service operators. Mr. Lin received a master’s degree in Electrical Engineering from University of Toronto in 1989, a master’s degree in Management Science from Huazhong University of Science and Technology in 1987 and a bachelor’s degree in Electrical Engineering from Huazhong University of Science and Technology in 1986. Mr. Lin is a Canadian national and currently lives in Beijing, China. Mr. Lin will resign from his positions of the chairman and chief executive officer upon closing.

Ms. Yingmei Yang. Immediately prior to the closing of the Offering, Ms. Yang will resign from her position of Interim Chief Financial Officer and will be appointed to be the director of the post-closing issuer. Ms. Yang has served as our interim Chief Financial Officer since March 15, 2018 and on our board of directors since April 1, 2020. Ms. Yang has served as the director of Newegg since July 2018. In addition, she has acted as the Vice President of Hangzhou Lianluo Interactive Information Technology Co., Ltd., a major shareholder of the Company, since February, 2018 to September 2020. From January, 2015 to February, 2018, Ms. Yang served as Chief Financial Officer and Vice President of Lianluo Interactive. From February, 2013 to January, 2015, Ms. Yang was the Chief Financial Officer and Secretary of the Board of Beijing Digit Horizon Technology Limited, the predecessor of Lianluo Interactive. Ms. Yang currently also serves on the board of directors of Newegg Inc.

Mr. Richard Zhiqiang Chang. Mr. Chang has served as our independent director since 2016. Mr. Richard Chang has been CEO of Beijing Zhineng Technology Co., Ltd. in Beijing China since October 2015. Prior to that position, he served as a Key Account Manager and Business VP at AREVA Inc. in Beijing, China from 2013 through October 2015 and Chief Representative and Regional VP at Ventyx Inc. in Atlanta, Georgia from July 2009 to July 2013. Mr. Chang earned a master’s degree in computer science in 1997 from the University of Texas at Dallas, a master’s degree in automation in 1990 from Shanghai Jiaotong University and a bachelor’s degree in automation in 1985 from the same school. Mr. Chang will resign from his position of the independent director upon closing.

Mr. Bin Pan. Mr. Pan has served as our independent director since October 2016. Mr. Bin Pan is the Chairman of Shanghai Hubo Investment Management Co., Ltd. He is also the independent director of Wanxiang Qianchao Co., Ltd, Zhejiang Jolly Pharmaceutical Co., Ltd. and Shanghai Zhixin Electric Co., Ltd. In addition, Mr. Pan has been a partner in Shanghai Capital Law & Partners law firm since June 2004. He used to be the vice-president at the investment banking division of China Southern Securities Co., Ltd. from March 1997 to June 2004. From 2015 to 2018, Mr. Pan was an independent director of Hangzhou Lianluo. Mr. Pan earned his master’s degree in International Economic Law from Shanghai University of International Business and Economics in 1997 and his bachelor’s degree in 1994 from Huazhong University of Science and Technology University. Mr. Pan will resign from his position of the independent director upon closing.

Mr. Fuya Zheng. Mr. Zheng was appointed as an independent director on April 24, 2020 and will continue to serve as an independent director upon closing. Mr. Zheng has extensive experience in corporate finance and investment management. He has served as Chief Financial Officer of X Financial since August 2020. He was a consultant of Yingde Gases Group Company (“Yingde Gases”), a leading industrial gas supplier in China, from September 2017 to March 2020. Mr. Zheng was an independent director of Yingde Gases from September 2009 to September 2017. From February 2018 until May 2019, Mr. Zheng was also an independent director of ChinaCache International Holdings Ltd. (CCIHY). From January 2008 to November 2012, Mr. Zheng was Chief Financial Officer of Cogo Group, Inc., a then NASDAQ listed company that provided customized module design solutions and manufactured electronic products in China. Mr. Zheng was also a director of the same company from January 2005 to November 2012. Prior to that, Mr. Zheng was vice president of travel service at eLong, Inc., one of the leading online travel service companies in China and listed on NASDAQ, where he was responsible for the overall operation of eLong Inc.’s travel services. Mr. Zheng received a Bachelor of Business Administration majoring in accounting from City University of New York in 1994.

Mr. Ping Chen. Mr. Chen served as a director of the Company from 2003 to April 1, 2020 and our Chief Executive Officer from 2000 to April 1, 2020. From 1993 to 2000, Mr. Chen served as the CEO of Beijing Chengcheng Medical Electronic Equipment Co. Prior to 1993, Mr. Chen was an engineer at the No. 2 Academy, Ministry of Aeronautics and Astronautics from 1987 to 1991 and moved up to the Head of the Civilian Products Division there from 1991 to 1993. Mr. Chen founded BTL in 2001 and has served as CEO since that time. Mr. Chen received his bachelor’s degree in 1984 from the National University of Defense Technology and his master’s degree in 1987 from the Ministry of Aeronautics and Astronautics. After his resignation as a director and Chief Executive Officer of the Company on April 1, 2020, Mr. Chen continues to serve as the president and legal representative of Lianluo Connection and Beijing Dehaier. Mr. Chen will resign from his position as director upon closing.

Mr. Zhitao He. Immediately prior to the closing of the Offering, Mr. He will be appointed to be the chairman of the board and a director of the post-closing issuer. Mr. He has served as the director of Newegg since March 2017 and the chairman of Newegg’s board of directors since March 2018. In addition, Mr. He was the former chairman of the Company’s board of directors from October 2016 to August 2020, and the Company’s former Chief Executive Officer since April 1, 2020 to August 2020. Mr. Zhitao He is also the Chairman of the Board of Lianluo Interactive, a China-listed company and a major shareholder of the Company. Mr. Zhitao He successfully led Lianluo Interactive to list on China’s A share market (ticker: 002280). Mr. Zhitao He was named one of the “10 Top Entrepreneurs of Post-1980s” by Hurun Report and “Top Ten Entrepreneurial Leader of Listed Companies” by Securities Times. In the past two years, under his leadership, Lianluo Interactive has moved into the field of smart hardware, including the purchase of Newegg (http://www.newegg.com), investments in American virtual reality (“VR”) device manufacturer Avegant (www.avegant.com) and hardware corporation Razer (http://www.razerzone.com), and promotion of the world’s biggest VR Operating System OSVR in China together with Razer. This investment plan has allowed Lianluo Interactive to become a closed loop of “Software and Hardware + Platform + Channels”. Mr. He currently serves on the board of directors of Lianluo Interactive, Newegg Inc., Avegant Light Field Technology, Beijing Digital Grid Technology Co., Ltd., Shenzhen Ailianluo Investment Co., Ltd., Hangzhou Lianluo Holding CO., Ltd., Beijing Lianluo Youjia Technology Co., Ltd. and Shenyang Zhitongrong Networking Technology Co., Ltd. Mr. He received his master’s degree from Beijing University of Posts and Telecommunications. Mr. He founded Lianluo Interactive in 2007 which was then-known as Beijing Digital Grid Technology Co.

Mr. Fred Faching Chang (or Mr. Fred Chang). Immediately prior to the closing of the Offering, Mr. Chang will be appointed to be a director of the post-closing issuer. Mr. Chang has been a member of Newegg’s board from September 2019 to present. He currently serves as the Vice Chairman of Newegg’s board of directors and the chairman of Newegg’s board’s strategy committee. He was previously a director of Newegg from 2005 to August 2018, and was a member of Newegg’s board’s compensation committee from 2017 to August 2018. During the periods of 2005 to 2008, January 2013 to January 2015, and October 2019 to March 2020, Mr. Chang had also been Newegg’s Chief Executive Officer.

Mr. Gregory Moore. Immediately prior to the closing of the Offering, Mr. Moore will be appointed to be a director of the post-closing issuer. Mr. Moore has been a member of Newegg’s board of directors since 2011. He currently serves as the chair of Newegg’s audit and nominating & governance committees and as a member of its compensation committee. He previously served as chair of the compensation committee. Mr. Moore previously served as the Senior Vice President and Controller of Yum! Brands, Inc. until he retired in 2005. Yum! Brands is the world-wide parent company of Taco Bell, KFC and Pizza Hut. Prior to becoming Yum! Brands’ Controller, Mr. Moore was the Vice President and General Auditor of Yum! Brands. Before that, he was with PepsiCo, Inc. and held the position of Vice President, Controller of Taco Bell and Controller of PepsiCo Wines & Spirits International, a division of PepsiCola International. Before joining PepsiCo he was an Audit Manager at Arthur Young & Company in its New York, New York and Stamford, Connecticut offices. Mr. Moore also serves as Chairman of the Board of Texas Roadhouse Inc. (Nasdaq: TXRH).

Mr. Paul Wu. Immediately prior to the closing of the Offering, Mr. Wu will be appointed to be a director of the post-closing issuer. Mr. Paul Wu joined Newegg’s board of directors in February 2020. He currently serves as the chair of Newegg’s compensation committee and as a member of its audit and nominating & governance committees. Mr. Wu is the founder and CEO of Carota, a supplier of connected car services. Mr. Wu is also the co-founder of the MOX mobile accelerator. He previously served as the CEO of Pocketnet Tech, a mobile content provider, and has also served in various roles with MediaTek, Hon Hai Foxconn Technology Group and Hong Kong Hutchison Wampoa’s TOM Group. Mr. Wu obtained his bachelor’s degree from the Department of Agricultural Economics at Taiwan University, and obtained an MBA from RSM Rotterdam Business School in the Netherlands.

Mr. Anthony Chow. Immediately prior to the closing of the Offering, Mr. Chow will be appointed to be a director of the post-closing issuer. His employment at the post-closing issuer as the Chief Executive Officer will be effective at the same time. Mr. Chow is the Global Chief Executive Officer of Newegg. He sets the company’s strategic direction and works closely with Newegg’s executives to ensure consistent execution across the organization. In addition to Mr. Chow’s role as Global CEO, he also serves on the company’s board of directors. Mr. Chow’s leadership has guided Newegg through some of the company’s most transformative years. He first served as Vice President of Newegg’s North American business from 2006 until 2008, before moving to Shanghai to oversee Newegg’s China operation, as well as OZZO Logistics, a Newegg subsidiary providing third-party logistics (3PL) support for other e-commerce companies based in China. In 2011, Mr. Chow left Newegg to become CEO of OTTO Group China, the Chinese subsidiary of Germany’s largest online retailer of fashion and lifestyle products. In this role, he helped the company extend its reach beyond Europe and into key parts of Asia. Then in 2015, he was appointed Vice President of Haier China, a global home appliance and consumer electronics manufacturer based in Qingdao, China. Upon rejoining Newegg in 2019, Mr. Chow made sweeping changes to position the company for continued success in the rapidly expanding e-commerce space. Consequently, Newegg remains one of the leading tech e-commerce companies with strong market share in consumer sales, and a growing portfolio of services for the company’s vendor partners, Marketplace sellers and 3PL clients. Mr. Chow holds a Bachelor’s degree in Electrical & Electronics Engineering from the University of Toledo, and a Master of Business Administration from the UCLA Anderson School of Management.

Mr. Robert Chang. Immediately prior to the closing of the Offering, Mr. Chang will be employed to serve as the Chief Financial Officer of the post-closing issuer. Mr. Chang is the Chief Financial Officer of Newegg. In this role, he is responsible for overseeing all aspects of the company’s financial performance, including forecasting, evaluation and reporting. Mr. Chang has served the company in various finance-related roles for more than two decades, first joining the company in 1999 and later being appointed to the CFO role in 2015. Prior to Newegg, Mr. Chang spent five years as an Operational Analyst at Taiwan YFY Paper Manufacturers. Mr. Chang holds a Bachelor’s degree in Economics from Soochow University, and a Master’s degree in Finance from University of La Verne.

Mr. Jamie Spannos. Immediately prior to the closing of the Offering, Mr. Spannos will be employed to serve as the Chief Operating Officer of the post-closing issuer. Mr. Spannos is the Global Chief Operating Officer of Newegg. In this role, he is responsible for the strategic direction and operational development of Newegg’s supply chain operations, managing end-to-end operations for the company’s 32M+ SKUs in more than 1,665 product categories sold into 20 countries across the globe. Mr. Spannos also oversees Newegg Logistics, a separate Newegg business unit that provides third-party logistics (3PL) services to other e-commerce companies. Prior to joining Newegg in 2018, Mr. Spannos was Senior Vice President of North America Fulfillment and Logistics at FTD.com, where he oversaw all FTD.com and sub-brand operations across 103 drop-ship and internal distribution centers. Before his time at FTD.com, Mr. Spannos spent five years heading up distribution for Kraft Heinz Company, managing the company’s robust network of 26,500 3PL and Kraft Heinz employees across 128 distribution locations. In that role, he also played an instrumental part in providing strategic and executional direction in optimizing the company’s warehousing infrastructure, in turn unifying several distribution partnership models related to a multitude of company mergers and divestitures. And before Kraft Heinz, he served as GM/VP/Managing Director of Home Depot’s Import and Domestic Distribution Field Operations, helping to build the foundation of Home Depot’s supply chain during his 12-year tenure with the company. He holds the distinction of being the youngest at Home Depot to ascend to the GM role at the time. His experience of more than 20 years across a broad range of business functions uniquely qualifies Mr. Spannos to continue and expand Newegg’s operational excellence, positively impacting Newegg’s customers and the many businesses that rely on Newegg’s 3PL support.

Mr. Montaque Hou. Immediately prior to the closing of the Offering, Mr. Hou will be employed to serve as the Chief Technical Officer of the post-closing issuer. Mr. Hou serves as the Chief Technical Officer of Newegg since 2016. In this role, he is responsible for all technical aspects of the Newegg shopping experience, including the website, mobile app and other touchpoints including SMS and email interaction. Mr. Hou’s global technology team of more than 500 engineers designs, develops and deploys the technology that underpins site design, customer service, Newegg’s Marketplace, resource planning, logistics and inventory management of more than 100M unique SKUs. The technical development under Mr. Hou’s direction infuses the latest data science, machine learning and artificial intelligence to enhance the shopping experience with search personalization and product recommendations, as well as safeguards that deter fraudulent activity and eliminate counterfeit product listings on Newegg’s Marketplace. Under Mr. Hou’s stewardship, Newegg built and maintains its reputation of pioneering new e-commerce user experiences through customer-driven innovations, personalizing the shopping experience to deliver an intuitive, rewarding shopping experience. Newegg recently became the first major e-commerce company to offer a native Dark Mode, further cementing the company’s position as a leading e-commerce innovator. Prior to Mr. Hou’s tenure as CTO, he held various technical positions at Newegg, including Solutions Architect, Director of Technology Strategy and Chief Architecture Engineer. Mr. Hou holds a Master of Science in analytical chemistry from Tongji University in Shanghai.

Mr. Matt Strathman. Immediately prior to the closing of the Offering, Mr. Strathman will be employed to serve as the General Counsel of the post-closing issuer. Mr. Strathman is the General Counsel of Newegg. In this role, he is responsible for overseeing all aspects of the company’s legal matters, including compliance and litigation. Mr. Strathman has served the company in various legal roles for more than ten years, first joining the company in 2008. Prior to Newegg, Mr. Strathman worked as Sr. Counsel for Empire Companies, and prior to that worked as a business attorney in private practice. Mr. Strathman holds bachelor’s degrees in Economics and History from the University of California, Riverside, and a Juris Doctor from Loyola Law School.

Board of Directors

Our board of directors currently consists of 5 directors, and will consist of 7 directors upon the closing of this Offering.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion. There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

The Listing Rules of NASDAQ generally require that a majority of an issuer’s board of directors must consist of independent directors. However, the Listing Rules of NASDAQ permit foreign private issuers like us to follow “home country practice” in certain corporate governance matters. We rely on this “home country practice” exception and do not have a majority of independent directors serving on our board of directors. Mr. Gregory Moor, Mr. Paul Wu, and Mr. Fuya Zheng will be the independent directors of post-closing issuer.

We do not have a lead independent director because we believe our independent directors are encouraged to freely voice their opinions on a relatively small company board. We believe this leadership structure is appropriate because we are a smaller reporting company.

Pursuant to the Fifth Amended and Restated Memorandum and Articles of Association, subject to compliance with applicable laws and NASDAQ rules, provides that Digital Grid and Mr. Fred Faching Chang, acting as the “Minority Representative”, shall be entitled to designate nominees to our board of directors in a number that is proportionate to the voting power of Digital Grid and its affiliate, and Legacy Shareholders in the post-closing issuer, respectively.

Digital Grid has nominated Mr. Zhitao He, Ms. Yingmei Yang, Mr. Paul Wu, and Fuya Zheng, and Mr. Fred Chang has nominated Mr. Fred Faching Chang, Mr. Greg Moore and Mr. Anthony Chow to serve as the directors of the post-closing issuer.

Duties of Directors

Under British Virgin Islands law, our directors have duties to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached. The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable;

●	exercising the borrowing powers of the company and mortgaging the property of the company;

●	executing checks, promissory notes and other negotiable instruments on behalf of the company; and

●	maintaining or registering a register of mortgages, charges or other encumbrances of the company.

Limitation of Director and Officer Liability

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our amended and restated memorandum and articles of association, we may indemnify our directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors or officers under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Involvement in Certain Legal Proceedings

On August 6, 2020, Hangzhou Lianluo and Mr. Zhitao He received an investigation notice from China Securities Regulatory Commission (“CSRC”) for alleged violation of laws and regulations regarding information disclosures of Hangzhou Lianluo. Hangzhou Lianluo is a PRC company with shares listed on Shenzhen Stock Exchange. Mr. He is the Chairman and Chief Executive Officer of Hangzhou Lianluo. Hangzhou Lianluo is also the largest shareholder of the Company and Mr. He was the former Chairman and the former Chief Executive Officer of the Company.

Hangzhou Lianluo has announced this investigation on August 7, 2020 and stated that it will fully cooperate with CSRC in the investigation.

On September 28, 2020, Hangzhou Lianluo announced that it has received a letter of advance notice of administrative punishment from Zhejiang Regulatory Bureau of CSRC, which provides, among others, that (i) Hangzhou Lianluo is receiving a warning and required to correct its unlawful acts and pay a fine of RMB 300,000, and (ii) Mr. Zhitao He is receiving a warning and required to pay a fine of RMB 400,000.

To the best of our knowledge, except as disclosed herein, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities or commodities laws, any laws respecting financial institutions or insurance companies, any law or regulation prohibiting mail or wire fraud in connection with any business entity or been subject to any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization, except for matters that were dismissed without sanction or settlement.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Family Relationship

There are no family relationships among any of the persons named above, and there are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any such person was selected as a director or member of senior management.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Committees of the Board of Directors

Currently, three committees have been established under the board: the audit committee, the compensation committee and the nominating committee. Our nominating committee consists of Bin Pan, Richard Zhiqiang Chang and Fuya Zheng. Bin Pan is the chairman of our nominating committee. The nominating committee is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The nominating committee considers diversity of opinion and experience when nominating directors. Each committee’s members and functions are described below.

Audit Committee

Our audit committee currently consist of Fuya Zheng, Richard Zhiqiang Chang and Bin Pan. Fuya Zheng is the chairman of our audit committee. Upon the closing of this Offering, Mr. Gregory Moore, Mr. Paul Wu, and Mr. Zheng will become the members of our audit committee. Mr. Moore will be the chairman of our audit committee. We have determined that Mr. Moore, Mr. Wu, and Mr. Zheng satisfy the “independence” requirements of Section 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Mr. Moore qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the NASDAQ Listing Rules. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Our compensation committee currently consists of Mr. Richard Zhiqiang Chang, Mr. Fuya Zheng and Mr. Bin Pan. Mr. Richard Zhiqiang Chang is the chairman of the compensation committee. Upon the closing of this Offering, Mr. Gregory Moore, Mr. Paul Wu, and Mr. Zheng will become the members of our compensation committee. Mr. Wu will be the chairman of our compensation committee. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

●	reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of Mr. Bin Pan, Mr. Richard Zhiqiang Chang and Mr. Fuya Zheng. Mr. Bin Pan is the chairman of our nominating committee. Upon the closing of this Offering, Mr. Gregory Moore, Mr. Paul Wu, and Mr. Zheng will become the members of our nominating and corporate governance committee. Mr. Zheng will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Ethics

Our code of conduct and business ethics conforms to the rules and regulations of NASDAQ. The code of conduct and business ethics applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, and addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code. A copy of conduct and business ethics has been filed as an exhibit to our Registration Statement on Form S-1, File no. 333-163041, filed on November 12, 2009, as amended. The Company will provide any person a copy of its code of ethics, without charge, upon request. Such request should be addressed to the Company at Room 1003B, 10th Floor, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing 102200, People’s Republic of China.

COMPENSATION

LLIT Directors and Executive Officers Compensation

For the year ended December 31, 2020, the aggregate cash compensation accrued for LLIT directors and senior management as a group was approximately $0.168 million, among which, approximately $0.108 million was paid in 2020 and the remaining $0.06 million was paid in January 2021. LLIT does not separately set aside any amounts for pensions, retirement or other benefits for our executive officers, other than pursuant to relevant statutory requirements. Employee directors do not receive any compensation for their services as directors. Non-employee directors are entitled to receive payment for serving as directors and may receive option grants from LLIT.

LLIT’s Stock Option Grants and Exercises

Under our employee stock option plans, our stock options generally expire after ten years from the date of grant.

In 2009, in connection with our initial public offering, we established a pool for share options for our employees (the “2009 Share Incentive Plan”). This pool contains options to purchase up to 450,000 of our Common Shares. The options will vest at a rate of 20% per year for five years and have an exercise price of the market price of our shares on the date the options are granted. We issued all 450,000 options pursuant to our 2009 Share Incentive Plan on December 29, 2011 at an exercise price of $1.45 per share, which vest over five years until December 28, 2016 and will expire on December 29, 2021. As of October 7, 2013, 1,000 options issued under this plan had been exercised for Common Shares, and the Board of the Company decided to grant Mr. Ping Chen 11,750 options recovered from former employees who received options under this plan and thereafter left the Company. These 11,750 options were awarded to Mr. Chen on October 7, 2013, at an exercise price of $18.4 per share, which vest over five years until October 6, 2018 and will expire on October 7, 2023. As of the date of this prospectus, there are an aggregate of 23,000 options issued and outstanding under this 2009 Share Incentive Plan.

In 2013, we established our 2013 Share Incentive Plan. This pool allows us to issue options, Common Shares and other securities exercisable or convertible into, in the aggregate, 57,750 of our Common Shares. We issued 16,375 options pursuant to our 2013 Share Incentive Plan on August 20, 2014 at an exercise price of $42.48 per share which vest over five years until August 19, 2019. As of the date of this prospectus, there are 16,375 options issued and outstanding under this plan which will expire on August 20, 2024.

On July 28, 2014, the shareholders of the Company approved the “2014 Share Incentive Plan” which provides that the maximum number of shares authorized for issuance under this plan shall not exceed ten percent of the number of issued and outstanding shares of company stock as of December 31 of the immediately preceding fiscal year, and an additional number of shares may be added automatically annually to the shares issuable under the Plan on and after January 1 of each year, from January 1, 2015 through January 1, 2024. The 2014 Share Incentive Plan will terminate on July 28, 2024.

Accordingly, our share incentive plan for fiscal 2014 allows us to issue options, Common Shares and other securities exercisable or convertible into, in the aggregate, 58,350 of our Common Shares. We issued 43,625 options under this share option pool on August 7, 2015, at an exercise price of $13.12 per share, which vest over two years until August 6, 2017. As of the date of this prospectus, there are no options issued and outstanding under this plan.

In 2015, our 2014 Share Incentive Plan (2015 Tranche) allows us to issue options, Common Shares and other securities exercisable or convertible into, in the aggregate, 72,608 of our Common Shares. We issued 72,608 options pursuant to our 2015 Tranche on March 21, 2016 at an exercise price of $15.04 per share which vest over two years until March 20, 2018. As of the date of this prospectus, there are 26,983 options issued and outstanding under this plan which will expire on March 21, 2026.

On June 8, 2017, we held the Annual General Meeting to approve the Company’s amended and restated Memorandum and Articles of Association in order that the Company’s authorized share capital be re-classified and re-designated into 50,000,000 Common Shares of par value of $0.002731 each, of which 37,888,889 would be designated as Class A Common Shares of par value of $0.002731 each, and 12,111,111 be designated as Class B Common Shares of par value of $0.002731 each. After this recapitalization event, shares issuable under the “2014 Share Incentive Plan,” either directly or upon exercise of options issued under this Plan, are limited to Class A Common Shares.

On January 12, 2018, the Company registered on a Form S-8 1,150,391 shares representing Class A Common Shares (prior to the one-for-eight reverse stock split) issuable pursuant to the 2014 Share Incentive Plan (2018 Tranche), either directly or upon exercise of options issued under the 2018 Tranche. We did not issue options under this Tranche.

Stock Option Plan of the Post-Closing Issuer

Upon closing of the Restructure and this Offering, the post-closing issuer will assume the Newegg 2005 Incentive Award Plan (prior to the closing, the incentive award plan of Newegg is referred to as “Newegg 2005 Incentive Award Plan”; the post-closing incentive award plan is referred to as “Incentive Award Plan”). The outstanding options under the Newegg 2005 Incentive Award Plan granted by Newegg will be exchanged for options to acquire a certain number of Common Shares under the Incentive Award Plan upon completion of the Merger, based on the LLIT Conversion Ratio and subject to adjustment for the Share Combination.

Below is a description of the current Newegg’s 2005 Incentive Award Plan.

Newegg’s 2005 Incentive Award Plan:

On September 22, 2005, the Newegg 2005 Incentive Award Plan was approved and was later amended in January 2008, October 2009, December 2011 and September 2015. Under the Newegg 2005 Incentive Award Plan, Newegg may grant equity incentive awards to employees, directors, and consultants based on Newegg’s Class A Common Stock. A committee of Newegg’s Board of Directors determines the eligibility, types of equity awards, vesting schedules, and exercise prices for equity awards granted. Subject to certain adjustments in the event of a change in capitalization or similar transaction, Newegg may issue a maximum of 14,200,000 shares of its Class A Common Stock under the Newegg 2005 Incentive Award Plan. Newegg issues new shares of Class A Common Stock from its authorized share pool to settle stock-based compensation awards. The exercise price of options granted under the plan shall not be less than the fair value of Newegg’s Class A Common Stock as of the date of grant. Options typically vest over a term of four years, and are typically exercisable for a period of 10 years after the date of grant, except when granted to a holder who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock of Newegg or any subsidiaries, in which case, the term of the option shall be no more than five years from the date of grant. In September 2015, the Newegg 2005 Incentive Award Plan was amended to permit additional awards to be made after the tenth anniversary of the original adoption of said plan.

Newegg Significant Shareholder Incentive Program

In 2016, Fred Chang established the Newegg Significant Shareholder Incentive Program, pursuant to which he caused to be transferred a total of 5,198,458 shares of Newegg’s Series A Preferred Stock from Tekhill USA LLC, a limited liability company fully owned by Fred Chang, into the Fred Chang Partners Trust (the “Trust”). In March and May 2016, the Trust entered into restricted share award agreements (the “Award Agreements”) with several key executives of Newegg, under which the Trust granted a total of 5,090,157 restricted shares of Newegg’s Series A Preferred Stock to those executives to be vested over a 15-year period in equal annual installments on each anniversary date of the grant date. As of December 31, 2016, the Award Agreements were terminated with a concurrent offer from the significant shareholder to re-establish the Significant Shareholder Incentive Program. During the year ended December 31, 2017, the re-established incentive program (the “Re-established Significant Shareholder Incentive Program”) granted a total of 3,898,843 restricted shares of Newegg’s Series A Preferred Stock to a subset of the same recipients with substantially the same terms as those under the Significant Shareholder Incentive Program. The Re-established Significant Shareholder Incentive Program subsequently modified the vesting period from 15 years to 10 years during the year ended December 31, 2017, which did not have a significant impact on the consolidated financial statements.

As of the date of this prospectus, the restricted stock awards granted under the Newegg Significant Shareholder Incentive Program were all vested. The unvested amount of such restricted stock awards had been forfeited according to that certain amendment to the restricted stock award agreement by and between the Trust and recipient on March 31, 2020.

Agreements with Named Executive Officers of LLIT

We have entered into standard three-year employment contracts, or where required by law, open-term employment contracts, with all of our officers and managers and other key personnel, and three-year employment contracts, or where required by law, open-term employment contracts with our other employees. These contracts prohibit our employees from engaging in any conduct or activity that would be competitive with our business during the term of their employment. Loss of any of our key personnel could severely disrupt our business. We may not be able to find suitable or qualified replacements and will likely incur additional expenses in order to recruit and train any new personnel.

Agreements with Named Executive Officers of the Post-Closing Issuer

Upon closing of the Offering, we will enter into employment agreements with our named executive officers. Pursuant to employment agreements, the form of which is filed as Exhibit 10.5 to this registration statement, the employment with each of our named executive officers is for no fixed term and is “at will”, which can be terminated by us or each named executive officer at any time and for any reason, with or without notice, with or without cause. Each named executive officer shall only use or disclose any confidential information for the benefit of us, and as is necessary to carry out his or her responsibilities for us. Following the end of the employment, each named executive officer shall return all confidential information and neither directly or indirectly, use or disclose any such confidential information, except as expressly and specifically authorized in writing by us, and will hold, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Common Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Common Shares offered in this Offering for

●	each of our directors and executive officers and our directors and executive officers nominees; and

●	each person known to us to own beneficially more than 5% of our Common Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them. In computing the number of Common Shares beneficially owned by a person listed below and the percentage ownership of such person, Common Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Common Shares shown as beneficially owned by them.

Percentage of beneficial ownership of each listed person prior to this Offering is based on 3,465,683 Class A Common Shares and 1,388,888 Class B Common Shares issued and outstanding as of the date of this prospectus.

Immediately prior to completion of this Offering, all outstanding Class B Common Shares and all holders of derivative securities exercisable or convertible into Class B Common Shares shall receive a certain number of Common Shares pursuant to the Fifth Amended and Restated Memorandum and Articles of Association, while our dual class structure will be eliminated. Therefore, the percentage of beneficial ownership of each listed person after this Offering includes Common Shares outstanding immediately after the completion of this Offering. Immediately prior to completion of this Offering, based on the Fifth Amended and Restated Memorandum and Articles of Association, our authorized share capital will be unlimited Common Shares with a par value of $[ ] each. The number and percentage of Common Shares beneficially owned before the Offering are based on 3,465,683 Class A Common Shares and 1,388,888 Class B Common Shares issued and outstanding as of the date of this prospectus. Information with respect to beneficial ownership has been furnished by each director and officer nominee or beneficial owner of more than 5% of our Common Shares upon completion of this Offering.

Amount and Nature of Beneficial Ownership Prior to the Offering (1)
Name and Address of Beneficial Owner	Office, If Any	Class A Common Shares	Class B Common Shares	Percent of Class(2)	Percent of Aggregate Voting Power(5)
Officers and Directors
Bin Lin	Chief Executive Officer, Director	-	-	-	-
Yingmei Yang	Director and Interim Chief Financial Officer	-	-	-	-
Richard Zhiqiang Chang	Independent Director	-	-	-	-
Bin Pan	Independent Director	-	-	-	-
Fuya Zheng	Independent Director	-	-	-	-
All officers and directors as a group					0%

5% Beneficial Owners

Zhitao He(4)	58,937	(3)	1,513,888	(4)	2.67% (Class A Common Shares) 100% (Class B Common Shares)	86.64%

Hangzhou Liaison Interactive Technology Co., Ltd.(4)	-		1,513,888		100%	86.27%
Ping Chen(6)	267,426	(6)	-		11.75%	1.25%

*	Less than 1%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)	As of the date of this prospectus, a total of 3,465,683 Class A Common Shares and 1,388,888 Class B Common Shares are issued and outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any securities that are exercisable or convertible within 60 days have been included in the numerator and denominator for that person alone. We also have outstanding warrants to purchase up to 1,373,750 of our Class A Common Shares, under the terms of such warrants, the holders may not exercise the warrants to the extent that such warrant holder, together with its affiliates, would beneficially own, after such exercise, more than 4.99% of the Class A Common Shares then outstanding (in the case of certain holders, 9.99%), subject to the right of the holders to increase or decrease such beneficial ownership limitation upon notice to the Company, provided that such limitation cannot exceed 9.99%, and that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. You can refer to the Form F-1/A filed with SEC on May 15, 2020 for more information.

(3)	Represents 94,300 shares owned by Hyperfinite Galaxy Holding Limited. Hyperfinite Galaxy Holding Limited is controlled by Zhitao He.

(4)	Mr. Zhitao He, our former Chief Executive Officer and a former director, is the Chairman and Chief Executive Officer of Hangzhou Lianluo. This number also includes 125,000 Class B Common Shares underlying warrants that are exercisable within 60 days hereof. The Class B Common Shares held by Mr. Zhitao He and the shares issuable upon exercise of this warrant will be converted to Common Shares on a 1:1 ratio upon closing of this Offering.

(5)	For each person and group included in this column, percentage of voting power is calculated by dividing the voting power owned by such person or group by the voting power of all of Class A and Class B Common Shares as a single class. Prior to the closing of this Offering, holders of Class A Common Shares are entitled to one vote per share, and holders of Class B Common Shares are entitled to ten votes per share. Each Class B Common Share is convertible at any time by the holder into one (1) Class A Common Share. Upon consummation of this Offering, holders of Common Shares are entitled to one vote per share.

(6)

Ping Chen, our former Chief Executive Officer and a former director, has the sole power to direct the voting and disposition of 201,692 Class A Common Shares held under his name. In addition, Mr. Chen holds 65,733 Class A Common Shares underlying options, which are vested within 60 days hereof. On August 31, 2020, Ping Chen pledged his 201,692 Class A Common Shares to Hangzhou Lianluo in favor of Lianluo Connection with respect to the indebtedness of RMB 6.5 million owed by Lianluo Connection to Hangzhou Lianluo.

Amount and Nature of Beneficial Ownership after the Offering (1)
Name and Address of Beneficial Owner	Office, If Any	Common Shares(2)	Percent of Aggregate Voting Power(5)
Officers and Directors
Zhitao He(3)(4)	Director and Chairman	224,394,416	[●]	%
Fred Faching Chang(3)	Director	132,481,667	[●]	%
Gregory Moore(3)	Independent Director	-	-
Paul Wu(3)	Independent Director	125	*	%
Fuya Zheng	Independent Director	-	-
Yingmei Yang	Director	-	-
Anthony Chow(3)	Director and Chief Executive Officer	-	-
Robert Chang(3)	Chief Financial Officer	598,774	*	%
Jamie Spannos(3)	Chief Operating Officer	-	-
Montaque Hou(3)	Chief Technology Officer	-	-
Matt Strathman(3)	General Counsel	438,127	*	%
All officers and directors as a group			[●]	%

5% Beneficial Owners

Digital Grid (Hong Kong) Technology Co. Ltd.(4)	222,821,591	[●]	%
Fred Faching Chang(5)	132,481,667	[●]	%

*	Less than 1%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)	Immediately prior to the closing of this Offering and Restructure, each Class B Common Share issued and outstanding will be converted into one Common Share pursuant to the terms of the Fifth Amended and Restated Memorandum and Articles of Association. Upon closing of this Offering and Restructure a total of [●] Common Shares are issued and outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any securities that are exercisable or convertible within 60 days have been included in the numerator and denominator for that person alone. The percentage assumes offering of $30 million at an offering price of $[●].

(3)	To be appointed as a director or an officer effective immediately prior to the closing of this Offering.

(4)	Among the Common Shares beneficially held by Mr. He immediately after this Offering, 222,821,591 Common Shares have been pledged by Digital Grid to Bank of China Limited Zhejiang Branch, or BOC, as collateral to support working capital loans and letters of credit provided by BOC to Hangzhou Lianluo. The loans have been guaranteed jointly and severally by Beijing Digital Grid Technology Co., Ltd., a subsidiary of Hangzhou Lianluo, and Mr. He. The total amount owed under these loans is RMB400 million in RMB denominated loans, plus $66.5 million in U.S. dollar loans, plus interest, fees and penalties on such amounts. In May 2020, BOC filed several lawsuits against Hangzhou Lianluo, Digital Grid, Beijing Digital Grid Technology Co., Ltd. and Mr. He in the Hangzhou Intermediate People’s Court in China alleging that Hangzhou Lianluo has failed to repay the loans when due and is in breach of the loan agreements. This litigation is ongoing.

(5)	The Common Shares beneficially owned by Mr. Chang immediately after this Offering include (i) 92,468,584 Common Shares held by Tekhill USA, LLC, (ii) 23,624,115 shares held by Fred Chang Partners Trust, (iii) 9,158,558 Common Shares held by Nabal Spring, LLC, (iv) 5,435,754 Common Shares held by Chang Trust 2008, (v) 797,625 Common Shares held by Chang 2009 Annuity Trust No. 1, (vi) 332,340 shares held by Chang 2009 Annuity Trust No.2, and (vii) 664,691 shares held by Chang 2009 Annuity Trust No. 3. Tekhill USA, LLC, Fred Chang Partners Trust, Nabal Spring, LLC, Chang Trust 2008, Chang 2009 Annuity Trust No. 1, Chang 2009 Annuity Trust No. 2, and Chang 2009 Annuity Trust No. 3, are all controlled by Fred Faching Chang. Tekhill USA, LLC has specifically pledged 5,600,000 shares of Newegg stock, which will be exchanged into 32,713,520 Common Shares upon closing of the Merger, and generally pledged all other shares of Newegg which it acquires, as collateral to Preferred Bank. The pledged shares secure a loan from the bank to Mr. Chang with a principal amount of $7.1 million.

Rights of Certain Principal Shareholders of the Post-Closing Issuer

Appointment and Removal of the Directors

Pursuant to Article 8.1(i) of the Fifth Amended and Restated Memorandum and Articles of Association and subject to compliance with applicable laws and NASDAQ rules, the board of the post-closing issuer shall consist of up to seven directors. Initially, four of the directors shall be appointed by Digital Grid, and three of the directors shall be appointed by the Minority Representative.

If the number of Common Shares or other Equity Interests (as defined in the Fifth Amended and Restated Memorandum and Articles of Association) of the post-closing issuer held by the Legacy Shareholders represents (i) more than two sevenths (2/7) of the total voting power of all outstanding Common Shares or other Equity Interests of the post-closing issuer, then the Minority Representative shall be entitled to appoint and replace three directors, (ii) less than or equal to two sevenths (2/7) and more than one seventh (1/7) of the total voting power of all outstanding Common Shares or Equity Interests of the post-closing issuer, then the Minority Representative shall be entitled to appoint and replace two directors, (iii) less than or equal to one seventh (1/7) and more than five percent (5%) of the total voting power of all outstanding Common Shares or other Equity Interests of the post-closing issuer, then the Minority Representative shall be entitled to appoint and replace one director; and (iv) less than or equal to five percent (5%) of the total voting power of all outstanding Common Shares or other Equity Interests of the post-closing issuer, then the Minority Representative shall no longer be entitled to appoint any directors under Article 8.1(i) of the Fifth Amended and Restated Memorandum and Articles of Association.

If the number of Common Shares or other Equity Interests held by Digital Grid or its affiliates represents (i) (i) more than fifty percent (50%) of the total voting power of all outstanding Common Shares or other Equity Interests of the post-closing issuer, then Digital Grid shall be entitled to appoint and remove four directors, (ii) less than or equal to fifty percent (50%) and more than two sevenths (2/7) of the total voting power of all outstanding Common Shares or other Equity Interests of the post-closing issuer, then Digital Grid shall be entitled to appoint and remove three directors, (iii) less than or equal to two sevenths (2/7) and more than one seventh (1/7) of the total voting power of all outstanding Common Shares or other Equity Interests of the post-closing issuer, then Digital Grid shall be entitled to appoint and replace two directors, (iv) less than or equal to one seventh (1/7) and more than five percent (5%) of the total voting power of all outstanding Common Shares or other Equity Interests of the post-closing issuer, then Digital Grid shall be entitled to appoint and replace one director, and (v) less than or equal to five percent (5%) of the total voting power of all outstanding Common Shares or other Equity Interests of post-closing issuer, then Digital Grid shall no longer be entitled to appoint any directors under Article 8.1(i) of the Fifth Amended and Restated Memorandum and Articles of Association.

Of the directors appointed by the Minority Representative, one shall be designated by the Minority Representative to be the “Primary Minority Board Appointee” from time to time by delivering written notice thereof to the board. The initial Primary Minority Board Appointee shall be Fred Chang.

Any director positions which neither Digital Grid nor the Minority Representative is entitled to appoint under the Fifth Amended and Restated Memorandum and Articles of Association shall be appointed by a majority of the remaining directors, or by any other means allowed under the Fifth Amended and Restated Memorandum and Articles of Association and the BVI Business Companies Act, 2004.

A director or member of a committee of the Board or the board of a subsidiary may be removed from his or her position, with cause, by the majority of the shareholders or the majority of the Board; provided that

(i) Any director or member of a committee of the Board or the board of a subsidiary that is appointed or nominated by the Minority Representative shall be removed from their position upon and only upon, the written request of the Minority Representative; and

(ii) Any director or member of a committee of the Board or the board of a subsidiary that is appointed or nominated by Digital Grid shall be removed from their position upon and only upon, the written request of Digital Grid.

Requirements of Board Approval on Certain Matters

In addition, the Fifth Amended and Restated Memorandum and Articles of Association also provides that, if Legacy Shareholders hold more than ten percent (10%) of the Equity Interests of the post-closing issuer, then neither the post-closing issuer, nor any officer or agent of the post-closing issuer can take, or permit our subsidiaries to take, certain actions, without the approval of the affirmative vote of not less than a majority of the number of votes represented by the directors, which majority must include the Primary Minority Board Appointee. Such actions include the following:

(i) initiate any liquidation, dissolution, bankruptcy filing or similar action, recapitalization, restructuring or reorganization of the post-closing issuer or any of its subsidiaries;

(ii) other than to the post-closing issuer or a wholly-owned subsidiary thereof, sell, license, transfer or otherwise dispose of (including through merger or consolidation) all or substantially all of the assets or properties of the post-closing entity or any of its subsidiaries in any transaction or series of related transactions;

(iii) agree to any merger, consolidation or combination of the post-closing entity or any of its subsidiaries, or to a sale of all or substantially all of the assets of the post-closing entity in connection with a Company Sale (as defined in the Fifth Amended and Restated Memorandum and Articles of Association);

(iv) commence or undertake any Reorganization (as defined in the Fifth Amended and Restated Memorandum and Articles of Association);

(v) issue, directly or indirectly, any Equity Interest of the post-closing entity or permit any of the subsidiaries to issue any equity interest other than, in each case, any Excluded Issuance (as defined in the Fifth Amended and Restated Memorandum and Articles of Association);

(vi) materially alter or fundamentally change the nature of the business of the post-closing entity and its subsidiaries;

(vii) amend, change, or waive any provision of, the memorandum and articles of association of the post-closing entity;

(viii) purchase or otherwise acquire all or any part of the assets or business of, or equity interests or other evidences of beneficial ownership of, invest in or participate in any joint venture, partnership or similar arrangement with, any person (other than the post-closing entity or any of its subsidiaries), in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(ix) other than to the post-closing entity or a wholly-owned subsidiary thereof, sell, license, transfer or otherwise dispose of (including through merger or consolidation) any assets or properties of the post-closing entity or any of its subsidiaries, in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(x) other than loans to wholly-owned subsidiaries, (A) extend any credit or make any loans to any person, (B) incur, assume, guarantee, endorse or otherwise become responsible for indebtedness, or (C) amend, modify or supplement in any material respect the agreements governing (or otherwise extend or refinance) existing indebtedness;

(xi) appoint or remove the Chief Executive Officer of the post-closing entity;

(xii) enter into any Affiliate Transactions (as defined in the Fifth Amended and Restated Memorandum and Articles of Association);

(xiii) amend, change or waive any of the actions of the post-closing entity described in the Fifth Amended and Restated Articles of Association or the required voting threshold specified herein; and

(xiv) agree or commit to do any of the foregoing, or delegate any of the foregoing to the post-closing entity or any of its subsidiaries or any officer or agent of the post-closing entity or subsidiary thereof.

The rights granted to the Principal Shareholders are additive to and not intended to limit in any way the rights that the Principal Shareholders or any of their affiliates may have to appoint, elect or remove our directors under our memorandum and articles of association or laws of the British Virgin Islands.

Pre-emptive Rights of the Principal Shareholders

Prior to the Restructure and this Offering, Newegg’s shareholders have entered into the certain shareholders agreement, dated March 30, 2017 (the “Shareholders Agreement”). In connection with the Merger Agreement, Newegg, Digital Grid, the Principal Shareholders and we agreed to enter into that certain amendment to the Shareholders Agreement, dated October 23, 2020 (such amendment, the “Amended Shareholders Agreement”), pursuant to which we agreed to assume all of the rights and obligations of Newegg under the Shareholders Agreement upon the closing of the Restructure.

Under the Amended Shareholders Agreement, the Principal Shareholders have pre-emptive rights to acquire additional shares when the post-closing issuer issue or sell additional securities in the future, except for the “excluded issuance” as defined in the Amended Shareholders Agreement or Common Shares offered pursuant to a registration statement filed with the SEC.

For the purpose of the Amended Shareholders Agreement, the “excluded issuance” means (i) any equity interests issued as share dividends, or pursuant to share splits, recapitalization or other similar events that do not adversely affect the proportionate amount of the Common Shares held by the Principal Shareholders, and (ii) Common Shares issuable pursuant to any stock option or any similar equity incentive plan of the post-closing issuer approved by the Board; and (iii) equity interests issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the post-closing issuer provided that any such issuance shall only be to an entity (or to the equity holders of an entity) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the post-closing issuer and shall provide to the post-closing issuer additional benefits in addition to the investment of funds, but shall not include a transaction in which the post-closing issuer is issuing equity interests primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

The post-closing issuer is required to give Principal Shareholders a notice stating the price range (or formula by which the price will be determined, which may refer to a future contingent event) and terms of issuance of new securities and to keep the offer open to issue the Principal Shareholders their Pro Rata Shares of such new securities (as defined below) until the 15th calendar day following the receipt of such notice. The Principal Shareholders shall deliver an exercise notice along with payment to exercise their pre-emptive rights.

In the event that a Principal Shareholder fails to give an exercise notice timely, or elects to purchase fewer than all of its Pro Rata Share of such new securities, then the post-closing issuer shall send written notice to any Principal Shareholder who has elected to purchase all of its Pro Rata Share of such new securities, who will then have the right, by giving written notice to the post-closing issuer within two business days upon receiving notice from the post-closing issuer, to purchase its Pro Rata Share of such unsubscribed portion, and such right shall continue to apply repeatedly and iteratively until all of such new securities have been allocated to the Principal Shareholders or none of the Principal Shareholders have elected to participate in such further purchase. If, at the end of such process, there are new securities that have not been subscribed for by the Principal Shareholders, the post-closing issuer may, for a period of time not to exceed 60 days, sell such unsubscribed new securities, on the same terms to a third party purchaser. If, however, at the end of such 60-day period, the post-closing issuer has not consummated a sale of any of such unsubscribed new securities, the post-closing issuer shall no longer be permitted to sell such new securities without again complying with these provisions of pre-emptive rights in the Amended Shareholders Agreement

Right of First Refusal of the Post-Closing Issuer and Principal Shareholders

Pursuant to the Amended Shareholders Agreement, subject to compliance with applicable laws and NASDAQ’s rules, if any Principal Shareholder, receives a bona fide offer from any person other than its affiliate for any of the Common Shares such Principal Shareholder received in connection with the Merger (the “ROFR Shares”), then the post-closing issuer has a right of first refusal, but not the obligation, to elect to purchase all (and not less than all) of the ROFR Shares, at the same price, and on the same terms and conditions offered by the purchaser (the “ROFR Terms”). In the event the post-closing issuer does not decide to purchase such ROFR Shares or decides to purchase less than all of the ROFR Shares, then each of the Principal Shareholders other than the selling Principal Shareholders shall have a right of first refusal to elect to purchase all (and not less than all) of its Pro Rata Share of the ROFR Shares on the ROFR Terms. For the purpose of this Amended Shareholders Agreement, “Pro Rata Share” means the percentage which corresponds to the ratio which each selling Principal Shareholder’s “Percentage Interest” (which is calculated by dividing (i) the number of the Common Shares owned by such Principal Stockholder, by (ii) total number of the then outstanding shares of the Common Shares held by all Principal Shareholders) bears to the total Percentage Interests of all Principal Shareholders exercising their right of first refusal. In the event that the ROFR Shares are in exchange for non-cash consideration, then such right of first refusal shall be exercisable based on the fair market value determined in good faith by the board of such non-cash consideration. Such right of first refusal may delay or prevent us from raising funding in the future and may have an adverse impact on the liquidity and market price of our Common Shares.

RELATED PARTY TRANSACTIONS

Related Party Transactions Prior to Consummating of the Restructure

Related Party Transactions of LLIT

The following discussion is a brief summary of certain material arrangements, agreements and transactions LLIT have had with related parties since January 1, 2017, other than the compensation arrangements we describe in “Compensation of Executive Officers and Directors.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Transactions between LLIT and Hangzhou Lianluo

During the years ended December 31, 2020, 2019, and 2018, LLIT purchased from Hangzhou Lianluo, a company controlled by Mr. Zhitao He, for inventory, as well as from Hangzhou Lianluo’s subsidiary for service, in aggregate of$44,614, $42,000, and $204, respectively. As of December 31, 2020, LLIT reported $3,019 in service charge payable to Hangzhou Lianluo’s subsidiary. On January 19, 2021, this balance was fully paid.

Starting on July 1, 2018, LLIT leased office premises from Hangzhou Lianluo for a period of one year, with an annual rental of $84,447 (RMB580,788). Rental payments charged as expenses in 2020, 2019 and 2018 were $0, $35,892 and $39,942, respectively. As of December 31, 2020 and 2019, LLIT reported an outstanding rental payable of $81,126 and $75,834, respectively, to Hangzhou Lianluo.

During the fiscal year 2019, LLIT borrowed an aggregate of $942,500 from Hangzhou Lianluo and repaid $0. As of December 31, 2020, the loan balances were $918,450. These loans were extended, interest-free as of December 31, 2020 and without specific repayment date, which is based upon both parties’ agreement.

During 2018, LLIT borrowed from Hangzhou Lianluo $3,682,592 carrying an annual interest rate of 5%-8%, which was fully settled through a debt offset agreement among LLIT, Hangzhou Lianluo and Digital Grid as described below “Transactions between LLIT and Digital Grid.” As of December 31, 2018, the loan balance was zero.

Transactions between LLIT and Digital Grid

On March 15, 2018, LLIT entered into a $6 million loan agreement with Digital Grid for a term of 12 months. As of December 27, 2018, LLIT owed RMB34.34 million in loan principal and RMB1.23 million in accrued interest to Hangzhou Lianluo, its principal shareholder. Pursuant to an agreement, dated December 27, 2018, LLIT, Digital Grid and Hangzhou Lianluo agreed that the outstanding amount owed by Digital Grid to LLIT of RMB35.6 million be repaid by Hangzhou Lianluo on behalf of Digital Grid, to LLIT. This repayment is agreed to be settled in the form of offset against the amount owed by LLIT to Hangzhou Lianluo of RMB35.6 million (approximately $5.2 million) as of December 27, 2018. As a result, LLIT no longer owed or was owed by Hangzhou Lianluo or Digital Grid any amount as of December 31, 2018.

During 2019, LLIT borrowed $33,000 interest free from Digital Grid, and repaid $0.

On July 14, 2020, LLIT repaid the principal of $33,000 to Digital Grid. As of December 31, 2020, the loan balance was zero.

Transactions between LLIT and Mr. Ping Chen

Starting in 2019, LLIT borrowed funds from Mr. Ping Chen, its former CEO, free of interest to fund its operation. During 2020, 2019 and 2018, the borrowings were $498,191, $387,182 and nil, and Mr. Ping Chen forgave a debt of $143,301 of the borrowings in 2019. The balances were $787,608, $243,881 and nil as of December 31, 2020, 2019 and 2018, respectively.

During the years ended December 31, 2020, 2019 and 2018, LLIT sold equipment of $nil, $9,588 and $nil, respectively, to a related party company in which Mr. Ping Chen holds 51% ownership. As of December 31, 2020, LLIT reported an outstanding receivable of $11,455 due from the related party company.

Related Party Transactions of Newegg

The following discussion is a brief summary of certain material arrangements, agreements and transactions Newegg has had with related parties since January 1, 2017, other than the compensation arrangements we describe in “Compensation of Executive Officers and Directors.”

Newegg’s Investment

On April 17, 2018, Newegg acquired an equity interest in Mountain Capital Fund L.P. from Pegasus. The sole owner of Pegasus View Global Ltd. (“Pegasus”) is the spouse of a member of the Newegg’s Board of Directors.

Loans to Newegg’s Affiliate

On April 13, 2017, Newegg loaned $12.0 million to Digital Grid under a term loan agreement with a maturity date of April 18, 2017 and an interest rate equal to the Prime Rate, as defined in the loan agreement (the “$12.0 Million Loan”). The $12.0 Million Loan was collateralized by a security interest in 2,000,000 Series AA convertible Preferred Stock of Newegg held by Digital Grid.

On June 16, 2017, Newegg loaned $50.0 million to Digital Grid under a term loan agreement with a maturity date of June 15, 2018 and an interest rate of 4% per annum (the “$50.0 Million Loan”). The $50.0 Million Loan was collateralized by a security interest in 43,167 Series C Shares of Razer Inc., a company incorporated under the laws of the Cayman Islands (“Razer”), held by Digital Grid.

On March 20, 2018, Newegg loaned $20.0 million to Digital Grid under a term loan agreement with a maturity date of June 15, 2018 and an interest rate equal to 4% per annum (the “$20.0 Million Loan”). The $20.0 Million Loan was collateralized by a security interest in 362,732,301 Ordinary Shares of Razer held by Digital Grid.

On May 11, 2018, Newegg and Digital Grid entered into an amended and restated loan agreement which combined all of the remaining unpaid principal and interest on the $50.0 Million Loan and the $20.0 Million Loan into an amended and restated secured promissory note of approximately $23.3M (the “$23.3 Million Loan”). The $23.3 Million Loan replaced, amended, and restated in their respective entirety the $50.0 Million Loan and the $20.0 Million Loan. The $23.3 Million Loan had a maturity date of June 15, 2018 and carried an interest rate equal to 4% per annum. This loan was collateralized by a security interest in certain convertible bonds of China Digital Culture (Group) Limited, a company incorporated in the Cayman Islands, in the amount of HK$412,500,000 held by Digital Grid.

On June 15, 2018, Newegg and Digital Grid entered into the First Amendment to the $23.3 Million Loan, pursuant to which the interest rate was amended to 5% per annum and the maturity date was extended to September 30, 2018. As of December 31, 2018, there was no outstanding principal balance receivable from affiliate.

On December 17, 2019, Newegg loaned $15.0 million to Digital Grid under a term loan agreement with a maturity date of April 30, 2020 and a fixed interest rate of 5.0% (the “$15.0 Million Loan”). The $15.0 Million Loan was subsequently extended to June 30, 2021. The $15.0 Million Loan is included as “Notes receivable” at the Stockholders’ Equity section of the Consolidated Balance Sheets as of December 31, 2020 and 2019.

During the years ended December 31, 2020, 2019 and 2018, the Company recorded interest income of $0.7 million, $0.1 million and $0.9 million, respectively, from loans to affiliate in interest income in the consolidated statement of operations. As of December 31, 2020 and 2019, the amount of interest receivable on the $15.0 Million Loan outstanding included as a component of “Notes receivable” at the Stockholders’ Equity section in the consolidated balance sheets was $0.2 million and immaterial, respectively.

Loans from Newegg’s Affiliate

On January 14, 2019, Newegg entered into three loan agreements with BARD Company Limited, an entity affiliated with Danny Lee, Newegg’s former Chief Executive Officer, pursuant to which Newegg borrowed a total of $15.0 million. For all of the three loans, the maturity date was March 31, 2019 unless extended to April 30, 2019 in accordance with the terms of the loan agreements, and the interest rate is 6% per annum. Newegg repaid the three loans in their entirety as of March 8, 2019.

Sales to Newegg’s Related Parties

Due from related parties and net sales to related parties primarily reflect sales of finished goods and services with the exception of loans to affiliate as discussed above.

As of December 31, 2020 and 2019, due from related parties represent amounts receivable of $0 and $1.5 million, respectively, due from Digital Grid (Hong Kong) Technology (“Digital Grid”). Digital Grid is determined to be a related party by virtue of common control. Sales during the year ended December 31, 2020, 2019 and 2018 to this related party were immaterial.

As of December 31, 2020 and 2019, due from related parties represent amounts receivable of $0 and $4.3 million, respectively, due from Connect Technova Inc. (“Connect Technova”). Connect Technova is determined to be a related party by virtue of common control. Sales during the year ended December 31, 2020 were immaterial. Sales during the year ended December 31, 2019 and 2018 to this related party were $0.8 million and $2.9 million, respectively.

As of December 31, 2020 and 2019, amount due to related parties was immaterial.

Except as otherwise indicated herein, there have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

DESCRIPTION OF SHARE CAPITAL

We are a British Virgin Islands exempted company with limited liability and our affairs are governed by our Amended and Restated Memorandum and Articles of Association, the BVI Act, the common law of the British Virgin Islands, our corporate governance documents and rules and regulations of the stock exchange on which our Class A Common Shares (after the completion of this Offering, our Common Shares) are traded.

Prior to the consummation of this Offering and the completion of the Share Redesignation, our authorized capital is $136,550, consisting of 6,250,000 Common Shares, $0.021848 par value per share, of which 4,736,111 shares are designated as Class A Common Shares and 1,513,889 shares are designated as Class B Common Shares. The Board of Directors has the right, in its absolute discretion and without approval of the existing shareholders, to issue shares, grant rights over existing shares or issue other securities in one or more series as it deems necessary and appropriate and to determine designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the shares held by existing shareholders, at such times and on such other terms as it deems proper. No preferred shares have been issued.

As of the date of this prospectus, there are 3,465,683 of our Class A Common Shares issued and outstanding and 1,388,888 of our Class B Common Shares issued and outstanding. All shares are fully paid. We do not have any preferred shares outstanding.

We are seeking shareholders’ approval of a proposal to adopt the Fifth Amended and Restated Memorandum and Articles of Association to effect the Share Redesignation, the Share Combination, the Share Increase, the Rights of Principal Shareholders, and the Name Change. As a result, upon the consummation of the Restructure and the Offering, we will only have one class of security, which is our Common Share.

Rights and Obligations of Shareholders

Each of Common Shares confers on its holder:

●	the right to vote;

●	the right to an equal share in any dividend paid by the Company in accordance with the BVI Business Companies Act, 2004 (as amended) (the “Act”); and

●	the right to an equal share in the distribution of the surplus of the Company.

Voting Rights. Holders of Common Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. Each Common Share is entitled to one (1) vote on all matters subject to vote at general meetings of the Company.

Dividends. The holders of shares are entitled to such dividends as may be declared by the directors of the Company at such time and of such an amount as the directors think fit if they are satisfied, on reasonable grounds, that immediately after the distribution, the value of Company assets exceeds the Company’s liabilities and the Company will be able to pay its debts as they fall due.

Pre-emptive rights. Except as set forth in the Amended Shareholders Agreement, there are no pre-emptive rights applicable to the issue by the Company of new shares under either the Act or the Company’s memorandum and articles of association.

The Investor Warrants

As a result of the private placements that closed on February 14, 2020, February 25, 2020, and March 2, 2020, we have outstanding warrants issued to several investors to purchase 1,373,750 of our Class A Common Shares. The features of these investor warrants are discussed below:

Exercise Price. The investor warrants issued on February 14, 2020, or the February 14th warrants, for the purchase of up to 323,750 Class A Common Shares have an initial exercise price of $0.85 per share and were thereafter adjusted to $0.6239, subject to full ratchet anti-dilution protection. Both of the investor warrants issued on February 25, 2020, or the February 25th warrants, for the purchase of up to 437,500 Class A Common Shares and the investor warrants issued on March 2, 2020, or the March 2nd warrants, for the purchase of up to 612,500 Class A Common Shares have an initial exercise price of $0.70 per share.

Exercisability. The investor warrants are exercisable for a period of five and one-half years commencing on February 14, 2020 and expiring on August 14, 2025, for the February 14th warrants, on February 25, 2020 and expiring on August 25, 2025, for the February 25th warrants, and on March 2, 2020 and expiring on September 2, 2025, for the March 2nd warrants. The investor warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of Class A Common Shares underlying the investor warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of Class A Common Shares purchased upon such exercise. If a registration statement registering the issuance of the Class A Common Shares underlying the investor warrants under the Securities Act is not effective or available, at any time after the six-month anniversary of the warrant issue date, the holder may, in its sole discretion, elect to exercise the investor warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of Class A Common Shares determined according to the formula set forth in the warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the investor warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our Class A Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. Any holder may increase or decrease such percentage, but in no event may such percentage be increased to more than 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the investor warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Class A Common Shares and also upon any distributions of assets, including cash, stock or other property to our shareholder. The investor warrants also contain full ratchet anti-dilution protection upon the issuance of any Class A Common Shares, securities convertible into Class A Common Shares or certain other issuances at a price below the then-existing exercise price of the investor warrants, with certain exceptions, and, with respect to the February 25th warrants, subject to the exercise price never being adjusted to a price less than $0.1701, and with respect to the March 2nd warrants, subject to the exercise price never being adjusted to a price less than $0.18, the “Floor Price.” The terms of the investor warrants, including these anti-dilution protections, may make it difficult for us to raise additional capital at prevailing market terms in the future.

Exchange Listing. There is no established trading market for the investor warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the investor warrants on any national securities exchange or other trading market.

Participation Rights. If at any time we grant, issue or sell any Class A Common Shares or Class A Common Share equivalents or rights, that is, the Purchase Rights, to purchase stock, warrants, securities or other property pro rata to the record holders of any Class A Common Shares, the holder of the investor warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, subject to the beneficial ownership limitations, the aggregate amount of securities which the holder of the investor warrants could have acquired if the Holder had held the number of Class A Common Shares acquirable upon complete exercise of the investor warrants.

Fundamental Transactions. If (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation of the Company with or into another person, (ii) we, directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of Class A Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Class A Common Shares, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of the Class A Common Shares or any compulsory share exchange pursuant to which the Class A Common Shares are effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding Class A Common Shares (not including any Class A Common Shares held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination), each a “Fundamental Transaction,” then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the investor warrants with the same effect as if such successor entity had been named in the investor warrant itself. If holders of our Class A Common Shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder of investor warrants shall be given the same choice as to the consideration it receives upon any exercise of the investor warrants following such fundamental transaction. In addition, the successor entity, at the request of the holders of investor warrants, will be obligated to purchase any unexercised portion of the investor warrants in accordance with the terms of such warrants.

Dividends. If, at any time while the investor warrants are outstanding, we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of our Class A Common Shares, by way of return of capital or otherwise, then each holder of investor warrants shall be entitled to participate in such distribution, subject to the beneficial ownership limitations, to the same extent that the holder would have participated therein if the holder had held the number of Class A Common Shares acquirable upon complete exercise of the investor warrants immediately prior to the record date for such distribution.

Rights as a Shareholder. Except as otherwise provided in the investor warrants or by virtue of such holder’s ownership of our Class A Common Shares, the holder of investor warrants will not have the rights or privileges of a holder of our Class A Common Shares, including any voting rights, until the holder exercises the warrant.

Resale/Registration Rights. We are required within 45 days of the closing of the offering in which we issued the February 14th warrants to file a registration statement providing for the resale of the Class A Common Shares issued and issuable upon the exercise of such warrants. We are obligated under similar requirements with respect to the February 25th warrants and the March 2nd warrants. The registration statement in which this prospectus is included was filed to meet these registration requirements. We are required to use commercially reasonable efforts to cause this registration to become effective within 181 days of the closing of the offering in which we issued the February 14th warrants and to keep this registration statement effective at all times until no investor owns any investor warrants or shares issuable upon exercise thereof.

Upon Closing of the Restructure and this Offering, the outstanding warrants to purchase any Class A Common Share will be automatically converted to warrants to purchase such number of Common Shares.

The Class B Warrants

On August 18, 2016, the Company closed the sale of warrants to purchase 125,000 of our Class B Common Shares to Hangzhou Lianluo pursuant to the terms of a certain securities purchase agreement. These warrants are exercisable at any time for an exercise price of $17.60 per share, with no expiration date.

Upon Closing of the Restructure and this Offering, the outstanding warrants to purchase 125,000Class B Common Share will be automatically converted to warrants to purchase 125,000Common Shares pursuant to the terms of Merger Agreement.

Fifth Amended and Restated Memorandum and Articles of Association

We are registered in the British Virgin Islands and have been assigned company number 553525 in the register of companies. Our registered office is at the offices of Offshore Incorporations Limited, of P. O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands. The objects for which the Company was established are unrestricted and the Company has full power and authority to carry out any object that is not prohibited under British Virgin Islands law as set forth in Paragraph 5 of our Fifth Amended and Restated Memorandum and Articles of Association, effective upon closing of the Restructure and the Offering.

Objects of the Company

Under our Fifth Amended and Restated Memorandum and Articles of Association, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the British Virgin Islands.

Amendment

Section 12.1 of our Fifth Amended and Restated Memorandum and Articles of Association provides that the Company may amend the Memorandum or the Articles by Resolution of Shareholders or by Resolution of Directors, provided that no amendment may be made by Resolution of Directors: (a) to restrict the rights or powers of the Shareholders to amend the Memorandum or the Articles; (b) to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend the Memorandum or the Articles; (c) in circumstances where the Memorandum or the Articles cannot be amended by the Shareholders; and provided that the Directors may not amend certain sections of the Fifth Amended and Restated Memorandum and Articles of Association that would negatively affect existing stockholders.

Rights of Certain Principal Shareholders of the Post-Closing Issuer

Appointment and Removal of the Directors

Pursuant to the Fifth Amended and Restated Memorandum and Articles of Association and subject to compliance with applicable laws and NASDAQ rules, the board of post-closing issuer shall consist of up to seven directors. Initially, four of the directors shall be appointed by Digital Grid, and three of the directors shall be appointed by the Minority Representative.

If the number of Common Shares or other Equity Interests (as defined in the Fifth Amended and Restated Memorandum and Articles of Association) of the post-closing issuer held by the Legacy Shareholders represents (i) more than two sevenths (2/7) and less than three sevenths (3/7) of the total voting power of all outstanding Equity Interests of the post-closing issuer, then the number of directors that the Minority Representative shall be entitled to appoint shall decrease from three directors to two directors, (ii) more than one seventh (1/7) and less than two sevenths (2/7) of the total voting power of all outstanding Equity Interests of the post-closing issuer, then the number of directors that the Minority Representative shall be entitled to appoint shall decrease from two directors to one director, and (iii) less than five percent (5%) of the total voting power of all outstanding Equity Interests of the post-closing issuer, then the Minority Representative shall no longer be entitled to appoint any directors.

If the number of Common Shares or other Equity Interests held by Digital Grid or its affiliates represents (i) more than three sevenths (3/7) and less than fifty percent (50%) of the total voting power of all outstanding Equity Interests of the post-closing issuer, then the number of directors that Digital Grid shall be entitled to appoint shall decrease from four directors to three directors, (ii) more than two sevenths (2/7) and less than three sevenths (3/7) of the total voting power of all outstanding Equity Interests of the post-closing issuer, then the number of directors that Digital Grid shall be entitled to appoint shall decrease from three directors to two directors, (iii) more than one seventh (1/7) and less than two sevenths (2/7) of the total voting power of all outstanding Equity Interests of the post-closing issuer, then the number of directors that Digital Grid shall be entitled to appoint shall decrease from two directors to one director, and (iv) less than five percent (5%) of the total voting power of all outstanding Equity Interests of the post-closing issuer, then Digital Grid shall no longer be entitled to appoint any directors.

Any director positions which neither Digital nor the Minority Representative are entitled to appoint under the Fifth Amended and Restated Memorandum and Articles of Association shall be appointed by a majority of the remaining directors, or by any other means allowed under the Fifth Amended and Restated Memorandum and Articles of Association and the BVI Business Companies Act, 2004.

A director or member of a committee of the Board or the board of a subsidiary may be removed from his or her position, with cause, by the majority of the shareholders or the majority of the Board; provided that

(i) Any director or member of a committee of the Board or the board of a subsidiary that is appointed or nominated by the Minority Representative shall be removed from their position upon and only upon, the written request of the Minority Representative; and

(ii) Any director or member of a committee of the Board or the board of a subsidiary that is appointed or nominated by Digital Grid shall be removed from their position upon and only upon, the written request of Liaison.

Requirements of Board Approval on Certain Matters

In addition, the Fifth Amended and Restated Memorandum and Articles of Association also provides that, as long as the number of Common Shares held by Legacy Shareholders represents more than ten percent (10%) of the total voting power of all outstanding Common Shares of the post-closing issuer, the post-closing issuer agrees not to take, or permit our subsidiaries to take, certain actions, without the approval of the affirmative vote of not less than a majority of the number of votes represented by the directors, which majority must include Primary Minority Board Appointee. Such actions include the following:

(i) initiate any liquidation, dissolution, bankruptcy filing or similar action, recapitalization, restructuring or reorganization of the Company or any of its subsidiaries;

(ii) other than to the post-closing entity or a wholly-owned subsidiary thereof, sell, license, transfer or otherwise dispose of (including through merger or consolidation) all or substantially all of the assets or properties of the post-closing entity or any of its subsidiaries in any transaction or series of related transactions;

(iii) agree to any merger, consolidation or combination of the post-closing entity or any of its subsidiaries, or to a sale of all or substantially all of the assets of the post-closing entity in connection with a Company Sale (as defined in the Fifth Amended and Restated Memorandum and Articles of Association);

(iv) commence or undertake any Reorganization (as defined in the Fifth Amended and Restated Memorandum and Articles of Association);

(v) issue, directly or indirectly, any equity interest of the post-closing entity or permit any of the subsidiaries to issue any equity interest other than, in each case, any Excluded Issuance (as defined in the Fifth Amended and Restated Memorandum and Articles of Association);

(vi) materially alter or fundamentally change the nature of the business of the post-closing entity and its Subsidiaries;

(vii) amend, change, or waive any provision of, the memorandum and articles of association of the post-closing entity;

(viii) purchase or otherwise acquire all or any part of the assets or business of, or equity interests or other evidences of beneficial ownership of, invest in or participate in any joint venture, partnership or similar arrangement with, any Person (other than the post-closing entity or any of its subsidiaries), in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(ix) other than to the post-closing entity or a wholly-owned subsidiary thereof, sell, license, transfer or otherwise dispose of (including through merger or consolidation) any assets or properties of the post-closing entity or any of its subsidiaries, in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(x) other than loans to wholly-owned subsidiaries, (A) extend any credit or make any loans to any Person, (B) incur, assume, guarantee, endorse or otherwise become responsible for indebtedness, or (C) amend, modify or supplement in any material respect the agreements governing (or otherwise extend or refinance) existing indebtedness;

(xi) appoint or remove the Chief Executive Officer of the post-closing entity;

(xii) enter into any Affiliate Transactions (as defined in the Fifth Amended and Restated Memorandum and Articles of Association);

(xiii) amend, change or waive any of the actions of the post-closing entity described in the Fifth Amended and Restated Articles of Association or the required voting threshold specified herein; and

(xiv) agree or commit to do any of the foregoing, or delegate any of the foregoing to the post-closing entity or any of its subsidiaries or any officer or agent of the post-closing entity or subsidiary thereof.

The rights granted to the Principal Shareholders are additive to and not intended to limit in any way the rights that the Principal Shareholders or any of their affiliates may have to appoint, elect or remove our directors under our memorandum and articles of association or laws of the British Virgin Islands.

Pre-emptive Rights of the Principal Shareholders

Prior to the Restructure and this Offering, Newegg’s shareholders have entered into certain shareholders agreement, dated March 30, 2017 (the “Shareholders Agreement”). In connection with the Merger Agreement, Newegg, Digital Grid, the Principal Shareholders and we agreed to enter into certain amendment to the Shareholders Agreement, dated October 23, 2020 (such amendment, the “Amended Shareholders Agreement”), pursuant to which we agreed to assume all of the rights and obligations of Newegg under the Shareholders Agreement upon the closing of the Restructure.

Under the Amended Shareholders Agreement, the Principal Shareholders have pre-emptive rights to acquire additional shares when the post-closing issuer issue or sell additional securities in the future, except for the “excluded issuance” as defined in the Amended Shareholders Agreement or Common Shares offered pursuant to a registration statement filed with the SEC.

For the purpose of the Amended Shareholders Agreement, the “excluded issuance” means any equity interests issued as share dividends, or pursuant to share splits, recapitalization or other similar events that do not adversely affect the proportionate amount of the Common Shares held by the Principal Shareholders, and (ii) Common Shares issuable pursuant to any stock option or any similar equity incentive plan of the post-closing issuer approved by the Board; and (iii) equity interests issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the post-closing issuer provided that any such issuance shall only be to an entity (or to the equity holders of an entity) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the post-closing issuer and shall provide to the post-closing issuer additional benefits in addition to the investment of funds, but shall not include a transaction in which the post-closing issuer is issuing equity interests primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

The post-closing issuer is required to give Principal Shareholders a notice stating the price range (or formula by which the price will be determined, which may refer to a future contingent event) and terms of issuance of new securities and to remain the offer to issue the Principal Shareholders their Pro Rata Shares of such new securities (as defined below) open until the 15th calendar day following the receipt of such notice. The Principal Shareholders shall deliver an exercise notice along with payment to exercise their pre-emptive rights.

In the event that the Principal Shareholder fails to give an exercise notice timely, or elects to purchase fewer than all of its Pro Rata Share of such new securities, then the post-closing issuer shall sent written notice to any Principal Shareholder who has elected to purchase all of its Pro Rata Share of such new securities, who will then have the right, by giving written notice to the post-closing issuer within two business days upon receiving notice from the post-closing issuer, to purchase its Pro Rata Share of such unsubscribed portion, and such right shall continue to apply repeatedly and iteratively until all of such new securities have been allocated to the Principal Shareholders or none of the Principal Shareholders have elected to participate in such further purchase. If, at the end of such process, there are new securities that have not been subscribed for by the Principal Shareholders, the post-closing issuer may, for a period of time not to exceed 60 days, sell such unsubscribed new securities, on the same times to a third party purchaser. If, however, at the end of such 60-day period, the post-closing issuer has not consummated a sale of any of such unsubscribed new securities, the post-closing issuer shall no longer be permitted to sell such new securities without again complying with these provisions of pre-emptive rights in the Amended Shareholders Agreement

Right of First Refusal of the Post-Closing Issuer and Principal Shareholders

Pursuant to the Amended Shareholders Agreement, subject to compliance with applicable laws and NASDAQ’s rules, if any Principal Shareholders, receives a bona fide offer from any person other than its affiliate for any of the Common Shares such Principal Shareholders received in connection with the Merger (the “ROFR Shares”), then the post-closing issuer has a right of first refusal, but not the obligation, to elect to purchase all (and not less than all) of the ROFR Shares, at the same price, and on the same terms and conditions offered by the purchaser (the “ROFR Terms”). In the event the post-closing issuer does not decide to purchase such ROFR Shares or decides to purchase for less than all of the ROFR Shares, then each of the Principal Shareholders other than the selling Principal Shareholders shall have a right of first refusal to elect to purchase all (and not less than all) of its Pro Rata Share of the ROFR Shares on the ROFR Terms. For the purpose of this Amended Shareholders Agreement, “Pro Rata Share” means the percentage which corresponds to the ratio which each selling Principal Stockholder’s “Percentage Interest” (which is calculated by dividing (i) the number of the Common Shares owned by such Principal Stockholder, by (ii) total number of the then outstanding shares of the Common Shares held by all Principal Shareholders) bears to the total Percentage Interests of all Principal Shareholders exercising their right of first refusal. In the event that the ROFR Shares are in exchange for non-cash consideration, then such right of first refusal shall be exercisable based on the fair market value determined in good faith by the board of such non-cash consideration. Such right of first refusal may delay or prevent us from raising funding in the future and may have an adverse impact on the liquidity and market price of our Common Shares.

Limitations on Right to Own Shares

British Virgin Islands law and our Fifth Amended and Restated Memorandum and Articles of Association impose no limitations on the right of nonresident or foreign owners to hold or vote our securities. There are no provisions in the Fifth Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-Takeover Provisions

Some provisions of our Articles may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

●	limit the ability of shareholders to requisition and convene general meetings of shareholders. Our Memorandum and Articles of Association allow our shareholders holding shares representing in aggregate not less than thirty percent (30%) of our share capital as carries the right to vote to requisition a special meeting of shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting.

However, under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under our Fifth Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Register of Members

The Company is required to keep a register of members containing (i) the names and addresses of the shareholders, (ii) the number of each class and series of shares held by each shareholder, (iii) the date on which the name of each shareholder was entered in the register of members, and (iv) the date on which any person ceased to be a shareholder. A share is deemed to be issued when the name of the shareholder is entered in the register of members and the entry of the name of a person in the register of members as a holder of a share is prima facie evidence that legal title in the share vests in that person.

Variation of Rights of Shareholders

If at any time the shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Meetings

Any action required or permitted to be taken by the shareholders may be effected at a duly called annual or special meeting of the shareholders entitled to vote on such action. An action that may be taken by the shareholders at a meeting (other than the election of Directors) may also be taken by a resolution of shareholders consented to in writing, without the need for any notice, but if any resolution of shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution. All meetings of shareholders (whether annual or special) will be held on such dates and at such places as may be fixed from time to time by the directors. The Company is not required to hold an annual general meeting in any calendar year. However, where so determined by the directors of the Company, an annual general meeting shall be held once in each calendar year at such date and time as may be determined by the directors of the Company.

At any meeting of shareholders, a quorum will be present if there are one or more shareholders present in person or by proxy representing not less than one third (33.3%) of the issued shares entitled to vote on the resolutions to be considered at the meeting. The shareholders present at a duly called or held meeting of shareholders at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

A shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder. A shareholder will be deemed to be present at the meeting if he participates by telephone or other electronic means and all shareholders participating in the meeting are able to hear each other.

Transfer of Shares

Subject to the restrictions and conditions in the Company’s memorandum and articles of association, as amended, any shareholder may transfer all or any of his or her shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. The transfer of a share is effective when the name of the transferee is entered on the register of members of the Company.

Redemption of Shares

The Company may purchase, redeem or otherwise acquire any of its own shares for such consideration as the directors of the Company may determine if the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due. Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury shares except to the extent that such shares are in excess of 50% of the issued shares in which case they shall be cancelled to the extent of such excess but they shall be available for reissue.

A copy of our current Amended and Restated Memorandum and Articles of Association was filed with the SEC as Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-K furnished by the Company on April 21, 2020. A copy of the proposed Fifth Amended and Restated Memorandum and Articles of Association is filed herewithin as Exhibit 3.2.

Differences Between the Law of Different Jurisdictions

We were incorporated under, and are governed by, the laws of the BVI. Set forth below is a summary of some of the differences between provisions of the BVI Act applicable to us and the laws application to companies incorporated in Delaware and their shareholders.

Director’s Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its stockholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling stockholder and not shared by the stockholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

BVI law provides that every director of a BVI company in exercising his powers or performing his duties shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances taking into account the nature of the company, the nature of the decision and the position of the director and his responsibilities. In addition, BVI law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes the BVI Act or the memorandum of association or articles of association of the company.

Amendment of Governing Documents

Under Delaware corporate law, with very limited exceptions, a vote of the stockholders is required to amend the certificate of incorporation. Under BVI law and our amended and restated memorandum and articles of association, we may amend the memorandum of association or articles of association by resolution of shareholders or by resolution of directors, provided that no amendment may be made by resolution of directors: (a) to restrict the rights or powers of the shareholders to amend the memorandum of association or the articles of association; (b) to change the percentage of shareholders required to pass a resolution of shareholders to amend the memorandum of association or the articles of association; (c) in circumstances where the memorandum of association or the articles of association cannot be amended by the shareholders; and (d) provided that the directors may not amend certain sections of the amended and restated memorandum and articles of association that would negatively affect existing shareholders.

Written Consent of Directors

Under Delaware corporate law, directors may act by written consent only on the basis of a unanimous vote. Under BVI law, directors’ consents need only a majority of directors signing to take effect. Under our amended and restated memorandum and articles of association, directors may act by written consents of all directors.

Written Consent of Shareholders

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of stockholders of a corporation, may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting. As permitted by BVI law, shareholders’ consents need only a majority of shareholders signing to take effect. Our amended and restated memorandum and articles of association provide that an action that may be taken by the shareholders at a meeting (other than the election of directors) may also be taken by a resolution of shareholders consented to in writing, without the need for any notice, but if any resolution of shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution

Shareholder Proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. BVI law and our amended and restated memorandum and articles of association provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested.

Sale of Assets

Under Delaware corporate law, a vote of the stockholders is required to approve the sale of assets only when all or substantially all assets are being sold. In the BVI, shareholder approval is required when more than 50% of a company’s total assets by value are being disposed of or sold.

Dissolution; Winding Up

Under Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware corporate law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. As permitted by BVI law and our amended and restated memorandum and articles of association, we may by a resolution of shareholders or by resolution of directors appoint a voluntary liquidator to undertake the liquidation of the Company.

Redemption of Shares

Under Delaware corporate law, any stock may be made subject to redemption by the corporation at its option or at the option of the holders of such stock provided there remains outstanding shares with full voting power. Such stock may be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of such stock. As permitted by BVI law and our amended and restated memorandum and articles of association, we may purchase, redeem or otherwise acquire any of our own shares for such consideration as our directors may determine if the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury shares except to the extent that such shares are in excess of 50% of the issued shares in which case they shall be cancelled to the extent of such excess but they shall be available for reissue.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. As permitted by BVI law and our amended and restated memorandum and articles of association, if at any time the shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Removal of Directors

Under Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate provides otherwise. As permitted by BVI law and our amended and restated memorandum and articles of association, a director or member of a committee of the board or the board of a subsidiary may be removed from his or her position, with cause, by the majority of the shareholders or the majority of the board; provided that (i) any director or member of a committee of the board or the board of a subsidiary that is appointed or nominated by the minority representative shall be removed from their position upon and only upon, the written request of the minority representative; and (ii) any director or member of a committee of the board or the board of a subsidiary that is appointed or nominated by Digital Grid shall be removed from their position upon and only upon, the written request of Digital Grid.

Mergers

Under Delaware corporate law, one or more constituent corporations may merge into and become part of another constituent corporation in a process known as a merger. A Delaware corporation may merge with a foreign corporation as long as the law of the foreign jurisdiction permits such a merger. To effect a merger under Delaware General Corporation Law §251, an agreement of merger must be properly adopted and the agreement of merger or a certificate of merger must be filed with the Delaware Secretary of State. In order to be properly adopted, the agreement of merger must be adopted by the board of directors of each constituent corporation by a resolution or unanimous written consent. In addition, the agreement of merger generally must be approved at a meeting of stockholders of each constituent corporation by a majority of the outstanding stock of the corporation entitled to vote, unless the certificate of incorporation provides for a supermajority vote. In general, the surviving corporation assumes all of the assets and liabilities of the disappearing corporation or corporations as a result of the merger.

Under the BVI Act, two or more companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum association or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Inspection of Books and Records

Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Holders of our shares have no general right under BVI law to inspect or obtain copies of our list of shareholders or our corporate records.

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or that owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

BVI law has no comparable provision. However, our amended and restated memorandum and articles of association provide that the Company shall not engage in any business combination with any interested shareholder for a period of 3 years following the time that such shareholder became an interested shareholder unless: (a) prior to such time the board of directors of the Company approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (b) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the Company outstanding at the time the transaction commenced, excluding for the purposes of determining the voting shares outstanding (but not the outstanding voting shares owned by the interested shareholder) those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) at or subsequent to such time the business combination is approved by the board of directors and authorized at any annual or special meeting of the shareholders by the affirmative vote of at least 66⅔% of the outstanding voting shares which are not owned by the interested shareholder.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the company’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions to cumulative voting under the laws of the BVI, but our amended and restated memorandum and articles of association do not provide for cumulative voting.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of our shareholders are currently governed by our Fourth Amended And Restated Memorandum And Articles Of Association, the BVI Act and the common law of the BVI. The rights of Newegg stockholders are currently governed by Newegg’s certificate of incorporation and bylaws and Delaware law. As a result of the merger, Newegg stockholders will be entitled to receive merger consideration in our Common Shares. Following completion of the merger, the rights of Newegg stockholders who become holders of our Common Shares in the merger will be governed by our Fifth Amended And Restated Memorandum And Articles Of Association, the BVI Act and the common law of the BVI.

The following discussion summarizes the material differences between the current rights of our shareholders and the current rights of Newegg stockholders. These differences arise from differences between Delaware law and the laws of the BVI, the governing instruments of the two companies, and the securities laws and regulations governing the two companies.

Although it is impracticable to compare all of the aspects in which Delaware law and the laws of the BVI, and each company’s governing instruments, differ with respect to shareholder rights, the following discussion summarizes certain material differences between them. This summary is not intended to be complete, and it is qualified in its entirety by reference to Delaware law, the laws of the BVI, our amended and restated memorandum and articles of association and Newegg’s certificate of incorporation and bylaws. In addition, the identification of some of the differences in the rights of shareholders as material is not intended to indicate that other differences that are equally important do not exist. We urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of Delaware law and BVI law and the other documents to which we refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of our shareholders and the rights of Newegg stockholders. For a description of the rights of holders of our Common Shares, see “Description of Share Capital.”

Newegg	Company

AUTHORIZED CAPITAL

Newegg is authorized to issue a total number of shares 285,889,968, consisting of (I) 142,000,000 shares of Class A Common Stock, $.001 par value per share, (ii) 59,000,000 shares of Class B Common Stock, $.001 par value per share and (iii) 84,889,968 shares of preferred stock (the “Preferred Stock”), $.001 par value per share, of which 59,000,000 shares are designated Series A Preferred Stock and 25,889,968 shares are designated Series AA Preferred Stock.	We are authorized to issue a maximum 6,250,000 Common Shares, $0.002731 par value per share, of which 4,736,111 shares are designated as Class A Common Shares and 1,513,889 shares are designated as Class B Common Shares. Upon filing of the amended and restated memorandum and articles of association to be adopted at the special meeting, we will be authorized to issue an unlimited number of Common Shares, $[ ] par value per share.

DIVIDEND RIGHTS

Holders of Newegg’s Preferred Stock:

Newegg shall not declare, pay or set aside any dividends on shares of Newegg’s Common Stock (other than dividends on all then outstanding shares of Newegg’s Common Stock payable in shares of Newegg’s Common Stock) in any year unless, the holders of the Series A Preferred Stock and Series AA Preferred Stock then outstanding shall first receive, or simultaneously receive for such year, a dividend on each outstanding share of Series A Preferred Stock and Series AA Preferred Stock in an amount at least equal to $.0016 per share of Series A Preferred Stock and Series AA Preferred Stock (subject to appropriate adjustment for stock dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares). The foregoing dividend shall not be cumulative.

Newegg shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Newegg (other than dividends on all then outstanding shares of Newegg’s Common Stock payable in shares of Newegg’s Common Stock) unless the holders of the Series A Preferred Stock and Series AA Preferred Stock then outstanding shall first receive, or simultaneously receive, in addition to any dividend payable as described above, a dividend on each outstanding share of Series A Preferred Stock and Series AA Preferred Stock in an amount at least equal to (i) in the case of a dividend on Newegg’s Common Stock or any class or series of capital stock that is convertible into Newegg’s Common Stock, that dividend per share of Series A Preferred Stock and Series AA Preferred Stock as would equal the product of (A) the dividend payable on each share of such Common Stock or class or series of capital stock determined, if applicable, as if all such shares of such class or series of capital stock had been converted into Newegg’s Common Stock and (B) the number of shares of Newegg’s Common Stock issuable upon conversion of a share of Series A Preferred Stock and Series AA Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series of capital stock that is not convertible into Newegg’s Common Stock, at a rate per share of Series A Preferred Stock and Series AA Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by an amount equal to $0,02 per share (subject to appropriate adjustment for stock dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares)

The holders of Common Shares are entitled to such dividends as may be declared by the directors of the Company at such time and of such an amount as the directors think fit if they are satisfied, on reasonable grounds, that immediately after the distribution, the value of Company assets exceeds the Company’s liabilities and the Company will be able to pay its debts as they fall due.

Newegg	Company

Holders of Newegg’s Common Stock:

 Subject to the preferences applicable to any series of Preferred Stock outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions cash, property or shares of stock of Newegg as may be declared by Newegg’s board of directors from time to time with respect to Newegg’s Common Stock out of assets or funds of Newegg legally available therefor; provided, however, that in the event that any such dividend or distribution is paid in the form of shares of Newegg’s Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive shares of Class A Common Stock or rights to acquire shares of Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive shares of Class B Common Stock or rights to acquire shares of Class B Common Stock, as the case may be.

PURCHASE, REDEMPTION AND PREEMPTIVE RIGHTS

Under Delaware corporate law, Newegg may generally redeem or repurchase shares of its stock unless the Delaware statutory capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation.

According to Newegg Stockholders Agreement, certain holders of Series AA convertible Preferred Stock, Series A convertible Preferred Stock and Common Stock have pre-emptive rights to purchase any shares of Series AA convertible Preferred Stock, Series A convertible Preferred Stock or Common Stock that Newegg proposes to issue other than in connection with an IPO and certain excluded issuances specified in the Newegg Stockholders Agreement.

The Company may purchase, redeem or otherwise acquire any of its own shares for such consideration as the directors of the Company may determine if the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

Certain of our shareholders following the Merger will have certain pre-emptive rights and rights of first refusal as described under “Description of Securities—Rights of Certain Principal Shareholders of the Company” above.

INSPECTION RIGHTS

According to Delaware corporate law, any stockholder of Newegg may for any proper purpose inspect or make copies of Newegg’s stock ledger, list of stockholders and other books and records.	Holders of our shares have no general right under BVI law to inspect or obtain copies of our list of shareholders or our corporate records.

APPRAISAL RIGHTS

According to Delaware corporate law, a holder of shares of any class or series of Newegg has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Court of Chancery in an action timely brought by the corporation or a dissenting stockholder.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

The BVI Act provides that any shareholder of a BVI company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger if the company is a constituent company, unless the company is the surviving company and the shareholder continues to hold the same or similar shares; (b) a consolidation if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including: (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a compulsory redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the shares of the company pursuant to the terms of the BVI Act; and (e) an arrangement, if permitted by the BVI court.

Newegg	Company

VOTING RIGHTS

Except as otherwise provided in Newegg’s certificate of incorporation or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of Newegg.

Each Class A Common Stock is entitled to one (1) vote on all matters subject to vote at general meetings of the Company.

Each Class B Common Stock is entitled to one (1) vote on all matters subject to vote at general meetings of the Company.

Each Series A Preferred Stock shall be entitled to ten (10) votes for each share of Class A Common Stock into which such share of Series A Preferred Stock is convertible as of the record date for determining stockholders entitled to vote on such matter.

Each Series AA Preferred Stock shall be entitled to ten (10) votes for each share of Class A Common Stock into which such share of Series AA Preferred Stock is convertible as of the record date for determining stockholders entitled to vote on such matter.

Each common share is entitled to one (1) vote on all matters subject to vote at general meetings of the Company.

VOTE ON MERGER, CONSOLIDATIONS OR SALES OF SUBSTANTIALLY ALL ASSETS

Under Delaware corporate law, one or more constituent corporations may merge into and become part of another constituent corporation in a process known as a merger. A Delaware corporation may merge with a foreign corporation as long as the law of the foreign jurisdiction permits such a merger. To effect a merger under Delaware General Corporation Law §251, an agreement of merger must be properly adopted and the agreement of merger or a certificate of merger must be filed with the Delaware Secretary of State. In order to be properly adopted, the agreement of merger must be adopted by the board of directors of each constituent corporation by a resolution or unanimous written consent. In addition, the agreement of merger generally must be approved at a meeting of stockholders of each constituent corporation by a majority of the outstanding stock of the corporation entitled to vote, unless the certificate of incorporation provides for a supermajority vote. In general, the surviving corporation assumes all of the assets and liabilities of the disappearing corporation or corporations as a result of the merger.

Under Delaware corporate law, a vote of the stockholders is required to approve the sale of assets only when all or substantially all assets are being sold.

Under the BVI Act, two or more companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum association or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

In the BVI, shareholder approval is required when more than 50% of a company’s total assets by value are being disposed of or sold.

CHARTER AMENDMENTS

Under Delaware corporate law, with very limited exceptions, a vote of the stockholders is required to amend the certificate of incorporation. In addition, according to the stockholders agreement of Newegg dated March 30, 2017 (“Newegg Stockholders Agreement”), Newegg’s certificate of incorporation could not be amended without the approval of the affirmative vote of not less than 66 2/3% of the number of votes represented by the Directors (excluding any vacancies)	Under BVI law and our amended and restated memorandum and articles of association, we may amend the memorandum of association or articles of association by resolution of shareholders or by resolution of directors, provided that no amendment may be made by resolution of directors: (a) to restrict the rights or powers of the shareholders to amend the memorandum of association or the articles of association; (b) to change the percentage of shareholders required to pass a resolution of shareholders to amend the memorandum of association or the articles of association; (c) in circumstances where the memorandum of association or the articles of association cannot be amended by the shareholders; and (d) provided that the directors may not amend certain sections of the amended and restated memorandum and articles of association that would negatively affect existing shareholders.

Newegg	Company

SHAREHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Delaware, or by means of remote communication as determined by Newegg’s board of directors. Annual meeting of Newegg’s stockholders shall be held each year on a date and a time designated by the board of directors.	All meetings of shareholders (whether annual or special) will be held on such dates and at such places as may be fixed from time to time by the directors. The Company is not required to hold an annual general meeting in any calendar year. However, where so determined by the directors of the Company, an annual general meeting shall be held once in each calendar year at such date and time as may be determined by the directors of the Company.

QUORUM

A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for such meeting, except as otherwise provided by Delaware corporate law.	At any meeting of shareholders, a quorum will be present if there are one or more shareholders present in person or by proxy representing not less than one third (33.3%) of the issued shares entitled to vote on the resolutions to be considered at the meeting. The shareholders present at a duly called or held meeting of shareholders at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

SHAREHOLDER PROPOSALS

According to the bylaws of Newegg, a special meeting of the stockholders could be called by the president or secretary at the requires in writing of stockholders owning a majority in amount of Newegg’s issued and outstanding shares, and entitled to vote,	BVI law and our Fifth Amended And Restated Memorandum And Articles Of Association provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested.

ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS

Under Delaware corporate law, Newegg’s stockholders may act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Our amended and restated memorandum and articles of association provide that an action that may be taken by the shareholders at a meeting (other than the election of directors) may also be taken by a resolution of shareholders consented to in writing, without the need for any notice, but if any resolution of shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution.

ANTI-TAKEOVER PROVISIONS AND OTHER SHAREHOLDER PROTECTIONS

Some provisions of Newegg Stockholders Agreement may discourage, delay or prevent a change of control of the Company or management that shareholders may consider favorable, including provisions that requires an affirmative vote of not less than 66 2/3% of the number of votes represented by the directors to take certain corporate action, including agreeing to any merger, consolidation or combination of Newegg or any of its subsidiaries.

Some provisions of our Fifth Amended And Restated Memorandum And Articles Of Association may discourage, delay or prevent a change of control of the Company or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders. For instance, our Fifth Amended And Restated Memorandum And Articles Of Association allow our shareholders holding shares representing in aggregate at least thirty percent (30%) of our voting shares to requisition a special meeting of shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting.

However, under BVI law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Newegg	Company

ELECTION OF DIRECTORS

Pursuant to Newegg Stockholders Agreement, the board of directors shall consist of either five or seven Directors: (i) in the event the size of the board consists of five directors, three shall be nominated by Digital Grid and two shall be nominated by the Minority Representative, and (ii) in the event the size of the board consists of seven directors, four of the directors shall be nominated by Digital Grid, and three of the directors shall be nominated by the Minority Representative.

Pursuant to the amended and restated memorandum and articles of association to be adopted at the special meeting, and subject to compliance with applicable laws and NASDAQ rules, the board of the Company shall consist of up to seven directors. Initially, four of the directors shall be appointed by Digital Grid, and three of the directors shall be appointed by the minority representative.

Of the directors appointed by the minority representative, one shall be designated by the minority representative to be the primary minority board appointee from time to time by delivering written notice thereof to the board.

Any director positions which neither Digital Grid nor the minority representative are entitled to appoint under the amended and restated memorandum and articles of association shall be appointed by a majority of the remaining directors, or by any other means allowed under the amended and restated memorandum and articles of association and the BVI Act.

See “Description of Share Capital—Amended and Restated Memorandum and Articles of Association—Appointment and Removal of the Directors” above for more information.

REMOVAL OF DIRECTORS

No director or member of a committee of the board or subsidiary board that is nominated by the Minority Representative from the board, any subsidiary board, or any committee thereof shall be removed without the prior written consent of the Minority Representative. No director or board, any subsidiary board, or any committee thereof shall be removed without the prior written consent of Digital Grid. The parties to the Newegg Stockholders Agreement shall take all reasonable actions to remove any director that is nominated by the Minority Representative from the board, any subsidiary board, or any committee thereof upon the written request of the Minority Representative. Each of the parties shall take all reasonable actions to remove any director that is nominated by Digital Grid from the board, any subsidiary board, or any committee thereof upon the written request of Digital Grid.

A director or member of a committee of the board or the board of a subsidiary may be removed from his or her position, with cause, by the majority of the shareholders or the majority of the board; provided that

(i)       Any director or member of a committee of the board or the board of a subsidiary that is appointed or nominated by the minority representative shall be removed from their position upon and only upon, the written request of the minority representative; and

(ii)       Any director or member of a committee of the board or the board of a subsidiary that is appointed or nominated by Digital Grid shall be removed from their position upon and only upon, the written request of Digital Grid.

Newegg	Company

REQUIREMENTS OF BOARD APPROVAL ON CERTAIN MATTERS

Neither Newegg nor any officer or agent of the Newegg or its subsidiaries shall take, directly or indirectly, any of the following actions without the approval of the affirmative vote of not less than 66 2/3% of the number of votes represented by the directors (excluding any vacancies):

(i) initiate any liquidation, dissolution, bankruptcy filing or similar action, recapitalization, restructuring or reorganization;

(ii) other than to Newegg or a wholly-owned subsidiary thereof, sell, license, transfer or otherwise dispose of (including through merger or consolidation) all or substantially all of the assets or properties of Newegg or any of its subsidiaries in any transaction or series of related transactions;

The Fifth Amended And Restated Memorandum And Articles Of Association to be adopted at the special meeting provide that, as long as the number of Common Shares held by legacy shareholders represents more than ten percent (10%) of the equity interest of the Company, the Company or any officer or agent of the Company will not to take, or permit its subsidiaries to take, certain actions, without the approval of the affirmative vote of not less than a majority of the number of votes represented by the directors, which majority must include the primary minority board appointee. See “Description of Share Capital—Amended and Restated Memorandum and Articles of Association—Requirements of Board Approval on Certain Matters” above for a description of these matters.

(iii) agree to any merger, consolidation or combination of Newegg or any of its subsidiaries, or to a sale of all or substantially all of the assets of Newegg in connection with a Company Sale (as defined in Newegg Stockholders Agreement);

(iv) commence or undertake any reorganization;

(v) issue, directly or indirectly, any equity interest of Newegg or permit any of the subsidiaries to issue any equity interest other than, in each case, any excluded issuance;

(vi) materially alter or fundamentally change the nature of the business of Newegg and its subsidiaries;

(vii) amend, change, or waive any provision of, the certificate of incorporation or bylaws of Newegg (the “Organizational Documents”);

(viii) purchase or otherwise acquire all or any part of the assets or business of, or equity interests or other evidences of beneficial ownership of, invest in or participate in any joint venture, partnership or similar arrangement with, any person (other than Newegg or any of its subsidiaries), in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(ix) other than to Newegg or a wholly-owned subsidiary thereof, sell, license, transfer or otherwise dispose of (including through merger or consolidation) any assets or properties of Newegg or any of its subsidiaries, in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(x) other than loans to wholly-owned subsidiaries, (A) extend any credit or make any loans to any person, (B) incur, assume, guarantee, endorse or otherwise become responsible for indebtedness, or (C) amend, modify or supplement in any material respect the agreements governing (or otherwise extend or refinance) existing indebtedness;

(xi) appoint or remove the Chief Executive Officer of Newegg;

(xii) enter into any affiliate transactions;

FILLING VACANCIES ON THE BOARD OF DIRECTORS

In the event that any director ceases to serve as a member of the board or any committee thereof for any reason, in each case, during such member’s term of office, the resulting vacancy on the board or committee, as applicable, shall be filled by person appointed by Digital Grid or Minority Representative.	Subject to the rights of Digital Grid and the minority representative to appoint directors, the directors shall have the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the board. Any director appointed by the board to fill a casual vacancy shall hold office until the first general meeting of shareholders after his appointment and shall resign and be subject to re-election at such meeting.

Newegg	Company

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

Newegg provides indemnification for its directors, and the directors or managers of each subsidiary thereof (each an “Indemnitee”) against, any losses, liabilities and reasonable expenses (including reasonable attorneys’ fees) (each, a “Loss”), arising from proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of he or she being a director of Newegg, or director or manager of any subsidiary thereof, or by reason of his or her involvement in the management of the affairs of Newegg or its subsidiaries, whether or not he or she continues to be such at the time any such Loss is paid or incurred. Notwithstanding the foregoing, an Indemnitee shall not be held harmless or indemnified for any Losses arising out of the fraud, intentional misconduct, or knowing or reckless breach of Indemnitee’s obligations under the Newegg Stockholders Agreement, or bad faith of such Indemnitee. Without limiting the foregoing, an Indemnitee shall be entitled to indemnification by Newegg against reasonable expenses (as incurred), including attorneys’ fees, incurred by the Indemnitee in connection with the defense of any action to which the Indemnitee may be made a party (without regard to the success of such defense), to the fullest extent permitted under the provisions of applicable law.

BVI law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by BVI courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Fifth Amended And Restated Memorandum And Articles Of Association permit indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred in connection with the execution of their duties, powers, authorities or discretions as a director or officer of the Company, unless such losses or damages arise through the willful neglect or default of such directors or officers.

Our Fifth Amended And Restated Memorandum And Articles Of Association provide that we shall purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company or any of its subsidiaries, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exchange Controls

BVI Exchange Controls

There are no material exchange controls restrictions on payment of dividends, interest or other payments to the holders of our Common Shares or on the conduct of our operations in the BVI, where we were incorporated. There are no material BVI laws that impose any material exchange controls on us or that affect the payment of dividends, interest or other payments to nonresident holders of our Common Shares. BVI law and our Amended and Restated Memorandum and Articles of Association do not impose any material limitations on the right of non-residents or foreign owners to hold or vote our Common Shares.

PRC Exchange Controls

For a discussion of PRC Exchange Controls, see “Our Business—Regulations on China Applicable to our Business - Regulation on Foreign Currency Exchange” above.

Taxation

The following is a general summary of certain material BVI, PRC and U.S. federal income tax considerations. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular shareholder or prospective shareholder. The discussion is based on laws and relevant interpretations thereof in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect.

BVI Taxation

The BVI does not impose a withholding tax on dividends paid to holders of our Common Shares, nor does the BVI levy any capital gains or income taxes on us. Further, a holder of our Common Shares who is not a resident of the BVI is exempt from the BVI income tax on dividends paid with respect to the Common Shares. Holders of Common Shares are not subject to the BVI income tax on gains realized on the sale or disposition of the Common Shares.

Our Common Shares are not subject to transfer taxes, stamp duties or similar charges in the BVI. However, as a company incorporated under the BVI Act, we are required to pay the BVI government an annual license fee based on the number of shares we are authorized to issue.

There is no income tax treaty or convention currently in effect between the United States and the BVI.

PRC Taxation

We are a holding company incorporated in the BVI, which directly holds our equity interests in our PRC operating subsidiaries. The EIT Law and its implementation rules, both of which became effective as of January 1, 2008, as amended on February 24, 2017, provide that a PRC enterprise is subject to a standard income tax rate of 25% and China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiaries to its overseas parent, will normally be subject to PRC withholding tax at a rate of 10%, unless there are applicable treaties between the overseas parent’s jurisdiction of incorporation and China to reduce such rate.

The EIT Law also provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Its implementation rules further define the term “de facto management body” as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise. While we do not currently consider our company or any of our overseas subsidiaries to be a PRC resident enterprise, there is a risk that the PRC tax authorities may deem our company or any of our overseas subsidiaries as a PRC resident enterprise since a substantial majority of the members of our management team as well as the management team of our overseas subsidiaries are located in China, in which case we or the overseas subsidiaries, as the case may be, would be subject to the PRC enterprise income tax at the rate of 25% on worldwide income. If the PRC tax authorities determine that our BVI holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. Under the EIT Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends paid to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. In addition, any gain realized on the transfer of shares by such investors is also subject to PRC tax at a rate of 10%, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our Common Shares, and any gain realized from the transfer of our Common Shares, may be treated as income derived from sources within the PRC and may as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to individual investors who are non-PRC residents and any gain realized on the transfer of Common Shares by such investors may be subject to PRC tax at a current rate of 20% (which in the case of dividends may be withheld at source). Any PRC tax liability may be reduced under applicable tax treaties or tax arrangements between China and other jurisdictions. If we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of our Common Shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

U.S. Federal Income Taxation

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Common Shares. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s situation. The discussion applies only to holders that hold their Common Shares as capital assets (generally property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. This discussion is based on the Code, income tax regulations promulgated thereunder, judicial positions, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is general in nature and is not exhaustive of all possible tax considerations, nor does the discussion address any state, local or foreign tax considerations or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular holders.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of particular circumstances, nor does it address the U.S. federal income tax consequences to persons who are subject to special rules under U.S. federal income tax law, including:

(a)	banks, insurance companies or other financial institutions;

(b)	persons subject to the alternative minimum tax;

(c)	tax-exempt organizations;

(d)	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax;

(e)	certain former citizens or long-term residents of the United States;

(f)	dealers in securities or currencies;

(g)	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

(h)	persons that own, or are deemed to own, more than five percent of our capital stock;

(i)	holders who acquired our stock as compensation or pursuant to the exercise of a stock option; or

(j)	persons who hold our shares as a position in a hedging transaction, “straddle,” or other risk reduction transaction.

For purposes of this discussion, a U.S. holder is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States (or treated as such under applicable U.S. tax laws), any State thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable law and regulations to be treated as a U.S. person for U.S. federal income tax purposes. A non-U.S. holder is a holder that is neither a U.S. holder nor a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

In the case of a partnership or entity classified as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the merger or of the ownership and disposition of our Common Shares.

U.S. Federal Income Tax Consequences for U.S. Holders

Distributions

We do not currently anticipate paying distributions on our Common Shares. In the event that distributions are paid, however, the gross amount of such distributions will be included in the gross income of the U.S. holder as dividend income on the date of receipt to the extent that the distribution is paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends will not generally be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations. Dividends received by non-corporate U.S. holders, including individuals, may be subject to reduced rates of taxation under current law. A U.S. holder may be eligible to claim a foreign tax credit with respect to any PRC withholding tax imposed on dividends paid by us. However, the foreign tax credit rules are complex, and U.S. holders should consult their own tax advisors with respect to any benefits they may be entitled to under the foreign tax credit rules.

To the extent that dividends paid on our Common Shares exceed current and accumulated earnings and profits, the distributions will be treated first as a tax-free return of tax basis on our Common Shares, and to the extent that the amount of the distribution exceeds tax basis, the excess will be treated as gain from the disposition of those Common Shares.

Sale or Other Disposition

U.S. holders of our Common Shares will recognize taxable gain or loss on any sale, exchange, or other taxable disposition of Common Shares equal to the difference between the amounts realized for the Common Shares and the U.S. holder’s tax basis in the Common Shares. This gain or loss generally will be capital gain or loss. Under current law, non-corporate U.S. holders, including individuals, are eligible for reduced tax rates if the Common Shares have been held for more than one year. The deductibility of capital losses is subject to limitations. A U.S. holder may be eligible to claim a foreign tax credit with respect to any PRC withholding tax imposed on gain from the sale or other disposition of Common Shares. However, the foreign tax credit rules are complex, and U.S. holders should consult their own tax advisors with respect to any benefits they may be entitled to under the foreign tax credit rules.

Unearned Income Medicare Contribution

Certain U.S. holders who are individuals, trusts or estates are required to pay an additional 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. U.S. holders should consult their own advisors regarding the effect, if any, of this rule on their ownership and disposition of our Common Shares.

U.S. Federal Income Tax Consequences for Non-U.S. Holders

Distributions

The rules applicable to non-U.S. holders for determining the extent to which distributions on our Common Shares, if any, constitute dividends for U.S. federal income tax purposes are the same as for U.S. holders. See “–U.S. Federal Income Tax Consequences for U.S. Holders– Distributions.”

If, at any time after the merger, the Company pays dividends to its non-U.S. holders, the Company will be required to impose U.S. withholding taxes on such dividends at the statutory rate of 30%. That rate may be reduced under an applicable income tax treaty between the United States and the holder’s country of residence. Non-U.S. holders must satisfy the eligibility requirements under the applicable income tax treaty and provide the appropriate IRS Form W-8 or other withholding certificate to the Company as the withholding agent. Under the prevailing U.S. – China income tax treaty, the rate of U.S. withholding tax on dividends paid to PRC residents who meet the relevant eligibility requirements is reduced to 10%.

Dividends received by a non-U.S. holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.) will be subject to U.S. federal income tax, net of certain deductions, at the rates applicable to U.S. persons. In addition, corporate non-U.S. holders may be subject to an additional branch profits tax equal to 30% or such lower rate as may be specified by an applicable tax treaty on dividends received that are effectively connected with the conduct of a trade or business in the United States.

Sale or Other Disposition

Except as described below for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty, any gain realized by a non-U.S. holder upon the sale or other disposition of our Common Shares generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder, and, if an income tax treaty applies, is attributable to a permanent establishment maintained by such non-U.S. holder in the U.S.;

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

●	Lianluo Smart Limited is or has been a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period during which the holder has held our Common Shares.

Non-U.S. holders whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the gain derived from the sale, net of certain deductions, at the rates applicable to U.S. persons. Corporate non-U.S. holders whose gain is described in the first bullet point above may also be subject to the branch profits tax described above at a 30% rate or lower rate provided by an applicable income tax treaty. Individual non-U.S. holders described in the second bullet point above will be subject to a flat 30% U.S. federal income tax rate on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though such non-U.S. holders are not considered to be residents of the United States.

A corporation will be a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50 percent of the aggregate of its real property interests (U.S. and non-U.S.) and its assets used or held for use in a trade or business. Because we do not currently own significant U.S. real property, we believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Common Shares are regularly traded on an established securities market, such Common Shares will be treated as U.S. real property interests only if a non-U.S. holder actually or constructively holds more than 5% of such regularly traded Common Shares at any time during the applicable period that is specified in the Code.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (generally referred to as “FATCA”), when applicable, will impose a U.S. federal withholding tax of 30% on payments of dividends on, and gross proceeds from dispositions of, our Common Shares that are held through “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of certain interests in or accounts with those entities) have been satisfied or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. U.S. Holders should consult their tax advisers regarding the effect, if any, of the FATCA provisions on their particular circumstances.

Information Reporting and Backup Withholding

Payments of proceeds on the disposition of stock made to a holder of our Common Shares may be subject to information reporting and backup withholding at a current rate of 24% unless such holder provides a correct taxpayer identification number on IRS Form W-9 (or other appropriate withholding form) or establishes an exemption from backup withholding, for example by properly certifying the holder’s non-U.S. status on a Form W-8BEN, Form W-8BEN-E or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

UNDERWRITING

Maxim Group LLC (who we refer to herein as the Representative) is acting as representative of the underwriters of this Offering.  Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of Common Shares and the pre-funded warrants listed next to its name in the following table:

Name	Number of Shares
Maxim Group LLC

Total

The underwriting agreement provides that the obligation of the underwriters to purchase all of the Common Shares being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the shares being offered to the public, other than those covered by the over-allotment option described below, if any of these shares are purchased.

Offers and sales for this offering will be conducted both inside and outside the United States through the underwriters and their respective selling agents. All offers or sales in the United States will be conducted by broker-dealers registered with the SEC and a member of FINRA.

Over-Allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to               additional Common Shares at the public offering price, less the underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares offered by this prospectus. To the extent that the underwriters exercise this option, the underwriters will become obligated, subject to conditions, to purchase, and we will be obligated to sell, the additional shares. If any additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the other shares are being offered hereunder.

Commission and Expenses

The underwriting discounts and commissions are 7% of the public offering price. We have agreed to pay the underwriters the discounts and commissions set forth below, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option. We have been advised by the underwriters that the underwriters propose to offer the shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $  per share under the offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $ per share to other dealers. After the offering, the underwriters may change the offering price and other selling terms.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering.

	Fee Per Share	Total Without Exercise of Over- Allotment	Total With Exercise of Over- Allotment
Public offering price	$
Discount	$

In addition, we have agreed to pay Maxim a corporate finance fee equal to 0.75% of the gross proceeds raised in this offering. We have also agreed to reimburse the underwriters up to a maximum allowance of $100,000 for certain out-of-pocket expenses they incur in connection with this offering, including, but not limited to, filing offering materials with the Financial Industry Regulatory Authority, or FINRA, background checks, “road show” expenses, costs of book-building, prospectus tracking and compliance software and the fees and disbursements of its counsel, accountants and other agents and representatives.

We estimate that expenses payable by us in connection with the offering of our Common Shares, other than the underwriting discounts and commissions and the counsel fees and disbursement reimbursement provisions referred to above, will be approximately $[        ].

Right of First Refusal

Upon the closing of this offering, for a period of nine (9) months from such closing, we have granted Maxim the right of first refusal to act as lead left book runner and lead left manager and/or lead left placement agent, with at least 75.0% of the economics for a two handed deal and 50% of the economics for a three handed deal, for any and all future public and private equity, convertible or debt offerings (excluding commercial bank debt) of our securities. Maxim is entitled to such right of first refusal only if we engage a broker-dealer, a finder and/or an investment bank for any financing transaction during such period.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We, all of our directors, executive officers and holders of 5% or greater of our outstanding Common Shares have agreed that, subject to certain exceptions, they will not, without the prior written consent of the underwriters, for a period of 180 days after the date of this prospectus: (i) offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Shares; or (iii) make any demand for or exercise any right with respect to the registration of any Common Shares or any security convertible into or exercisable or exchangeable Common Shares, whether any such transaction described above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise.

Listing

Our Class A Common Shares are currently listed on the Nasdaq Capital Market under the symbol “LLIT”. We have applied to change the trading symbol of our Common Shares to “NEGG”. We make no representation that such application will be approved or that the Common Shares will trade on such market at any time in the future.

Electronic Distribution

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by the underwriters, or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus in electronic format, the information on the underwriters’ websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Common Shares over-allotted by the underwriters is not greater than the number of Common Shares that may be purchased in the over-allotment option. In a naked short position, the number of Common Shares involved is greater than the number of Common Shares in the over-allotment option. The underwriters may close out any covered short position by either exercising the over-allotment option and/or purchasing Common Shares in the open market.

●	Syndicate covering transactions involve purchases of Common Shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Common Shares to close out the short position, the underwriters will consider, among other things, the price of Common Shares available for purchase in the open market as compared to the price at which it may purchase Common Shares through the over-allotment option. If the underwriters sell more Common Shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying Common Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Common Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Common Shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of Common Shares or preventing or retarding a decline in the market price of Common Shares. As a result, the price of our Common Shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Common Shares. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. Such investment and trading activities may involve or relate to the assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the underwriters and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

Offers outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters are expected to make offers and sales both in and outside the United States through their selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the Common Shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Common Shares without disclosure to investors under Chapter 6D of the Corporations Act. The Common Shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Common Shares must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any Common Shares recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

The Common Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The Common Shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The Common Shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (each a BVI Company), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the Common Shares for the purposes of the Securities and Investment Business Act, 2010, or SIBA or the Public Issuers Code of the British Virgin Islands.

The Common Shares may be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognized exchange; and (iii) persons defined as “professional investors” under SIBA, which is any person (a) whose ordinary business involves, whether for that person’s own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of our property; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has a net worth in excess of $1,000,000 and that he consents to being treated as a professional investor. The ordinary shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The ordinary shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), but only where the offer will be made to, and received by, the relevant BVI company entirely outside of the British Virgin Islands.

Canada

Resale Restrictions

The distribution of Common Shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the Common Shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Shares.

Representations of Canadian Purchasers

By purchasing the Common Shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

●	the purchaser is entitled under applicable provincial securities laws to purchase the Common Shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 — Prospectus Exemptions,

●	the purchaser is a “permitted client” as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations,

●	where required by law, the purchaser is purchasing as principal and not as agent, and

●	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 — Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the Common Shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Shares in their particular circumstances and about the eligibility of the Common Shares for investment by the purchaser under relevant Canadian legislation.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of Common Shares which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Common Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Common Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Common Shares to be offered so as to enable an investor to decide to purchase or subscribe the Common Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each of the underwriters severally represents warrants and agrees as follows:

●	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA) received by it in connection with the issue or sale of the Common Shares in circumstances in which Section 21 of the FSMA does not apply to us; and

●	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Common Shares in, from or otherwise involving the United Kingdom.

France

Neither this prospectus nor any other offering material relating to the Common Shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Common Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Common Shares has been or will be:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the Common Shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Common Shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the Common Shares, or distribution of a prospectus or any other offering material relating to the Common Shares. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the Common Shares within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of Common Shares, and (ii) that it will distribute in Germany any offering material relating to the Common Shares only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The Common Shares may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Common Shares may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Common Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus.

Italy

The offering of Common Shares has not been registered with the Commissione Nazionale per le Società e la Borsa(“CONSOB”) pursuant to Italian securities legislation and, accordingly, no Common Shares may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the Common Shares may not be distributed in Italy except:

●	to “qualified investors”, as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

●	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the Common Shares or distribution of copies of this prospectus or any other documents relating to the Common Shares in the Republic of Italy must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

●	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

●	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

 Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the Common Shares on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, the Common Shares which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the Common Shares being declared null and void and in the liability of the intermediary transferring the Common Shares for any damages suffered by such non-qualified investors.

Japan

The Common Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and the Common Shares may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Common Shares may not be circulated or distributed, nor may the Common Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than

●	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the ‘‘SFA’’),

●	to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or

●	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Common Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Common Shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the Common Shares described herein. The Common Shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Common Shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the Common Shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the Common Shares have been or will be filed with or approved by any Swiss regulatory authority. The Common Shares are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the Common Shares will not benefit from protection or supervision by such authority.

Taiwan

The Common Shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Common Shares in Taiwan.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding placement discounts and commissions, that we expect to incur in connection with this Offering. With the exception of the SEC registration fee, the FINRA filing fee, and the NASDAQ listing fee, all amounts are estimates.

SEC registration fee		$3,273
NASDAQ Capital Market Listing Fee	$	[●]
FINRA	$	[●]
Transfer Agent and Registrar fees and expenses	$	[●]
Legal fees and expenses	$	[●]
Printing fees and expenses	$	[●]
Accounting fees and expenses	$	[●]
Miscellaneous fees and expenses	$	[●]
Total	$	[●]

These expenses will be borne by us. Underwriting discounts and commissions will be borne by us in proportion to the numbers of Common Shares sold in the Offering.

LEGAL MATTERS

Certain legal matters as to United States Federal and New York State law in connection with this Offering will be passed upon for us by Bevilacqua PLLC. The validity of the Common Shares offered in this Offering and certain other legal matters as to British Virgin Island’s law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Beijing Zaixian Law Firm. Bevilacqua PLLC may rely upon Conyers Dill & Pearman with respect to matters governed by British Virgin Islands law and Beijing Zaixian Law Firm with respect to matters governed by PRC law. Ellenoff Grossman & Schole LLP is acting as counsel to the Underwriter.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

EXPERTS

The consolidated financial statements of the Company included in this prospectus as of and for the years ended December 31, 2020 and 2019 have been audited by BDO China Shu Lun Pan Certified Public Accountants LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Company included in this prospectus for the year ended December 31, 2018 have been audited by Centurion ZD CPA & Co., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Newegg included in this prospectus as of and for the years ended December 31, 2020 and 2019 have been audited by BDO USA, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Newegg for the year ended December 31, 2018 have been included herein and in the registration statement, include the effects of the adjustment to retrospectively apply the change in the classification of Newegg’s Series A convertible Preferred Stock and Series AA convertible Preferred Stock to temporary equity as described in Note 2(y) to the consolidated financial statements. KPMG LLP, an independent registered public accounting firm, audited the consolidated financial statements of Newegg for the year ended December 31, 2018, before the effects of the retrospective adjustment, which financial statements are not included herein. BDO USA, LLP, an independent registered public accounting firm, audited the retrospective adjustment. The consolidated financial statements of Newegg for the year ended December 31, 2018, have been included herein and in the registration statement in reliance upon the reports of (1) KPMG LLP, solely with respect to the consolidated financial statements of Newegg before the effects of the retrospective adjustment, and (2) BDO USA, LLP, solely with respect to the retrospective adjustment, included herein, and upon the authority of said firms as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Shares was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this Offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Lianluo Smart Limited

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2020

(In thousands, except par value)

	Newegg	Company	Combined	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$156,635	$1,816	$158,451	$(10)	Note 3(a)	$158,441
Restricted cash	1,111	3,500	4,611	-		4,611
Marketable equity securities		274	274	-		274
Accounts receivable, net	66,465	5	66,470	(5)	Note 3(a)	66,465
Inventories	182,056	89	182,145	(89)	Note 3(a)	182,056
Income taxes receivable	2,510	246	2,756	(246)	Note 3(a)	2,510
Prepaid expenses and other current assets	19,834	42	19,876	(24)	Note 3(a)	19,852
Total current assets	428,611	5,972	434,583	(374)		434,209

Property and equipment, net	46,466	76	46,542	(76)	Note 3(a)	46,466
Noncurrent deferred tax assets	669	-	669	-		669
Equity investment	9,655	-	9,655	-		9,655
Investment at cost	15,000	-	15,000	-		15,000
Right of use assets	46,557	-	46,557	-		46,557
Other noncurrent assets	10,510	-	10,510	-		10,510
Total assets	$557,468	$6,048	$563,516	$(450)		$563,066

Liabilities, Temporary Equity and Equity
Current liabilities:
Accounts payable	$241,502	$19	$241,521	$(19)	Note 3(a)	$241,502
Accrued liabilities	83,939	914	84,853	(650)	Note 3(a)	84,203
Deferred revenue	47,398	-	47,398	-		47,398
Line of credit	5,276	-	5,276	-		5,276
Short-term borrowings and interest payable	-	1,784	1,784	(1,784)	Note 3(a)	-
Current portion of long-term debt	281	-	281	-		281
Lease liabilities - current	9,695	-	9,695	-		9,695
Total current liabilities	388,091	2,717	390,808	(2,453)		388,355

Long-term debt, less current portion	2,088	-	2,088	-		2,088
Income taxes payable	696	-	696	-		696
Lease liabilities - noncurrent	39,043	-	39,043	-		39,043
Warrants liabilities	-	519	519	-		519
Other liabilities	53	-	53	-		53
Total liabilities	429,971	3,236	433,207	(2,453)		430,754
Commitments and contingencies
Temporary Equity:
Series AA convertible Preferred Stock, $.001 par value; 25,890 shares authorized, 24,870 shares issued and outstanding as of December 31, 2020 on an actual basis; 0 shares authorized, issued and outstanding as adjusted	187,146	-	187,146	(187,146)	Note 3(b)	-
Series A convertible Preferred Stock, $.001 par value; 59,000 shares authorized, 36,476 shares issued and outstanding as of December 31,2020 on an actual basis; 0 shares authorized, issued and outstanding as adjusted	655	-	655	(655)	Note 3(b)	-
Total temporary equity	187,801	-	187,801	(187,801)		-
Equity (deficit):
Class A Common Shares, $0.021848 par value; 4,736 shares authorized, 2,211 shares issued and outstanding as of December 31, 2020 on an actual basis; unlimited shares authorized, 366,925 shares issued and outstanding as adjusted*	1	48	49	7,968	Note 3(b)(d)	8,017
Class B Common Shares, $0.021848 par value; 1,514 shares authorized; 1,389 shares issued and outstanding as of December 31, 2020 on an actual basis, 0 shares issued and outstanding as adjusted*	-	30	30	(30)	Note 3(d)	-
Additional paid-in capital	2,366	47,996	50,362	136,604	Note 3(b)	186,966
Notes receivable	(15,186)	-	(15,186)	-		(15,186)
Accumulated other comprehensive income (loss)	3,057	2,587	5,644	(2,587)	Note 3(c)	3,057
Accumulated deficit	(50,542)	(47,849)	(98,391)	47,849	Note 3(c)	(50,542)
Total equity (deficit)	(60,304)	2,812	(57,492)	189,804		132,312
Total liabilities, temporary equity and equity	$557,468	$6,048	$563,516	$(450)		$563,066

*	On October 21, 2020, the Company implemented a one-for-eight reverse stock split of the Company’s issued and outstanding Class A and Class B Common shares. Except shares authorized, all references to number of shares, and to per share information in the consolidated financial statements have been retrospectively adjusted.

See accompanying notes to unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2020

(In thousands, except per share data)

	Newegg	Company	Combined	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$2,114,872	$359	$2,115,231	$(359)	Note 3(a)	$2,114,872
Cost of sales	1,841,243	647	1,841,890	(647)	Note 3(a)	1,841,243
Gross profit	273,629	(288)	273,341	288		273,629
Selling, general, and administrative expenses	250,239	2,687	252,926	(1,037)	Note 3(a)	251,889
Loss from operations	23,390	(2,975)	20,415	1,325		21,740
Interest income	1,124	1	1,125	(1)	Note 3(a)	1,124
Interest expense	(664)	-	(664)	-	Note 3(a)	(664)
Other income (expense), net	5,320	(23)	5,297	22	Note 3(a)	5,319
Unrealized loss on securities	-	130	130	-		130
Change in fair value of warrants liabilities	-	(129)	(129)	-		(129)
Gain from sale of and equity income from equity method investments	3,197	-	3,197	-		3,197
Loss on disposal of a subsidiary	-	(245)	(245)	-	Note 3(a)	(245)
Income (loss) before provision for income taxes	32,367	(3,241)	29,126	1,346		30,472
Provision for income taxes	1,941	-	1,941	-		1,941
Net income (loss)	$30,426	$(3,241)	$27,185	$1,346		$28,531
Basic earnings (loss) per share*	$0.49	$(0.96)	$(0.47)			$0.08
Diluted earnings (loss) per share*	$0.09	$(0.96)	$(0.87)			$0.08
Weighted average shares used in computation of earnings per share: *
Basic	849	3,389	4,238	362,477	Note 4	366,715
Diluted	4,562	3,389	7,951	362,477	Note 4	370,427

*	On October 21, 2020, the Company implemented a one-for- eight reverse stock split of the Company’s issued and outstanding Class A and Class B Common shares. Except shares authorized, all references to number of shares, and to per share information in the consolidated financial statements have been retrospectively adjusted.

See accompanying notes to unaudited pro forma condensed combined financial statements

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 – Description of Transactions

On October 23, 2020, the Company, Merger Sub, and Newegg entered into the merger agreement.  If the transactions contemplated by the merger agreement are completed, Merger Sub will merge into Newegg and Newegg will be the surviving entity. The Company will become the 100% owner of the surviving entity. As the consideration of the merger, the Company will issue to all the stockholders of Newegg an aggregate of approximately 363,325,542 common shares. Each issued and outstanding share of Newegg will be exchanged for 5.8417 common shares.

On October 23, 2020, the Company entered into the disposition agreement with the Purchaser and Lianluo Connection. If the transactions contemplated by the disposition agreement are completed, the Company will sell all of its equity interests in Lianluo Connection, a wholly owned subsidiary, to the Purchaser immediately following completion of the merger for a purchase price of RMB 0.

Immediately after consummation of the merger and disposition, the Company will own 100% of Newegg. The Newegg stockholders will own approximately 98.68% of the outstanding Common Shares of the Company and existing Company shareholders will own approximately 1.32% of the outstanding Common Shares of the Company.

Note 2 – Basis of Presentation

The merger will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Newegg comprising the ongoing operations of the combined company, Newegg’s senior management comprising the senior management of the combined company and Newegg’s stockholders having a majority of the voting power of the combined company. For accounting purposes, Newegg will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Newegg (i.e., a capital transaction involving the issuance of shares by the Company for the stock of Newegg). Accordingly, the consolidated assets, liabilities and results of operations of Newegg will become the historical financial statements of the combined company, and the Company’s assets, liabilities and results of operations will be consolidated with Newegg beginning on the acquisition date.

The unaudited pro forma combined balance sheet as of December 31, 2020 was derived from Newegg’s consolidated balance sheet and the Company’s consolidated balance sheet as of December 31, 2020. The unaudited pro forma combined balance sheet as of December 31, 2020 assumes that the merger and disposition were completed on December 31, 2020.

The unaudited pro forma combined statement of operations information for the year ended December 31, 2020 was derived from Newegg’s consolidated statement of operations and the Company’s consolidated statements of operations for the years ended December 31, 2020. The unaudited pro forma combined statement of operations information for the year ended December 31, 2020 assumes that the merger and disposition were completed on January 1, 2020.

Note 3 – Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	Reflects the disposition of Lianluo Connection.

(b)	Reflects the elimination of Newegg’s preferred stock and the Company’s Class B common shares upon consummation of the merger.

(c)	Reflects the elimination of accumulated deficit upon consummation of the merger and the disposition of Lianluo Connection.

(d)	Reflects the issuance of 363,325,542 common shares estimated to be issued in connection with the merger.

Note 4 – Earnings per Share

The unaudited pro forma combined basic and diluted earnings per share calculations are based on the historical LLIT’s weighted average number of shares outstanding at December 31, 2020, adjusted by 363,325,542 shares estimated to be issued in connection with the Merger.

Note 5 – Share Combination

On October 21, 2020, the Company completed a share combination of its common shares at a ratio of one-for-eight, which decreased the Company’s outstanding Class A common shares from 17,685,475 shares to 2,210,683 shares and the Company’s outstanding Class B common shares from 11,111,111 shares to 1,388,888 shares.

This share combination also decreased the Company’s authorized shares to 6,250,000 common shares of par value of $0.021848 each, of which 4,736,111 are designated as Class A common shares and 1,513,889 are designated as Class B common shares.

All outstanding options, warrants and other rights to purchase the Company’s common shares are adjusted proportionately as a result of the share combination. The number of shares authorized for issuance under the Company’s option plans are also proportionately reduced to reflect the share combination.

All share and per share information contained in these unaudited pro forma condensed combined financial statements has been restated to retroactively show the effect of this share combination.

FINANCIAL STATEMENTS

LIANLUO SMART LIMITED AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SHAREHOLDERS AND BOARD OF DIRECTORS
LIANLUO SMART LIMITED.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Lianluo Smart Limited. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in equity shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

We have served as the Company’s auditor since 2020.

Beijing, China
March 31, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Lianluo Smart Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of operations and comprehensive loss, changes in equity and cash flows of Lianluo Smart Limited and subsidiaries (the “Company”) for the year ended December 31, 2018, and the related notes (collectively referred to as the “2018 financial statements”). In our opinion, the 2018 financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

The 2018 financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s 2018 financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the 2018 financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the 2018 financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the 2018 financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Centurion ZD CPA & Co.
Centurion ZD CPA & Co. (successor to Centurion ZD CPA Limited)

Hong Kong, China

May 15, 2019, except for share combination included in Note 3, as to which the date is October 23, 2020

LIANLUO SMART LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. dollars)

	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,816,177	$22,834
Restricted cash	3,500,000	—
Accounts receivable, net	4,940	61,779
Other receivables and prepayments, net	33,942	18,867
Advances to suppliers, net	8,266	7,727
Inventories, net	88,603	1,085,016
Other taxes receivable	246,685	337,412
Marketable equity securities	273,913	143,478
Total Current Assets	5,972,526	1,677,113

Property and equipment, net	75,653	656,840
Total Assets	$6,048,179	$2,333,953

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,614	$226,215
Contract liability	48,116	267,365
Accrued expenses and other current liabilities	866,334	1,530,473
Warranty obligation	—	728

Due to related parties	1,784,058	1,208,331
Total Current Liabilities	2,717,122	3,233,112

OTHER LIABILITIES
Warrants liability	518,666	389,630
Total Liabilities	3,235,788	3,622,742

Commitments and Contingency

SHAREHOLDERS’ EQUITY
Common stock – Class A, par value $0.021848: 4,736,111 shares authorized as of December 31, 2020 and December 31, 2019; 2,210,683 and 836,933 shares issued and outstanding as of December 31, 2020 and December 31, 2019	48,299	18,285
Common stock – Class B, par value $0.021848: 1,513,889 shares authorized as of December 31, 2020 and December 31, 2019; 1,388,888 shares issued and outstanding as of December 31, 2020 and December 31, 2019	30,345	30,345
Additional paid-in capital	47,995,772	40,833,249
Accumulated deficit	(47,848,895)	(44,607,198)
Accumulated other comprehensive income	2,586,870	2,436,530
Total Equity	2,812,391	(1,288,789)
Total liabilities and equity	$6,048,179	$2,333,953

On October 21, 2020, the Company completed a share combination of its common shares at a ratio of one-for-eight. Accordingly, all share and per share information has been restated to retroactively show the effect of this share combination.

The accompanying notes are an integral part of these consolidated financial statements.

LIANLUO SMART LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In U.S. dollars)

	For the Years Ended December 31,
	2020	2019	2018
Revenues	$358,536	$383,458	$559,386

Costs of revenue	(646,653)	(743,744)	(757,901)

Gross loss	(288,117)	(360,286)	(198,515)

Selling expenses	(91,820)	(835,270)	(2,082,829)
General and administrative expenses	(2,482,201)	(2,593,808)	(3,675,465)
Provision for doubtful accounts and inventories	(113,000)	(13,011)	(22,229)
Impairment loss for intangible assets	—	—	(3,281,779)

Operating loss	(2,975,138)	(3,802,375)	(9,260,817)

Financial income (expenses)	561	557	(37,899)
Other expense, net	(23,193)	(32,227)	(211,151)
Unrealized gain (loss) on marketable securities	130,435	(1,356,565)	—
Change in fair value of warrants liability	(129,036)	739,616	599,865
Loss on disposal of a subsidiary	(245,326)	—	—

Loss before income tax	(3,241,697)	(4,450,994)	(8,910,002)

Income tax benefit	—	—	—

Net loss	(3,241,697)	(4,450,994)	(8,910,002)

Other comprehensive (loss) income:
Foreign currency translation gain (loss)	150,340	(166,892)	(515,477)

Comprehensive loss	(3,091,357)	(4,617,886)	(9,425,479)

Weighted average number of common shares used in computation
-Basic and diluted	3,389,069	2,225,821	2,202,176

Net loss per share of common stock
-Basic and diluted	$(0.96)	$(2.00)	$(4.05)

On October 21, 2020, the Company completed a share combination of its common shares at a ratio of one-for-eight. Accordingly, all share and per share information has been restated to retroactively show the effect of this share combination.

The accompanying notes are an integral part of these consolidated financial statements.

LIANLUO SMART LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In U.S. dollars)

	Common Stock Class A		Common Stock Class B		Additional Paid-in	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Total
Balance as of December 31, 2017	$775,183	$16,936	$1,388,888	$30,345	$39,233,137	$(31,246,202)	$3,118,899	$11,153,115
Issuance of shares upon excise of share-based awards	2,375	52	—	—	17,799	—	—	17,851
Issuance of shares to non-employees	59,375	1,297	—	—	1,122,702	—	—	1,123,999
Stock based compensation to employees	—	—	—	—	247,134	—	—	247,134
Foreign currency translation	—	—	—	—	—	—	(515,477)	(515,477)
Net loss	—	—	—	—	—	(8,910,002)	—	(8,910,002)
Balance as of December 31, 2018	836,933	18,285	1,388,888	$30,345	$40,620,772	$(40,156,204)	$2,603,422	$3,116,620
Stock based compensation	—	—	—	—	69,176	—	—	69,176
Exemption of borrowings from related party	—	—	—	—	143,301			143,301
Foreign currency translation	—	—	—	—	—	—	(166,892)	(166,892)
Net loss	—		—	—	—	(4,450,994)	—	(4,450,994)
Balance as of December 31, 2019	$836,933	$18,285	1,388,888	$30,345	$40,833,249	$(44,607,198)	$2,436,530	$(1,288,789)
Issuance of shares	1,373,750	30,014			7,162,523			7,192,537
Foreign currency translation	—	—	—	—	—	—	150,340	150,340
Net loss	—	—	—	—	—	(3,241,697)	—	(3,241,697)
Balance as of December 31, 2020	2,210,683	48,299	1,388,888	30,345	47,995,772	(47,848,895)	2,586,870	2,812,391

On October 21, 2020, the Company completed a share combination of its common shares at a ratio of one-for-eight. Accordingly, all share and per share information has been restated to retroactively show the effect of this share combination.

The accompanying notes are an integral part of these consolidated financial statements.

LIANLUO SMART LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars)

	For the Years Ended December 31,
	2020	2019	2018
Cash flows from operating activities
Net loss	$(3,241,697)	$(4,450,994)	$(8,910,002)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation to employees	—	69,176	247,134
Stock-based compensation to non-employees	—	179,112	944,887
Depreciation and amortization	451,884	778,117	827,630
Loss from disposal of inventories	—	6,218	58,992
Change in fair value of warrants liability	129,036	(739,616)	(599,865)
Loss on disposal of equipment and intangible assets	1,499	18,502	232,171
Provision for doubtful accounts:	—	—	—
– accounts receivable	30,572	10,148	5,826
– other receivables and prepayments	26,688	499	16,403
Change in warranty obligation	(728)	(7,911)	(10,261)
Provision for inventory obsolescence	55,739	2,363	—
Impairment loss for intangible assets	—		3,281,779
Unrealized (gain) loss on marketable securities	(130,435)	1,356,565	—
Loss on disposal of a subsidiary	245,326	—	—
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	(48,635)	20,222	(88,270)
Decrease (increase) in advances to suppliers	—	—	—
– third parties	(539)	145,024	233,490
– related party	—	—	—
Decrease(increase) in other receivables and prepayments	(29,176)	69,773	23,352
Increase in interest receivable – related party		(2,523)	(161,384)
Decrease(increase) in inventories	209,521	255,592	(137,464)
Decrease(increase) in other taxes receivable	17,526	36,858	(92,897)
Decrease(increase) in accounts payable	(60,944)	(8,234)	186,561
Increase in interest payable- related party	—	2,053	178,708
Decrease in due to related parties – Trade	—	—	—
Increase (decrease) in contract liabilities	(117,476)	34,799	(80,602)
Increase in accrued expenses and other current liabilities	125,514	553,354	214,245
Net cash used in operating activities	(2,336,325)	(1,670,903)	(3,629,567)

LIANLUO SMART LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In U.S. dollars)

	For the years ended December 31,
	2020	2019	2018
Cash flows from investing activities
Proceeds from disposal of equipment	—	23,016	1,309
Capital expenditures and other additions	—	—	(776,328)
Loan to a related party	—	—	(6,000,000)
Repayment from a related party	—	—	549,192
Net cash payments from disposal of subsidiaries	(2,354)	—	—
Net cash (used in) provided by investing activities	(2,354)	23,016	(6,225,827)

Cash flows from financing activities
Loans from related parties	498,191	1,362,681	3,682,642
Net proceeds from option exercises	—	—	17,851
Repayment of the loan from related party	(33,178)	—	—
Net proceeds from issuance of common stock, net of issuance costs	7,192,537	—	—
Net cash provided by financing activities	7,657,550	1,362,681	3,700,493

Effect of exchange rate fluctuations on cash and cash equivalents	(25,528)	(169,269)	(177,275)

Net increase (decrease) in cash, cash equivalents and restricted cash	5,293,343	(454,475)	(6,332,176)
Cash, cash equivalents and restricted cash at beginning of year	22,834	477,309	6,809,485
Cash, cash equivalents and restricted cash at end of year	$5,316,177	$22,834	$477,309

Supplemental cash flow information:
Cash paid during the year for:
Income tax	$—	$—	$—
Interest	$—	$—	$14,840

Reconciliation of cash, cash equivalents and restricted cash in consolidated statements of cash flows:
Cash and cash equivalent	1,816,177	22,834	477,309
Restricted cash	3,500,000	—	—
Cash, cash equivalent and restricted cash	5,316,177	22,834	477,309

Non-cash investing and financing activities:
Acquisition of property and equipment and construction in progress by decreasing inventories	$—	$—	$947,172
Offset short-term borrowings – related party against loans to a related party (including accrued interests)	$—	$—	$5,381,589

The accompanying notes are an integral part of these consolidated financial statements.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Lianluo Smart Limited (“Lianluo Smart” or the “Company”) (previously known as “Dehaier Medical Systems Limited”) was incorporated as an international business company under the International Business Companies Act, 1984, in the British Virgin Islands on July 22, 2003. On November 21, 2016, the Company changed its name from Dehaier Medical Systems Limited to Lianluo Smart Limited, and its NASDAQ stock ticker from DHRM to LLIT.

Lianluo Smart distributed and provided after-sale services for medical equipment in China mainly through its wholly-owned subsidiaries, Beijing Dehaier Medical Technology Co., Limited (“Beijing Dehaier”) and Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd. (“Lianluo Connection”), which were both formed in Beijing, the PRC, for the business development in the health equipment market.

On April 28, 2016, the Company entered into a definitive securities purchase agreement (the “SPA”) with Hangzhou Lianluo Interactive Information Technology Co., Ltd. (“Lianluo Interactive” or “Hangzhou Lianluo”) to sell 11,111,111 of its common shares and warrants to purchase common shares to Lianluo Interactive for an aggregate purchase price of $20 million (Note 14)

On August 13, 2020, Lianluo Connection sold Beijing Dehaier to China Mine United Investment Group Co., Ltd. for a cash consideration of RMB 0.

On September 18, 2020, Lianluo Smart Limited set up a wholly-owned subsidiary, Hangzhou Lianluo Technology Co., Ltd. (“Lianluo Technology”), in Hangzhou, PRC. Lianluo Technology was in the business of technology development. It has no operation as of December 31, 2020.

On September 23, 2020, Lianluo Smart set up a new subsidiary Lightning Delaware Sub, Inc. (“Merger Sub”), a Delaware corporation, through which the company entered into a Merger Agreement with Newegg. It has no operation as of December 31, 2020.

Currently, Lianluo Smart wholly owns Lianluo Connection, Lianluo Technology and Merger Sub.

Lianluo Smart, through its subsidiary, Lianluo Connection, now distributes branded, proprietary medical equipment, such as sleep apnea machines and CPR. Besides, since fiscal year 2018, the Company has been providing examination service to hospitals and medical centers through its developed medical wearable device. Doctors could refer to examination results provided by such device in making diagnosis regarding Obstructive Sleep Apnea Syndrome (“OSAS”).

On October 21, 2020, the Company completed a share combination of its common shares at a ratio of one-for-eight, which decreased the Company’s outstanding Class A common shares from 17,685,475 shares to 2,210,683 shares and the Company’s outstanding Class B common shares from 11,111,111 shares to 1,388,888 shares. This share combination also decreased the Company’s authorized shares to 6,250,000 common shares of par value of US$0.021848 each, of which 4,736,111 are designated as Class A common shares and 1,513,889 are designated as Class B common shares

2. GOING CONCERN AND LIQUIDITY

As of December 31, 2020, the Company had $1.82 million in cash and cash equivalents which increased from $0.02 million on December 31, 2019. The Company’s principal sources of liquidity have been proceeds from issuances of equity securities and loans from related parties. As reflected in the consolidated financial statements, the Company had a net loss of $3.24 million and used $2.34 million of cash in operation activities for the year ended December 31, 2020. The ability to continue as a going concern is dependent upon the Company’s profit generating operations in the future and/or obtaining the necessary financing to meet the Company’s obligations and repay our liabilities arising from normal business operations when they become due. The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company’s consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as going concern.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. GOING CONCERN AND LIQUIDITY (cont.)

The Company’s principal sources of liquidity have been proceeds from issuances of equity securities and loans from related parties. The Company had a working capital of $3.26 million as of December 31, 2020. In February and March 2020, the Company obtained approximately $7.2 million equity financing, net of placement agent’s commissions and other expenses. In late January 2021, 1,255,000 of warrants were exercised resulting in aggregate cash proceeds to the Company of $6.8 million.

Considering equity financing and the cost cutting activities, the Company believes that the current cash and cash equivalents and the anticipated cash flows from operations will be sufficient to meet the anticipated working capital requirements and expenditures for the next 12 months.

COVID-19 Assessment

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus first surfaced in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

As a result of these events, the Company assessed its operations, working capital, finances and capital formation opportunities, and implemented, in late December 2019 and early February 2020, a downsizing of the Company’s operations, including workforce reductions, reductions of salaried employee compensation and a reduction of hours worked to preserve cash resources, cut costs and focus the Company’s operations on customer-centric sales and project management activities. The extent to which COVID-19 will impact the Company’s business and financial results will depend on future developments, which are uncertain and cannot be predicted at this time.

The Company’s service was suspended due to restrictions and hospital closures except for essential services in February 2020 and recovered gradually in March 2020 as hospitals began to resume business.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis of Consolidation

The consolidated financial statements include the accounts of Lianluo Smart and its wholly-owned subsidiaries. All inter-company transactions and balances are eliminated in consolidation.

Share Combination

On October 21, 2020, the Company completed a share combination of its common shares at a ratio of one-for-eight, which decreased the Company’s outstanding Class A common shares from 17,685,475 shares to 2,210,683 shares and the Company’s outstanding Class B common shares from 11,111,111 shares to 1,388,888 shares. This share combination also decreased the Company’s authorized shares to 6,250,000 common shares of par value of US$0.021848 each, of which 4,736,111 are designated as Class A common shares and 1,513,889 are designated as Class B common shares.

Accordingly, all share and per share information has been restated to retroactively show the effect of this share combination.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Foreign currency translation and transactions

The functional currency of Lianluo Smart Limited is United States dollars (“US$” or “$”). The functional currency of Lianluo Connection is Renminbi (“RMB”), and PRC is the primary economic environment in which the Company operates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. The resulting exchange differences are included in the determination of net income for the respective periods.

The financial statements of the Company’s foreign operations are translated into US$ in accordance with ASC 830-10, “Foreign Currency Matters”. For financial reporting purposes, the financial statements of the Company’s PRC subsidiary are prepared using RMB are translated into Company’s reporting currency, the US$. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and Shareholders’ equity is translated at historical exchange rates except for the change in retained earnings during the year which is the result of the income. The cumulative translation adjustments are recorded in accumulated other comprehensive income in the accompanying consolidated statements of shareholders’ equity.

The exchange rates applied are as follows:

	December 31, 2020	December 31, 2019
RMB to US$ exchange rate at balance sheets dates,	6.5249	6.9762

	Year Ended December 31,
	2020	2019	2018
Average RMB to US$ exchange rate for each year	6.8976	6.8985	6.6090

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation. The source of the exchange rates is generated from People’s Bank of China.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, reserve for doubtful accounts, valuation of inventories, impairment testing of long-term assets, standard warranty obligation, warrants liability, stock-based compensation, recoverability of intangible assets, property and equipment, and realization of deferred tax assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased. The Company maintains uninsured cash and cash equivalents with various financial institutions in the PRC.

Restricted Cash

As of December 31, 2020, restricted cash of $3.5 million represents the cash balance placed into a U.S. bank account designated by a third-party escrow agent mutually selected by the Company and Newegg. The cash can only be used by the Company and Newegg to (i) defend, indemnify and hold harmless the Parties and each of their respective

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Affiliates and Representatives against, and satisfy any Liabilities relating to, any Actions relating to the Securities Purchase Agreements dated February 12, 2020, February 21, 2020 and February 27, 2020 between LLIT, Sabby Volatility Warrant Master Fund, Ltd., Intracoastal Capital LLC, and Anson Investments Master Fund LP or the Class A Common Share Purchase Warrants issued on February 14, 2020, February 25, 2020, and March 2, 2020, in each case as amended or restated and (ii) pay the amount of any fee that is payable from the Company to Newegg pursuant to the Merger Agreement.

Accounts Receivable, net

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts for expected losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowance when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balance, the Company considers many factors, including historical experience, current conditions, and reasonable and supportable forecasts. Accounts are written off after exhaustive efforts at collection. Accounts receivable terms typically are net 60-180 days from when the services were provided, or when goods were delivered. At December 31, 2020 and 2019, the Company has established, based on a review of its outstanding balances, an allowance for doubtful accounts in the amounts of $38,995 and $36,416, respectively.

Other Receivables and Prepayments, net

Other receivables and prepayments primarily include advances to employees, short-term loan and deposits to landlords and service providers. Management regularly reviews aging of receivables and prepayments and changes in payment trends and records a reserve when management believes collection of amounts due are at risk. Accounts considered uncollectible are written off after exhaustive efforts at collection.

Advances to Suppliers, net

The Company, as a common practice in the PRC, often makes advance payments to suppliers for unassembled parts. Advances to suppliers are reviewed periodically to determine whether their carrying value has become impaired.

Fair Value of Financial Instruments

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. ASC Topic 825, “Financial Instruments,” defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The Company’s carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments are a reasonable estimate of their fair values because carrying value of cash and cash equivalents, accounts receivable, accounts payable, other payables and accrued liabilities approximate fair value because of the short-term nature of these items. The estimated fair values of short-term related party borrowings were not materially different from their carrying value as presented due to the short maturities. As the carrying amounts are reasonable estimates of the fair value, these financial instruments are classified within Level 1 of the fair value hierarchy. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The marketable equity securities are accounted at fair value, with changes in fair value recorded through earnings. The fair value of marketable equity securities was determined using the quote price in the active market, with Level 1 inputs (Note 9).

The fair value of warrants was determined using the Black Scholes Model, with level 3 inputs (Note 14).

Warrant Liability

For warrants that are not indexed to the Company’s stock, the Company records the fair value of the issued warrants as a liability at each balance sheet date and records changes in the estimated fair value as a non-cash gain or loss in the consolidated statement of operations and comprehensive income. The warrant liability is recognized in the balance sheet at the fair value (level 3). The fair value of these warrants has been determined using the Black-Scholes pricing mode. The Black-Scholes pricing model provides for assumptions regarding volatility, call and put features and risk-free interest rates within the total period to maturity (Note 14).

Inventories

Inventories include finished goods relating to medical devices. Inventories are stated at the lower of cost or net realizable value. Cost is determined on a weighted-average basis. Management compares the cost of inventories with the net realizable value and writes down inventories to net realizable value, if lower. Net realizable value is based on estimated selling prices in the ordinary course of business less cost to sell. These estimates are based on the current market and economic condition and the historical experience of selling products of similar nature. Management of the Company reassesses the estimations at the end of each reporting period.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation and impairment losses, if any. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Leasehold improvements	Shorter of the useful lives or the lease term
Machinery and equipment	2 – 3 years
Furniture and office equipment	3 – 5 years

Intangible Assets

Intangible assets are recorded at cost less accumulated amortization and impairment losses, if any. Amortization is calculated on a straight-line basis over the following estimated useful lives:

Software copyrights	20 years
Patent rights	10 years
Other software	5 years

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of Long-Lived Assets

Long-lived assets such as property and equipment and intangible assets subject to amortization are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Company compares the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the asset and eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair value of the asset, is recognized. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company determined that, for the years ended December 31, 2020, 2019 and 2018, impairment loss for intangible assets was $nil, $nil and $3,281,779, respectively.

Equity securities

The Company’s equity securities represent equity investments in Guardion Health Sciences, Inc. (“GHSI”) made in November 2017. The Company holds less than 5% of the GHSI’s total shares. Details see Note 9. The equity securities were accounted for as non-marketable securities in 2018 on the balance sheets and as marketable securities in 2019 when GHSI went public in April 5, 2019.

Prior to January 1, 2018, the Company accounted for the equity securities at cost and only adjusted for other-than-temporary declines in fair value and distributions of earnings. An impairment loss was recognized in the consolidated statements of operations equal to the excess of the investment’s cost over its fair value at the balance sheet date of the reporting period for which the assessment was made. The fair value would then become the new cost basis of investments.

Subsequent to the adoption of ASU 2016-01 on January 1, 2018, equity investments, except for those accounted for under the 2016-01 equity method, those that result in consolidation of the investee and certain other investments, are measured at fair value, and any changes in fair value are recognized in earnings. For equity securities without readily determinable fair value and do not qualify for the existing practical expedient in Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) to estimate fair value using the net asset value per share (or its equivalent) of the investment, the Company elected to use the measurement alternative to measure those investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer, if any. Pursuant to ASU 2016-01, for equity investments measured at fair value with changes in fair value recorded in earnings, the Company does not assess whether those securities are impaired. For those equity investments that the Company elects to use the measurement alternative, the Company makes a qualitative assessment of whether the investment is impaired at each reporting date.

As of December 31, 2019 and 2020, the investment was accounted at fair value with changes recorded through earnings.

Revenue Recognition

Revenue is recognized when control of the promised goods or services, through performance obligations by the Company, is transferred to the customer in an amount that reflects the consideration it expects to be entitled to in exchange for the performance obligations.

The Company recognizes revenue when a sales arrangement with a customer exists, transaction price is fixed or determinable and the Company has satisfied its performance obligation per the sales arrangement. The majority of Company revenue originates from contracts with a single performance obligation to deliver products or service. The Company’s performance obligations are satisfied when control of the product is transferred to the customer.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company also records a contract liability when customers prepay but the Company has not yet satisfied its performance obligation.

The new revenue standards became effective for the Company on January 1, 2018, and were adopted using the modified retrospective method. The adoption of the new revenue standards as of January 1, 2018 did not change the Company’s revenue recognition as the majority of its revenues continue to be recognized when the customer takes control of its product or services. As the Company did not identify any accounting changes that impacted the amount of reported revenues with respect to its product revenues, no adjustment to accumulated deficit was required upon adoption.

The Company has two reportable segments, which are sales of medical equipment and provision of sleep diagnostic services.

The following is a description of principal activities from which the Company generates revenue and related revenue recognition policies:

1.   Sale of medical equipment

Sale of medical equipment includes both mobile medicine products (sleep apnea diagnostic products) and abdominal CPR Compression

The Company distributes medical equipment in China. Control of products sold transfers to customers upon shipment from the Company’s facilities, and the Company’s performance obligations are satisfied at that time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. The Company also provides after-sale services for medical equipment, such as sleep apnea machines and CPR in China. The Company typically sells its branded products with standard warranty terms covering 12 months after purchase. The warranty requires the Company to repair all mechanical malfunctions and, if necessary, replace defective components.

The Company evaluates its arrangements with distributors and determines that it is the primary obligor in the sales of distributed products, is subject to inventory risk, has latitude in establishing prices, and assumes credit risk for the amount billed to the customer, or has several but not all of these indicators. In accordance with ASC 606, the Company determines that it is appropriate to record the gross amount of product sales and related costs. As the Company is a principal and it obtains control of the specified goods before they are transferred to the customers, the revenues should be recognized in the gross amount of consideration to which it expects to be entitled in exchange for the specified goods transferred.

2.  Provision of sleep diagnostic services

Starting from 2018, the Company started to earn service revenue from provision of technical services in relation to detection and analysis of Obstructive Sleep Apnea Syndrome (“OSAS”). The Company is focused on the promotion of sleep respiratory solutions and service in public hospitals. Its wearable sleep diagnostic products and cloud-based service are also available in medical centers of Chinese private preventive healthcare companies in China. Revenue is recognized when the Company’s diagnostic services are provided to the user at medical centers and public hospitals.

In the PRC, value added tax (“VAT”) of 13% and 6% of the invoice amount is collected in respect of the sales of goods and service rendered, respectively, on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cost of Revenues

Cost of revenues primarily includes wages to assemble parts and the costs of unassembled parts, other expenses associated with the assembly and distribution of products and depreciation of fixed assets in the provision of services.

Selling Expenses

Selling expenses consist primarily of salaries and related expenses for personnel engaged in sales, marketing and customer support functions, and costs associated with advertising and other marketing activities, and depreciation expenses related to equipment used for sales and marketing activities.

General and Administrative Expenses

General and administrative expenses primarily consist of salaries and benefits and related costs for our administrative personnel and management, stock-based compensation, fees and expenses of our outside advisers, including legal, audit and register expenses, expenses associated with our administrative offices, and the depreciation of equipment used for administrative purposes.

Advertising Expenses

Advertising expenses are expensed as incurred. For the years ended December 31, 2020, 2019 and 2018, advertising and promotional expenses recognized in the consolidated statements of comprehensive loss were $27,908, $19,811 and $56,259, respectively.

Warranty

The Company typically sells its branded products with standard warranty terms covering 12 months after purchase. The warranty requires the Company to repair all mechanical malfunctions and, if necessary, replace defective components.

The Company provides for the estimated cost of product warranties at the time revenue is recognized and records warranty expenses in the selling expenses. The Company’s warranty obligation is affected by product failure rates and material usage and service delivery costs incurred in correcting product failure. Should actual material usage or service delivery costs differ from the Company’s estimates, the Company may reverse warranty liability at warranty expiry date.

Recovery gain from warranty expense accrued for the years ended December 31, 2020, 2019 and 2018 was $728, $7,911 and $10,261, respectively.

Research and Development Costs

Research and development costs relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred, and included in general and administrative expenses. Research and development costs were $0, $0 and $301,713 for the years ended December 31, 2020, 2019 and 2018, respectively.

Government Subsidies

Government subsidies primarily consist of financial subsidies received from provincial and local governments for operating a business in their jurisdictions and compliance with specific policies promoted by the local governments. For certain government subsidies, there are no defined rules and regulations to govern the criteria necessary for companies to receive such benefits, and the amount of government subsidy is determined at the discretion of the relevant government authorities. The government subsidies of non-operating nature with no further conditions to be met are recorded as non-operating income in “Other income” when received. The government subsidies with certain operating conditions are recorded as “deferred income” when received and will be recorded as operating income when the conditions are met. During the years ended December 31, 2020, 2019 and 2018, government subsidies with no further conditions to be met of $447, $0 and $0, respectively, were recorded.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Leases

Leases where substantially all the rewards and risk of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statement of operations on a straight-line basis over the shorter of the lease term or estimated economic life of the leased property. All of the Company’s leases were short term (less than 12 months) and the Company elected the practical expedient not to record right of use of assets for short term leases.

Loss per Share

The Company follows the provisions of ASC 260-10, “Earnings per Share”. The Company has been authorized to issue Class A and Class B common stock. The two classes of common stock are substantially identical in all material respects, except for voting rights. Since the Company did not declare any dividends during the years ended December 31, 2020 and 2019, the net loss per common share attributable to each class is the same under the “two-class” method. As such, the two classes of common stock have been presented on a combined basis in the consolidated statements of operations and comprehensive income and in the above computation of net income per common share.

Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares. Common stock equivalents having an anti-dilutive effect on earnings per share are excluded from the calculation of diluted loss per share.

Value Added Tax

The Company reports revenues, net of PRC’s value added tax, for all the periods presented in the consolidated statements of income and comprehensive income.

Stock-Based Compensation

The Company accounts for stock-based share-based compensation awards to employees at fair value on the grant date and recognizes the expense over the employee’s requisite service period. The Company’s expected volatility assumption is based on the historical volatility of Company’s stock or the expected volatility of similar entities. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend is zero based on the Company’s current and expected dividend policy.

Share-based compensation expenses for stock-based share-based compensation awards granted to non-employees are measured at fair value at the earlier of the performance commitment date or the date service is completed, and recognized over the period during which the service is provided. The Company applies the guidance in ASC 718 to measure share options and restricted shares granted to non-employees based on the then-current fair value at each reporting date.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Comprehensive income (loss)

Comprehensive income (loss) is comprised of net loss and foreign exchange translation gain (loss). For the Company, comprehensive income for the years ended December 31, 2020, 2019 and 2018 included cumulative foreign currency translation adjustments.

Segment Information

The Company’s segments are business units that offer different products and services and are reviewed separately by the chief operating decision maker (the “CODM”), in deciding how to allocate resources and in assessing performance. The Company’s CODM is the Company’s Chief Executive Officer. During 2018, the Company started to earn service revenue from provision of technical services in relation to diagnosis of Obstructive Sleep Apnea Syndrome (“OSAS”). The Company is focused on the promotion of sleep respiratory solutions and service in public hospitals. Its wearable sleep diagnostic products and cloud-based service are also available in medical centers of Chinese private preventive healthcare companies in China. We have two reportable segments: sale of medical equipment and provision of OSAS during 2020, 2019 and 2018.

	For the Years Ended December 31,
	2020	2019	2018
Revenues
Sale of medical equipment
Abdominal CPR Compression	301,549	58,750	221,414
Mobile Medicine (sleep apnea diagnostic products)	$21,776	$153,644	$120,930
Provision of OSAS diagnostic services	35,211	171,064	217,042
Total net revenues	358,536	383,458	559,386

Cost of revenue
Sale of medical equipment	(275,465)	(112,942)	(464,918)
Provision of OSAS diagnostic services	(371,188)	(630,802)	(292,983)
	(646,653)	(743,744)	(757,901)

Gross loss
Sale of medical equipment	47,860	99,452	(122,574)
Provision of OSAS diagnostic services	(335,977)	(459,738)	(75,941)
	(288,117)	(360,286)	(198,515)

Depreciation and amortization expense:
Sale of medical equipment	$7,006	$84,371	$535,800
Provision of OSAS diagnostic services	444,878	693,746	291,830
	$451,884	$778,117	$827,630

Capital expenditure
Sale of medical equipment	$—	$—	$16,137
Provision of OSAS diagnostic services	—	—	760,191
	$—	$—	$776,328

The total assets for the two reportable segments were shared and indistinguishable for reporting purposes.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentrations of credit, economic, political risks and exchange risks

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operation in the PRC is subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances aboard, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, restricted cash and trade accounts receivable. All of the Company’s cash is maintained with state-owned banks within the PRC and none of these deposits are covered by insurance. The Company has not experienced any losses in such accounts. A portion of the Company’s sales are credit sales which are primarily to customers whose abilities to pay are dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables are limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

The Company cannot guarantee that the current exchange rate will remain steady. Therefore, there is a possibility that the Company could post the same amount of profit for two comparable periods and yet, because of a fluctuating exchange rates, record higher or lower profit depending on exchange rate of PRC Renminbi (RMB) converted to U.S. dollars on the relevant dates. The exchange rate could fluctuate depending on changes in the political and economic environment without notice.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC 740, “Accounting for Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year; and, (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation reserve is provided to reduce the deferred tax assets reported if, based on the weight of available positive and negative evidence. Based on management’s estimate, it is more likely than not that all of the deferred tax assets will not be realized.

ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken or expected to be taken on a tax return. Under ASC 740, a tax benefit from an uncertain tax position taken or expected to be taken may be recognized only if it is “more likely than not” that the position is sustainable upon examination, based on its technical merits. The tax benefit of a qualifying position under ASC 740 would equal the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all the relevant information. A liability (including interest and penalties, if applicable) is established in the financial statements to the extent a current benefit has been recognized on a tax return for matters that are considered contingent upon the outcome of an uncertain tax position. Related interest and penalties, if any, are included as components of income tax expense and income taxes payable.

The implementation of ASC 740 resulted in no material liability for unrecognized tax benefits. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the statements of income and comprehensive income. During the years ended December 31, 2020, 2019 and 2018, the Company did not incur any interest or penalties.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments”, which will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. The standard did not have a material impact on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles — Goodwill and Other (Topic 350): simplifying the test for goodwill impairment”, the guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not the difference between the fair value and carrying amount of goodwill which was the step 2 test before. The ASU should be adopted on a prospective basis for the annual or any interim goodwill impairment tests beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The standard did not have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Changes to the Disclosure Requirements for Fair Value Measurement.” This standard eliminates the current requirement to disclose the amount or reason for transfers between level 1 and level 2 of the fair value hierarchy and the requirement to disclose the valuation methodology for level 3 fair value measurements. The standard includes additional disclosure requirements for level 3 fair value measurements, including the requirement to disclose the changes in unrealized gains and losses in other comprehensive income during the period and permits the disclosure of other relevant quantitative information for certain unobservable inputs. The new guidance is effective for interim and annual periods beginning after December 15, 2019. The standard did not have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, “Internal-Use Software — Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement.” This ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement service contract with the guidance to capitalize implementation costs of internal use software. The ASU also requires that the costs for implementation activities during the application development phase be capitalized in a hosting arrangement service contract, and costs during the preliminary and post implementation phase are expensed. The new guidance is effective for interim and annual periods beginning after December 15, 2019. The standard did not have a material impact on our consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, (“ASU 2018-17”). ASU 2018-17 requires reporting entities to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety for determining whether a decision-making fee is a variable interest. The standard is effective for all entities for financial statements issued for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. Entities are required to apply the amendments in ASU 2018-17 retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. The standard did not have a material impact on our consolidated financial statements

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, (“ASU 2019-04”). ASU 2019-04 clarifies and improves areas of guidance related to the recently issued standards on credit losses (ASU 2016-13), hedging (ASU 2017-12), and recognition and measurement of financial instruments (ASU 2016-01). The amendments generally have the same effective dates as their related standards. If already adopted, the amendments of ASU 2016-01 and ASU 2016-13 are effective for fiscal years beginning after December 15, 2019 and the amendments of ASU 2017-12 are effective as of the beginning of the Company’s next annual reporting period; early adoption is permitted. The standard did not have a material impact on our consolidated financial statements.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements Not Yet Adopted

In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments, (“ASU 2020-03”). ASU 2020-03 improves various financial instruments topics, including the CECL Standard. ASU 2020-03 includes seven different issues that describe the areas of improvement and the related amendments to GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The amendments related to Issue 1, Issue 2, Issue 4 and Issue 5 were effective upon issuance of ASU 2020-03. The amendments related to Issue 3, Issue 6 and Issue 7 were effective for the Company beginning on January 1, 2020. The Company does not anticipate that the adoption of the new standard will have a material effect on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 will simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. ASU 2019-12 will be effective for the Company in the first quarter of 2021. The Company does not expect the adoption of the new accounting rules to have a material impact on the Company’s financial condition, results of operations, cash flows or disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform. The amendments in this standard can be applied anytime between the first quarter of 2020 and the fourth quarter of 2022. The Company is currently in the process of evaluating the impact of adoption of the new rules on the Company’s financial condition, results of operations, cash flows and disclosures.

4. ACCOUNTS RECEIVABLE, NET

Accounts receivable as of December 31, 2020 and 2019 consist of the following:

	2020	2019
Accounts receivable	$43,935	$98,195
Less: reserve for doubtful accounts	(38,995)	(36,416)
Accounts receivable, net	$4,940	$61,779

During the year ended December 31, 2020, bad debt expense was $30,572, recovery of bad debt was 27,993 due to the disposal of Beijing Dehaier and during 2019 and 2018, bad debt expense was $10,148 and $5,826 respectively.

5. OTHER RECEIVABLES AND PREPAYMENTS, NET

Other receivables and prepayments as of December 31, 2020 and 2019 consist of the following:

	2020	2019
Rental deposits	$—	$36,846
Prepaid expenses	74,500	29,939
Interest receivable	16,130	—
Advances to employees	83	78
	90,713	66,863
Less: reserves for doubtful accounts	(56,771)	(47,996)
Other receivables and prepayment, net	$33,942	$18,867

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. OTHER RECEIVABLES AND PREPAYMENTS, NET (cont.)

During the years ended December 31, 2020, bad debt expense was $26,688, recovery of bad debt was 17,913 due to the disposition of Beijing Dehaier. In 2019 and 2018, bad debts on other receivables were $499 and $16,403, respectively.

6. INVENTORIES

Inventories as of December 31, 2020 and 2019 consist of the following:

	2020	2019
Raw materials	$—	$25,985
Work in progress	—	779
Finished goods	147,533	1,060,615
Total inventories	$147,533	$1,087,379
Less: inventory impairment loss	(58,930)	(2,363)
Inventories, net	88,603	1,085,016

During the years ended December 31, 2020, 2019 and 2018, write-downs of inventories to lower of cost or net realizable value of $58,930, $2,363 and $0, respectively, were charged to costs of revenue in relation to the Company’s operations. Subsequent sale of impaired inventory items is recorded as credits to inventory write-downs previously recorded.

7. PROPERTY AND EQUIPMENT, NET

Property and equipment as of December 31, 2020 and 2019 consist of the following:

	2020	2019
Plant and machinery	$1,413,088	$1,915,160
Automobiles	—	137,367
Office and computer equipment	17,343	22,689
Total property and equipment	1,430,431	2,075,216
Less: Accumulated depreciation	(1,354,778)	(1,418,376)
Property and equipment, net	$75,653	$656,840

Depreciation from the Company’s operations were $451,884, $778,117 and $467,929 for the years ended December 31, 2020, 2019, and 2018 respectively.

The Company did not record any impairment on its property and equipment for the years ended December 31, 2020, 2019 and 2018.

8. INTANGIBLE ASSETS, NET

Intangible assets as of December 31, 2020 and 2019 were $nil and $nil, respectively.

Amortization expense from the Company’s continuing operations was $0, $0 and $359,701 for the years ended December 31, 2020, 2019, and 2018, respectively.

The Company recorded impairment on its intangible assets from its continuing operations $0, $0 and $3,281,779 for the years ended December 31, 2020, 2019 and 2018, respectively. During the year ended December 31, 2018, as a result of lower-than-expected revenue performance of the Company, management determined not to further update and maintain its software copyright and patent for the therapy products of sleep respiratory business. The unamortized software copyright and patent and others of $3,281,779 were fully impaired.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. EQUITY SECURITIES

On November 3, 2017 (the “Effective Date”), the Company completed a purchase of an aggregate of 1,304,348 shares of common stock, par value $0.001 per share (the “Shares”) of Guardion Health Sciences, Inc. (“GHSI” or the “Seller”), at a purchase price of $1.15 per Share (or a purchase price of $1.5 million in the aggregate) in a private placement (the “Private Placement”). The Private Placement occurred pursuant to a Stock Purchase Agreement dated November 3, 2017 (the “Purchase Agreement”) by and among GHSI as Seller and (i) LLIT and (ii) Digital Grid (Hong Kong) Technology Co., Limited (“DGHKT”; and together with LLIT, “Purchasers”), as purchasers of, in aggregate, 4,347,827 Shares for aggregate purchase price of $5.0 million. The investments account for less five percent of GHSI’s total shares.

Prior to January 1, 2018, the Company accounted for the equity securities at cost and only adjusted for other-than-temporary declines in fair value and distributions of earnings. As of December 31, 2018, under ASU 2016-01 the Company elected to measure this equity investment using the measurement alternative, which requires that the investment is measured at cost, less any impairment, plus or minus any changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer. For the year ended December 31, 2018 the investment was not impaired and there were no observable price changes.

On January 30, 2019, GHSI effectuated a one-for-two (1:2) reverse stock split of its common stock without any change to its par value. On April 9, 2019, GHSI closed its initial public offering of 1,250,000 shares of its common stock at a public offering price of $4.00 per share for total gross proceeds of $5.0 million, before deducting underwriting discounts and commissions and other offering costs and expenses payable by it. GHSI’s shares began trading on the Nasdaq Capital Market on April 5, 2019 under the symbol “GHSI”.

The Company accounted for the equity securities as marketable securities as of December 31, 2020. The share price of GHSI at December 31, 2020 is $0.42 per share, based on which the Company re-valued its equity securities in GHSI and recognized the fair value change gain of $130,435 through unrealized income on marketable securities. The share price of GHSI at December 31, 2019 is $0.22 per share, based on which the Company re-valued its equity securities in GHSI and recognized the fair value change of $1,356,565 through unrealized loss on marketable securities.

10. DUE TO RELATED PARTIES

	December 31,
	2020	2019
Loans from Hangzhou Lianluo Interactive.	$996,450	$931,450
Loans from DGHKT.	—	33,000
Loans from Ping Chen	787,608	243,881
Total short-term borrowings	1,784,058	1,208,331

The short-term borrowings are all from related parties. See Note 19.

Interest expense on short-term borrowings amounted to $0, $0 and $200,799 for the years ended December 31, 2020, 2019 and 2018, respectively.

11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Other payables and other current liabilities as of December 31, 2020 and 2019 consist of the following:

	2020	2019
Accrued salaries and social welfare	$382,769	$663,929
Accrued expenses	348,023	572,932
Reimbursed employee’s expense	8,174	27,460
Deposits from customers	117,204	253,014
Others	10,164	13,1383
Total accrued expenses and other current liabilities	$866,334	$1,530,473

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. COMMITMENTS AND CONTINGENCY

Operating Leases

Rent expense for the years ended December 31, 2020, 2019 and 2018 was $57,202, $206,006 and $301,021, respectively. All of Company’s leases were short term (less than 12 months) and the Company elected the practical expedient not to record right of use of assets related to short term leases.

Employment Contracts

Under the PRC labor law, all employees have signed employment contracts with the Company. Management employees have employment contracts with terms up to three years and non-management employees have either a three-year employment contract renewable on an annual basis or non-fixed term employment contract.

Contingency

The Company is periodically the subject of various pending or threatened legal actions and claims arising out of its operations in the normal course of business. In the opinion of management of the Company, adequate provision has been made in the Company’s financial statements at December 31, 2020.

13. EQUITY

Common Shares

LLIT is authorized to issue 4,736,111 shares of Class A common stock and 1,513,889 shares of Class B common stock, each with a par value of $0.021848. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes and is convertible at any time into one share of Class A common stock. Shares of Class A common stock and Class B common stock are treated equally, identically and ratably with respect to any dividends declared by the Board of Directors unless the Board of Directors declares different dividends to the Class A common stock and Class B common stock by getting approval from a majority of common stock holders.

On April 28, 2016, the Company entered into a definitive securities purchase agreement with Hangzhou Lianluo pursuant to which Hangzhou Lianluo has agreed to purchase 1,388,888 common shares of the Company for an aggregate of $20,000,000. The purchase price is $14.40 per share, which represents a 35% premium to the Company’s closing price of $10.64 on April 27, 2016. In August 2016, the Company closed the securities purchase agreement (the “Securities Purchase Agreement”) with Hangzhou Lianluo and Hangzhou Lianluo completed the purchase of $20 million of the Company’s common shares and warrants to purchase common shares (Note 14). As of December 31, 2016, the Company reported a subscription receivable of $1,492,538 from Hangzhou Lianluo which had been collected on April 13, 2017.

On June 8, 2017, the Company held the Annual General Meeting to approve the amend and restate the Company’s amended and restated Memorandum and Articles of Association (the “New M&AAs”) in order that the Company’s authorized share capital be re-classified and re-designated into 6,250,000 Common Shares of par value of $0.021848 each, of which 4,736,111 would be designated as Class A Common Shares of par value of $0.021848 each and 1,513,889 be designated as Class B Common Shares of par value of $0.021848 each.

In 2018, the Company issued an aggregate of 34,375 common shares to a consultant under the Company’s incentive plan for advice and services provided concerning the Company’s merger and acquisition planning, development and strategy implementation. The 34,375 common shares were issued in two tranches including 17,187 common shares issued on February 21, 2018 and 17,188 common shares issued on March 5, 2018. The fair value of the 34,375 common shares was $835,999, which was calculated based on the grant date stock price of $25.44 on February 21, 2018 and of $23.20 on March 5, 2018. During the year ended December 31, 2018, the Company amortized $835,999 as consulting expenses.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. EQUITY (cont.)

Also in 2018, the Company issued 25,000 common shares to a consulting firm for management consulting and advisory services to be provided for a period of 12 months up to August 15, 2019. The fair value of these shares on the grant date based on the closing price was approximately $288,000. During the year ended December 31, 2019 and 2018, the Company amortized $179,112 and $108,888 as consulting expenses.

On February 14, 2020, the Company consummated a registered direct offering of 323,750 Class A Common Shares and a concurrent private placement of warrants to purchase up to 323,750 Class A Common Shares with certain accredited investors. The purchase price per Class A Common Share in the registered direct offering was $6.80. The warrants sold in the concurrent private placement are exercisable for a period of five and one-half years upon issuance, at an initial exercise price of $6.80 per share, which was thereafter adjusted to $4.9912, subject to full ratchet anti-dilution protection. On February 25, 2020, we consummated a second registered direct offering of 437,500 Class A Common Shares and a concurrent private placement of warrants to purchase up to 437,500 Class A Common Shares with the same accredited investors. The purchase price per Class A Common Share in the second registered direct offering was $5.60. The warrants sold in the second concurrent private placement are exercisable for a period of five and one-half years upon issuance, at an initial exercise price of $5.60 per share, subject to anti-dilution protections. On March 2, 2020, we consummated a third registered direct offering of 612,500 Class A Common Shares and a concurrent private placement of warrants to purchase up to 612,500 Class A Common Shares with the same accredited investors. The purchase price per Class A Common Share in this registered direct offering was $5.60 per share. The warrants sold in the third concurrent private placement are exercisable for a period of five and one-half years upon issuance, at an initial exercise price of $5.60 per share, subject to anti-dilution protections.

On October 21, 2020, the Company completed a share combination of its common shares at a ratio of one-for-eight, which decreased the Company’s outstanding Class A common shares from 17,685,475 shares to 2,210,683 shares and the Company’s outstanding Class B common shares from 11,111,111 shares to 1,388,888 shares. This share combination also decreased the Company’s authorized shares to 6,250,000 common shares of par value of US$0.021848 each, of which 4,736,111 are designated as Class A common shares and 1,513,889 are designated as Class B common shares. Accordingly, all share and per share information has been restated to retroactively show the effect of this share combination.

At December 31, 2020 and 2019, the number of shares of Class A common stock issued and outstanding was 2,210,683 and 836,933 respectively. At December 31, 2020 and 2019, the number of shares of Class B common stock issued and outstanding was 1,388,888.

Statutory Surplus Reserves

A PRC company is required to make appropriations to statutory surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve is required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s’ registered capital.

The statutory surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of shares currently held by them, provided that the remaining statutory surplus reserve balance after such issue is not less than 25% of the registered capital.

No amount was allocated to the statutory surplus reserve account as both the subsidiaries in China had incurred accumulated losses as of December 31, 2020 and 2019.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. EQUITY (cont.)

Stock Option Plan

Under the employee stock option plan, the Company’s stock options generally expire ten years from the date of grant. On December 29, 2011, the Company entered into five-year agreements with its employees and directors, pursuant to which, the Company issued an aggregate of 56,250 options at an exercise price of $11.60 per share. The options vest in equal annual installments over the five years of the agreements ending December 28, 2016.

On October 7, 2013, pursuant to the Company’s Share Incentive Plan, the Company granted a non-statutory option to acquire 11,750 of the Company’s common shares at an exercise price of $18.40 per share to Mr. Ping Chen, the CEO of the Company. The options vest in equal annual installments over the five years of the agreement ending October 6, 2018.

On August 20, 2014, pursuant to the Company’s Share Incentive Plan, the Company granted additional option to acquire 16,375 of the Company’s common shares at an exercise price of $42.48 per share to Mr. Ping Chen. The options vest in equal annual installments over the five years of the agreement ending August 19, 2019.

On August 7, 2015, the Company entered into two-year agreements with its employees and directors, pursuant to which the Company issued an aggregate of 43,625 options at an exercise price of $13.12 per share. The options vest in equal annual installments over the two years of the agreements ending August 6, 2017.

On March 21, 2016, the Company entered into two-year agreements with its employees and directors, pursuant to which the Company issued an aggregate of 72,608 options at an exercise price of $15.04 per share. The options vest in equal annual installments over the two years of the agreements ending March 20, 2018.

In 2018, 1,375 options were exercised for cash to purchase 1,375 shares of the Company’s common shares for an aggregate consideration of $17,851, and 5,000 options were exercised on a cashless basis to purchase 1,000 common shares of the Company.

As of December 31, 2020, all outstanding options have been vested.

The Company valued the stock options using the Black-Scholes model with the following assumptions:

Expected Terms (years)	Expected Volatility	Dividend Yield	Risk Free Interest Rate	Grant Date Fair Value Per share
10	126% – 228%	0%	0.73% – 1.65%	$9.76 – $41.20

The following is a summary of the option activity:

Stock options	Shares	Weighted average exercise price	Aggregate intrinsic value(1)
Outstanding as of January 1, 2019	110,233	$18.72
Forfeited	(10,875)	—
Exercised
Outstanding as of December 31, 2019	99,358	$19.20
Forfeited	(33,000)
Exercised	—
Outstanding as of December 31, 2020	66,358	$21.82	$—

(1)	The intrinsic value of the stock options at December 31, 2020 is the amount by which the market value of the Company’s common stock of $4.15 as of December 31, 2020 exceeds the exercise price of the options.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. EQUITY (cont.)

Following is a summary of the status of options outstanding and exercisable at December 31, 2020:

Outstanding options			Exercisable options
Average exercise price	Number	Average remaining contractual life (years)	Average exercise price	Number	Average remaining contractual life (years)
$11.60	11,250	1.00	$11.60	11,250	1.00
$18.40	11,750	2.77	$18.40	11,750	2.77
$42.48	16,375	3.64	$42.48	16,375	3.64
$15.04	26,983	5.22	$15.04	26,983	5.22
	66,358			66,358

For the years ended December 31, 2020, 2019 and 2018, the Company recognized $0, $69,176 and $247,134 respectively, as compensation expense under its stock option plan.

As of December 31, 2020, unrecognized share-based compensation expense related to options was nil.

14. WARRANTS

On April 28, 2016, the Company signed Share Purchase Agreement (“SPA”) with Hangzhou Lianluo. In this SPA, Hangzhou Lianluo is entitled with 125,000 warrants to acquire from the Company 125,000 common shares at purchase price of $17.60 per share. The warrants will be exercisable at any time. The Company recognized the warrants as a derivative liability because warrants can be settled in cash. Warrants are remeasured at fair value with changes in fair value recorded in earnings in each reporting period.

There was a total of 125,000 warrants issued and outstanding as of December 31, 2020 and 2019.

The fair value of the outstanding warrants was calculated using the Black Scholes Model with the following assumptions:

	December 31,
	2020	2019	2018
Market price per share (USD/share)	$4.15	$3.12	9.04
Exercise price (USD/share)	17.60	17.60	17.60
Risk free rate	0.41%	1.81%	2.60%
Dividend yield	0%	0%	0%
Expected term/Contractual life (years)	5.3	6.3	7.3
Expected volatility	341.88%	279.93%	256.20%

The following is a reconciliation of the beginning and ending balances of warrants liability measured at fair value on a recurring basis using Level 3 inputs:

	December 31,
	2020	2019	2018
Beginning balance	$389,630	$1,129,246	$1,729,111
Warrants issued to Hangzhou Lianluo	—	—	—
Warrants redeemed	—	—	—
Fair value change of the issued warrants included in earnings	129,036	(739,616)	(599,865)
Ending balance	$518,666	$389,630	1,129,246

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. WARRANTS (cont.)

The following is a summary of the warrants activity:

	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding as of January 1, 2019	125,000	$17.60
Granted	—
Forfeited	—
Exercised	—
Redeemed	—
Outstanding as of December 31, 2019	125,000	$17.60
Granted	—
Forfeited	—
Exercised	—
Redeemed	—
Outstanding as of December 31, 2020	125,000	$17.60

From February to March 2020, the Company consummated three registered direct offerings of 1,373,750 Class A Common Shares and concurrent private placements of warrants to purchase up to 1,373,750 Class A Common Shares with three investors. In late January 2021, 1,255,000 of these warrants were exercised and leaving 118,750 warrants that remain outstanding.

Amount of Underlying Class A Common Shares	118,750
Exercise price	$5.60
Floor Price	$1.44
Expiration Date	September 2, 2025
Issuance Date	March 2, 2020

In accordance with ASC 815-40, the Company accounted for the Warrants as equity instruments.

15. SELLING EXPENSES

The Company’s selling expenses consist of the followings:

	Year ended December 31,
	2020	2019	2018
Salaries and social welfare	$58,915	$761,774	$1,765,019
Travelling expenses	1,256	34,244	170,931
Service fee	—	12,369	41,437
Advertising & promotion	27,908	19,811	56,259
Entertainment fee	3,377	4,848	42,656
Office expense	—	—	1,960
Others	364	2,224	4,567
Total Selling expenses	$91,820	$835,270	$2,082,829

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. GENERAL AND ADMINISTRATIVE EXPENSES

The Company’s general and administrative expenses consist of the followings:

	Year ended December 31,
	2020	2019	2018
Salaries and social welfare	$787,700	$1,358,629	$1,068,643
Service fee	1,469,810	750,734	1,493,403
Office expense	79,733	268,555	391,850
Research & Development	—	—	301,713
Depreciation &Amortization	83,531	138,811	79,177
Stock compensation	—	69,176	247,134
Entertainment fee	3,348	4,176	22,593
Travel Expense	57,237	1,056	17,902
Others	842	2,671	53,050
Total General and administrative expenses	$2,482,201	$2,593,808	$3,675,465

17. LOSS PER SHARE

The following is a reconciliation of the basic and diluted loss per share computation for the years ended December 31, 2020, 2019 and 2018:

	Year ended December 31,
	2020	2019	2018
Net loss attributable to the Company’s common shareholders	$(3,241,697)	$(4,450,994)	$(8,910,002)
Weighted average shares outstanding – Basic and diluted	3,389,069	2,225,821	2,202,176
Loss per share – Basic and diluted	$(0.96)	$(2.00)	$(4.05)

The Company has been authorized to issue Class A and Class B common stock. The two classes of common stock are substantially identical in all material respects, except for voting rights. Since the Company did not declare any dividends during the years ended December 31, 2020 and 2019, the net loss per common share attributable to each class is the same under the “two-class” method. As such, the two classes of common stock have been presented on a combined basis in the consolidated statements of operations and comprehensive income and in the above computation of net loss per common share.

For the years ended December 31, 2020, 2019 and 2018, all the outstanding warrants and options were anti-dilutive.

18. INCOME TAXES

British Virgin Islands

Lianluo Smart is a tax-exempt company incorporated in the British Virgin Islands.

PRC

PRC enterprise income tax is calculated based on the Enterprise Income Tax Law (the “EIT Law”). Under the EIT Law, a unified enterprise income tax rate of 25% and unified tax deduction standards will be applied equally to both domestic-invested enterprises and foreign-invested enterprises.

The tax rate for Lianluo Connection is 25%.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. INCOME TAXES (cont.)

The BVI and PRC components of loss before income taxes consisted of the following:

	Years Ended December 31,
	2020	2019	2018
BVI	$(1,650,230)	$(1,385,394)	$(957,973)
PRC	(1,591,467)	(3,065,600)	(7,952,029)
Loss before income taxes	$(3,241,697)	$(4,450,994)	$(8,910,002)

The income taxes (benefit) provision for the years presented is as follows:

Years Ended December 31,
	2020	2019	2018
Current:
BVI	$—	$—	$—
PRC	—	—	—
	—	—	—
Deferred:
BVI	—	—	—
PRC	—	—	—
Income taxes (benefit) provision	$—	$—	$—

A reconciliation of the provision for income taxes determined at the statutory income tax rate to the Company’s income taxes is as follows:

	Years ended December 31,
	2020	2019	2018
Loss before provision for income tax and non-controlling interests	$(3,241,697)	$(4,450,994)	$(8,910,002)
PRC corporate income tax rate	25%	25%	25%
Income tax benefit computed at PRC statutory corporate income tax rate	(810,424)	(1,112,749)	(2,227,500)
Reconciling items:
Allowances and reserves	26,352	20,414	4,940
Impairment on intangible assets	—	—	818,935
BVI tax rate and PRC tax law differential	412,557	346,349	239,493
Others	5,301	40,828	300
Valuation allowance on deferred tax assets	366,214	705,158	1,163,832
Income tax benefit	$—	$—	$—

Deferred taxes assets

Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 2020 and 2019 are presented below:

	2020	2019
Deferred tax assets
Allowances and reserves	$181,706	$155,354
Impairment on intangible assets	—	818,935
Net operating loss carried forward	2,418,846	3,789,703
Valuation reserve	(2,600,552)	(4,763,992)
Deferred tax assets, non-current	$—	$—

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. INCOME TAXES (cont.)

As of December 31, 2020, the Company’s PRC subsidiaries had net operating loss carry forwards of $9,675,383, which will expire in various years through year 2025. Management believes it is more likely than not that the Company will not realize these potential tax benefits as these operations will not generate any operating profits in the foreseeable future. As a result, a valuation reserve was provided against the full amount of the potential tax benefits.

Uncertain tax position

The accounting for uncertain tax positions prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company is required to recognize in the financial statements the impact of a tax position, if that position is more-likely than-not of being sustained on audit, based on the technical merits of the position. The Company recorded a net charge for unrecognized tax benefits in 2020 and 2019 of $0 and $0, respectively. The Company includes interest and penalties related to unrecognized tax benefits, if any, within the benefit from (provision for) income taxes.

The Company only files income tax returns in PRC. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or its withholding agent. The statute of limitations extends to five years under special circumstances, which are not clearly defined. In the case of a related party transaction, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion.

19. RELATED PARTY TRANSACTIONS AND BALANCE

In addition to the transactions and balances disclosed elsewhere in these financial statements, the Company had the following material related party transactions:

(1)	During the years ended December 31, 2020, 2019 and 2018, the Company purchased from Hangzhou Lianluo, its controlling shareholder, and subsidiary of Hangzhou Lianluo for services in amounts of $44,614, $42,000 and $204, respectively. As of December 31, 2020, the Company reported $3,019 in service charge payable to Hangzhou Lianluo’s subsidiary. On January 19, 2021, this balance was fully paid.

(2)	During the years ended December 31, 2020, 2019 and 2018, the Company sold equipment of $nil, $9,588 and $nil, respectively, to a related party company in which its previous CEO, Mr. Ping Chen holds 51% ownership. As of December 31, 2020, the Company reported an outstanding receivable of $11,455 due from the related party company.

(3)	On July 1, 2018, the Company leased office premises from Hangzhou Lianluo for a period of 1 year, with an annual rental of $84,447 (RMB580,788). Rental payments charged as expenses in 2020, 2019 and 2018 were $0, $35,892 and $39,942, respectively. As of December 31, 2020, the Company reported an outstanding rental payable of $81,126 to Hangzhou Lianluo.

(4)	Short-term borrowing from related party companies:

i) Borrowings from Hangzhou Lianluo

During the fiscal year 2019, the Company borrowed an aggregate of $942,500 from Hangzhou Lianluo and repaid $0. As of December 31, 2020, the loan balances were $996,450. These loans were extended, interest-free as of December 31, 2020 and without specific repayment date, which is based upon both parties’ agreement.

During 2018, the Company borrowed from Hangzhou Lianluo $3,682,592 carrying an annual interest rate of 5%-8%, which was fully settled through a debt offset agreement among the Company, Hangzhou Lianluo and DGHKT as described below “iv) Borrowings to DGHKT.” As of December 31, 2018, the loan balance was zero.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. RELATED PARTY TRANSACTIONS AND BALANCE (cont.)

ii) Borrowings from DGHKT

During 2019, the Company borrowed $33,000 interest free from DGHKT, and repaid $0. On July 14, 2020, the Company repaid the principal of $33,000 to DGHKT. As of December 31, 2020, the loan balance was zero.

iii) Borrowings from Mr. Ping Chen:

Starting from 2019, the Company borrowed from Mr. Ping Chen, its former CEO, free of interest to fund its operation. During 2020, 2019 and 2018, the borrowings were $498,191, $387,182 and nil, and Mr. Ping Chen forgave a debt of $143,301 of the borrowings in 2019. The balances were $787,608, $243,881 and nil as of December 31, 2020, 2019 and 2018, respectively.

iv) Loans to DGHKT

On March 15, 2018, the Company entered into a loan agreement with DGHKT (an affiliate of Hangzhou Lianluo), pursuant to which the Company loaned $6 million to DGHK for a term of 12 months. The Company also borrowed RMB34.3 million (approximately $5.2 million) from Hangzhou Lianluo, its principal shareholder.

Pursuant to an agreement dated December 27, 2018, the Company, DGHKT, Hangzhou Lianluo agreed that the outstanding amount owed by DGHKT to the Company of RMB35.6 million be repaid by Hangzhou Lianluo on behalf of DGHKT, to the Company. This repayment is agreed to be settled in the form of offset against the amount owed by the Company to Hangzhou Lianluo of RMB35.6 million (approximately $5.2 million). As a result, the Company no longer owed or was owed by Hangzhou Lianluo or DGHKT any amount as of December 31, 2018.

20. CONCENTRATIONS

Major Customers

For the year ended December 31, 2020, two customers accounted for approximately 84% and 7%, respectively, of the Company’s revenues. For the year ended December 31, 2019, two customers accounted for approximately 21% and 15%, respectively, of the Company’s revenues. For the year ended December 31, 2018, two customers accounted for approximately 16% and 13%, respectively, of the Company’s revenues.

Major Suppliers

For the year ended December 31, 2020 and 2019, one supplier accounted for 100% of the Company’s purchases. For the year ended December 31, 2018, two suppliers accounted for approximately 31% and 17%, respectively, of the Company’s purchases.

Disaggregation of Revenue from Contracts with Customers

The following represents the revenues by products, all derived from China:

	For the years ended December 31,
	2020	2019	2018
Sale of medical equipment
Abdominal CPR Compression	$301,549	$58,750	$221,414
Mobile Medicine (sleep apnea diagnostic products)	21,776	153,644	120,930
OSAS service (analysis and detection)	35,211	171,064	217,042
Total Revenues	$358,536	$383,458	$559,386

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21. CONTINGENCIES

On October 23, 2020, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with Lightning Delaware Sub, Inc., its wholly owned subsidiary (“Merger Sub”), and Newegg Inc., a Delaware corporation (“Newegg”), whereby Merger Sub will merge with and into Newegg, with Newegg continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”). Under the Merger Agreement, at the effective time of the Merger, each share of the capital stock of Newegg issued and outstanding immediately prior to the effective time of Merger (other than treasury shares and any shares of Newegg capital stock held directly by us or Merger Sub) will be converted into the right to receive 5.8417 common shares of the Company and, if applicable, cash in lieu of fractional shares. The closing of the Merger is subject to customary conditions, including regulatory approval and approval by our shareholders. If the Merger are not consummated for these or any other reasons, the Company may be required under certain circumstances to pay Newegg a termination fee of $450,000;

On October 26, 2020, the Company filed the Form F-4 with the SEC to seek its shareholders’ approval of the Restructure as well as other related proposals including the elimination of its dual class share structure, an increase of the authorized shares, share combination, name change, and amendment of our memorandum and articles of association. Once the Form F-4 has been declared effective by the SEC, the Company intends to set a date for a special meeting for our shareholders to approve the proposals associated with the Merger.

On October 23, 2020, the Company also entered into an equity transfer agreement (the “Disposition Agreement”) with Beijing Fenjin Times Technology Development Co., Ltd. (“Beijing Fenjin”) and its wholly owned subsidiary, Lianluo Connection, pursuant to which Beijing Fenjin will acquire 100% of the equity interests in Lianluo Connection for RMB0 immediately following completion of the Merger. In exchange for all of the equity interests in Lianluo Connection, Beijing Fenjin agreed to contribute RMB87.784 million to Lianluo Connection’s registered capital by September 23, 2023 in accordance with the articles of association of Lianluo Connection. In addition, as an inducement for Beijing Fenjin entering into the Disposition Agreement, the Company agreed to convert the indebtedness in the aggregate amount of $11,255,188.47 that Lianluo Connection owes to the Company into additional paid-in capital of Lianluo Connection immediately prior to the closing of the disposition.

22. SUBSEQUENT EVENTS

Exercise of warrants

As a result of the private placements that closed on February 14, 2020, February 25, 2020, and March 2, 2020, the Company issued to several investors warrants to purchase 1,373,750 of the Company’s Class A common shares. In late January 2021, 1,255,000 of these warrants were exercised resulting in aggregate cash proceeds to the Company of $6.8 million and leaving 118,750 warrants that remain outstanding.

NEWEGG INC.

Consolidated Financial Statements

December 31, 2020 and 2019

(With Independent Auditors’ Reports Thereon)

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Newegg Inc.

City of Industry, CA

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Newegg Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), temporary equity and equity (deficit), and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

We have also audited the retrospective adjustments to the 2018 consolidated financial statements to reclassify the Series A and AA convertible preferred stock to temporary equity as described in Note 2(y) to the consolidated financial statements. In our opinion, such retrospective adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2018 consolidated financial statements of the Company other than with respect to the retrospective adjustments, and accordingly, we do not express an opinion or any other form of assurance on the 2018 consolidated financial statements taken as a whole.

Change in Accounting Method Related to Leases

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leases during the year ended December 31, 2019, due to the adoption of Accounting Standards Codification 842, “Leases.”

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Vendor Incentive Receivables

As described in Note 2 to the consolidated financial statements, the Company’s vendor incentive receivables totaled $40.3 million. The Company participates in various vendor incentive programs including purchasing-based volume discounts, sales-based volume incentives, marketing development funds, including for certain cooperative advertising, and price protection agreements.

We identified management’s measurement of vendor incentive receivables as a critical audit matter because the Company has significant number of vendor agreements with various terms and conditions. Auditing these receivables was complex and subjective due to the extent of effort required to evaluate whether the vendor incentive receivables were recorded in accordance with the terms and conditions of vendor agreements.

The primary procedures we performed to address this critical audit matter included:

●	Evaluating management’s accounting policies and practices including the reasonableness of management’s judgments and assumptions relating to the Company’s accounting for vendor incentive receivables.
●	Testing a sample of vendor agreements and underlying relevant supporting documents to evaluate the appropriateness of management’s recording vendor incentive receivables including assessment of various terms and conditions in these agreements.

 /s/ BDO USA, LLP

We have served as the Company's auditor since 2019.

Los Angeles, California
March 31, 2021

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Newegg Inc.:

Opinion on the Consolidated Financial Statements

We have audited, before the effects of the adjustment to retrospectively apply the change in the classification of the Series A convertible Preferred Stock and Series AA convertible Preferred Stock to temporary equity as described in Note 2(y), the consolidated statements of operations, comprehensive loss, temporary equity and equity (deficit), and cash flows of Newegg Inc. and subsidiaries (the Company) for the year ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). The 2018 consolidated financial statements before the effects of the adjustment described in Note 2(y) are not presented herein. In our opinion, the consolidated financial statements, before the effects of the adjustments to retrospectively apply the change in the classification of the Series A convertible Preferred Stock and Series AA convertible Preferred Stock to temporary equity as described in Note 2(y), present fairly, in all material respects, the results of operations of the Company and its cash flows for the year ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in the classification of the Series A convertible Preferred Stock and Series AA convertible Preferred Stock to temporary equity as described in Note 2(y) and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We served as the Company’s auditor from 2014 to 2019.

Irvine, California
April 18, 2019

NEWEGG INC.

Consolidated Balance Sheets

December 31, 2020 and 2019

(In thousands, except par value)

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$156,635	$79,750
Restricted cash	1,111	797
Accounts receivable, net	66,465	54,185
Inventories	182,056	109,509
Income taxes receivable	2,510	2,521
Prepaid expenses and other current assets	19,834	14,206
Due from related parties	-	6,625
Total current assets	428,611	267,593

Property and equipment, net	46,466	47,130
Noncurrent deferred tax assets	669	1,041
Equity investment	9,655	6,457
Investment at cost	15,000	15,000
Right of use assets	46,557	38,099
Other noncurrent assets	10,510	6,448
Total assets	$557,468	$381,768
Liabilities, Temporary Equity and Equity
Current liabilities:
Accounts payable	$241,502	$165,653
Accrued liabilities	83,939	49,396
Deferred revenue	47,398	25,846
Line of credit	5,276	6,379
Current portion of long-term debt	281	258
Lease liabilities - current	9,695	8,585
Total current liabilities	388,091	256,117

Long-term debt, less current portion	2,088	2,223
Income taxes payable	696	675
Lease liabilities - noncurrent	39,043	30,643
Other liabilities	53	66
Total liabilities	429,971	289,724
Commitments and contingencies (note 16)

Temporary Equity:
Series AA convertible Preferred Stock, $.001 par value; 25,890 shares authorized as of both December 31, 2020 and 2019; 24,870 shares issued and outstanding as of both December 31, 2020 and 2019	187,146	187,146
Series A convertible Preferred Stock, $.001 par value; 59,000 shares authorized; 36,476 shares issued and outstanding as of both December 31, 2020 and 2019	655	655
Total Temporary Equity	187,801	187,801
Equity (deficit):
Class A Common Stock, $.001 par value; 142,000 shares authorized; 849 shares issued and outstanding as of both December 31, 2020 and 2019	1	1
Class B Common Stock, $.001 par value; 59,000 shares authorized; none issued or outstanding as of December 31, 2020 and 2019	-	-
Additional paid-in capital	2,366	744
Notes receivable	(15,186)	(15,029)
Accumulated other comprehensive income (loss)	3,057	(505)
Accumulated deficit	(50,542)	(80,968)
Total equity (deficit)	(60,304)	(95,757)
Total liabilities, temporary equity and equity (deficit)	$557,468	$381,768

See accompanying notes to consolidated financial statements.

NEWEGG INC.

Consolidated Statements of Operations

Years ended December 31, 2020, 2019 and 2018

(In thousands, except per share data)

	2020	2019	2018
Net sales	$2,114,872	$1,533,928	$2,022,437
Cost of sales	1,841,243	1,369,054	1,816,834
Gross profit	273,629	164,874	205,603
Other operating income (loss)	-	28,314	(1,555)
Selling, general, and administrative expenses	250,239	229,192	247,174
Income (loss) from operations	23,390	(36,004)	(43,126)
Interest income	1,124	586	1,484
Interest expense	(664)	(2,945)	(1,595)
Other income, net	5,320	4,184	1,599
Gain from sale of and equity income from equity method investments	3,197	21,777	9,617
Income (loss) before provision for income taxes	32,367	(12,402)	(32,021)
Provision for income taxes	1,941	4,589	1,582
Net income (loss)	$30,426	$(16,991)	$(33,603)
Less: Undistributed net income allocable to Series A and Series AA convertible Preferred Stocks	(30,012)	-	-
Less: Dividend or deemed dividend paid to Series A convertible Preferred Stock	-	-	(19,960)
Net income (loss) attributable to common stock	$414	$(16,991)	$(53,563)
Basic earning (loss) per share	$0.49	$(20.01)	$(80.68)
Diluted earning (loss) per share	$0.09	$(20.01)	$(80.68)
Weighted average shares used in computation of earning (loss) per share:
Basic	849	849	664
Diluted	4,562	849	664

See accompanying notes to consolidated financial statements.

NEWEGG INC.

Consolidated Statements of Comprehensive Income (Loss)

Years ended December 31, 2020, 2019 and 2018

(In thousands)

	2020	2019	2018
Net income (loss)	$30,426	$(16,991)	$(33,603)
Foreign currency translation adjustments	3,562	(1,133)	(2,974)
Comprehensive income (loss)	$33,988	$(18,124)	$(36,577)

See accompanying notes to consolidated financial statements.

NEWEGG INC.

Consolidated Statements of Temporary Equity and Equity (Deficit)

Years ended December 31, 2020, 2019 and 2018

(In thousands)

	Series AA		Series A
	convertible		convertible			Class A				Accumulated	(Accumulated
	preferred		preferred		Total	common		Additional		other	deficit)/
	stock		stock		temporary	stock		paid-In	Notes	comprehensive	Retained	Total
	Shares	Amount	Shares	Amount	equity	Shares	Par value	capital	receivable	income	earnings	equity
Balance at December 31, 2017	24,870	$187,146	42,898	$770	$187,916	709	$1	$15,242	—	$3,602	$(4,873)	$13,972
Net loss	-	-	-	-	-	-	-	-	-	-	(33,603)	(33,603)
Other comprehensive loss	-	-	-	-	-	-	-	-	-	(2,974)	-	(2,974)
Issuance of Common Stock	-	-	-	-	-	234	-	380	-	-	-	380
Stock-based compensation	-	-	-	-	-	-	-	3,895	-	-	-	3,895
Deemed dividend	-	-	-	-	-	-	-	(19,517)	-	-	(443)	(19,960)
Share repurchases	-	-	(6,422)	(115)	(115)	(94)	-	-	-	-	(25,058)	(25,058)
Balance at December 31, 2018	24,870	$187,146	36,476	$655	$187,801	849	$1	$—	$—	$628	$(63,977)	$(63,348)
Net loss	—	—	—	—	—	—	—	—	—	—	(16,991)	(16,991)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(1,133)	—	(1,133)
Notes receivable	—	—	—	—	—	—	—	—	(15,000)	—	—	(15,000)
Interest on notes receivable									(29)	—	—	(29)
Stock-based compensation	—	—	—	—	—	—	—	744	—	—	—	744
Balance at December 31, 2019	24,870	$187,146	36,476	$655	$187,801	849	$1	$744	$(15,029)	$(505)	$(80,968)	$(95,757)
Net income	—	—	—	—	—	—	—	—	—	—	30,426	30,426
Other comprehensive income	—	—	—	—	—	—	—	—	—	3,562	—	3,562
Interest on notes receivable	—	—	—	—	—	—	—	—	(157)	—	—	(157)
Stock-based compensation	—	—	—	—	—	—	—	1,622	—	—	—	1,622
Balance at December 31, 2020	24,870	$187,146	36,476	$655	$187,801	849	$1	$2,366	$(15,186)	$3,057	$(50,542)	$(60,304)

See accompanying notes to consolidated financial statements.

NEWEGG INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2020, 2019 and 2018

(In thousands)

	2020	2019	2018
Cash flows from operating activities:
Net income (loss)	$30,426	$(16,991)	$(33,603)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,091	10,708	10,230
Bad debt expense	7,288	882	566
Provision for obsolete and excess inventory	4,218	4,278	3,721
Stock-based compensation	1,622	744	3,895
Gain from sale of and equity income from equity method investments	(3,197)	(21,777)	(9,617)
Deferred income taxes	372	(1,007)	1,173
Loss (Gain) on disposal of property and equipment	246	(29,726)	(30)
Changes in operating assets and liabilities:
Accounts receivable	(12,976)	33,104	(3,481)
Inventories	(76,240)	110,140	(6,252)
Prepaid expenses and other assets	9,616)	4,525	2,158
Accounts payable	76,337	(100,733)	(18,523)
Accrued liabilities and other liabilities	35,126	8,038	(5,946)
Deferred revenue	21,817	(11,226)	(5,223)
Dues from affiliate	(2)	(1,036)	(1,955)
Net cash provided by (used in) operating activities	84,512	(10,077)	(62,887)
Cash flows from investing activities:
Loans to affiliate	-	(15,000)	(20,000)
Loan repayments from affiliate	-	-	70,000
Insurance settlement proceeds	788	900	-
Acquisition of equity investments	-	(7,000)	(58,000)
Payments to acquire property and equipment	(6,156)	(10,283)	(8,046)
Proceeds on disposal of property and equipment	132	38,550	-
Sale of equity method investment	-	77,515	-
Net cash provided by (used in) investing activities	(5,236)	84,682	(16,046)
Cash flows from financing activities:
Borrowings under line of credit	20,000	98,001	123,289
Repayments under line of credit	(21,467)	(134,440)	(88,709)
Borrowings of long-term debt	-	-	13,000
Repayments of long-term debt	(265)	(13,254)	(251)
Loan from affiliate	-	15,000	-
Repayment of loan from affiliate	-	(15,000)	-
Debt issuance costs	-	-	(620)
Proceeds from exercise of stock options	-	-	380
Payment for shares buyback	-	-	(45,134)
Net cash provided by (used in) financing activities	(1,732)	(49,693)	1,955
Foreign currency effect on cash, cash equivalents and restricted cash	(345)	(1,044)	(770)
Net increase (decrease) in cash, cash equivalents and restricted cash	77,199	23,868	(77,748)
Cash, cash equivalents and restricted cash:
Beginning of period	80,547	56,679	134,427
End of period	$157,746	$80,547	$56,679
Supplemental disclosures of cash flow information:
Cash paid for interest	$270	$2,634	$1,295
Cash paid for income taxes	$261	$4,700	$1,034
Supplemental Schedule of Noncash Investing Activities
Property and equipment acquisitions included in accounts payable	$-	$—	$19
Acquisition of investment included in accrued liabilities	$-	$2,579	$7,000

See accompanying notes to consolidated financial statements.

(1)	Organization and Description of Business

Newegg Inc. (“Newegg” or the “Company”) is an electronics-focused e-retailer that offers customers a comprehensive selection of the latest consumer electronics products, detailed product descriptions and images, “how-to” information, and customer reviews via its websites. The Company’s strategic focus is based on three key areas: (1) providing a differentiated and superior online shopping experience, (2) offering reliable and timely product fulfillment, and (3) delivering superior customer service.

The Company was incorporated as Newegg Computers in the state of California on February 4, 2000. In June 2005, Newegg Inc. was incorporated in the state of Delaware. On September 29, 2005, Newegg Computers was merged into Newegg Inc. under Delaware law with Newegg Inc. being the surviving company.

In August 2016, the Company entered into a share purchase agreement (the “Purchase Agreement”) with Hangzhou Liaison Interactive Information Technology Co., Ltd, (“Liaison”), a publicly traded company in China. The transaction was completed on March 30, 2017. Pursuant to the Purchase Agreement, Liaison purchased 490,706 shares of Class A Common Stock and 12,782,546 shares of Series A convertible Preferred Stock from existing shareholders for a total consideration of $91.9 million. Additionally, the Company issued, and Liaison purchased, 24,870,027 shares of Series AA Convertible Preferred Stock for a total consideration of $172.2 million. Upon the close of this transaction, Liaison, through Digital Grid (Hong Kong) Technology Co., Limited (“Digital Grid”), a fully-owned subsidiary of Liaison, became the majority owner of the Company. See Note 12 – Redeemable Convertible Preferred Stock and Convertible Preferred Stock for further discussion about the Company’s accounting treatment for this transaction.

The following table details our subsidiaries as of December 31, 2020.

Subsidiary	Jurisdiction
CAOPC, Inc.	United States
Chief Value Limited	Hong Kong
ChiefValue.com, Inc.	United States
INOPC Inc.	United States
Magnell Associate, Inc.	United States
Newegg Australia Pty Ltd	Australia
Newegg Business Inc.	United States
Newegg Canada Inc.	Canada
Newegg Capital Inc.	Taiwan
Newegg Capital International	Cayman Islands
Newegg China Inc.	Cayman Islands
Newegg Commerce (SH) Co., Ltd	China
Newegg Enterprises LLC	United States
Newegg Europe, Inc.	Cayman Islands
Newegg Greater China (Hong Kong) Company Limited	Hong Kong
Newegg International Inc.	Cayman Islands
Newegg Logistics Services Inc.	United States
Newegg North America Inc.	United States
Newegg Staffing Inc.	United States
Newegg Taiwan Inc.	Taiwan
Newegg Tech (Chengdu) Co., Ltd.	China
Newegg Tech (China) Co., Ltd.	China
Newegg Tech (Shanghai) Co., Ltd.	China
Newegg Tech (Xian) Co., Ltd.	China
Newegg Tech Corporation	Cayman Islands
Newegg Tech Inc.	Cayman Islands
Newegg Tech Research and Development Limited	Hong Kong
Newegg Tech Support Limited	Hong Kong
Newegg Tech, Inc.	United States
Newegg Texas, Inc.	United States

Subsidiary	Jurisdiction
Newegg Trading Limited	Hong Kong
Newegg UK, Ltd.	United Kingdom
Newegg.com Americas Inc.	United States
NJOPC, Inc.	United States
Nutrend Automotive Inc.	United States
OZZO Inc.	United States
OZZO International	Cayman Islands
OZZO International Limited	Hong Kong
Pure Facility Solutions, Inc.	United States
Rosewill Inc.	United States
Rosewill Limited	Hong Kong
TNOPC, Inc.	United States

(2)	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of all consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(b)	Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Estimates are used for, but not limited to, revenue recognition, incentives earned from vendors, allowance for credit losses, investment valuation, and stock-based compensation. Actual results could differ from such estimates.

As of December 31, 2020, the effects of the ongoing COVID-19 pandemic on our business, results of operations, and financial condition continue to evolve. As a result, many of our estimates and assumptions require increased judgment and carry a higher degree of variability and volatility. As additional information becomes available, our estimates may change materially in future periods.

(c)	Change in Accounting Principles

Leases

Effective January 1, 2019, the Company adopted ASU 2016-02, Leases (Topic 842), as amended (“ASU 2016-02”), which requires lessees to recognize a right-of-use (“ROU”) asset and lease liabilities on the balance sheet for most lease arrangements and expands disclosures about leasing agreements, among other items. The Company adopted ASU 2016-02 using the modified retrospective transition approach through a cumulative-effect adjustment, which after completing the implementation analysis, resulted in no adjustment to the Company’s January 1, 2019 beginning retained earnings balance. On January 1, 2019, the Company recognized $26.4 million of ROU operating lease assets and $28.7 million of operating lease liabilities, including noncurrent operating lease liabilities of $21.0 million, as a result of the adoption. The difference between the ROU operating lease assets and the operating lease liabilities was primarily due to previously accrued rent expense relating to periods prior to January 1, 2019, and the remaining prepaid rent balance as of December 31, 2018. The adoption of ASU 2016-02 did not have an impact on the Company’s consolidated results of operations or cash flows.

As part of the adoption, the Company elected the package of practical expedients, which among other things, permits the Company to not reassess whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases, and the initial direct costs for any existing leases. The Company also elected the practical expedient to not assess whether existing land easements that were not previously accounted for as a lease are or contain a lease under the new guidance. The Company did not elect the hindsight practice expedient to use hindsight when determining lease term and assessing impairment of ROU lease assets. See Note 9 – Lease Obligations.

Financial Instruments

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13 (as amended through March 2020), Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 introduced a new forward-looking approach, based on expected losses, to estimate credit losses on certain types of financial instruments, including trade receivables, contract assets and held-to-maturity debt securities, which requires the Company to incorporate considerations of historical information, current information and reasonable and supportable forecasts. ASU 2016-13 also expands disclosure requirements.

The Company adopted the standard on January 1, 2020 using the modified retrospective approach. Adoption of ASU 2016-13 resulted in changes to the Company’s accounting policies for trade and other receivables and contract assets. Upon adoption of ASU 2016-13 the Company evaluates trade receivables and contract assets on a collective (i.e., pool) basis if they share similar risk characteristics.

Based on the results of the Company’s evaluation, the adoption of ASU 2016-13 did not have a material impact on the reserve for credit losses as of January 1, 2020. Adoption of the standard had no impact on total cash provided from or used in operating, financing, or investing activities in the Company’s condensed consolidated statements of cash flows.

Accounts receivable include trade accounts receivables from the Company’s customers, net of an allowance for credit risk. Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company’s contract assets relate to services performed which were not billed, net of an allowance for credit risk. Allowance for credit risk for accounts receivables and contract assets is established based on various factors including credit profiles of the Company’s customers, historical payments and current economic trends. The Company reviews its allowance for accounts receivables and contract assets by assessing individual accounts receivable or unbilled contract assets over a specific aging and amount. All other balances are pooled based on historical collection experience. The estimate of expected credit losses is based on information about past events, current economic conditions, and forecasts of future economic conditions that affect collectability. Accounts receivable and contract assets are written-off on a case by case basis, net of any amounts that may be collected.

(d)	Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

(e)	Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit, certificates of deposit, and money market accounts. Cash equivalents are all highly liquid investments with original maturities of three months or less. The Company maintains its cash in bank deposits which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk of cash and cash equivalents. Amounts receivable from credit card processors are also considered cash equivalents as they are both short term and highly liquid in nature, and are typically converted to cash within three business days. Amounts due to the Company from credit card processors that are classified as cash and cash equivalents totaled $17.5 million and $9.2 million at December 31, 2020 and 2019, respectively.

(f)	Restricted Cash

Restricted cash includes amounts deposited in commercial bank time deposits and money market accounts to collateralize the Company’s deposit obligations. The Company considers restricted cash related to obligations classified as current liabilities to be current assets and restricted cash related to obligations classified as long-term liabilities as noncurrent assets. At December 31, 2020 and 2019, the Company had $1.1 million and $0.8 million, respectively, in restricted cash, primarily related to collateralization required pursuant to a lease agreement, the restricted cash account required under the Company’s health insurance plan, and the restricted cash for the cash receipts collected on behalf of the ISO Marketplace sellers. The restricted cash balance is classified as a current asset in the consolidated balance sheets.

The following is a reconciliation of cash and cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows (in thousands):

	December 31,
	2020	2019
Cash and cash equivalents	$156,635	$79,750
Restricted cash	1,111	797
Total cash and cash equivalents, and restricted cash	$157,746	$80,547

(g)	Accounts Receivable

Accounts receivable consist primarily of vendor receivables, which do not bear interest, and represent amounts due for marketing development funds, cooperative advertising, price protection and other incentive programs offered to the Company by certain vendors. Accounts receivable also include receivables from business customers on 30- to 60-day credit terms. On January 1, 2020, the Company adopted ASU 2016-13 (as amended through March 2020), Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. See Change in Accounting Principle above. The Company estimates the provision for credit losses based on historical experience, current conditions, and reasonable and supportable forecasts. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Amounts receivable from business customers were $24.2 million and $14.6 million, net of allowances of $0.1 million and $0.1 million, at December 31, 2020 and 2019, respectively. See further discussion of amounts receivable related to vendor incentive programs under Incentives Earned from Vendors below.

(h)	Inventories

Inventories, consisting of products available for sale, are accounted for using the first-in, first-out (FIFO) method and are valued at the lower of cost and net realizable value. In-bound freight-related costs are included as part of the cost of merchandise held for resale. In addition, certain vendor payments are deducted from the cost of merchandise held for resale. The Company records an inventory provision for refurbished, slow-moving, or obsolete inventories based on historical experience and assumptions of future demand for product. These allowances are released when the related inventory is sold or disposed of. Amounts of inventory allowances were $6.2 million and $3.7 million, as of December 31, 2020 and 2019, respectively.

(i)	Property and Equipment

Property and equipment are stated at cost, less accumulated amortization and depreciation computed using the straight-line method over the estimated useful life of each asset. Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful life of the assets. Expenditures for repair and maintenance costs are expensed as incurred, and expenditures for major renewals and improvements are capitalized. Costs incurred during the application development stage of internal-use software and website development are capitalized and included in property and equipment. When assets are retired or otherwise disposed of, the cost and accumulated depreciation or amortization are removed from the accounts, and any gain or loss is reflected in the Company’s consolidated statements of operations. The useful lives for depreciable assets are as follows:

Buildings	20–39 years
Machinery and equipment	3–7 years
Computer and software	3–5 years
Leasehold improvements	Lesser of lease term or 10 years
Capitalized software	3–5 years
Furniture and fixtures	5–7 years

(j)	Leases

The Company defines lease agreements at their inception as either operating or finance leases depending on certain defined criteria. Certain lease agreements may entitle the Company to receive rent holidays, other incentives, or periodic payment increases over the lease term. Accordingly, rent expense under operating leases is recognized on the straight-line basis over the original lease term, inclusive of predetermined minimum rent escalations or modifications and rent holidays.

(k)	Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The impairment test consists two steps. The first step compares the carrying amount of the asset to the sum of expected undiscounted future cash flows. If the sum of expected undiscounted future cash flows exceeds the carrying amount of the asset, no impairment is taken. If the sum of expected undiscounted future cash flows is less than the carrying amount of the asset, a second step is warranted and an impairment loss is measured as the amount by which the carrying amount of the asset exceeds its fair value calculated using the present value of estimated net future cash flows. There have been no impairment losses recognized by the Company for the year ended December 31, 2020 and 2019.

(l)	Investments

Investments are accounted for using the equity method if the investment provides the Company has the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee between 20% and 50%, although other factors are considered in determining whether the equity method is appropriate. Also, investments in limited partnerships of more than 3% to 5% are generally viewed as more than minor and are accounted for using the equity method.

The investments for which the Company is not able to exercise significant influence over the investee and which do not have readily determinable fair values were accounted for under the cost method prior to the adoption of ASU 2016-01 Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Subsequent to the adoption of this standard as of January 1, 2018, the Company has elected the measurement alternative to measure such investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

(m)	Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, a three-tier fair value hierarchy prioritizes the inputs used in measuring fair value. These tiers include Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exist, therefore, requiring the Company to develop its own assumptions to determine the best estimate of fair value.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued and other liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts of long-term debt and line of credit at December 31, 2020 and 2019 approximates fair value because the interest rate approximates the current market interest rate. The fair value of these financial instruments was determined using level 2 input.

(n)	Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and adjustments to stockholders’ equity for foreign currency translation adjustments. Accumulated other comprehensive income (loss) consists entirely of foreign currency translation adjustments. The tax impact is not material to the consolidated financial statements.

(o)	Revenue Recognition

The Company adopted Accounting Standards Update No. 2014-09 Revenue From Contracts with Customers (Topic 606) as of January 1, 2018. Revenue recognition is evaluated through the following five step process:

1. Identification of the contract with a customer;

2. Identification of the performance obligations in the contract;

3. Determination of the transaction price;

4. Allocation of the transaction price to the performance obligations in the contract; and

5. Recognition of revenue when or as a performance obligation is satisfied.

Revenue is recognized when control of a promised product or service transfers to a customer, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring that product or service. Revenue is recognized net of sales taxes and discounts. The Company primarily generates revenue through product sales on its platforms and through fees earned for facilitating marketplace transactions and extended warranty sales on its platforms.

The Company recognizes revenue on product sales at a point in time to customers when control of the product passes to the customer upon delivery to the customer or when service is provided. The Company fulfills orders with its owned inventory or with inventory sourced through its suppliers. The vast majority of the Company’s product sales are fulfilled from its owned inventory. The amount recognized in revenue represents the expected consideration to be received in exchange for such goods or services. For orders fulfilled with inventory sourced through the Company’s suppliers, and where the products are shipped directly by the Company’s supplier to the Company’s customer, the Company evaluates the criteria outlined in ASC 606-10-55, Principal versus Agent Considerations, in determining whether revenue should be recognized on a gross or net basis. The Company determined that it is the principal in these transactions as it controls the specific good before it is transferred to the customer. The Company is the entity responsible for fulfilling the promise to provide the specified good to the customer and takes responsibility for the acceptability of the goods, assumes inventory risk before the specified good has been transferred to the customer or after transfer of control to the customer, has discretion in establishing the price, and selects the suppliers of products sold. The Company accounts for product sales under these arrangements on a gross basis upon receipt of the product by the customer. Product sales exceeded 93% of consolidated net sales in each of the years ended December 31, 2020, 2019 and 2018.

The Company generally requires payment by credit card upon placement of an order, and to a limited extent, grants credit to business customers on 30- to 60-day terms. Shipping and handling is considered a fulfillment activity, as it takes place before the customer obtains controls of the good. Amounts billed to customers for shipping and handling are included in net sales upon completion of the performance obligation.

The Company’s product sales contracts include terms that could cause variability in the transaction price such as sales returns and credit card chargebacks. As such, the transaction price for product sales includes estimates of variable consideration to the extent it is probable that a significant reversal of revenue recognized will not occur. Sales are reported net of estimated returns and allowances and credit card chargebacks, based on historical experience.

The Company also earns fees for facilitating marketplace transactions and extended warranty sales on its platforms. For marketplace transactions, the Company’s websites host third-party sellers and the Company also provides the payment processing function. The Company recognizes revenue upon sale of products made available through its marketplace store. The Company is not the principal in this arrangement and does not control the specific goods sold to the customer. The Company reports the net amount earned as commissions, which are determined using a fixed percentage of the sales price or fixed reimbursement amount. The Company also offers extended warranty programs for various products on behalf of an unrelated third party. The Company reports the net amount earned as revenue at the time of sale, as it is not the principal in this arrangement and does not control the specific goods sold to the customer.

The Company offers its customers the opportunity to purchase goods and services on its website using deferred financing promotional programs provided by a third-party financing company. These programs include an option to make no payments for a period of six, twelve, eighteen or twenty-four months. The third-party financing company makes all decisions to extend credit to the customer under a separate agreement with the customer, owns all such receivables from the customer, assumes all risk of collection, and has no recourse to the Company in the event the customer does not pay. The third-party financing company pays the Company for the purchase price on behalf of the customer, less certain transaction fees. Accordingly, sales generated through these programs are not reflected in the Company’s receivables once payment is received from the third-party financing company. The transaction fee paid by the Company to the third-party financing company is recognized as a reduction of revenue. These transaction fees for the years ended December 31, 2020, 2019 and 2018 were immaterial.

To the extent that the Company sells its products on third-party platforms, the Company incurs incremental contract acquisition costs in the form of sales commissions paid to the platforms. The commissions are generally determined based on the sales price and an agreed-upon commission rate. The Company elects the practical expedient under Accounting Standards Update No. 2014-09 Revenue From Contracts with Customers (Topic 606) to recognize sales commission as an expense as incurred, as the amortization period of the asset that the Company otherwise would have recognized is less than one year.

The Company has three types of contractual liabilities: (1) amounts collected, or amounts invoiced and due, related to product sales where receipt of the product by the customer has not yet occurred or revenue cannot be recognized. Such amounts are recorded in the consolidated balance sheets as deferred revenue and are recognized when the applicable revenue recognition criteria have been satisfied. For all of the product sales, the Company ships a large volume of packages through multiple carriers. Actual delivery dates may not always be available and as such, the Company estimates delivery dates as needed based on historical data. (2) amounts collected for the Company’s Premier membership services, which are typically paid upfront for membership benefits over a 3-month, 6-month, or 12-month period, including free 3-day shipping, free returns, rush processing and dedicated customers service. Such amounts were initially recorded as deferred revenue and were recognized as revenue ratably over the subscription period. The Company discontinued its Premier membership services in 2019, resulting in no balance of deferred revenue related to this program as of December 31, 2019. (3) unredeemed gift cards, which are initially recorded as deferred revenue and are recognized in the period they are redeemed. Subject to governmental agencies’ escheat requirements, certain gift cards not expected to be redeemed, also known as “breakage”, are recognized as revenue based on the historical redemption pattern. These gift cards breakage revenue for the years ended December 31, 2020, 2019 and 2018 were $0.3 million, $0.5 million, and $0.5 million, respectively.

Deferred revenue totaled $47.4 million and $25.9 million at December 31, 2020 and 2019, respectively. During the year ended December 31, 2020, the Company recognized $23.4 million of net revenue included in deferred revenue at December 31, 2019. During the year ended December 31, 2019, the Company recognized $31.6 million of net revenue included in deferred revenue at December 31, 2018.

(p)	Cost of Sales

The Company’s cost of sales represents the purchase price of the products it sells to its customers, offset by incentives earned from vendors, including marketing development funds and other vendor incentive programs. See further discussion of vendor payments under Incentives Earned from Vendors below. Cost of sales also includes freight-in and freight-out costs and charges related to refurbished, slow-moving, or obsolete inventory.

(q)	Shipping and Handling

The Company records revenue for shipping and handling billed to its customers. Shipping and handling revenue totaled approximately $33.7 million, $17.1 million and $21.9 million for the years ended December 31, 2020, 2019 and 2018, respectively.

The related shipping and handling costs are included in cost of sales. Shipping and handling costs totaled approximately $80.1 million, $62.1 million and $67.6 million for the years ended December 31, 2020, 2019 and 2018, respectively.

(r)	Incentives Earned from Vendors

The Company participates in various vendor incentive programs that include, but are not limited to, purchasing-based volume discounts, sales-based volume incentives, marketing development funds, including for certain cooperative advertising, and price protection agreements. Vendor incentives are recognized in the consolidated statements of operations as an offset to marketing and promotional expenses to the extent that they represent reimbursement of advertising costs incurred by the Company on behalf of the vendors that are specific, incremental, and identifiable. Reimbursements that are in excess of such costs and all other vendor incentive programs are accounted for as a reduction of cost of sales, or if the related product inventory is still on hand at the reporting date, inventory is reduced in the consolidated balance sheets.

The Company reduced cost of sales by $135.8 million, $143.1 million and $181.7 million for the years ended December 31, 2020, 2019 and 2018, respectively, for these vendor incentive programs. Reductions to advertising and promotional expenses related to direct reimbursements for costs incurred in advertising vendors’ products totaled $1.1 million, $0.7 million and $0.7 million for the years ended December 31, 2020, 2019 and 2018, respectively. Amounts receivable related to vendor incentive programs were $40.3 million and $34.8 million, net of allowances of $0.4 million and $0.5 million, at December 31, 2020 and 2019, respectively. Amounts due to the Company are included in accounts receivable in the consolidated balance sheets.

(s)	Selling, General, and Administrative Expenses

Selling, general, and administrative expenses primarily consist of marketing and advertising expenses, sales commissions, credit card processing fees, payroll and related benefits, depreciation and amortization, professional fees, litigation costs, rent expense, information technology expenses, warehouse costs, office expenses, and other general corporate costs.

(t)	Advertising

Advertising and promotional expenses are charged to operations when incurred and are included in selling, general, and administrative expenses. Advertising and promotional expenses for the years ended December 31, 2020, 2019 and 2018 were $29.0 million, $25.8 million and $34.8 million, respectively.

(u)	Stock-Based Compensation

The measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors, including employee stock options and restricted stock, is based on estimated fair value of the awards on the date of grant. The value of awards that are ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service periods in the consolidated statements of operations. See Note 13 – Stock-Based Compensation for further information about the Company’s stock compensation plans.

(v)	Income Taxes

The Company is subject to federal and state income taxes in the United States and taxes in foreign jurisdictions. In accordance with ASC Topic 740, the Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities, using tax rates expected to be in effect during the years in which the bases differences are expected to reverse. A valuation allowance is established against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities based on the technical merits of the position. The Company measures the recognized tax benefit as the largest amount of tax benefit that has greater than a 50% likelihood of being realized upon the ultimate settlement with a taxing authority. The Company reverses a previously recognized tax benefit if it determines that the tax position no longer meets the more-likely-than-not threshold of being sustained. The Company accrues interest and penalties related to unrecognized tax benefits in income tax expense.

(w)	Concentration of Credit Risk and Significant Customers and Vendors

The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk from cash and cash equivalents.

For the years ended December 31, 2020, 2019 and 2018, the Company had no individual customers that accounted for greater than 10% of net sales.

The Company purchases its products on credit terms from vendors located primarily in the United States. For both the years ended December 31, 2020 and 2018, the Company’s cumulative annual purchase from one vendor exceeded 10% of total purchases. For the year ended December 31, 2019, the Company’s cumulative annual purchases from two vendors exceeded 10% of total purchases. The majority of products that the Company sells are available through multiple channels.

The Company has receivables due from vendors related to its advertising and promotional programs and receivables due from business customers with credit terms. As of December 31, 2020 and 2019, the Company’s receivables from one vendor exceeded 10% of net receivables, and no receivables from business customers with credit terms exceeded 10% of net receivables.

(x)	Foreign Currency Translation

The financial statements of foreign subsidiaries and affiliates where the local currency is the functional currency are translated into U.S. dollars using exchange rates in effect at the balance sheet date for assets and liabilities and average exchange rates during the year for revenues and expenses. Any gain or loss on currency translation is included in stockholders’ equity as accumulated other comprehensive income.

(y)	Redeemable Convertible Preferred Stock and Convertible Preferred Stock

As discussed more fully in Note 12 – Redeemable Convertible Preferred Stock and Convertible Preferred Stock, the Company’s Single Vote Series B-1, Series B-1, and Series B-2 redeemable Convertible Preferred Stock was subject to redemption. As the possible redemption of these shares was outside of the control of the Company, the carrying amounts of the Single Vote Series B-1, Series B-1, and Series B-2 redeemable convertible Preferred Stock were classified as temporary equity. The Single Vote Series B-1, Series B-1, and Series B-2 redeemable convertible Preferred Stock were initially recorded at their original issuance amounts, net of direct third-party costs incurred in connection with issuance.

Single Vote Series B-1, Series B-1, and Series B-2 redeemable convertible Preferred Stock were redeemable at two times their original issue price. The Company accreted the carrying value of the redeemable convertible Preferred Stock to the respective redemption amount on the effective interest method basis over the period from the original issuance date to the date eligible for redemption.

Under the Company’s current certificate of incorporation, Series A convertible Preferred Stock is convertible at the holder’s option into Class A Common Stock by dividing the Series A Original Issue Price by the Series A Conversion Price in effect at the time of conversion.  Similarly, each share of Series AA convertible Preferred Stock is convertible at the holder’s option into Class A Common Stock by dividing the sum of the Series AA Original Issue Price plus any dividends declared but unpaid thereon by the Series AA Conversion Price in effect at the time of conversion. Further, upon the date of an IPO, all outstanding shares of Series A convertible Preferred Stock and Series AA convertible Preferred Stock shall automatically be converted into shares of Class B Common Stock at the then-effective conversion rate. Upon a date (prior to the date of an IPO) specified by vote or written consent of at least a majority of the then outstanding shares of Series A convertible Preferred Stock, all outstanding shares of Series A convertible Preferred Stock shall automatically be converted into shares of Class A Common Stock at the then effective conversation rate. Upon a date (prior to the date of an IPO) specified by vote or written consent of at least a majority of the then outstanding shares of Series AA convertible Preferred Stock, all outstanding shares of Series AA convertible Preferred Stock shall automatically be converted into shares of Class A Common Stock at the then effective conversation rate. The Company’s current certificate of incorporation also allows the Series A convertible Preferred Stock and Series AA convertible Preferred Stock to be redeemed upon certain defined deemed liquidation events.  As the possible redemption of these shares was outside of the control of the Company, the carrying amount of the Series A and AA convertible preferred stocks was classified as temporary equity. The transactions and the carrying amount of the Series A and AA convertible preferred stocks were reclassified to temporary equity retrospectively for years 2018 to conform with year 2019 and 2020 presentation. The Series A and Series AA convertible Preferred Stocks were initially recorded at their original issuance amounts, net of direct third-party costs incurred in connection with issuance.

(z)	Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13 Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, (“ASU 2018-13”) which modifies the disclosure requirements on fair value measurements, including the consideration of costs and benefits. The Company adopted ASU 2018-13 on January 1, 2020, and the adoption of this ASU did not have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, (“ASU 2019-12”). ASU 2019-12 removes certain exceptions to the general income tax accounting methodology including an exception for the recognition of a deferred tax liability when a foreign subsidiary becomes an equity method investment and an exception for interim periods showing operating losses in excess of anticipated operating losses for the year. The amendment also reduces the complexity surrounding franchise tax recognition; the step up in the tax basis of goodwill in conjunction with business combinations; and the accounting for the effect of changes in tax laws enacted during interim periods. The amendments in this update are effective for the Company for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04 Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, as amended and supplemented by subsequent ASUs (collectively, “ASU 2020-04”), which provides practical expedients for contract modifications and certain hedging relationships associated with the transition from reference rates that are expected to be discontinued. This guidance is applicable for borrowing instruments, which use LIBOR as a reference rate, and is effective immediately, but is only available through December 31, 2022. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

(3)	Fair Value

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis include cash and cash equivalents, and restricted cash. The carrying amounts of cash and cash equivalents and restricted cash approximate their fair value.

The Company’s financial assets that are measured at fair value on a non-recurring basis when impairment is identified include equity method investment and investment in equity securities without readily determinable fair value not accounted for under the equity method. The fair values of these investments are determined based on valuation techniques using the best information available, and may include quoted market prices, market comparables, and discounted cash flow projections. An impairment charge is recorded when the cost of the investment exceeds its fair value. This is considered a Level 3 fair value measurement. See Note 5 – Investment for further information regarding the fair value measurement of these investments.

The fair value of accounts receivables approximates carrying value due to the short-term maturities.

The Company’s notes receivable from affiliate, loans from affiliate (see Note 18 - Related Party Transactions), line of credit and long-term debt are carried at cost with fair value disclosed, if required. The fair value of the amounts outstanding under the line of credit and long-term debt with a floating interest rate approximates the carrying value due primarily to the variable nature of the interest rate of the instruments, which is considered a Level 2 fair value measurement. The fair value of the amounts outstanding under notes receivable from affiliate, loans from affiliate, and line of credit with a fixed interest rate is estimated based on the discounted amount of the contractual future cash flows using an appropriate discount rate. This is considered a Level 3 fair value measurement. The following is a summary of the carrying amounts and estimated fair values of these financial instruments as of December 31, 2020 and 2019 (in thousands):

	December 31, 2020		December 31, 2019
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Notes receivable from affiliate (Level 3)	$15,000	$15,000	$15,000	$15,000
Line of credit (Level 2)	$5,276	$5,276	$4,949	$4,949
Line of credit (Level 3)	$-	$-	$1,430	$1,430
Long-term debt (Level 2)	$2,369	$2,310	$2,481	$2,424

(4)	Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31
	2020	2019
Land	$2,324	2,179
Buildings	34,680	32,455
Machinery and equipment	36,781	40,477
Computer and software	30,023	32,538
Leasehold improvements	12,102	12,560
Capitalized software	13,811	12,650
Furniture and fixtures	3,321	3,196
Construction in progress (1)	9,247	6,706
	142,289	142,761
Accumulated depreciation and amortization	(95,823)	(95,631)
Property and equipment, net	$46,466	47,130

(1)	Property construction-in-progress is stated at cost and not depreciated. The property would be transferred to its respective account within property, plant and equipment upon completion.

Depreciation and amortization expense associated with property and equipment was $9.1 million, $10.7 million and $10.2 million for the years ended December 31, 2020, 2019 and 2018, respectively.

During 2019, the Company entered into a sale leaseback transaction for one of its real estate properties in the United States. The Company sold the property for gross proceeds of $38.5 million, and recognized a gain of $28.8 million from the transaction, which is included as other operating income in its consolidated statements of operations. The Company concurrently leased back the property from the buyer under a lease agreement for ten years, resulting in ROU lease asset of $14.1 million and a lease liability of $13.9 million as of the lease commencement date.

(5)	Investment

On April 17, 2018, the Company entered into an agreement to acquire an equity interest in Mountain Capital Fund L.P. (“Mountain”) from Pegasus View Global Ltd., an international business company incorporated in the Republic of Seychelles (“Pegasus”), which is a related party. Mountain is an exempted limited partnership registered under the partnership law in the Cayman Islands and primarily engages in investing. The Company’s equity interest in Mountain was limited to 50% of Mountain’s investment in One97 Communications Limited and PayTM E-Commerce Private Limited (collectively, the “Mountain Investment”). In addition to the $43.0 million initial investment made during 2018, the purchase price in this transaction included a contingent consideration of up to $7.0 million upon satisfaction of certain conditions described in the purchase agreement. This contingent consideration of $7.0 million has been paid in April 2019. The Company evaluated the Mountain Investment under the variable interest model and the voting interest model and concluded that Mountain Capital Fund L.P. is not a variable interest entity and no consolidation is needed under either the variable interest model or the voting interest model. The Company recorded an estimate of contingent consideration payable of $7.0 million as of the acquisition date. The Company accounted for the Mountain Investment under the equity method, and recognized a gain on this equity method investment of $9.6 million for the year ended December 31, 2018. As of December 31, 2018, the carrying value of the Mountain Investment was $59.6 million. The Company’s ownership percentage in Mountain was approximately 48% as of December 31, 2018.

During the year ended December 31, 2019, Mountain sold a portion of its investment in One97 Communications Limited (“One97”) to various third-party buyers, which resulted in the Company’s disposal of all of its investment in One97. The Company recorded a gain from the sale of the equity method investment in Mountain of $21.8 million for the year ended December 31, 2019. As of December 31, 2020 and 2019, the carrying value of the Company’s investment in Mountain was $9.7 and $6.5 million, respectively, and the Company’s ownership percentage in Mountain was approximately 11% and 8%, respectively. As Mountain is a limited partnership, the Company continues accounting for the Mountain Investment under the equity method as of December 31, 2020 and 2019 and for the years then ended.

See Note 18 – Related Party Transactions for further information regarding this transaction.

In August 2018, the Company purchased 11,506,695 Series B+ Preferred shares in Bitmain Technologies Holding Company, a privately-held company incorporated in the Cayman Islands, for a total consideration of $15.0 million. Bitmain Technologies Holding Company and its subsidiaries (together “Bitmain”) primarily design and sell cryptocurrency mining hardware, operate cryptocurrency mining pools, and provide mining farm services. As this represents an investment in equity securities without readily determinable fair values, the Company elected the measurement alternative under ASU 2016-01 to measure this investment at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

The Company reviewed the investment in Bitmain for impairment as of December 31, 2020 and 2019, respectively, by evaluating if events or circumstances have occurred that may have a significant adverse effect on the fair value of the investment. The Company concluded there were no impairment indicators as of December 31, 2020 and 2019. In the absence of observable price changes in orderly transactions for the identical or a similar investment of the same issuer during the years ended December 31, 2020 and 2019, the carrying value of the investment remained at $15.0 million as of December 31, 2020 and 2019.

There was no impairment loss on cost method investment for the years ended December 31, 2020, 2019 and 2018.

(6)	Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31
	2020	2019
Accrued personnel	$22,005	$20,534
Sales and other taxes payable	25,846	8,974
Allowance for sales returns	12,641	4,812
Accrued freight expense	12,161	3,563
Accrued advertising expense	2,369	2,051
Federal and states income tax payable	1,103	746
Accrued legal expense	1,448	1,396
Accrued medical expense	569	1,298
Other	5,797	6,022
Total accrued liabilities	$83,939	$49,396

(7)	Line of Credit

In July 2018, the Company entered into a credit agreement with several financial institutions that provided a revolving credit facility of up to $100.0 million with a maturity date of July 27, 2021. Prior to July 27, 2020 and subject to certain terms and conditions, the Maximum Revolving Advance Amount, as defined in the loan agreement, could be increased up to $140.0 million. The revolving credit facility includes a letter of credit sublimit of $25.0 million, which can be used to issue standby and trade letters of credit, and a $10.0 million sublimit for swingline loans. Advances from this line of credit will be subject to interest at LIBOR plus the Applicable Margin, as defined in the loan agreement, or the Alternate Base Rate (to be defined as the highest of the financial institution’s prime rate, the Overnight Bank Funding Rate plus 0.50%, or the daily LIBOR plus 1.0%) plus the Applicable Margin. For LIBOR loans, the Company may select interest periods of one, two, or three months. Interest on LIBOR loans shall be payable at the end of the selected interest period. Interest on Alternate Base Rate loans is payable monthly. The line of credit is guaranteed by certain of the Company’s U.S. subsidiaries and is collateralized by certain of the assets of the Company. Such assets include all Receivables, equipment and fixtures, general intangibles, Inventory, Subsidiary Stock, securities, investment property, and financial assets, contract rights, and ledger sheets, as defined in the loan agreement. To maintain availability of funds under the loan agreement, the Company will pay on a quarterly basis, an unused commitment fee of either 0.25% of the difference between the amount available and the amount outstanding under the facility if the difference is less than one-third of the Maximum Revolving Advance Amount or 0.40% of the difference between the amount available and the amount outstanding under the facility if the difference is equal to or greater than one-third of the Maximum Revolving Advance Amount. As of December 31, 2020 and 2019, there was no balance outstanding under this line of credit. The credit facility contains customary covenants, including covenants that limit or restrict the Company’s ability to incur capital expenditures and lease payments, make certain investments, enter into certain related-party transactions, and pay dividends. The credit facility also requires the Company to maintain certain minimum financial ratios and maintain operation banking relationship with the financial institutions. As of December 31, 2020 and 2019, the Company was in compliance with all financial covenants related to the line of credit.

In July 2015, the Company entered into a credit agreement with a financial institution that provided for a revolving credit facility of up to $5.0 million (150.0 million New Taiwan Dollar) with a maturity date of no later than August 26, 2016. The Company extended the maturity date of this credit agreement to November 19, 2021. Advances from this line of credit are subject to interest at a floating interest rate of the one-year savings account plus 0.63% not to be lower than 1.62% per annum. The interest rate was equivalent to 1.62% as of December 31, 2020. The line of credit is guaranteed by one of the Company’s China subsidiaries and is collateralized by a real estate asset of that subsidiary. As of December 31, 2020 and 2019, there was $5.3 million and $4.9 million outstanding under this line of credit, respectively.

In May 2018, a subsidiary of the Company entered into a credit agreement with a financial institution that provided for a revolving credit facility of up to $3.6 million with a maturity date of May 14, 2019 (the “3.6 Million LOC”). Advances from this line of credit are subject to a fixed interest rate of 5.22% per annum. The line of credit is guaranteed by one of the Company’s China subsidiaries and is collateralized by the foreign bank deposit assets of the same subsidiary. As of December 31, 2018, there was $3.0 million outstanding under this line of credit. This credit agreement expired in 2019.

In March 2019, a subsidiary of the Company entered into a credit agreement with a financial institution that provided for a revolving credit facility of $3.6 million with a maturity date of September 19, 2019. Advances from this line of credit were subject to interest at a floating interest rate of the Loan Prime Rate, as defined in the credit agreement, times 142%. This credit facility is collateralized by all of the assets of one of the Company’s subsidiaries in China. This credit agreement expired during 2019.

In December 2019, a subsidiary of the Company entered into a credit agreement with a financial institution that provided for a revolving credit facility of $1.4 million. Advances from this line of credit were subject to a fixed interest rate of 6.09% per annum. The line of credit is collateralized by a real estate asset of that subsidiary. As of December 31, 2019, there was $1.4 million outstanding under this line of credit. In September 2020, the Company paid back the revolving credit facility of $1.4 million in full.

(8)	Long-Term Debt

The Company has entered into various loans with financial institutions. Long-term debt consisted of the following (in thousands):

	December 31,
	2020	2019
Term Loan	$2,369	$2,481
Less current portion	(281)	(258)
Long-term debt less current portion	$2,088	$2,223

Credit Facility

In March 2018, the Company entered into a long-term revolving loan agreement with a financial institution that provided a revolving credit facility of up to $13.0 million with a maturity date of March 8, 2020 (the “Credit Facility”). For each calendar quarter during the term of this credit agreement, advances from the Credit Facility are subject to an interest rate of either the Wall Street Journal Prime Rate or LIBOR-Based Rate, as defined in the loan agreement, at the Company’s option. The LIBOR-Based Rate may be calculated as either LIBOR plus 2.75% if the Compensating Deposits, as defined in the credit agreement, are less than $15.0 million as a daily average for the previous calendar quarter or LIBOR plus 2.5% if the Compensating Deposits equal at least $15.0 million as a daily average for the previous calendar quarter. The Credit Facility was collateralized by a real estate asset of the Company, and contained customary covenants, including covenants that limit or restrict the Company’s ability to incur indebtedness, capital expenditures and lease payments, make certain investments and enter into certain related-party transactions. Additionally, there was a requirement to maintain minimum liquidity (to be defined as cash or cash equivalents and securities that are readily marketable and are not subject to any lien, claim, encumbrance, charge or any other restriction) of $35.0 million during the term of the Credit Facility. The Company paid off the loan in full during 2019.

Term Loan

In 2013, the Company entered into a term loan agreement with a financial institution for $4.1 million with a maturity date of November 26, 2028 (the “Term Loan”). The Term Loan bears a floating interest rate of the one-year savings account plus 0.43% per annum in the first two years and a floating interest rate of the one-year savings account plus 0.61% per annum for the remaining of the term, not to be lower than 1.8% during the entire term. The interest rate was equivalent to 1.8% as of December 31, 2020. The Term Loan is collateralized by a first position security interest in a floor of an office building owned by the Company in Taiwan.

Aggregate maturities of long-term debt, excluding unamortized debt issuance costs, were as follows (in thousands) as of December 31, 2020:

2021	$281
2022	286
2023	291
2024	297
2025	302
Thereafter	912
$2,369

(9)	Lease Obligations

Operating Leases

The Company leases certain office and warehouse facilities and warehouse equipment under various noncancelable operating leases. The Company is also committed under the terms of certain of these operating lease agreements to pay property taxes, insurance, utilities, and maintenance costs. See Note 4 – Property and Equipment, net for disclosure for sales and leaseback transaction.

Most of the Company’s leases do not provide an implicit rate that can be readily determined. Therefore, the Company uses a discount rate based on its incremental borrowing rate, which is determined using its credit rating and information available as of the commencement date. The Company’s operating lease agreements may include options to extend the lease term. The Company made an accounting policy election to exclude options that are not reasonably certain of exercise when determining the term of the borrowing in the assessment of the incremental borrowing rate. Additionally, the Company also made an accounting policy election to not separate lease and non-lease components of a contract, and to recognize the lease payments under short-term leases as an expense on a straight-line basis over the lease term without recognizing the lease liability and the ROU lease asset.

The Company evaluates whether its contractual arrangements contain leases at the inception of such arrangements. Specifically, the Company considers whether it can control the underlying asset and have the right to obtain substantially all of the economic benefits or outputs from the assets. Substantially all of its leases are long-term operating leases with fixed payment terms. The Company does not have significant financing leases. Its ROU operating lease assets represent the right to use an underlying asset for the lease term, and its operating lease liabilities represent the obligation to make lease payments. ROU operating lease assets are recorded in other noncurrent assets in the consolidated balance sheet. Operating lease liabilities are recorded in other current liabilities or other noncurrent liabilities in the consolidated balance sheets based on their contractual due dates.

The Company’s operating lease liability is recognized as of the lease commencement date at the present value of the lease payments over the lease term. The Company’s ROU operating lease asset is recognized as of the lease commencement date at the amount of the corresponding lease liability, adjusted for prepaid lease payments, lease incentives received, and initial direct costs incurred. The Company evaluates its ROU lease assets for impairment consistent with its impairment of long-lived assets policy. See Note 2—Summary of Significant Accounting Policies.

Operating lease expense is recognized on a straight-line basis over the lease term, and is included in selling, general, and administrative expenses in the consolidated statement of operations. Operating lease expense totaled $16.5 million, $13.0 million and $13.2 million, respectively, for the years ended December 31, 2020, 2019 and 2018. The Company has made an accounting policy election by underlying asset class to not apply the recognition requirements of ASC 842 to short-term leases. As a result, certain leases with a term of 12 months or less are not recorded on the balance sheet and expense is recognized on a straight-line basis over the lease term. Operating lease cost for the period ended December 31, 2018, includes short-term lease cost in accordance with ASC 840 disclosure requirements. Cash payments made for operating leases totaled $14.5 million and $12.1 million during years ended December 31, 2020 and 2019, respectively, which were included in cash flows from operating activities in the consolidated statement of cash flows. Disclosure was not required for periods reported under ASC 840. As of December 31, 2020 and 2019, the Company’s ROU operating lease assets were $46.6 million and $38.1 million, and its operating lease liabilities were $48.7 million and $39.2 million, of which $39.0 million and $30.6 million were classified as non-current, respectively. New ROU operating lease assets and liabilities entered into during 2020 were $16.9 million and $16.9 million, respectively. New ROU operating lease assets and liabilities entered into during 2019 were $21.3 million and $20.9 million, respectively. The Company’s weighted average remaining lease term and the discount rate for its operating leases were approximately 5.32 years and 4.6% at December 31, 2020. The Company’s weighted average remaining lease term and the discount rate for its operating leases were approximately 6.06 years and 5.06% at December 31, 2019.

The Company has certain sublease arrangements for some of the leased office and warehouse facilities. Sublease rental income for the years ended December 31, 2020, 2019, and 2018 was immaterial.

The following table summarizes the future minimum rental payments under noncancelable operating lease arrangements in effect at December 31, 2020 (in thousands):

2021	$11,522
2022	9,752
2023	7,253
2024	5,372
2025	4,584
Thereafter	16,262
Total minimum payments	$54,745
Less: Imputed interest	6,007
Present value of lease liabilities	$48,738

(10)	Income Taxes

The components of the Company’s income tax provision expense are as follows (in thousands):

	Year ended December 31
	2020	2019	2018
Current provision:
Federal	$21	$21	$21
State and local	133	152	217
Foreign	1,415	5,423	171
	1,569	5,596	409
Deferred expense/(benefit):
State and local	(118)	(141)	687
Foreign	490	(866)	486
	372	(1,007)	1,173
Provision for income taxes	$1,941	$4,589	$1,582

Income (loss) before provision for income taxes consisted of the following (in thousands):

	Year ended December 31
	2020	2019	2018
United States	$24,616	$(11,288)	$(37,891)
International	7,751	(1,114)	5,870
Total	$32,367	$(12,402)	$(32,021)

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred income tax assets and liabilities consisted of the following (in thousands):

	December 31
	2020	2019
Deferred tax assets:
Accounts receivable	$2,819	$685
Inventories	3,205	2,060
Reserves and other accruals	1,271	3,401
Lease liabilities	10,746	8,313
Credits and other	4,064	1,954
Long term investment	-	4,036
Net operating losses	10,485	15,892
Gross deferred tax assets	32,590	36,341
Valuation allowance	(19,425)	(25,119)
Total deferred tax assets, net	13,125	11,222
Deferred tax liabilities:
Prepaid expenses	(598)	(425)
ROU	(10,223)	(8,073)
Property and equipment	(693)	(1,683)
Long term investment	(982)	-
Total deferred tax liabilities	(12,494)	(10,181)
Net deferred tax assets	$669	$1,041

In accordance with ASC 740, Income Taxes, the Company evaluates whether a valuation allowance should be established against the net deferred tax assets based upon the consideration of all available evidence and using a “more-likely than-not” standard. Significant weight is given to evidence that can be objectively verified. The determination to record a valuation allowance is based on the recent history of cumulative losses and losses expected in the near future.

The Company’s U.S. federal consolidated filing group includes certain international entities. Based upon results of operations for the years ended December 31, 2020, 2019 and 2018, and estimated future trends in the Company’s business, it is determined that it is more likely than not that the Company will not realize any benefit from the U.S. federal net deferred tax assets. As a result of the analysis, the Company recorded a valuation allowance against the U. S. federal net deferred tax assets. The Company also maintains valuation allowances against certain non-US loss corporations. Total valuation allowance against U.S and non-US deferred tax asset were $19.4 million and $25.1 million as of December 31, 2020 and 2019, respectively.

At December 31, 2020, the Company had $21.4 million of federal net operating loss (“NOL”) carryforwards and $23.6 million of apportioned state NOL carryforwards available to reduce future taxable income. The federal NOLs that were generated prior to January 1, 2018 will expire starting in 2031. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted into law in response to the COVID-19 pandemic. The CARES Act temporarily suspends the 80% of taxable income limitation on the use of NOLs for tax years beginning before January 1, 2021, thereby permitting corporate taxpayers to use NOLs to fully offset taxable income in these years regardless of the year in which the NOL arose. As a result, the Company can fully utilize the remaining cumulative federal NOL for tax years before January 1, 2021, and then will be limited to 80% of taxable income afterwards. The state NOL carryforwards begin to expire in 2028. The Company has $7.6 million of NOL carryforwards in China as of December 31, 2020. The Company has $10.5 million of NOL carryforwards in Taiwan, which will begin to expire in 2024. The Company has $2.3 million NOLs in Hong Kong with indefinite carryforward. A valuation allowance was recorded on the NOLs in China, Taiwan, and Hong Kong. The Company has not provided for deferred income taxes on a cumulative total of $18.5 million of undistributed earnings of its foreign subsidiaries, as these amounts are considered indefinitely reinvested outside the United States. It is not practicable to determine the estimated income tax liability that might apply if these earnings were to be repatriated.

A reconciliation of the U.S. federal statutory tax rate to the Company’s effective tax rate is as follows:

	Year ended December 31
	2020	2019	2018
Federal taxes at statutory rate	21.00%	21.00%	21.00%
State taxes, net of federal benefit	0.04	(0.02)	(2.23)
Permanent items:
Other nondeductible items	0.17	(0.18)	(0.24)
Subpart F income	0.03	(1.24)	(0.68)
SEC. 956 Income inclusion	-	-	-
Stock-based compensation	0.07	-	0.16
Foreign withholding tax	-	(32.12)	-
R&D Credit	(2.04)	-	-
GILTI	2.36	-	-
Foreign rate differential and foreign tax credits	1.12	3.77	(1.05)
Change in valuation allowance	(15.48)	(13.60)	(17.94)
Federal tax reform rate differential	-	-	-
Prior year adjustments and other	(1.27)	(13.22)	(3.96)
Effective tax rate	6.00%	(35.61)%	(4.94)%

The significant item that caused the effective tax rate change related to the GILTI inclusion, R&D credit and the foreign withholding. In addition, the Company has material permanent differences, including Subpart F income and stock based compensation.

Uncertain tax Positions

As of the end of fiscal year 2020, the total liability for income tax associated with unrecognized tax benefits was $0.9 million. The Company’s effective tax rate will be affected by any portion of this liability we may recognize. The Company does not believe it is reasonably possible that any of the uncertain tax benefits will be recognized in the next 12 months. As such, all uncertain tax positions, including accrued interest, have been classified as long-term taxes payable on the consolidated balance sheets.

A reconciliation of the beginning and ending amounts of uncertain tax positions is as follows (in thousands):

	Year ended December 31
	2020	2019
Beginning balance	$586	$586
Additions based on tax positions related to the prior year	264	-
Reductions for tax positions of prior years	-	-
Ending balance	$850	$586

The Company’s continuing practice is to recognize interest and penalties related to unrecognized tax benefits as tax expense. As of December 31, 2020 and 2019, interest and penalties related to uncertain tax positions were not material.

The Company files a consolidated federal income tax return in the United States, as well as combined and separate U.S. state income tax returns. Certain subsidiaries of the Company are subject to income tax in China, Taiwan, Hong Kong, and Canada. The Company is still subject to examination for federal income tax returns for the years 2013 through 2019, for certain U.S. state income tax returns for the years 2009 through 2019, and for certain foreign income tax returns for the years 2011 through 2019. The Company is currently under examination by the Internal Revenue Service for the years 2012 through 2014 and by the California Franchise Tax Board for the years 2007 through 2012. The California Franchise Tax Board examination is related to amended tax returns filed for the years under exam. No additional reserve was accrued in 2020 based on the current audit status.

(11)	Common Stock

The Company’s Common Stock consists of Class A and Class B Common Stock (collectively, “Common Stock”). The holders of outstanding shares of Common Stock vote as one class on all matters submitted to a vote of the stockholders of the Company. Each holder of shares of Class A Common Stock is entitled to one vote per share, whereas each holder of shares of Class B Common Stock is entitled to 10 votes per share. No shares of Class B Common Stock are issuable until the Company completes an underwritten public offering of its Class A Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the Class A Common Stock is designated for trading on the New York Stock Exchange or the NASDAQ Global Market (an “IPO”).

The holders of Common Stock are entitled to share equally, on a per share basis, in any dividends or other distributions declared by the Board of Directors with respect to the Common Stock. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder. Each share of Class B Common Stock will automatically convert into one share of Class A Common Stock upon the written consent of a majority of the Class B stockholders, subject to the consent of one of the Company’s significant shareholders.

No Common Stock dividend was declared by the Company’s Board of Directors for the years ended December 31, 2020, 2019 and 2018.

(12)	Redeemable Convertible Preferred Stock and Convertible Preferred Stock

Prior to March 30, 2017, the Company’s redeemable convertible Preferred Stock consisted of Single Vote Series B-1, Series B-1, and Series B-2 (collectively, “Series B”) redeemable convertible Preferred Stock. All issued and outstanding Series B redeemable convertible Preferred Stock were redeemed prior to January 1, 2017. The remaining installment payments to the holders of Series B-1 redeemable convertible Preferred Stock of $2.6 million was paid out by March 30, 2017.

The Company’s convertible Preferred Stock currently consists of Series AA convertible Preferred Stock and Series A convertible Preferred Stock.

The following tables include the activity of the convertible Preferred Stock:

			Repurchased	Outstanding
			as of	as of
			December 31,	December 31,
	Authorized	Issued	2020	2020
Series A convertible preferred stock	59,000,000	47,402,573	(10,926,589)	36,475,984
Series AA convertible preferred stock	25,889,968	24,870,027	—	24,870,027

			Repurchased	Outstanding
			as of	as of
			December 31,	December 31,
	Authorized	Issued	2019	2019
Series A convertible preferred stock	59,000,000	47,402,573	(10,926,589)	36,475,984
Series AA convertible preferred stock	25,889,968	24,870,027	—	24,870,027

The holders have various rights and preferences as follows.

(a)	Dividends

Prior to March 30, 2017, Series B redeemable convertible Preferred Stock was entitled to noncumulative dividends in an amount at least equal to $0.49 per share before any dividends may be paid on the Common Stock or Series A convertible Preferred Stock. The Series AA convertible Preferred Stock and Series A convertible Preferred Stock are entitled to noncumulative dividends of at least $0.0016 per share before any dividends may be paid on Common Stock. In addition to the dividend preferences discussed above, the holders of the Series AA convertible Preferred Stock and Series A convertible Preferred Stock are entitled to share in any dividends paid to holders of the Common Stock on an equal basis as if the Series AA convertible Preferred Stock and the Series A convertible Preferred Stock had been converted to Common Stock. Such dividends are payable when and as declared by the Company’s Board of Directors. No Series AA convertible Preferred Stock or Series A convertible Preferred Stock dividends were declared by the Company’s Board of Directors for the years ended December 31, 2020, 2019 and 2018.

(b)	Voting

The holders of the Series AA convertible Preferred Stock and Series A convertible Preferred Stock are entitled to vote on all matters presented to the stockholders of the Company for their action or consideration. The holders of the Series AA convertible Preferred Stock and Series A convertible Preferred Stock are entitled to 10 votes per “as converted” share of Class A Common Stock.

(c)	Optional Conversion

Each share of Series AA convertible Preferred Stock and Series A convertible Preferred Stock is convertible at the option of the holder at any time into Class A Common Stock. The conversion ratio is subject to adjustment for certain dilutive events, including certain types of stock dividends, stock splits, stock issuances, stock option grants, or a combination of these. As of both December 31, 2020 and 2019, approximately 24.9 million shares of Class A Common Stock could be issued based upon conversion ratios of 1:1 upon optional conversion of all outstanding shares of Series AA convertible Preferred Stock. As of both December 31, 2020 and 2019, approximately 36.5 million shares of Class A Common Stock could be issued, respectively, based upon conversion ratios of 1:1 upon optional conversion of all outstanding shares of Series A convertible Preferred Stock. There are no shares of Single Vote Series B-1 and Series B-1 redeemable convertible Preferred Stock authorized or outstanding as of December 31, 2020 and 2019.

Each share of Series B-2 redeemable convertible Preferred Stock was convertible into either Series A convertible Preferred Stock, Class B Common Stock, or Class A Common Stock, depending upon when the holder would have elected conversion. There are no shares of Series B-2 redeemable convertible Preferred Stock authorized or outstanding as of December 31, 2020 and 2019, as all shares of Series B-2 redeemable convertible Preferred Stock were redeemed by March 30, 2017.

(d)	Mandatory Conversion

Each share of Series AA convertible Preferred Stock and Series A convertible Preferred Stock will automatically convert at its then effective conversion rate into shares of Class B Common Stock upon the closing of an IPO. Upon a vote or written consent of holders of at least a majority of Series AA convertible Preferred Stock, all outstanding shares of Series AA convertible Preferred Stock shall automatically be converted into shares of Class A Common Stock at the then effective conversion rate. Upon a vote or written consent of holders of at least a majority of Series A convertible Preferred Stock (which must include the consent of a certain significant shareholder or his designee, as long as such significant shareholder or such designee has Voting Power (as defined in the Company’s Amended and Restated Certificate of Incorporation, the “Charter”) with respect to at least 20% of the outstanding Series A convertible Preferred Stock), all outstanding shares of Series A convertible Preferred Stock shall automatically be converted into shares of Class A Common Stock at the then effective conversion rate. The conversion ratio is subject to adjustment for certain dilutive events, including certain types of stock dividends, stock splits, or a combination of these. As of December 31, 2020, each share of Series AA convertible Preferred Stock and Series A convertible Preferred Stock could be converted, as described above, into one share of Class B Common Stock or one share of Class A Common Stock.

(e)	Liquidation

Upon the occurrence of a Qualified Liquidation Event, as defined in the Charter, each share of Series AA convertible Preferred Stock is entitled to receive, before any payment may be made to the holders of any other capital stock of the Company (including all other series of Preferred Stock of the Company outstanding), an amount equal to the greater of (i) the original issuance price of each share of Series AA convertible Preferred Stock, plus an amount equal to the amount of compounded annual interest that such original purchase price would yield had it been deposited from the Series AA Preferred Issue Date, as defined in the Charter, to the date of payment of such liquidation preference, inclusive, at the Three Month London Interbank Offered Rate (in U.S. dollars) in effect from time to time during such period, plus 50 basis points (subject to a maximum compounded interest rate per annum of 5%) (as adjusted for dividends in cash or in kind, share subdivisions, combinations, reclassifications, conversions and consolidations involving the Company’s capital stock and any restructuring, recapitalization, merger and combination involving the Company), plus all declared but unpaid dividends on such share of Series AA convertible Preferred Stock, and (ii) the amount to which the holder thereof would have received if such holder had converted all of its shares of Series AA convertible Preferred Stock into shares of Class A Common Stock immediately prior to such Qualified Liquidation Event. Following the payment in full of the Series AA Liquidation Amount, as defined in the Charter, the holders of the Series A convertible Preferred Stock are entitled to receive, before any distributions are made to the holders of the Common Stock, an amount equal to the original issuance price of each share of Series A convertible Preferred Stock plus any declared but unpaid dividends thereon. After the payment of all preferential amounts required to be paid to the holders of Series AA convertible Preferred Stock and Series A convertible Preferred Stock, the remaining assets available will be distributed pro rata among the holders of Series AA convertible Preferred Stock, Series A convertible Preferred Stock and Common Stock as if all the shares had been converted to Common Stock immediately prior to such Qualified Liquidation Event.

(f)	Right of First Refusal

The Company has a right of first refusal in the event that the holders of Series AA convertible Preferred Stock and Series A convertible Preferred Stock attempt to sell their shares.

(g)	Pre-emptive Rights.

Certain holders of Series AA convertible Preferred Stock, Series A convertible Preferred Stock and Common Stock have pre-emptive rights to purchase any shares of Series AA convertible Preferred Stock, Series A convertible Preferred Stock or Common Stock that the Company proposes to issue other than in connection with an IPO and certain excluded issuances specified in the Stockholders Agreement.

(h)	Deemed dividend

In March 2017, Liaison purchased 490,706 shares of Class A Common Stock and 12,782,546 shares of Series A convertible Preferred Stock from existing shareholders for $91.9 million, and 24,870,027 shares of newly-issued Series AA Convertible Preferred Stock from the Company for $172.2 million. These were deemed to be a bundled transaction for accounting purposes. Separate fair value estimates were developed for the Class A Common Stock, Series A convertible Preferred Stock, and Series AA Convertible Preferred Stock as of March 2017. Considerations that Liaison paid to existing shareholders for their Class A Common Stock and Series A convertible Preferred Stock in excess of the estimated fair value was recorded as either additional stock-based compensation expense if the shares sold were originally acquired through stock compensation programs, or as deemed dividend if otherwise. This resulted in stock-based compensation expense of $2.5 million and a deemed dividend of $19.2 million during the year ended December 31, 2017.

Additionally, the Company’s share repurchase transaction in 2018 resulted in $20 million deemed dividend during the year ended December 31, 2018. See Note 14 – Share Repurchase for further discussion about this transaction.

(13)	Stock-Based Compensation

Stock-based compensation includes stock option awards issued under the Company’s employee incentive plan and restricted stock issued under a significant shareholder’s incentive plan, as further discussed in (a) below. There was no income tax benefit recognized in the consolidated statements of operations for stock-based compensation arrangements in any of the periods presented.

(a)	Stock Incentive Programs

2005 Incentive Award Plan:

On September 22, 2005, the Board of Directors approved the Company’s 2005 Equity Incentive Plan, which was amended in January 2008, October 2009, December 2011 and September 2015 (the “Incentive Award Plan”). Under the Incentive Award Plan, the Company may grant equity incentive awards to employees, directors, and consultants based on the Company’s Class A Common Stock. A committee of the Board of Directors of the Company determines the eligibility, types of equity awards, vesting schedules, and exercise prices for equity awards granted. Subject to certain adjustments in the event of a change in capitalization or similar transaction, the Company may issue a maximum of 14,200,000 shares of its Class A Common Stock under the Incentive Award Plan. The Company issues new shares of Class A Common Stock from its authorized share pool to settle stock-based compensation awards. The exercise price of options granted under the plan shall not be less than the fair value of the Company’s Class A Common Stock as of the date of grant. Options typically vest over the term of four years, and are typically exercisable for a period of 10 years after the date of grant, except when granted to a holder who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiaries, in which case, the term of the option shall be no more than five years from the date of grant. In September 2015, the Incentive Award Plan was amended to permit additional awards to be made after the tenth anniversary of the original adoption of said plan.

Significant Shareholder Incentive Program

In 2016, a significant shareholder established an incentive program (the “Significant Shareholder Incentive Program”) where he caused to be transferred a total of 5,198,458 shares of the Company’s Series A Preferred Stock from Tekhill USA LLC, a limited liability company fully owned by the significant shareholder, into the Fred Chang Partners Trust (the “Trust”). In March and May 2016, the Trust entered into restricted share award agreements (the “Award Agreements”) with several key executives of the Company, under which the Trust granted a total of 5,090,157 restricted shares of the Company’s Series A Preferred Stock to those executives to be vested over a 15-year period in equal annual installments on each anniversary date of the grant date. As of December 31, 2016, the Award Agreements were terminated with a concurrent offer from the significant shareholder to re-establish the Significant Shareholder Incentive Program. During the year ended December 31, 2017, the re-established incentive program (the “Re-established Significant Shareholder Incentive Program”) granted a total of 3,898,843 restricted shares of the Company’s Series A Preferred Stock to a subset of the same recipients with substantially the same terms as those under the Significant Shareholder Incentive Program. The Re-established Significant Shareholder Incentive Program subsequently modified the vesting period from 15 years to 10 years during the year ended December 31, 2017, which did not have a significant impact on the consolidated financial statements.

(b)	Stock Compensation Valuation Assumptions

The fair value of each option award granted under the Incentive Award Plan is estimated using the Black-Scholes-Merton option pricing model on the date of grant. This model requires the input of highly complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the expected life of the awards and actual and projected employee stock option exercise behavior with the following inputs: risk-free interest rate, expected stock price volatility, forfeiture rate, expected term, dividend yield and weighted average grant date fair value.

The risk-free interest rate is based on the currently available rate on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option converted into a continuously compounded rate. The expected volatility of stock options is based on a review of the historical volatility and the implied volatility of a peer group of publicly traded companies comparable to the Company. In evaluating comparability, the Company considered factors such as industry, stage of life cycle, and size. After the adoption of Accounting Standards Update No. 2016-09 Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting as of January 1, 2017, the Company elected to recognize the effect of awards for which the requisite service is not rendered when the award is forfeited. The expected term assumption used by the Company reflects the application of the simplified method set out in Securities and Exchange Commission Staff Accounting Bulletin No. 110, Shared-Based Payment. The simplified method defines the expected term of an option as the average of the contractual term of the options and the weighted average vesting period for all option tranches. The dividend yield reflects the Company’s dividend rate on the date of grant. The Company did not grant any stock options during the years ended December 31, 2019. For the year ended December 31, 2020, the Company granted stock options representing the right to purchase a total of 8,888,000 shares of the Company’s Class A Common Stock.

The cost of the restricted shares is determined using the fair value of the Company’s Series A Convertible Preferred Stock on the date of the grant. Compensation expense is recognized on a straight-line basis over the vesting period. There was no grant of the restricted shares under the Re-established Significant Shareholder Incentive Program during the years ended December 31, 2020, 2019 and 2018.

(c)	Stock Option and Restricted Stock Activity

Stock Option

The following table summarizes the activity for all stock options granted:

			Average
		Weighted	remaining	Aggregate
		average	contractual	intrinsic
	Options	exercise	terms	Value
	outstanding	price	(in years)	(in thousands)
Outstanding at December 31, 2017	5,285,213	$3.58
Exercised	(234,588)	1.62
Grant	-	-
Forfeited or expired	(1,071,493)	4.82
Outstanding at December 31, 2018	3,979,132	$3.36	4.92	$8,225
Exercised	-
Grant	-
Forfeited or expired	(1,376,954)	4.91
Outstanding at December 31, 2019	2,602,178	$2.54	4.80	$1,723
Exercised	-
Grant	8,888,000	3.77
Forfeited or expired	(14,610)	4.24
Outstanding at December 31, 2020	11,475,568	$3.49	8.19	$51,754
Vested and expected to vest at December 31, 2020	11,475,568	$3.49	8.19	$51,754
Exercisable at December 31, 2020	2,587,568	$2.53	3.81	$12,047

During the years ended December 31, 2020, 2019 and 2018, the total intrinsic value of stock options exercised was $0, $0 and $0.8 million, respectively, and the compensation expense for stock options granted included in “Selling, general and administrative expenses” in the consolidated statements of operations totaled $1.6 million, $0.2 million and $0.4 million, respectively.

As of December 31, 2020 and 2019, there were $11.0 million and $0.1 million, respectively, of unrecognized compensation costs related to nonvested options. The weighted average remaining vesting term of the stock option was 3.46 years, 0.39 years and 1.39 years as of December 31, 2020, 2019 and 2018, respectively.

Restricted Stock

The following table summarizes the activity for restricted stock issued from the Fred Chang Partners Trust under the Re-established Significant Shareholder Incentive Program:

		Weighted-average
	Shares	grant date fair value

Unvested at December 31, 2017	3,638,920	$1.58
Vested	(336,936)	1.58
Cancelled	(606,487)	1.58
Unvested at December 31, 2018	2,695,497	$1.58
Vested	(336,936)	1.58
Cancelled	-	-
Unvested at December 31, 2019	2,358,561	$1.58
Vested	(112,313)	1.58
Cancelled	(2,246,248)	1.58
Unvested at December 31, 2020	-	$1.58

During the years ended December 31, 2020, 2019 and 2018, the compensation expense for restricted shares granted included in “Selling, general and administrative expenses” in the consolidated statement of operations totaled $0, $0.5 million and $0.4 million, respectively.

As of December 31, 2020 and 2019, there were $0 and $3.4 million, respectively, of unrecognized compensation costs related to restricted stock.

(d)	Common Stock Valuations

The exercise prices of stock options and restricted stock granted were determined contemporaneously by the Company’s Board of Directors based on the estimated fair value of the underlying Class A Common Stock and Series A convertible Preferred Stock. The Class A Common Stock and Series A convertible Preferred Stock valuations were based on a combination of the income approach and two market approaches, which were used to estimate the total enterprise value of the Company. The income approach quantifies the present value of the future cash flows that management expects to achieve from continuing operations. These future cash flows are discounted to their present values using a rate corresponding to the Company’s estimated weighted average cost of capital. The Company’s weighted average cost of capital is calculated by weighting the required return on interest-bearing debt and common equity capital in proportion to their estimated percentages in the Company’s capital structure. The market approach considers multiples of financial metrics based on acquisition values or quoted trading prices of comparable public companies. An implied multiple of key financial metrics based on the trading and transaction values of publicly traded peers is applied to the Company’s similar metrics in order to derive an indication of value. A marketability discount is then applied to reflect the fact that the Company’s Class A Common Stock and Series A convertible Preferred Stock are not traded on a public exchange. The amount of the discount varies based on management’s expectation of effecting a public offering of the Company’s Class A Common Stock within the ensuing 12 months. The enterprise value indications from the income approach and market approaches were used to estimate the fair value of the Company’s Class A Common Stock and Series A convertible Preferred Stock in the context of the Company’s capital structure as of each valuation date. Each valuation was based on certain estimates and assumptions. If different estimates and assumptions had been used, these valuations could have been different.

(14)	Share Repurchase

On March 16, 2018, the Company’s Board of Directors approved a share repurchase program authorizing the repurchase of 6,640,447 shares of Series A convertible Preferred Stock and Class A Common Stock. The following table identifies shares of the Company’s Series A convertible Preferred Stock and Class A Common Stock that were repurchased during 2018:

	Series A Convertible Preferred Stock	Class A Common Stock
Shares repurchased	6,422,393	94,189
Price per share	$6.93	$6.93
Total investment	$44,480,466	$652,338

The repurchase price of $6.93 per share for the Class A Common Stock and Series A convertible Preferred Stock in excess over the fair value was recorded as additional stock-based compensation expense if the shares repurchased were originally acquired through stock compensation programs. If the shares were not originally acquired through stock compensation programs, the repurchase price in excess of the carrying value of the preferred shares was recorded as a deemed dividend. This resulted in a $3.1 million stock-based compensation expense and a $20 million deemed dividend during the year ended December 31, 2018. The Company did not repurchase any shares for the years ended December 31, 2020 and 2019. The excess of the repurchase price over the par value of the Series A Convertible Preferred Stock and Class A Common Stock was recorded in additional paid-in capital.

(15)	Net Income (Loss) per Share

Basic earnings per share of Common Stock is calculated by dividing net income available to holders of Common stock by the weighted average number of shares of Common Stock outstanding for the period. Under the two-class method, undistributed net income is allocated between shares of Common Stock and participating securities based on their participating rights. The diluted earnings per share of Common Stock calculation assumes the issuance of all dilutive potential common shares outstanding. Dilutive potential Common Stock consists of incremental shares of Class A Common Stock issuable upon the exercise of the stock options and upon conversion of all Preferred Stock.

In calculating the numerator of diluted earnings per share under the two-class method, undistributed net income is re-allocated to the common shares and participating securities that are assumed to be outstanding for diluted earnings per share purposes. In doing so, the undistributed net income allocated to common shares and participating securities for purposes of basic earnings per share is re-allocated in accordance with the sequencing rules of the FASB authoritative guidance to give effect to the potential common shares and participating securities that are assumed to be outstanding for purpose of computing diluted earnings per share.

Basic and diluted net loss per share is presented using the two-class method required for participating securities: Series AA convertible Preferred Stock, Series A convertible Preferred Stock and Class A Common Stock. Basic net loss per share is computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted-average number of shares of common stock and, if dilutive, common stock equivalents outstanding during the period. The Company’s common stock equivalents consist of shares of common stock issuable upon the exercise of stock options and the conversion of Series AA convertible Preferred Stock and Series A convertible Preferred Stock. For the periods in which the Company has generated net loss, the basic and diluted net loss per share are the same because common stock equivalents are excluded from diluted net loss per share due to their antidilutive impact.

The following table summarizes the calculation of basic and diluted net income (loss) per common share (in thousands, except per share data):

	Year Ended December 31,
	2020	2019	2018
Reconciliation of net income attributable to Newegg Inc. to undistributed net income allocable to common stockholders for the basic computation
Net income (loss)	$30,426	$(16,991)	$(33,603)
Less: Dividend or deemed dividend paid to Series A convertible Preferred stock	-	-	(19,960)
Less: undistributed net income allocable to Series A and Series AA convertible Preferred Stocks	(30,012)	-	-
Undistributed net income (loss) allocable to common stockholders of Newegg Inc. for basic earnings per share	$414	$(16,991)	$(53,563)

Basic earnings per share
Basic weighted average shares outstanding	849	849	664
Basic earnings (loss) per share	$0.49	$(20.01)	$(80.68)

Diluted earnings per share
Basic weighted average shares outstanding	849	849	664
Dilutive effect of stock options	3,713	-	-
Diluted weighted average shares outstanding	4,562	849	664
Diluted earnings (loss) per share	$0.09	$(20.01)	$(80.68)

The following shares were excluded from the calculation of diluted net loss per share calculation as their effect would have been anti-dilutive (in thousands):

	Year Ended December 31,
	2020	2019	2018
Stock options	741	2,602	3,979
Common stock issuable from the conversion of Series AA convertible Preferred Stock and Series A convertible Preferred Stock	61,346	61,346	61,346

(16)	Commitments and Contingencies

From time to time, the Company is a party to various lawsuits, claims, and other legal proceedings that arise in the ordinary course of business. The Company discloses contingencies deemed to be reasonably possible and accrues loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable.

In February 2018, the Commonwealth of Massachusetts Department of Revenue issued a notice of intent to assess sales/use taxes against the Company for the period from October 1, 2017 through October 31, 2017 for a total assessment of $652,255 including penalties and interest. The Department of Revenue subsequently reduced this amount to $295,911 including penalties and interest. In May 2020, the Company received from the Commonwealth of Massachusetts Department of Revenue a notice of assessment for sales and use taxes for the months of November 2017 through September 2018 in the amount of $2,721,370, including penalties and interest. The Company has appealed these assessments and the Company intends to vigorously protest them. The outcome of this matter or the timing of such payments, if any, cannot be predicted at this time.

In 2017, the Company, along with two of its subsidiaries and various third parties, were named as defendants in a case brought by four South Korean banks in U.S. District Court for the Central District of California. The complaint alleged claims for intentional and negligent misrepresentation, negligent supervision and unfair competition, and sought damages against the Company and two subsidiaries. In April 2018, the Court dismissed all claims against one the Company’s subsidiaries, Newegg Trading Limited, without prejudice. In October 2018, the court granted the Company’s motion to dismiss all claims against the Company and its remaining subsidiary without leave to amend.

In December 2014, an individual plaintiff sued Newegg.com Americas Inc. (“Newegg.com Americas”) in Superior Court in Los Angeles County, California, alleging that Newegg.com Americas had engaged in deceptive advertising practices and seeking to certify a class action. In 2016, the Court sustained Newegg.com Americas’ demurrer to the plaintiff’s claims without leave to amend. The plaintiff appealed, and in July 2018 the Court of Appeal reversed the decision of the trial court, thus allowing the case to proceed. The matter is now pending in the trial court. The Company does not believe that a loss is probable and intends to vigorously defend itself and its subsidiaries. Depending on the amount and timing, an unfavorable result could materially affect the Company’s business, consolidated results of operations, financial position or cash flows.

In addition to the legal proceedings mentioned above, from time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. There can be no assurance with respect to the outcome of any legal proceeding. The outcome of the litigation described above, the other pending lawsuits filed against the Company and other claims, including those that may be made in the future, may be adverse to the Company, and the monetary liability and other negative operational or financial impact may be material to the Company’s consolidated results of operations, financial position, and cash flows.

(17)	Employee Benefit Plan

The Company maintains a 401(k) defined-contribution plan for the benefit of its eligible employees. All full-time domestic employees who are at least 18 years of age are eligible to participate in the plan. Eligible employees may elect to contribute up to 100% of their eligible compensation. The Company’s matching contributions are made at the discretion of the Company’s Board of Directors. In addition, the Company may make a profit-sharing contribution at the sole discretion of the Board of Directors. Total contributions by the Company for each of the years ended December 31, 2020, 2019 and 2018 were $1.7 million, $1.8 million and $1.8 million, respectively. Contributions made by the Company are immediately 100% vested.

(18)	Related Party Transactions

Investment

On April 17, 2018, the Company acquired an equity interest in Mountain Capital Fund L.P. from Pegasus. The sole owner of Pegasus is the spouse of a member of the Company’s Board of Directors.

Loans to Affiliate

On June 16, 2017, the Company loaned $50.0 million to Digital Grid under a term loan agreement with a maturity date of June 15, 2018 and an interest rate of 4% per annum (the “$50.0 Million Loan”). The $50.0 Million Loan was collateralized by a security interest in 43,167 Series C Shares of Razer Inc., a company incorporated under the laws of the Cayman Islands (“Razer”), held by Digital Grid.

On March 20, 2018, the Company loaned $20.0 million to Digital Grid under a term loan agreement with a maturity date of June 15, 2018 and an interest rate equal to 4% per annum (the “$20.0 Million Loan”). The $20.0 Million Loan was collateralized by a security interest in 362,732,301 Ordinary Shares of Razer held by Digital Grid.

On May 11, 2018, the Company and Digital Grid entered into an amended and restated loan agreement which combined all of the remaining unpaid principal and interest on the $50.0 Million Loan and the $20.0 Million Loan into an amended and restated secured promissory note of approximately $23.3M (the “$23.3 Million Loan”). The $23.3 Million Loan replaces, amends, and restates in their respective entirety the $50.0 Million Loan and the $20.0 Million Loan. The $23.3 Million Loan had a maturity date of June 15, 2018 and carried an interest rate equal to 4% per annum. This loan was collateralized by a security interest in certain convertible bonds of China Digital Culture (Group) Limited, a company incorporated in the Cayman Islands, in the amount of HK$412,500,000 held by Digital Grid.

On June 15, 2018, the Company and Digital Grid entered into the First Amendment to the $23.3 Million Loan, pursuant to which the interest rate was amended to 5% per annum and the maturity date was extended to September 30, 2018. The $23.3 Million Loan was paid back in full by September 11, 2018. As of December 31, 2018, there was no outstanding principal balance receivable from affiliate.

On December 17, 2019, the Company loaned $15.0 million to Digital Grid under a term loan agreement with a maturity date of April 30, 2020 and a fixed interest rate of 5.0% (the “$15.0 Million Loan”). The $15.0 Million Loan was subsequently extended to June 30, 2021. The $15.0 Million Loan is included as “Notes receivable” at the Stockholders’ Equity section of the Consolidated Balance Sheets as of December 31, 2020 and 2019.

During the years ended December 31, 2020, 2019 and 2018, the Company recorded interest income of $0.7 million, $0.1 million and $0.9 million, respectively, from loans to affiliate in interest income in the consolidated statement of operations. As of December 31, 2020 and 2019, the amount of interest receivable on the $15.0 Million Loan outstanding included as a component of “Notes receivable” at the Stockholders’ Equity section in the consolidated balance sheets was $0.2 million and immaterial, respectively.

Loans from Affiliate

On January 14, 2019, the Company entered into three loan agreements with BARD Company Limited, an entity affiliated with our former Chief Executive Officer, pursuant to which the Company borrowed a total of $15.0 million. For all of the three loans, the maturity date was March 31, 2019 unless extended to April 30, 2019 in accordance with the terms of the loan agreements, and the interest rate was 6% per annum. The Company repaid the three loans in their entirety as of March 8, 2019.

Sales to Related Parties

Due from related parties and net sales to related parties primarily reflect sales of finished goods and services with the exception of loans to affiliate as discussed above.

As of December 31, 2020 and 2019, due from related parties represent amounts receivable of $0 and $1.5 million, respectively, due from Digital Grid (Hong Kong) Technology (“Digital Grid”). Digital Grid is determined to be a related party by virtue of common control. Sales during the year ended December 31, 2020, 2019 and 2018 to this related party were immaterial.

As of December 31, 2020 and 2019, due from related parties represent amounts receivable of $0 and $4.3 million, respectively, due from Connect Technova Inc. (“Connect Technova”). Connect Technova is determined to be a related party by virtue of common control. Sales during the year ended December 31, 2020 were immaterial. Sales during the year ended December 31, 2019 and 2018 to this related party were $0.8 million and $2.9 million, respectively.

As of December 31, 2020 and 2019, amount due to related parties was immaterial.

(19)	Segment Information

The Company’s Chief Executive Officer, who is the chief operating decision maker (“CODM”), reviews financial information presented on a consolidated basis. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. The Company considers itself to be operating within one reportable segment.

The following table summarizes net sales from external customers (in thousands):

	December 31,
	2020	2019	2018
United States	$1,906,058	$1,378,843	$1,811,254
Canada	150,707	117,406	158,681
Rest of world	58,107	37,679	52,502
Total	$2,114,872	$1,533,928	$2,022,437

The following table summarizes net sales by product category and revenue stream (in thousands):

Year Ended December 31, 2020
Net Sales by Product Category
Components & Storage	$1,311,608
Computer System	403,203
Office Solutions	155,592
Others	244,469
Total Net Sales	$2,114,872

Net Sales by Revenue Stream
Direct sales revenues (1)	$1,974,897
Marketplace revenues (2)	58,128
Services revenues (3)	81,847
Total Net Sales	$2,114,872

(1)	Includes all first-party product sales where Newegg owns and sells its own inventories within its websites and third-party marketplace platforms.
(2)	Includes all the commission revenues earned from sales made by sellers on its websites.
(3)	Includes all revenue recognized from providing services to customers, including third-party logistics services, advertising services, and all other third-party seller services.

The following table summarizes net property, plant and equipment by country (in thousands):

	December 31,
	2020	2019	2018
United States	$19,663	$20,650	$29,297
Canada	71	447	718
China	26,732	26,033	27,427
Total	$46,466	$47,130	$57,442

(20)	COVID-19 Considerations

(1)	On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”) and the risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

(2)	On March 27, 2020, the ‘Coronavirus Aid, Relief, and Economic Security Act’ (the CARES Act) was signed into law by the president. The CARES act provides several favorable tax provisions. The Company evaluated the impacts of CARES Act and determined it has no material impact to the income tax provision.

(3)	As a consequence of the COVID-19 outbreak, the Company has experienced occasional supply constraints, primarily in the form of delays in shipment of inventory. The Company has also experienced some increases in the cost of certain products, as well as a drop in promotions by some manufacturers. The Company considers such events to have been relatively minor and temporary to date. Despite the pandemic, the Company’s online business and warehouses remain active to serve our customers during the COVID-19 outbreak, and for the year ended December 31, 2020, the Company has seen increased demand for its products and services as compared with the year ended December 31, 2019.

(4)	However, the course of the COVID-19 outbreak remains uncertain, and a prolonged global economic slowdown and increased unemployment could have a material adverse impact on economic and market conditions, which in turn could lead to a reduced demand for the Company’s products and services. Similarly, supply chain disruptions could lead to delayed receipt of, or shortages in, inventory and higher costs, which could negatively impact sales in the future. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity and future results of operation. Management is actively monitoring the global situation on its financial condition, liquidity, operations, suppliers, industry and workforce. Given the almost daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition or liquidity for fiscal year 2021 or beyond.

Although the Company cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may have an adverse effect on the Company’s results of future operations, financial position and liquidity.

(21)	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 31, 2021, the date the consolidated financial statements were issued.

[●] Common Shares

Lianluo Smart Limited/Newegg Commerce, Inc.

PROSPECTUS

Sole Book-Running Manager

Maxim Group LLC

               [●], 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles permit indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred in connection with the execution of their duties, powers, authorities or discretions as a director or officer of the Company, unless such losses or damages arise through the willful neglect or default of such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering and/or Regulation S promulgated thereunder regarding offshore offers and sales.

On February 14, 2020, the Company sold warrants to purchase 323,750 of its Class A Common Shares, on February 25, 2020, the Company sold warrants to purchase 437,500 of its Class A Common Shares and on March 2, 2020, the Company sold warrants to purchase 612,500 of its Class A Common Shares. These sales were made to certain institutional investors in private placements pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D promulgated thereunder.

On August 16, 2018, we entered into a consulting agreement with FirstTrust China Ltd., or the Consultant, pursuant to which, we issued 25,000 Class A Common Shares to the Consultant or its designees for the consulting services to be provided by the Consultant. These shares were offered under Section 4(a)(2) of the Securities Act and have not been registered under the Securities Act.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

The exhibits of the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or consolidated financial statements or the notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Description of Documents	Form	Exhibit No.	Filing Date	Filed Herewith	To be Filed in Amendment

1.1	Form of Underwriting Agreement					X

2.1*	Form of Merger Agreement, by and among LLIT, Merger Sub, and Newegg

2.2*	Form of Disposition Agreement, by and between LLIT and Beijing Fenjin Times Technology Development Co., Ltd.

3.1	Fourth Amended and Restated Memorandum and Articles of Association, dated October 21, 2020	6-K	99.1	October 23, 2020

3.2*	Proposed Fifth Amended and Restated Memorandum and Articles of Association to be filed with the BVI Registrar of Corporate Affairs

4.1	[Form of Underwriters’ Warrants]					X

4.2	Form of Lock-Up Agreement					X

4.3*	Form of Amended and Restated Newegg Inc. Stockholders Agreement

4.4*	Form of Support Agreement by and among Newegg Inc., LLIT, Hangzhou Lianluo, and Hyperfinite Galaxy Holding Limited

4.5*	Form of Support Agreement by and among Newegg, LLIT and Ping Chen

5.1	Opinion of Conyers Dill & Pearman					X

10.1	LLIT 2009 Incentive Plan	S-8	99.1	December 28, 2011

10.2	LLIT 2013 Incentive Plan	S-8	99.1	September 25, 2014

10.3	LLIT 2014 Incentive Plan	DEF 14A	A	July 1, 2014

10.4*	Newegg’s 2005 Incentive Plan, as Amended

10.5*	Significant Shareholder Incentive Program

10.6*	Form of Employment Agreement between the Post-Restructure Entity and the Named Executives

10.7*	Revolving Credit and Security Agreement by and among East West Bank, PNC Bank, Newegg and Newegg’s subsidiaries

10.8*	Pledge Agreement, by and among PNC Bank, Newegg and Newegg’s subsidiaries

10.9*	Pledge and Security Agreement by and among PNC Bank, and Newegg Canada Inc.

10.10*	Pledge and Security Agreement by and among PNC Bank, and Newegg’s subsidiaries

10.11*	Guaranty and Suretyship Agreement by and among East West Bank and Newegg’s subsidiaries

10.12*	First Amendment to Revolving Credit and Security Agreement

10.13*	Second Amendment to Revolving Credit and Security Agreement and Consent

21.1*	List of Subsidiaries of Post-Closing Issuer

23.1	Consent of Conyers Dill & Pearman (included as part of Exhibit 5.1)		X

23.2	Consent of Centurion ZD CPA & Co. (successor of Centurion ZD CPA Limited), Independent Registered Public Accounting Firm	X

23.3	Consent of BDO China Shu Lun Pan Certified Public Accountants LLP, Independent Registered Public Accounting Firm	X

23.4	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm	X

23.5	Consent of KPMG LLP, Independent Registered Public Accounting Firm	X

24.1*	Power of Attorney (filed herewith as part of the signature page)

99.1*	Consent of Nominee for Director (Gregory Moore)

99.2*	Consent of Nominee for Director (Paul Wu)

99.3*	Consent of Nominee for Director (Zhitao He)

99.4*	Consent of Nominee for Director (Fred Chang)

99.5*	Consent of Nominee for Director (Yingmei Yang)

99.6*	Consent of Nominee for Director (Anthony Chow)

99.7*	Consent of Frost & Sullivan

*	Previously filed.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on March 31, 2021.

Lianluo Smart Limited

By:	/s/ Bin Lin
Bin Lin
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Bin Lin	Chief Executive Officer and Chairman	March 31, 2021
Bin Lin

*	Interim Chief Financial Officer (Interim Principal financial and accounting officer) and Director	March 31, 2021
Yingmei Yang

*	Director	March 31, 2021
Fuya Zheng

*	Director	March 31, 2021
Richard Zhiqiang Chang

*	Director	March 31, 2021
Bin Pan

*By:	/s/ Bin Lin
Bin Lin
Chief Executive Officer
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on March 31, 2021.

COGENCY GLOBAL INC.

By:	/s/ Collen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President